Exhibit 99.1

THIS IS A SOLICITATION OF VOTES TO ACCEPT OR REJECT THE JOINT PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION OF GOODRICH PETROLEUM CORPORATION AND ITS DEBTOR SUBSIDIARY, GOODRICH PETROLEUM COMPANY, L.L.C. GOODRICH PETROLEUM CORPORATION AND GOODRICH PETROLEUM COMPANY, L.L.C. HAVE NOT FILED FOR RELIEF UNDER CHAPTER 11 OF THE BANKRUPTCY CODE, AND THIS DISCLOSURE STATEMENT HAS NOT BEEN FILED WITH OR APPROVED BY THE BANKRUPTCY COURT OR THE SECURITIES AND EXCHANGE COMMISSION. IN THE EVENT THAT THESE COMPANIES FILE PETITIONS FOR RELIEF UNDER CHAPTER 11 OF THE BANKRUPTCY CODE AND SEEK CONFIRMATION OF THE JOINT PREPACKAGED PLAN OF REORGANIZATION DESCRIBED HEREIN, THIS DISCLOSURE STATEMENT WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL.

SOLICITATION AND DISCLOSURE STATEMENT FOR THE

JOINT PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION OF

GOODRICH PETROLEUM CORPORATION, et al.,1

THE DEADLINE TO ACCEPT OR REJECT THE PLAN IS 5:00 P.M., CENTRAL STANDARD TIME, ON MAY 6, 2016, UNLESS EXTENDED.

FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE ACTUALLY RECEIVED BY THE VOTING AND CLAIMS AGENT BEFORE THE VOTING DEADLINE AS DESCRIBED HEREIN. HOLDERS OF SECOND LIEN NOTES CLAIMS SHOULD REFER TO THE BALLOTS ENCLOSED FOR INSTRUCTIONS ON HOW TO VOTE ON THE PLAN OF REORGANIZATION. PLEASE NOTE THAT THE DESCRIPTION OF THE PLAN PROVIDED THROUGHOUT THIS DISCLOSURE STATEMENT IS ONLY A SUMMARY PROVIDED FOR CONVENIENCE. IN THE CASE OF ANY INCONSISTENCY BETWEEN THE SUMMARY OF THE PLAN IN THIS DISCLOSURE STATEMENT AND THE PLAN, THE PLAN WILL GOVERN.2

The Company hereby solicits from Holders of 8.875% Second Lien Senior Secured Notes due 2018 and 8.00% Second Lien Senior Secured Notes due 2018 votes to accept or reject the Company’s Plan under chapter 11 of the Bankruptcy Code. A copy of the Plan is attached hereto as Exhibit A.

[1]	The debtors in the chapter 11 cases, along with the last four digits of each Company’s federal tax identification number, are: Goodrich Petroleum Company, L.L.C. (7273) and Goodrich Petroleum Corporation (6193).
[2]	Capitalized terms used but not otherwise defined in this Disclosure Statement will have the meanings set forth in the Plan.

VINSON & ELKINS LLP

Harry A. Perrin, SBT # 15796800

First City Tower

1001 Fannin Street, Suite 2500

Houston, TX 77002-6760

Ph. (713) 758-2222

Fax (713) 758-2346

hperrin@velaw.com

Bradley R. Foxman, SBT # 24065243

Garrick C. Smith, SBT # 24088435

Trammell Crow Center

2001 Ross Avenue, Suite 3700

Dallas, Texas 75201-2975

Ph. (214) 220-7700

Fax (214) 220-7716

bfoxman@velaw.com

gsmith@velaw.com

David S. Meyer, NY # 4576344

Lauren R. Kanzer, NY # 5216635

666 Fifth Avenue, 26th Floor

New York, NY 10103-0040

Ph. (212) 237-0000

Fax (212) 237-0100

dmeyer@velaw.com

lkanzer@velaw.com

PROPOSED ATTORNEYS FOR THE COMPANY

Dated: April 11, 2016

DISCLAIMER

IMPORTANT INFORMATION FOR YOU TO READ

THE DEADLINE TO VOTE ON THE JOINT PREPACKAGED CHAPTER 11 PLAN OF GOODRICH PETROLEUM CORPORATION, ET AL. IS MAY 6, 2016 AT 5:00 P.M. CENTRAL STANDARD TIME.

FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE ACTUALLY RECEIVED BY THE VOTING AND CLAIMS AGENT BEFORE THE VOTING DEADLINE AS DESCRIBED HEREIN.

The information contained in this disclosure statement including the Exhibits annexed hereto (collectively, the “Disclosure Statement”) is included herein for purposes of soliciting acceptances of the Joint Prepackaged Chapter 11 Plan of Reorganization of Goodrich Petroleum Corporation, et al. (the “Plan”) and may not be relied upon for any purpose other than to determine how to vote on the Plan. The Bankruptcy Court has not approved the adequacy of the disclosures contained in this Disclosure Statement or the merits of the Plan. No person is authorized by the Company in connection with the Plan or the solicitation of acceptances of the Plan to give any information or to make any representation regarding this Disclosure Statement or the Plan other than as contained in this Disclosure Statement and the Exhibits annexed hereto, incorporated by reference or referred to herein, and if given or made, such information or representation may not be relied upon as having been authorized by the Company.

The Disclosure Statement shall not be construed to be advice on the tax, securities, financial, business, or other legal effects of the Plan as to Holders of Claims against, or Equity Interests in, the Company, the Company after the Effective Date (and each of its successors) (the “Reorganized Company”), or any other person. Each Holder should consult with its own legal, business, financial, and tax advisors with respect to any matters concerning this Disclosure Statement, the solicitation of votes to accept the Plan, the Plan, and the transactions contemplated hereby and thereby.

The Company urges the Holders of Second Lien Notes Claims in Class 4, the only Class of Claims entitled to vote on the Plan, to (1) read the entire Disclosure Statement and Plan carefully; (2) consider all of the information in this Disclosure Statement, including, importantly, the risk factors described in Article XI of this Disclosure Statement; and (3) consult with your own advisors with respect to reviewing this Disclosure Statement, the Plan, and all documents that are attached to the Plan and Disclosure Statement before deciding whether to vote to accept or reject the Plan. Plan summaries and statements made in this Disclosure Statement are qualified in their entirety by reference to the Plan and the Exhibits annexed to the Plan and this Disclosure Statement. Please be advised, however, that the statements contained in this Disclosure Statement are made as of the date hereof unless another time is specified herein, and Holders of Claims reviewing this Disclosure Statement should not infer at the time of such review that there has not been any change in the information set forth herein since the date hereof unless so specified. In the event of any conflict between the descriptions set forth in this Disclosure Statement and the terms of the Plan, the terms of the Plan shall govern.

See the Risk Factors in Article XI of the Disclosure Statement for certain risks that you should carefully consider.

The financial information contained in or incorporated by reference into this Disclosure Statement has not been audited, except as specifically indicated otherwise. The Company’s management, in consultation with their advisors, has prepared the Financial Projections (as defined below) attached hereto as Exhibit C and described in this Disclosure Statement. The Company’s management did not prepare the projections in accordance with Generally Accepted Accounting Principles (“GAAP”) or International Financial Reporting Standards (“IFRS”) or to comply with the rules and regulations of the SEC or any foreign regulatory authority. The financial projections, while presented with numerical specificity, necessarily were based on a variety of estimates and assumptions that are inherently uncertain and may be beyond the control of the Company’s management. Important factors that may affect actual results and cause the management forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to the Company’s businesses (including their ability to achieve strategic goals, objectives, and targets over applicable periods), industry performance, the regulatory environment, general business and economic conditions and other factors. The Company cautions that no representations can be made as to the accuracy of these projections or to their ultimate performance compared to the information contained in the forecasts or that the forecasted results will be achieved. Therefore, the financial projections may not be relied upon as a guarantee or other assurance that the actual results will occur.

i

As to contested matters, existing litigation involving, or possible litigation to be brought by, or against, the Company, adversary proceedings, and other actions or threatened actions, this Disclosure Statement and Plan shall not constitute, or be construed as, an admission of any fact or liability, a stipulation, or a waiver, but rather as a statement made without prejudice solely for settlement purposes in accordance with Federal Rule of Evidence 408, with full reservation of rights, and is not to be used for any litigation purpose whatsoever by any person, party, or entity.

The Board of Directors has approved the Plan and recommends that the Holders of Second Lien Notes Claims (Class 4) vote to accept the Plan. The Plan has been negotiated with, and has the support of, each of the Second Lien Noteholders party to the Restructuring Agreement. This Disclosure Statement, the Plan, and the accompanying documents have been extensively negotiated with the legal and/or financial advisors to such Second Lien Noteholders. The votes on the Plan are being solicited in accordance with the Restructuring Support Agreement dated March 28, 2016 (as may be amended from time to time), which was executed by the Company and each of the Holders of the Second Lien Notes party thereto.

The Company intends to confirm the Plan and cause the Effective Date to occur promptly after confirmation of the Plan. There can be no assurance, however, as to when and whether confirmation of the Plan and the Effective Date actually will occur. The confirmation and effectiveness of the Plan are subject to material conditions precedent. See Section VIII.A—“Conditions Precedent to Effective Date.” There is no assurance that these conditions will be satisfied or waived. Procedures for distributions under the Plan are described under Section VII.F—“Distributions Under the Plan.” Distributions will be made only in compliance with these procedures.

If the Plan is confirmed by the Court and the Effective Date occurs, all holders of Claims against, and Equity Interests in, the Company (including, without limitation, those holders of Claims and Equity Interests that do not submit ballots to accept or reject the Plan or that are not entitled to vote on the Plan) will be bound by the terms of the Plan and the transactions contemplated thereby.

If the financial restructuring of the indebtedness contemplated by the Plan is not approved and consummated, there can be no assurance that the Company will be able to effectuate an alternative restructuring or successfully emerge from its chapter 11 cases, and the Company may be forced into a liquidation under chapter 7 of the Bankruptcy Code. As reflected in the Liquidation Analysis (as defined below), the Company believes that if operations are terminated and their assets are liquidated under chapter 7 of the Bankruptcy Code or otherwise, the value of the assets available for payment to creditors and interest holders would be significantly lower than the value of the distributions contemplated by and under the Plan.

SPECIAL NOTICE REGARDING FEDERAL AND STATE SECURITIES LAWS

As of the date of distribution, neither this Disclosure Statement nor the Plan has been filed with or reviewed by the Court, and neither this Disclosure Statement nor the Plan has been filed with the United States Securities and Exchange Commission (the “SEC”) or any state authority. The Plan has not been approved or disapproved by the SEC or any state securities commission and neither the SEC nor any state securities commission has passed upon the accuracy or adequacy of this Disclosure Statement or the merits of the Plan. Any representation to the contrary is a criminal offense.

This Disclosure Statement has been prepared pursuant to section 1125 of the Bankruptcy Code and Bankruptcy Rule 3016(b) (but has not yet been approved by the Court as complying with section 1125 of the Bankruptcy Code and Bankruptcy Rule 3016(b)). The securities to be issued under the Plan on or after the Effective Date will not have been the subject of a registration statement filed with the SEC under the Securities Act or any securities regulatory authority of any state under any state securities laws (“Blue Sky Laws”).

Neither this Disclosure Statement nor the Plan has been filed with or reviewed by the Bankruptcy Court, and the securities to be issued on or after the Effective Date will not have been the subject of a registration statement filed with the United States Securities and Exchange Commission (the “SEC”) under the United

States Securities Act of 1933, as amended (the “Securities Act”), or any securities regulatory authority of any state under any state securities law (“Blue Sky Laws”). The Company is relying on section 4(a)(2) of the Securities Act, and similar Blue Sky Laws provisions to exempt from registration under the Securities Act and Blue Sky Laws the offer to Holders of Second Lien Notes Claims of new securities prior to the filing of the Chapter 11 Cases, including without limitation in connection with the solicitation.

After the filing of the Chapter 11 Cases, the Company is relying on the exemption from the Securities Act, and equivalent state law registration requirements, provided by section 1145(a) of the Bankruptcy Code or section 4(a)(2) of the Securities Act, and similar Blue Sky Laws provisions to exempt from registration under the Securities Act and Blue Sky Laws the offer and sale of new securities under the Plan.

Neither the Solicitation nor this Disclosure Statement constitutes an offer to sell or the solicitation of an offer to buy securities in any state or jurisdiction in which such offer or solicitation is not authorized.

See the Risk Factors in Article XI of the Disclosure Statement for certain risks that you should carefully consider.

This Disclosure Statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “could,” “intend,” “consider,” “expect,” “plan,” “anticipate,” “believe,” “predict,” “estimate,” or “continue” or the negative thereof or other variations thereon or comparable terminology. You are cautioned that all forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. Important factors that could cause or contribute to such differences include those in Article XI: “Certain Risk Factors to be Considered,” generally and in particular “Additional Factors to be Considered.” The Liquidation Analysis set forth in Exhibit D, distribution projections, and other information contained herein and annexed hereto are estimates only, and the timing and amount of actual distributions to Holders of Allowed Claims and Allowed Equity Interests may be affected by many factors that cannot be predicted. Any analyses, estimates, or recovery projections may or may not turn out to be accurate.

QUESTIONS AND ADDITIONAL INFORMATION

If you would like to obtain copies of this Disclosure Statement, the Plan, or any of the documents attached hereto or referenced herein, or if you have questions about the solicitation and voting process or these Chapter 11 Cases generally, please contact BMC Group, Inc. (the “Voting and Claims Agent” or “BMC Group”), by (i) calling 888-909-0100 (Toll Free), (ii) emailing Goodrich@bmcgroup.com, or (iii) visiting www.bmcgroup.com/goodrich.

Goodrich files annual, quarterly, and other reports, proxy and information statements, and other information with the SEC. You may read and copy any document Goodrich files at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information regarding the Public Reference Room and its copying charges. You can also find Company filings on the SEC’s website at http://www.sec.gov and on Goodrich’s website at http://www.goodrichpetroleum.com. Information contained on Goodrich’s website, except for the SEC filings referred to below, is not a part of, and shall not be deemed to be incorporated by reference into, this Disclosure Statement.

By “incorporating by reference” the information Goodrich has filed with the SEC, Goodrich is disclosing information to you by referring you to those documents without actually including the specific information in this Disclosure Statement. The information incorporated by reference is an important part of this Disclosure Statement, and information that Goodrich files later with the SEC will automatically update and may replace this information and information previously filed with the SEC. Any statement contained in the filings (or portions of filings) incorporated by reference into this Disclosure Statement will be deemed to be modified or superseded for purposes of this Disclosure Statement to the extent that a statement contained in this Disclosure Statement or in any filing by Goodrich with the SEC prior to the completion of this solicitation modifies, conflicts with, or supersedes such statement.

Goodrich also incorporates by reference into this Disclosure Statement any future filings made with the SEC under sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, other than information furnished to the SEC under Items 2.02 or 7.01, or the exhibits related thereto under Item 9.01, of Form 8-K, which information is not deemed filed under the Exchange Act and is not incorporated by reference into this Disclosure Statement.

TABLE OF CONTENTS

I.	INTRODUCTION AND EXECUTIVE SUMMARY		1
II.	SUMMARY OF THE CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN		3
III.	VOTING PROCEDURES AND REQUIREMENTS		5
	A.	Classes Entitled to Vote on the Plan	5
	B.	Votes Required for Acceptance by a Class	5
	C.	Certain Factors To Be Considered Prior to Voting	5
	D.	Classes Not Entitled To Vote on the Plan	6
	E.	Cramdown	6
	F.	Allowed Claims	6
	G.	Impairment Generally	6
	H.	Solicitation and Voting Process	7
	I.	The “Solicitation Package.”	7
	J.	Voting Deadlines	7
	K.	Voting Instructions	7
	L.	Beneficial Owners of the Second Lien Notes	10
	M.	Brokerage Firms, Banks, and Other Nominees	10
	N.	The Confirmation Hearing	11
IV.	COMPANY BACKGROUND		11
	A.	Business Segments and Organizational Structure	11
	B.	Oil and Natural Gas Operations and Properties	11
	C.	Competition	18
	D.	Employees	18
	E.	Regulation	18
	F.	The Company’s Pre-Petition Capital Structure	21
	G.	Significant Pre-Petition Contracts and Leases	25
	H.	Pre-Petition Litigation	27
V.	EVENTS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11 CASES		30
	A.	Crude Oil and Natural Gas Exploration and Production Market	30
	B.	Prepetition Restructuring Initiatives	30
	C.	The Restructuring Support Agreement	32
VI.	THE ANTICIPATED CHAPTER 11 CASES		34
	A.	Expected Timetable of the Chapter 11 Case	34
	B.	Significant First Day Motions and Retention of Professionals	34
	C.	Approval of Solicitation Procedures and Scheduling of Confirmation Hearing	35
	D.	Schedules and Statements Extension	35
	E.	Stabilizing Operations	35
	F.	Procedural Motions and Professional Retention Applications	36
VII.	SUMMARY OF THE PLAN		36
	A.	Unclassified Claims	36
	B.	Classifications and Treatment of Claims and Equity Interests	37
	C.	Means for Implementation of the Plan	40
	D.	Provisions Regarding Corporate Governance of the Reorganized Company	47
	E.	Executory Contracts, Unexpired Leases, and Other Agreements	48
	F.	Procedures for Resolving Disputed, Contingent, and Unliquidated Claims	51
	G.	Compromises and Settlements	52
	H.	Miscellaneous Provisions and Releases	52
VIII.	CONFIRMATION AND EFFECTIVENESS OF THE PLAN		58
	A.	Conditions Precedent to Effective Date	58
	B.	Substantial Consummation	58
	C.	Waiver of Conditions Precedent to Effective Date	58
	D.	Amendments and Modifications of the Plan	59
	E.	Revocation, Withdrawal, or Non-Consummation	59

v

IX.	CONFIRMATION PROCEDURES		59
	A.	Combined Disclosure Statement and Confirmation Hearing	59
	B.	Standards for Confirmation	59
	C.	Alternatives to Confirmation and Consummation of the Plan	62
X.	LIQUIDATION ANALYSIS, VALUATION AND FINANCIAL PROJECTIONS		63
	A.	Liquidation Analysis	63
	B.	Valuation Analysis	63
	C.	Financial Projections	64
	D.	Other Available Information	64
XI.	CERTAIN RISK FACTORS TO BE CONSIDERED		65
	A.	General	65
	B.	Certain Bankruptcy Law Considerations	65
	C.	Certain Risks Related to the Company’s Business and Operations	67
	D.	Certain Risks Relating to the Shares of New Goodrich Equity Interests Under the Plan.	81
	E.	Additional Factors to Be Considered.	82
XII.	SECURITIES LAW MATTERS		84
	A.	Bankruptcy Code Exemptions from Registration Requirements.	84
XIII.	CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN		86
	A.	Introduction	86
	B.	Certain U.S. Federal Income Tax Consequences of the Plan to the Company	87
	C.	Certain U.S. Federal Income Tax Consequences of the Plan to U.S. Holders of Allowed Class 4 Second Lien Notes Claims	89
	D.	Certain U.S. Federal Income Tax Considerations for Non-U.S. Holders of Allowed Class 4 Second Lien Notes Claims	92
	E.	Information Reporting and Backup Withholding	94
	F.	Importance of Obtaining Professional Tax Assistance	94
XIV.	RECOMMENDATION AND CONCLUSION		95

TABLE OF EXHIBITS

Exhibit A:	Company’s Joint Prepackaged Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code

Exhibit B:	Restructuring Support Agreement

Exhibit C:	Financial Projections

Exhibit D:	Liquidation Analysis

Exhibit E:	Valuation Analysis

THE COMPANY HEREBY ADOPTS AND INCORPORATES EACH EXHIBIT ANNEXED TO THIS DISCLOSURE STATEMENT BY REFERENCE AS THOUGH FULLY SET FORTH HEREIN.

I. INTRODUCTION AND EXECUTIVE SUMMARY

Goodrich Petroleum Corporation, a Delaware corporation (“Goodrich”) and its subsidiary Goodrich Petroleum Company, L.L.C. (“Goodrich Subsidiary,” together with Goodrich the “Company”) which intend to become chapter 11 debtors and debtors in possession (the “Debtors”) in chapter 11 cases to be filed (the “Chapter 11 Cases”), submit this Disclosure Statement pursuant to section 1126 of title 11 of the United States Code (the “Bankruptcy Code”) for use in the solicitation of votes on the Plan. A copy of the Plan is annexed as Exhibit A to this Disclosure Statement. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Plan.

The Company is an independent oil and natural gas company engaged in the exploration, development, and production of oil and natural gas on properties primarily in (i) Southwest Mississippi and Southeast Louisiana, which includes the Tuscaloosa Marine Shale Trend (“TMS”), (ii) South Texas, which includes the Eagle Ford Shale Trend and (iii) Northwest Louisiana and East Texas, which includes the Haynesville Shale Trend (as discussed further below). At December 31, 2015, the Company owned interests in 193 producing oil and natural gas wells located in 43 fields in eight states. At December 31, 2015, the Company had estimated proved reserves of approximately 9.1 MMBoe, comprised of 31.9 Bcf of natural gas and 3.8 MMBbls of oil and condensate.

The purpose of this Disclosure Statement is to provide information of a kind, and in sufficient detail, to enable creditors of the Company that are entitled to vote on the Plan to make informed decisions on whether to vote to accept or reject the Plan. This Disclosure Statement sets forth certain information regarding the Company’s prepetition operating and financial history, the Company’s need to seek chapter 11 protection, significant events that are expected to occur during the Chapter 11 Cases, and the Company’s anticipated organization, operations, and liquidity upon successful emergence from chapter 11 protection.

The Plan and this Disclosure Statement are the result of extensive and vigorous negotiations among the Company and certain of the Second Lien Noteholders. The culmination of such negotiations was the entry into the Restructuring Support Agreement (as may be amended from time to time, the “Restructuring Support Agreement”), a copy of which is attached hereto as Exhibit B. The Restructuring Support Agreement sets forth the material terms and conditions of the restructuring provided for in the Plan and described herein (the “Restructuring”). As described in more detail below, the Plan substantially deleverages the Company’s balance sheet by converting the Second Lien Notes into 100% of the equity in Reorganized Goodrich and cancelling all debt junior to the Second Lien Notes.

The key components of the Plan are as follows:

•	Payment in full, in cash, of all Allowed Administrative Claims, Professional Fee Claims, Priority Tax Claims, statutory fees, Other Priority Claims, and Other Secured Claims.

•	The Senior Credit Facility Claims will have such treatment as is mutually agreed to by the Company, the Holders of Senior Credit Facility Claims, and the Majority Second Lien Noteholders that shall be set forth in the Plan Supplement.

•	Approximately $175 million of debt under the Second Lien Notes will be converted for 100% of the New Goodrich Equity Interests, subject to dilution from shares issued in connection with the Management Incentive Plan.

•	The Unsecured Notes Claims will be cancelled and extinguished without further notice to, approval of, or action by any Entity, and each Holder of an Unsecured Notes Claim will not receive any Distribution or retain any property on account of such Unsecured Notes Claim.

•	Holders of General Unsecured Claims will not receive a distribution under the Plan.

•	Equity Interests in Goodrich Subsidiary will be Reinstated and will vest in the Company as a Reorganized Company. Equity Interests in Goodrich will be cancelled and discharged and will be of no further force or effect, whether surrendered for cancellation or otherwise, and Holders of Equity Interests in Goodrich will not receive or retain any property under the Plan on account of such Equity Interests in Goodrich.

The Company and the other parties to the Restructuring Support Agreement believe that the restructuring contemplated by the Plan is in the best interests of all stakeholders because it (i) achieves a substantial deleveraging of the Company’s balance sheet through consensus with the overwhelming majority of the Holders of Second Lien Notes, (ii) provides for a reduction of approximately $30.4 million of the Company’s pre-Restructuring annual interest expense, and (iii) eliminates potential deterioration of value—and disruptions to operations—that could otherwise result from protracted and contentious bankruptcy cases. Importantly, the Company would not be able to implement the conversion of debt-to-equity contemplated by the Plan without the support of two-thirds in principal and more than 50% of the Holders. In sum, the Plan embodies a settlement as part of an expeditious restructuring. This avoids potential litigation that could decrease value for all stakeholders and delay (and possibly derail) the restructuring process. The significant support obtained by the Company pursuant to the Restructuring Support Agreement provides a fair and reasonable path for an expeditious consummation of the Plan and the preservation of the Company’s ordinary course of business.

As of the Effective Date, Reorganized Goodrich will be a reporting company under the Securities Exchange Act of 1934, as amended. On January 13, 2016, the Company announced that it had received notification from the New York Stock Exchange (“NYSE”) that the NYSE had commenced proceedings to delist the Company’s Common Stock as a result of the NYSE’s determination that the Company’s Common Stock was no longer suitable for listing on the NYSE based on “abnormally low” price levels pursuant to Section 802.10D of the NYSE’s Listed Company Manual. The NYSE suspended trading in the Company’s Common Stock effective immediately. The Company’s Series C Preferred Stock and Series D Preferred Stock were also suspended in connection with the suspension of the Company’s Common Stock. The Company began trading its Common Stock, under the symbol “GDPM,” on the OTC Markets marketplace (the “OTC”) on January 14, 2016. Both the Series C and Series D Preferred Stock will begin trading on the OTC under the symbols “GDPAL” and “GDUEL,” respectively, upon receipt of clearance from the Financial Industry Regulatory Authority (“FINRA”). The Series E Preferred Stock was approved by FINRA on March 7, 2016 and began trading under the stock symbol “GDRRP.” Reorganized Goodrich will use reasonable efforts to register the New Goodrich Equity Interests under the Securities Act or Exchange Act or to list the New Goodrich Equity Interests for public trading on any securities exchange or be a reporting issuer, as soon as reasonably practicable, after the Effective Date.

Except as otherwise specifically provided in the Plan or the Confirmation Order, on and after the Effective Date, in consideration of the distributions under the Plan and other releases, agreements, or documents executed and delivered in connection with the Plan, Holders of Claims and Equity Interests who do not file an opt-out notice or indicate that they opt out of this release on their Ballot, for themselves and on behalf of their respective successors and assigns, shall be deemed to have consented to the Plan for all purposes and the restructuring embodied in the Plan and shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released and discharged each Released Party from any and all claims, interests, obligations, rights, suits, damages, losses, costs and expenses, actions, causes of action, remedies, and liabilities of any kind or character whatsoever, including any derivative claims asserted or assertable on behalf of the Company, the Reorganized Company, or their estates, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, suspected or unsuspected, matured or unmatured, fixed or contingent, existing or hereafter arising, in law, equity or otherwise, that such entity ever had, now has or hereafter can, shall or may have, or otherwise would have been legally entitled to assert (whether individually or collectively or directly or derivatively), against any Released Party arising from or relating to, directly or indirectly, in whole or in part, the Company, the Company’s restructuring, the operation of or administration of the Company’s business and assets, the cases, the purchase, sale or rescission of the purchase or sale of any security of the Company, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, the business or contractual arrangements among any two or more of any Debtor, any Reorganized Debtor, or any other Released Party (and the acts or omissions of any other Released Party in connection therewith), the restructuring of claims and Equity Interests prior to or in the cases, the negotiation, formulation, or preparation of the Plan, the Disclosure Statement, the other Restructuring Documents or related agreements, instruments, or other documents, or any other act or omission, transaction, agreement, event, or other occurrence, including the management and operation of the Company, taking place on or before the Effective Date. Notwithstanding the foregoing, nothing in Section 12.09 of the Plan shall release any Released Party from its respective rights and obligations under the Plan, the Restructuring Documents, or the Confirmation Order or liability for any act or omission by such Released Party that is found by a court of competent jurisdiction in a final, non-appealable judgment to constitute fraud, willful misconduct, or gross negligence.

FOR A COMPLETE UNDERSTANDING OF THE PLAN, YOU SHOULD READ THIS DISCLOSURE STATEMENT, THE PLAN, AND THE EXHIBITS THERETO IN THEIR ENTIRETY. IF ANY INCONSISTENCY EXISTS BETWEEN THE PLAN AND THIS DISCLOSURE STATEMENT, THE TERMS OF THE PLAN ARE CONTROLLING. ALL EXHIBITS TO THIS DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

THE COMPANY HAS NOT YET COMMENCED BANKRUPTCY CASES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE. THE COMPANY EXPECTS TO FILE ITS BANKRUPTCY CASE AFTER THEY SOLICIT THE VOTES OF THE IMPAIRED CLASS OF CLAIMS ENTITLED TO VOTE ON THE PLAN.

BECAUSE NO BANKRUPTCY CASES HAVE YET BEEN COMMENCED, THIS DISCLOSURE STATEMENT HAS NOT YET BEEN APPROVED BY ANY COURT WITH RESPECT TO WHETHER IT CONTAINS ADEQUATE INFORMATION WITHIN THE MEANING OF SECTION 1125(a) OF THE BANKRUPTCY CODE. NONETHELESS, ONCE THE CHAPTER 11 CASES ARE COMMENCED, THE COMPANY EXPECTS TO PROMPTLY SEEK ENTRY OF AN ORDER OF THE COURT APPROVING THIS DISCLOSURE STATEMENT PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE AND DETERMINING THAT THE SOLICITATION OF VOTES ON THE PLAN BY MEANS OF THIS DISCLOSURE STATEMENT WAS IN COMPLIANCE WITH SECTION 1125(a) OF THE BANKRUPTCY CODE.

Each Holder of a Claim entitled to vote on the Plan should read this Disclosure Statement, the Plan, and the instructions accompanying the Ballots in their entirety before voting on the Plan. These documents contain, among other things, important information concerning the classification of Claims for voting purposes and the tabulation of votes. The statements contained in this Disclosure Statement are made only as of the date hereof unless otherwise specified, and there can be no assurance that the statements contained herein will be correct at any time hereafter.

All creditors should also carefully read Article XI of this Disclosure Statement—“Certain Risk Factors to be Considered”—before voting to accept or reject the Plan.

THE COMPANY BELIEVES THAT IMPLEMENTATION OF THE PLAN IS IN THE BEST INTERESTS OF THE COMPANY, ITS ESTATES, AND ALL STAKEHOLDERS. FOR ALL OF THE REASONS DESCRIBED IN THIS DISCLOSURE STATEMENT, THE COMPANY URGES YOU TO RETURN YOUR BALLOT ACCEPTING THE PLAN BY THE VOTING DEADLINE (I.E., THE DATE BY WHICH YOUR BALLOT MUST BE ACTUALLY RECEIVED), WHICH IS MAY 6, 2016 AT 5:00 P.M. (CENTRAL STANDARD TIME).

II. SUMMARY OF THE CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY

INTERESTS UNDER THE PLAN

The Plan establishes a comprehensive classification of Claims and Equity Interests.3 The following table summarizes the classification and treatment of Claims and Equity Interests against the Company under the Plan and the estimated distributions to be received by the Holders of Allowed Claims under the Plan thereunder. Amounts assumed for purposes of projected recoveries are estimates only; actual recoveries received under the Plan may differ materially from the projected recoveries.

The summaries in this table are qualified in their entirety by the description of the treatment of such Claims in Article III of the Plan.

[3]	In accordance with section 1123(a)(1) of the Bankruptcy Code, the Plan does not classify Administrative Claims, Priority Tax Claims, U.S. Trustee Fees, and Professional Fee Claims.

Class	Claim or Interest	Treatment of Allowed Claims	Voting Rights	Projected Plan Recovery	Liquidation Recovery
1	Other Priority Claims	Except to the extent that a Holder of an Allowed Other Priority Claim and the Company agrees in writing to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed Other Priority Claim, each Holder of an Allowed Other Priority Claim (other than a priority tax claim or administrative claim) shall receive either: (a) cash equal to the amount of such Allowed Other Priority Claim or (b) such other treatment as may otherwise be agreed to by such Holder, the Company, and the Majority Second Lien Noteholders, that will render it Unimpaired pursuant to section 1124 of the Bankruptcy Code.	Unimpaired / Deemed to Accept	100%	100%

2	Other Secured Claims	Except to the extent that a Holder of an Allowed Other Secured Claim agrees in writing to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed Other Secured Claim, each such Holder shall receive, at the Company’s election and with the consent of the Second Lien Noteholders, either: (a) cash equal to the amount of such Allowed Other Secured Claim, (b) Reinstatement of such Allowed Other Secured Claim, (c) the return or abandonment of the collateral securing such Allowed Other Secured Claim to such Holder, or (d) such other treatment as may otherwise be agreed to by such Holder, the Company, and the Majority Second Lien Noteholders, that will render it Unimpaired pursuant to section 1124 of the Bankruptcy Code.	Unimpaired / Deemed to Accept	100%	100%

3	Senior Credit Facility Claims	On the Effective Date, the Senior Credit Facility Claims shall be deemed Allowed Claims, shall not be subject to any avoidance, reduction, setoff, offset, recharacterization, subordination, counterclaim, cross-claim, defense, disallowance, impairment, objection, or challenges under any applicable law or regulation by any Person. On the Effective Date, the Senior Credit Facility Claims will have such treatment as is mutually agreed to by the Company, the Holders of Senior Credit Facility Claims, and the Majority Second Lien Noteholders that shall be set forth in the Plan Supplement.	Unimpaired / Deemed to Accept	100%	100%

4	Second Lien Notes Claims	The Second Lien Notes Claims shall be deemed allowed in the aggregate amount of $175 million of principal plus accrued and unpaid interest through the Petition Date. Except to the extent a Holder of a Second Lien Note Claim agrees in writing to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Second Lien Notes Claim, each Holder of a Second Lien Notes Claims shall receive their Pro Rata share of 100% of the New Goodrich Equity Interests, subject to dilution on account of the Management Incentive Plan.	Impaired / Entitled to Vote	~22%	~7%

5	Unsecured Notes Claims	On the Effective Date, the Unsecured Notes Claims shall be cancelled and extinguished without further notice to, approval of, or action by any Entity, and each Holder of an Unsecured Notes Claim shall not receive any Distribution or retain any property on account of such Unsecured Notes Claim.	Impaired / Deemed to Reject	0%	0%

Class	Claim or Interest	Treatment of Allowed Claims	Voting Rights	Projected Plan Recovery	Liquidation Recovery
6	General Unsecured Claims	Holders of General Unsecured Claims shall not receive a distribution under the Plan.	Impaired / Deemed to Reject	0%	0%

7	Convenience Class Claims	Holders of general unsecured claims in an allowed amount of less than $10,000 shall receive either: (a) cash equal to the full allowed amount of such Holder’s claim or (b) such lesser treatment as may otherwise be agreed to by such Holder, the Company, and the Second Lien Noteholders.	Unimpaired / Deemed to Accept	100%	0%

8	Equity Interests in Goodrich Subsidiary	Equity Interests in Goodrich Subsidiary shall be Reinstated and shall vest in Goodrich as a Reorganized Company.	Unimpaired / Deemed to Accept	100%	0%

9	Equity Interests in Goodrich	On the Effective Date, Equity Interests in the Company shall be cancelled and extinguished without further notice to, approval of, or action by any Entity, and each Holder of an Equity Interest in the Company shall not receive any Distribution or retain any property on account of such Equity Interest in the Company.	Impaired / Deemed to Reject	0%	0%

III. VOTING PROCEDURES AND REQUIREMENTS

A.	Classes Entitled to Vote on the Plan

The following Class is the only Class entitled to vote to accept or reject the Plan (the “Voting Class”):

Class	Claim or Interest	Status
4	Second Lien Notes Claims	Impaired[4]

If your Claim or Equity Interest is not included in the Voting Class, you are not entitled to vote. If your Claim is included in the Voting Class, you should read your ballot and carefully follow the instructions included in the ballot. Please use only the ballot that accompanies the Disclosure Statement or the ballot that the Company, or the Voting and Claims Agent on behalf of the Company, otherwise provided to you.

B.	Votes Required for Acceptance by a Class

Under the Bankruptcy Code, acceptance of a plan of reorganization by a class of claims or interests is determined by calculating the amount and, if a class of claims, the number, of claims and interests voting to accept, as a percentage of the allowed claims or interests, as applicable, that have voted. Acceptance by a class of claims requires an affirmative vote of (i) at least two-thirds in dollar amount of the total allowed claims that have voted and (ii) more than one-half in number of the total allowed claims that have voted. Your vote on the Plan is important. The Bankruptcy Code requires as a condition to confirmation of a plan of reorganization that each class that is impaired and entitled to vote under a plan votes to accept such plan, unless the plan is being confirmed under the “cram down” provisions of section 1129(b) of the Bankruptcy Code.

C.	Certain Factors To Be Considered Prior to Voting

There are a variety of factors that all holders of Claims entitled to vote on the Plan should consider prior to voting to accept or reject the Plan. These factors may impact recoveries under the Plan and include:

•	unless otherwise specifically indicated, the financial information contained in the Disclosure Statement has not been audited and is based on an analysis of data available at the time of the preparation of the Plan and the Disclosure Statement;

[4]	Allowed Second Lien Noteholders are entitled to vote to accept or reject the Plan. Any votes cast by Second Lien Noteholders that are not Allowed will not be counted.

•	although the Company believes that the Plan complies with all applicable provisions of the Bankruptcy Code, the Company can neither assure such compliance nor that the Bankruptcy Court will confirm the Plan;

•	the Company may request Confirmation without the acceptance of all Impaired Classes in accordance with section 1129(b) of the Bankruptcy Code; and

•	any delays of either Confirmation or Consummation could result in, among other things, increased Administrative Claims and Professional Fee Claims.

While these factors could affect distributions available to holders of Allowed Claims under the Plan, the occurrence or impact of such factors will not necessarily affect the validity of the vote of the Voting Class or necessarily require a re-solicitation of the votes of holders of Claims in such Voting Class.

For a discussion of certain risk factors, please refer to ARTICLE XI, entitled “Certain Risk Factors to Be Considered,” of this Disclosure Statement.

D.	Classes Not Entitled To Vote on the Plan

Under the Bankruptcy Code, holders of claims and interests are not entitled to vote if their contractual rights are unimpaired by the proposed plan or if they will receive no property under the proposed plan on account of their claims or interests, as applicable, or are otherwise deemed to reject the Plan. Accordingly, the following Classes of Claims and Equity Interests are not entitled to vote to accept or reject the Plan:

Class	Claim or Interest	Status	Voting Rights
1	Other Priority Claims	Unimpaired	Deemed to Accept
2	Other Secured Claims	Unimpaired	Deemed to Accept
3	Senior Credit Facility Claims	Unimpaired	Deemed to Accept
5	Unsecured Notes Claims	Impaired	Deemed to Reject
6	General Unsecured Claims	Impaired	Deemed to Reject
7	Convenience Class	Unimpaired	Deemed to Accept
8	Equity Interests in Goodrich Subsidiary	Unimpaired	Deemed to Accept
9	Equity Interests in Goodrich	Impaired	Deemed to Reject

E.	Cramdown

Section 1129(b) of the Bankruptcy Code permits confirmation of a plan of reorganization notwithstanding the non-acceptance of the plan by one or more impaired classes of claims or equity interests, so long as at least one impaired class of claims or interests votes to accept a proposed plan. Under that section, a plan may be confirmed by a bankruptcy court if it does not “discriminate unfairly” and is “fair and equitable” with respect to each non-accepting class.

F.	Allowed Claims

Only administrative expenses, claims, and equity interests that are “allowed” may receive distributions under a chapter 11 plan. An “allowed” administrative expense, claim, or equity interest means that a debtor agrees, or in the event of a dispute, that the Bankruptcy Court determines by Final Order, that the administrative expense, claim, or equity interest, including the amount thereof, is in fact a valid obligation of, or equity interest in, a debtor.

G.	Impairment Generally

Under section 1124 of the Bankruptcy Code, a class of claims or equity interests is “impaired” unless, with respect to each claim or interest of such class, the plan of reorganization (i) does not alter the legal, equitable or contractual rights of the holders of such claims or interests or (ii) irrespective of the holders’ right to receive accelerated payment of such claims or interests after the occurrence of a default, cures all defaults (other than those arising from, among other things, the debtor’s insolvency or the commencement of a bankruptcy case), reinstates the maturity of the claims or interests in the class, compensates the holders of such claims or interests for any damages incurred as a result of their reasonable reliance upon any acceleration rights and does not otherwise alter their legal, equitable, or contractual rights.

Only holders of allowed claims or equity interests in impaired classes of claims or equity interests that receive or retain property under a proposed plan of reorganization, but are not otherwise deemed to reject the plan, are entitled to vote on such a plan. Holders of unimpaired claims or equity interests are deemed to accept the plan under section 1126(f) of the Bankruptcy Code and are not entitled to vote. Holders of claims or equity interests that do not receive or retain any property on account of such claims or equity interests are deemed to reject the plan under section 1126(g) of the Bankruptcy Code and are not entitled to vote.

H.	Solicitation and Voting Process

Each Holder of a Second Lien Notes Claim as of March 17, 2016 (the “Voting Record Date”) is entitled to vote to accept or reject the Plan and shall receive the Solicitation Package in accordance with the solicitation procedures. Except as otherwise set forth herein, the Voting Record Date and all of the Company’s solicitation and voting procedures shall apply to all holders of Claims or Equity Interests and other parties in interest.

The following summarizes the procedures for voting to accept or reject the Plan. Holders of Second Lien Notes Claims, the only Voting Class under the Plan, are encouraged to review the relevant provisions of the Bankruptcy Code and Bankruptcy Rules and/or to consult their own attorneys.

I.	The “Solicitation Package.”

The following materials are provided to each Holder of a Second Lien Notes Claim that is entitled to vote on the Plan:

•	the applicable Ballot and voting instructions;

•	this Disclosure Statement with all exhibits; and

•	the Plan.

If you (a) did not receive a Ballot and believe you are entitled to one; (b) received a damaged Ballot; (c) lost your Ballot; (d) have any questions concerning this Disclosure Statement, the Plan, or the procedures for voting on the Plan, or the Solicitation Package you received; or (e) wish to obtain a paper copy of the Plan, this Disclosure Statement or any exhibits to such documents, please contact BMC Group, the Company’s Voting and Claims Agent, at BMC Group, Attn: Goodrich Petroleum Corp Ballot Processing, 3732 West 120th Street, Hawthorne, CA 90250, by calling 888-909-0100 (Toll Free), or by email at Goodrich@bmcgroup.com.

Before the deadline to object to Confirmation of the Plan, the Company intends to file the Plan Supplement. If the Plan Supplement is updated or otherwise modified, such modified or updated documents will be made available on the Company’s restructuring website: www.bmcgroup.com/goodrich. The Company will not distribute paper or CD-ROM copies of the Plan Supplement; however, parties may obtain a copy of the Plan Supplement by visiting the Company’s restructuring website, www.bmcgroup.com/goodrich; and/or by calling 888-909-0100 (Toll Free).

J.	Voting Deadlines.

To be counted, your Ballot(s) must be actually received by the Voting and Claims Agent no later than:

•	May 6, 2016 at 5:00 p.m. (Central Standard Time) for Holders of Second Lien Notes Claims entitled to vote on the Plan. This is the “Voting Deadline.” If you do not return your Ballot prior to the Voting Deadline or if you are not an Eligible Noteholder, your vote will not be counted.

K.	Voting Instructions.

If you are a Holder of a Class 4 Second Lien Notes Claim, a Ballot is enclosed for the purpose of voting on the Plan. BALLOTS ARE ONLY BEING SOLICITED FROM HOLDERS OF CLASS 4 CLAIMS THAT ARE ACCREDITED INVESTORS OR QUALIFIED INSTITUTIONAL BUYERS. THE VOTE OF ANY HOLDER OF

A CLASS 4 CLAIM THAT DOES NOT CERTIFY THAT IT IS AN ACCREDITED INVESTOR OR QUALIFIED INSTITUTIONAL BUYER WILL NOT BE COUNTED. IF YOU ARE NOT AN ACCREDITED INVESTOR OR QUALIFIED INSTITUTIONAL BUYER, PLEASE DO NOT COMPLETE THE BALLOT. IF YOU DO NOT COMPLETE AND RETURN THE BENEFICIAL HOLDER ELECTION BY THE VOTING DEADLINE, YOU WILL BE DEEMED TO HAVE GRANTED THE RELEASES IN ARTICLE XII OF THE PLAN.

Except as provided below, Holders of Claims who desire to vote are required to vote all of their Claims within a Class either to accept or reject the Plan and may not split their votes. Any Ballot received that does not indicate either an acceptance or rejection of the Plan or that indicates both acceptance and rejection of the Plan will be counted as an acceptance. Any Ballot received that is not signed or that contains insufficient information to permit the identification of the Holder will be an invalid Ballot and will not be counted.

If you are the record Holder of Claims that are beneficially owned by another party, you may submit a separate Ballot with respect to such portion of Claims that are beneficially owned by such third party, and the vote indicated on such separate Ballot may differ from the vote indicated on Ballots submitted with respect to Claims that you beneficially own yourself or that are beneficially owned by other parties. In no event may you submit Ballots with respect to Claims in excess of the amount of Claims for which you are the record Holder as of the Voting Record Date.

Please sign and complete a separate Ballot with respect to each Claim, and return your Ballot(s) in accordance with the instructions provided by your Nominee (as defined below), so that your Pre-Validated Ballot (as defined below) or the Master Ballot reflecting your vote is received by BMC Group by the Voting Deadline. Pre-Validated Ballots or Master Ballots reflecting your vote should be returned to the Company’s voting agent, BMC Group, by hand delivery, overnight courier, or first class mail to:

By First Class Mail	By Overnight or Hand Delivery

BMC Group Attn: Goodrich Petroleum Corp Ballot Processing PO Box 90100 Los Angeles, CA 90009	BMC Group Attn: Goodrich Petroleum Corp Ballot Processing 3732 West 120th Street Hawthorne, CA 90250

If you are the beneficial owner of a Second Lien Notes Claim, please follow the directions listed on your Ballot and read the Section below titled “Beneficial Owners of the Second Lien Notes”.

Only Ballots with an original signature will be counted. Email submission of ballots is not permitted. Only Ballots (including Master Ballots submitted by a Nominee) received by BMC Group by the Voting Deadline will be counted.

If delivery of a Ballot is by mail, it is recommended that voters use an air courier with guaranteed next day delivery or registered mail, properly insured, with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery. The method of such delivery is at the election and risk of the voter.

A Ballot may be withdrawn by delivering a written notice of withdrawal to BMC Group, so that BMC Group receives the notice before the Voting Deadline. In order to be valid, a notice of withdrawal must (a) specify the name of the creditor who submitted the Ballot to be withdrawn, (b) contain a description of the Claim(s) to which it relates, and (c) be signed by the creditor in the same manner as on the Ballot. The Company expressly reserves the right to contest the validity of any withdrawals of votes on the Plan.

After the Voting Deadline, any creditor who has timely submitted a properly completed Ballot to BMC Group or a Nominee (defined below), which is then timely delivered to Claims Agent by the Voting Deadline, may change or withdraw its vote only with the approval of the Bankruptcy Court or the consent of the Company. If more than one timely, properly completed Ballot is received with respect to the same Claim and no order of the Bankruptcy Court allowing the creditor to change its vote has been entered before the Voting Deadline, the Ballot that will be counted for purposes of determining whether sufficient acceptances required to confirm the Plan have been received will be the timely, properly-completed Ballot determined by BMC Group to have been received last.

Nominees are required to retain for inspection by the Court for one year following the Voting Deadline the Ballots cast by their beneficial holders.

Nominees may elect to pre-validate the Beneficial Holder Ballot (a “Pre-Validated Ballot”) by (i) signing the applicable Beneficial Holder Ballot and including its DTC Participant Number, (ii) indicating on the Beneficial Holder Ballot the account number of such holder, and the principal amount of Notes held by the Nominee for such beneficial holder, and (iii) forwarding the Beneficial Holder Ballot (together with the full Solicitation Package) to the beneficial holder for voting. The beneficial holder must then complete the information requested in the Beneficial Holder Ballot (including indicating a vote to accept or reject the Plan), review the certifications contained therein, and return the Beneficial Holder Ballot directly to the Voting Agent in the pre-addressed, postage paid envelope included with the Solicitation Package so that it is actually received by the Voting Agent on or before the Voting Deadline. A list of beneficial holders to whom the Nominee sent Pre-Validated Ballots should be maintained by the Nominee for inspection for at least one year following the Voting Deadline.

Votes cast by the beneficial holders through a Nominee and transmitted by means of a Master Ballot or a Pre-Validated Ballot will be applied against the positions held by such Nominee as evidenced by the list of record holders of Notes provided by the applicable securities depository. The Company further proposes that votes submitted by a Nominee on a Master Ballot will not be counted in excess of the position maintained by the respective Nominee on the Voting Record Date.5

To the extent that conflicting double or over-votes are submitted on Master Ballots, the Voting Agent shall attempt to resolve such votes prior to the vote certification in order to ensure that the votes of beneficial holders of Notes are accurately tabulated.

To the extent that such conflicting double or over-votes are not reconcilable prior to the vote certification, the Voting Agent is directed to count votes in respect of each Master Ballot in the same proportion as the votes of the beneficial holders or entitlement holders to accept or reject the Plan submitted on such Master Ballot, but only to the extent of the applicable Nominee’s position on the Voting Record Date in the Notes.

For the purposes of tabulating votes, each beneficial holder shall be deemed (regardless of whether such Holder includes interest in the amount voted on its Ballot) to have voted only the principal amount of its securities; any principal amounts thus voted may be thereafter adjusted by the Voting Agent, on a proportionate basis to reflect the corresponding claim amount, including any accrued but unpaid prepetition interest, with respect to the securities this voted.

EACH BALLOT ADVISES HOLDERS OF CLAIMS THAT, IF THEY DO NOT ELECT TO OPT OUT OF THE RELEASE PROVISIONS CONTAINED IN ARTICLE XII OF THE PLAN, THEY SHALL BE DEEMED TO HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND FOREVER RELEASED AND DISCHARGED ALL CLAIMS AND CAUSES OF ACTION AGAINST THE RELEASED PARTIES IN ACCORDANCE WITH THE PLAN. ACCORDINGLY, IF YOU DO NOT ELECT TO OPT OUT OF THE RELEASE PROVISIONS CONTAINED IN ARTICLE XII OF THE PLAN, YOU WILL BE DEEMED TO HAVE GRANTED THE RELEASES CONTEMPLATED BY SUCH RELEASE PROVISIONS.

EACH BALLOT ALSO ADVISES HOLDERS OF CLAIMS THAT, IF THEY FAIL TO RETURN A BALLOT VOTING EITHER TO ACCEPT OR REJECT THE PLAN OR FAIL TO RETURN A PROPERLY COMPLETED NON-ELIGIBLE HOLDER ELECTION, THEY SHALL BE DEEMED TO HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY, AND FOREVER RELEASED AND DISCHARGED ALL CLAIMS AND CAUSES OF ACTION AGAINST THE RELEASED PARTIES IN ACCORDANCE WITH THE PLAN.

[5]	Each Nominee will distribute the Solicitation Packages, as appropriate, in accordance with their customary practices and obtain votes to accept or reject the Plan also in accordance with their customary practices. If it is the Nominee’s customary and accepted practice to submit a “voting instruction form” to the beneficial holders for the purpose of recording the beneficial holder’s vote, the Nominee is authorized to send the voting information form; provided, however, that the nominee also distribute the appropriate ballot form approved by the Solicitation Procedures Order.

NON-VOTING CLASSES INCLUDE UNIMPAIRED CLAIMS AND EQUITY INTERESTS. UNIMPAIRED CLAIMS ARE ALSO DEEMED TO HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND FOREVER RELEASED AND DISCHARGED ALL CLAIMS AND/OR INTERESTS AND CAUSES OF ACTION AGAINST THE RELEASED PARTIES IN ACCORDANCE WITH THE PLAN IF THEY DO NOT OPT OUT OF SUCH RELEASES TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW.

L.	Beneficial Owners of the Second Lien Notes.

If you are a beneficial owner of Second Lien Notes, please use the Ballot for beneficial owners (a “Beneficial Owner Ballot”) or the customary means of transmitting your vote to your broker, dealer, commercial bank, trust company, or other nominee (“Nominee”) to cast your vote to accept or reject the Plan. You must return your completed Beneficial Owner Ballot or otherwise transmit your vote to your Nominee so that your Nominee will have sufficient time to complete a Ballot summarizing votes cast by beneficial owners holding securities (each a “Master Ballot”), which must be forwarded to Claims Agent by the Voting Deadline. If your Beneficial Owner Ballot or other transmittal of your vote is not received by your Nominee with sufficient time for your Nominee to submit its Master Ballot by the Voting Deadline, your vote will not count.

If you are the Beneficial Owner of Second Lien Notes and hold them in your own name, you can vote by completing a Beneficial Owner Ballot.

Do not return your Second Lien Notes or any other instruments or agreements that you may have with your Ballot(s).

You may receive multiple mailings of this Disclosure Statement, especially if you own Second Lien Notes through more than one brokerage firm, commercial bank, trust company, or other nominee. If you submit more than one Ballot for a Class because you beneficially own the securities in that Class through more than one broker or bank, you must indicate in the appropriate item of the Ballot(s) the names of ALL broker-dealers or other intermediaries who hold securities for you in the same Class.

Authorized signatories voting on behalf of more than one beneficial owner must complete a separate Ballot for each such beneficial owner. Any Ballot submitted to a brokerage firm or proxy intermediary will not be counted until the brokerage firm or proxy intermediary (a) properly executes the Ballot(s) and delivers them to BMC Group, or (b) properly completes and delivers a corresponding Master Ballot to BMC Group.

By voting on the Plan, you are certifying that you are the beneficial owner of the Second Lien Notes (as of the Voting Record Date) being voted or an authorized signatory for the beneficial owner. Your submission of a Ballot will also constitute a request that you (or in the case of an authorized signatory, the beneficial owner) be treated as the record holder of those securities for purposes of voting on the Plan.

M.	Brokerage Firms, Banks, and Other Nominees.

A brokerage firm, commercial bank, trust company, or other nominee that is the agent on behalf of a Second Lien Note for a beneficial owner, or an agent therefor, or that is a participant in a securities clearing agency and is authorized to vote in the name of the securities clearing agency pursuant to an omnibus proxy and is acting for a beneficial owner, can vote on behalf of such beneficial owner by: (a)(i) distributing a copy of this Disclosure Statement and all appropriate Ballots to the beneficial owners; (ii) collecting all such Ballots; (iii) completing a Master Ballot compiling the votes and other information from the Ballots and Elections collected; and (iv) transmitting the completed Master Ballot to BMC Group; or (b) pre-validating the Beneficial Owner Ballot, and addressing such ballot as returnable to BMC Group.

A proxy intermediary acting on behalf of a brokerage firm or bank may follow the procedures outlined in the preceding sentence to vote on behalf of the beneficial owner. If you are entitled to vote and you did not receive a Ballot, received a damaged Ballot, or lost your Ballot, please contact BMC Group in the manner set forth above.

N.	The Confirmation Hearing

Shortly after commencing the Chapter 11 Cases, the Company will request that the Bankruptcy Court schedule a hearing to consider confirmation of the Plan (the “Confirmation Hearing”), at the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”), 515 Rusk Avenue, Houston, TX 77002. The Company will request confirmation of the Plan, as it may be modified from time to time under section 1129(b) of the Bankruptcy Code in respect of the Equity Interests, and has reserved the right to modify the Plan to the extent, if any, that confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

IV. COMPANY BACKGROUND

See the Risk Factors in Article XI of the Disclosure Statement for certain risks that you should carefully consider.

A.	Business Segments and Organizational Structure

The Company is an independent oil and natural gas company engaged in the exploration, development and production of oil and natural gas on properties primarily in (i) Southwest Mississippi and Southeast Louisiana, which includes Tuscaloosa Marine Shale Trend (“TMS”), (ii) South Texas, which includes the Eagle Ford Shale Trend and (iii) Northwest Louisiana and East Texas, which includes the Haynesville Shale Trend (as discussed further below). At December 31, 2015, the Company owned interests in 193 producing oil and natural gas wells located in 43 fields in eight states. At December 31, 2015, the Company had estimated proved reserves of approximately 9.1 MMBoe, comprised of 31.9 Bcf of natural gas and 3.8 MMBbls of oil and condensate. Goodrich is the parent of Goodrich Petroleum Company, L.L.C., a direct wholly owned subsidiary, which is a debtor.

B.	Oil and Natural Gas Operations and Properties

Overview. As of December 31, 2015, nearly all of the Company’s proved oil and natural gas reserves were located in Louisiana, Texas and Mississippi. The Company spent substantially all of its 2015 capital expenditures of $85.5 million in these areas, with $73.6 million, or 86%, spent on the TMS, $10.2 million, or 12% spent on the Haynesville Shale Trend and $1.6 million, or 2%, spent on the Eagle Ford Shale Trend. The Company’s total capital expenditures, including accrued costs for services performed during 2015, consisted of $79.8 million for drilling and completion costs, $4.3 million for leasehold acquisitions and extensions and $1.4 million for facilities, infrastructure and equipment.

The table below details the Company’s acreage positions, average working interest and producing wells as of December 31, 2015.

	Acreage As of December 31, 2015		Average Producing Well Working Interest	Producing Wells at December 31, 2015
Field or Area	Gross	Net
Tuscaloosa Marine Shale Trend	358,527	271,985	65%	44
Haynesville Shale Trend	54,869	26,581	37%	93
Eagle Ford Shale Trend	36,209	16,668	—%	—
Other	33,125	11,679	39%	56

Tuscaloosa Marine Shale Trend

As of December 31, 2015, the Company has acquired approximately 359,000 gross (272,000 net) lease acres in the TMS, an emerging oil shale play in Southwest Mississippi and Southeast Louisiana. During 2015, the Company conducted drilling operations on 5 gross (3.9 net) wells and added 7 gross (5.7 net) wells to production in the TMS.

Haynesville Shale Trend

As of December 31, 2015, the Company has acquired or farmed-in leases totaling approximately 55,000 gross (27,000 net) acres in the Haynesville Shale. During 2015, the Company added 1 gross (1 net) well to production in the Angelina River Trend portion of its acreage position. The Haynesville Shale Trend drilling activities are located in leasehold areas in East Texas and Northwest Louisiana.

Eagle Ford Shale Trend

As of December 31, 2015, the Company has acquired or farmed-in leases totaling approximately 36,000 gross (17,000 net) lease acres in the Eagle Ford Shale Trend. As part of the Company’s efforts in 2015 to reduce leverage and preserve liquidity, the Company sold all of its proved reserves in the Eagle Ford Shale Trend and a portion of the associated leasehold for $118 million. the Company retained 17,000 net acres of undeveloped acreage in the Eagle Ford Shale Trend. The Company closed the Eagle Ford Shale Trend sale on September 4, 2015.

Other

As of December 31, 2015, the Company maintained ownership interests in acreage and/or wells in several additional fields, including the Longwood field in Caddo Parish, Louisiana and the Garfield Unit in Kalkaska County, Michigan.

Oil and Natural Gas Reserves

The following tables set forth summary information with respect to the Company’s proved reserves as of December 31, 2015 and 2014, as estimated by Netherland, Sewell & Associates, Inc. (“NSAI”) and by Ryder Scott Company (“RSC”), independent reserve engineers. Approximately 58% and 42% of the proved reserves estimates shown herein at December 31, 2015 have been independently prepared by NSAI and RSC, respectively. NSAI prepared the estimates on all the Company’s proved reserves as of December 31, 2015 on properties other than in the TMS. RSC prepared the estimate of proved reserves as of December 31, 2015 for the TMS.

	Proven Reserves at December 31, 2015
	Developed Producing	Developed Non- Producing	Undeveloped	Total
	(dollars in thousands)
Net Proved Reserves:
Oil (MBbls) (1)	3,184	650	—	3,834
Natural Gas (Mmcf)	29,633	2,218	—	31,851

Barrel of Oil Equivalent (MBoe) (2)	8,122	1,020	—	9,142

Estimated Future Net Cash Flows				$94,811

PV-10 (3)				$69,895
Discounted Future Income Taxes				(—)

Standardized Measure of Discounted Net Cash Flows (3)				$69,895

	Proven Reserves at December 31, 2014
	Developed Producing	Developed Non- Producing	Undeveloped	Total
	(dollars in thousands)
Net Proved Reserves:
Oil (MBbls) (1)	9,457	634	16,977	27,068
NGL (MBbls) (4) (5)	624	4	447	1,075
Natural Gas (Mmcf)	58,111	2,597	44,124	104,832
Barrel of Oil Equivalent (MBoe) (2)	19,766	1,071	24,778	45,615

Estimated Future Net Cash Flows				$1,328,750

PV-10 (3)				$650,584
Discounted Future Income Taxes				(5,848)

Standardized Measure of Discounted Net Cash Flows (3)				$644,736

(1)	Includes condensate.
(2)	Based on ratio of six Mcf of natural gas per Bbl of oil and per Bbl of NGLs.
(3)	PV-10 represents the discounted future net cash flows attributable to the Company’s proved oil and natural gas reserves before income tax, discounted at 10%.
(4)	NGL reserves for 2014 included TMS and Eagle Ford Shale Trend fields, with 99% of the NGL reserves coming from the Company’s Eagle Ford Shale Trend.
(5)	the Company’s production and sales volumes are accounted for and disclosed based on the wet gas stream at the point of sale. the Company does not have any NGL production, as NGLs are processed after the point of sale. However, the Company shares and receives the pricing benefit of the revenue stream of the gas through the processing. The presentation of NGLs as a separate commodity more accurately presents to investors the Company’s economic interest in those NGLs separated, produced and sold from the wet gas streams (which the Company realizes through sharing in the revenue stream attributable to the processed NGLs). These commodities have separate pricing that is monitored in the marketplace.

The following table presents the Company’s reserves by targeted geologic formation in MBoe.

	December 31, 2015
Area	Proved Developed	Proved Undeveloped	Proved Reserves	% of Total
Tuscaloosa Marine Shale Trend	3,820	—	3,820	42%
Haynesville Shale Trend	5,259	—	5,259	57%
Other	63	—	63	1%
Total	9,142	—	9,142	100%

Reserve engineering is a subjective process of estimating underground accumulations of crude oil, condensate and natural gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. The quantities of oil and natural gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures and future oil and natural gas sales prices may differ from those assumed in these estimates. Therefore, the PV-10 amounts shown above should not be construed as the current market value of the oil and natural gas reserves attributable to the Company’s properties.

The Company’s independent reserve engineers’ estimates of future net revenues from estimated proved reserves, and the PV-10 and standardized measure thereof, were determined to be economically producible under existing economic conditions, which requires the use of the 12-month average price for each product, calculated as the unweighted arithmetic average of the first-day-of-the-month price for the period of January 2015 through December 2015, except where such guidelines permit alternate treatment, including the use of fixed and determinable contractual price escalations. For reserves at December 31, 2015, the average twelve month prices used were $2.58 per MMBtu of natural gas and $50.28 per Bbl of crude. These prices do not include the impact of hedging transactions, nor do they include the adjustments that are made for applicable transportation and quality differentials, and price differentials between natural gas liquids and oil, which are deducted from or added to the index prices on a well by well basis in estimating the Company’s proved reserves and related future net revenues.

The Company proved reserve information as of December 31, 2015 was estimated by the Company’s independent petroleum engineers, NSAI and RSC, in accordance with petroleum engineering and evaluation principles and definitions and guidelines set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Natural Gas Reserve Information promulgated by the Society of Petroleum Engineers. The technical persons responsible for preparing the reserves estimates presented herein meet the requirements regarding qualifications, independence, objectivity and confidentiality set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Natural Gas Reserves Information promulgated by the Society of Petroleum Engineers.

The Company’s principal engineer has over 30 years of experience in the oil and natural gas industry, including over 25 years as a reserve evaluator, trainer or manager. Further professional qualifications of the Company’s principal engineer include a degree in petroleum engineering, extensive internal and external reserve training, and experience in asset evaluation and management. In addition, the principal engineer is an active participant in professional industry groups and has been a member of the Society of Petroleum Engineers for over 30 years.

The Company’s estimates of proved reserves are made by NSAI and RSC, as the Company’s independent petroleum engineers. The Company’s internal professional staff works closely with the external engineers to ensure the integrity, accuracy and timeliness of data that is furnished to them for their reserve estimation process. In addition, other pertinent data such as seismic information, geologic maps, well logs, production tests, material balance calculations, well performance data, operating procedures and relevant economic criteria is provided to the independent engineers. The Company makes available all information requested, including pertinent personnel, to the external engineers as part of their evaluation of reserves.

While the Company does not have a formal committee specifically designated to review reserves reporting and the reserves estimation process, a preliminary copy of the NSAI and RSC reserve reports are reviewed by senior management with representatives of NSAI and RSC and internal technical staff. Additionally, the Company’s senior management reviews and approves any internally estimated significant changes to the proved reserves semi-annually.

Proved reserves are those quantities of oil and natural gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations. The term “reasonable certainty” implies a high degree of confidence that the quantities of oil and/or natural gas actually recovered will equal or exceed the estimate. To achieve reasonable certainty, NSAI and RSC employed technologies that have been demonstrated to yield results with consistency and repeatability. The technologies and economic data used in the estimation of the Company’s proved reserves include, but are not limited to, well logs, geologic maps, available downhole and production data, seismic data and well test data.

The Company’s total proved reserves at December 31, 2015, as estimated by NSAI and RSC, were 9.1 MMBoe, consisting of 31.9 Bcf of natural gas and 3.8 MMBbls of oil and condensate. In 2015 the Company added approximately 2.3 MMBoe related to its drilling activities in the TMS and Haynesville Shale Trend. The Company had negative revisions of approximately 26.2 MMBoe, divestitures of 9.9 MMBoe and produced 2.7 MMBoe in 2015. The vast majority of the negative revisions related to the removal of 24.8 MMBoe of proved undeveloped cases out of the proved category.

The Company did not report any proved undeveloped reserves at December 31, 2015. the Company had negative revisions of 24.8 MMBoe and did not develop any total proved undeveloped reserves booked as of December 31, 2014.

Productive Wells

The following table sets forth the number of productive wells in which the Company maintains ownership interests as of December 31, 2015:

	Oil		Natural Gas		Total
	Gross (1)	Net (2)	Gross (1)	Net (2)	Gross (1)	Net (2)
Tuscaloosa Marine Shale Trend:
Southeast Louisiana	20	14	—	—	20	14
Southwest Mississippi	24	15	—	—	24	15
Haynesville Shale Trend:
East Texas	—	—	8	6	8	6
Northwest Louisiana	—	—	85	28	90	28
Other	10	1	46	20	56	21

Total Productive Wells	54	30	139	54	198	84

(1)	Royalty and overriding interest wells that have immaterial values are excluded from the above table. As of December 31, 2015, only three wells with royalty-only and overriding interests-only are included.
(2)	Net working interest.

Productive wells consist of producing wells and wells capable of production, including wells awaiting pipeline connections. A gross well is a well in which the Company maintains an ownership interest, while a net well is deemed to exist when the sum of the fractional working interests owned by the Company equals one. Wells that are completed in more than one producing horizon are counted as one well. Of the gross wells reported above, four wells had completions in multiple producing horizons.

Acreage

The following table summarizes the Company’s gross and net developed and undeveloped acreage under lease as of December 31, 2015. Acreage in which the Company’s interest is limited to a royalty or overriding royalty interest is excluded from the table.

	Developed		Undeveloped		Total
	Gross	Net	Gross	Net	Gross	Net
Tuscaloosa Marine Shale Trend:
Southwest Mississippi	22,223	16,075	86,613	59,528	108,836	75,603
Southeast Louisiana	28,509	19,177	221,182	177,205	249,691	196,382
Haynesville Shale Trend:
East Texas	12,950	7,502	4,125	3,552	17,075	11,054
Northwest Louisiana	39,087	20,515	—	—	39,087	20,515
Eagle Ford Shale Trend:
South Texas	—	—	36,209	16,668	36,209	16,668
Other	27,195	6,004	4,637	687	31,832	6,691

Total	129,964	69,273	352,766	257,640	482,730	326,913

Undeveloped acreage is considered to be those lease acres on which wells have not been drilled or completed to the extent that would permit the production of commercial quantities of oil or natural gas, regardless of whether or not such acreage contains proved reserves. As is customary in the oil and natural gas industry, the Company can retain its interest in undeveloped acreage by drilling activity that establishes commercial production sufficient to maintain the leases or by payment of delay rentals during the remaining primary term of such a lease. The oil and natural gas leases in which the Company has an interest are for varying primary terms; however, most of its developed lease acreage is beyond the primary term and is held so long as oil or natural gas is produced.

Lease Expirations

The Company has undeveloped lease acreage, excluding optioned acreage, that will expire during the next four years, unless the leases are converted into producing units or extended prior to lease expiration. All costs related to the leased acreage below have been written-off as of December 31, 2015. The following table sets forth the lease expirations as of December 31, 2015:

Year	Net Acreage
2016	113,320
2017	38,924
2018	18,108
2019	826

Operator Activities

The Company operates a majority of its producing properties by value, and will generally seek to become the operator of record on properties it drills or acquires. Chesapeake Energy Corporation (“Chesapeake”) continues to operate the jointly-owned Northwest Louisiana acreage in the Haynesville Shale.

Drilling Activities

The following table sets forth the Company’s drilling activities for the last three years. As denoted in the following table, “gross” wells refer to wells in which a working interest is owned, while a “net” well is deemed to exist when the sum of the fractional working interests it owns in gross wells equals one.

	Year Ended December 31,
	2015		2014		2013
	Gross	Net	Gross	Net	Gross	Net
Development Wells:
Productive	8	6.7	19	13.0	14	9.3
Non-Productive	—	—	—	—	—	—

Total	8	6.7	19	13.0	14	9.3

Exploratory Wells:
Productive	—	—	4	3.2	8	4.1
Non-Productive	—	—	—	—	—	—

Total	—	—	4	3.2	8	4.1

Total Wells:
Productive	8	6.7	23	16.2	22	13.4
Non-Productive	—	—	—	—	—	—

Total	8	6.7	23	16.2	22	13.4

At December 31, 2015, the Company had 2 gross (1.7 net) development wells waiting to be completed.

Net Production, Unit Prices and Costs

The following table presents certain information with respect to oil and natural gas production attributable to the Company’s interests in all of its properties (including two fields which have attributed more than 15% of the Company’s total proved reserves as of December 31, 2015), the revenue derived from the sale of such production, average sales prices received and average production costs during each of the years in the three-year period ended December 31, 2015.

	Sales Volume			Average Sales Prices (1)			% of Total Revenue	Average Production Cost (2) Per Boe
	Natural Gas Mmcf	Oil & Condensate MBbls	Total Boe	Natural Gas Mcf	Oil & Condensate Per Bbl	Total Per Boe
For Year 2015:
TMS	—	883	883	$—	$49.60	$49.60	55%	$8.14
Haynesville Shale Trend	7,018	—	1,170	1.67	—	10.05	15%	2.33
Eagle Ford Shale Trend (3)	776	453	584	2.39	46.30	39.21	29%	8.23
Other	190	—	30	3.58	—	21.47	1%	27.30

Total	7,984	1,336	2,667	$1.79	$48.50	$29.65	100%	$5.82

For Year 2014:
TMS	—	738	738	$—	$90.55	$90.55	32%	$6.41
Haynesville Shale Trend	10,176	1	1,697	3.08	86.36	18.48	15%	2.62
Eagle Ford Shale Trend (3)	1,321	928	1,148	5.70	89.69	79.86	44%	9.71
Other	3,483	25	606	5.01	90.83	34.32	9%	15.00

Total	14,980	1,692	4,189	$3.75	$90.08	$49.79	100%	$7.05

For Year 2013:
TMS	—	165	165	$—	$105.29	$105.29	9%	$6.12
Haynesville Shale Trend	14,406	1	2,402	3.00	100.05	18.06	22%	2.40
Eagle Ford Shale Trend (3)	1,129	1,132	1,320	5.66	101.56	91.92	61%	9.66
Other	4,225	40	745	3.44	98.26	22.20	8%	6.42

Total	19,760	1,338	4,631	$3.35	$101.96	$43.74	100%	$5.88

(1)	Excludes the impact of commodity derivatives.
(2)	Excludes ad valorem and severance taxes.
(3)	The Company sold its Eagle Ford Shale Trend proved reserves and a portion of the associated leasehold on September 4, 2015.

Oil and Natural Gas Marketing and Major Customers

Marketing. the Company’s natural gas production is sold under spot or market-sensitive contracts to various natural gas purchasers on short-term contracts. The Company’s oil production is sold to various purchasers under short-term rollover agreements based on current market prices.

Customers. Due to the nature of the industry, the Company sells its oil and natural gas production to a limited number of purchasers and, accordingly, amounts receivable from such purchasers could be significant. The revenues compared to its total oil and natural gas revenues from the top purchasers for the years ended December 31, 2015, 2014 and 2013 are as follows:

	Year Ended December 31,
	2015	2014	2013
BP Energy Company	31%	46%	64%
Genesis Crude Oil LP	26%	11%	7%
Sunoco, Inc.	17%	5%	—

C.	Competition

The oil and natural gas industry is highly competitive. Major and independent oil and natural gas companies, drilling and production acquisition programs and individual producers and operators are active bidders for desirable oil and natural gas properties, as well as the equipment and labor required to operate those properties. Many competitors have financial resources substantially greater than the Company’s, and staffs and facilities substantially larger than the Company’s.

D.	Employees

As of March 11, 2016, the Company had 51 full-time employees in its Houston administrative office and its two field offices, none of whom is represented by any labor union. The Company regularly uses the services of independent consultants and contractors to perform various professional services, particularly in the areas of construction, design, well-site supervision, permitting and environmental assessment. Independent contractors usually perform field and on-site production operation services for the Company, including gauging, maintenance, dispatching, inspection, and well testing.

E.	Regulation

As general regulatory background, the availability of a ready market for any oil and natural gas production depends upon numerous factors beyond a company’s control, including the regulation of oil and natural gas production, federal and state regulations governing environmental quality and pollution control, and state limits on allowable rates of production by a well or proration unit. State and federal regulations generally are intended to prevent waste of oil and natural gas, protect rights to produce oil and natural gas between owners in a common reservoir, control the amount of oil and natural gas produced by assigning allowable rates of production and control contamination of the environment. Pipelines are subject to the jurisdiction of various federal, state, and local agencies as well.

The Company’s operations are subject to stringent and complex federal, regional, state and local laws and regulations governing occupational health and safety, the discharge of materials into the environment or otherwise relating to environmental protection. Compliance with these laws and regulations may require the acquisition of permits before drilling or other related activity commences, restrict the type, quantities, and concentration of various substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling and production activities on certain lands lying within wilderness, wetlands, and other protected areas, impose specific health and safety criteria addressing worker protection, and impose substantial liabilities for pollution arising from drilling and production operations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil, and criminal penalties, the imposition of remedial obligations, and the issuance of injunctions that may limit or prohibit some or all of its operations.

These laws and regulations may also restrict the rate of oil and natural gas production below the rate that would otherwise be possible. The regulatory burden on the oil and natural gas industry increases the cost of doing business in the industry and consequently affects profitability. Additionally, the trend in environmental regulation has been to place more restrictions and limitations on activities that may affect the environment, and, any changes in environmental laws and regulations that result in more stringent and costly well construction, drilling, waste management or completion activities or waste handling, storage, transport, disposal or remediation requirements could have a material adverse effect on its business. While the Company believes that it is in substantial compliance with current applicable federal and state environmental laws and regulations and that continued compliance with existing requirements will not have a material adverse impact on its operations or financial condition, there is no assurance that the Company will be able to remain in compliance in the future with such existing or any new laws and regulations or that such future compliance will not have a material adverse effect on its business and operating results.

The Comprehensive Environmental Response, Compensation, and Liability Act, as amended (“CERCLA”), also known as the “Superfund” law and analogous state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons that are considered to have contributed to the release of a “hazardous substance” into the environment. These persons include the owner or operator of the disposal site or sites where the release occurred, and companies that disposed or arranged for the disposal of hazardous substances released at the site. Under CERCLA, these persons may be subject to joint and several, strict liabilities for remediation cost at the site, natural resource damages and for the costs of certain health studies. Additionally, it is not uncommon for neighboring landowners and other third parties to file tort claims for personal injury and property damage allegedly caused by hazardous substances released into the environment. The Company generates materials in the course of its operations that are regulated as hazardous substances.

The Company also adheres to the Resource Conservation and Recovery Act, as amended (“RCRA”), and comparable state statutes that impose stringent requirements related to the handling and disposal of non-hazardous and hazardous wastes. There exists an exclusion under RCRA from the definition of hazardous wastes for drilling fluids, produced waters and certain other wastes generated in the exploration, development or production of oil and natural gas, efforts have been made from time to time to remove this exclusion such that those wastes would be regulated under the more rigorous RCRA hazardous waste standards. A loss of this RCRA exclusion could result in increased costs to the Company and the oil and gas industry in general to manage and dispose of generated wastes.

The Company currently owns or leases, and in the past has owned or leased, properties that have been used for oil and natural gas exploration and production for many years. Although the Company believes that it has utilized operating and waste disposal practices that were standard in the industry at the time, hazardous substances, wastes and petroleum hydrocarbons may have been released on or under the properties owned or leased by the Company, or on or under other locations where such substances have been taken for recycling or disposal. In addition, some of its properties have been operated by third parties whose treatment and disposal of hazardous substances, wastes and petroleum hydrocarbons were not under its control. These properties and the substances disposed or released on them may be subject to CERCLA, RCRA, and analogous state laws. Under such laws, the Company could be required to remove previously disposed substances and wastes, remediate contaminated property, or perform remedial plugging or pit closure operations to prevent future contamination.

The Federal Water Pollution Control Act, as amended, (“Clean Water Act”), and analogous state laws, impose restrictions and strict controls with respect to the discharge of pollutants, including spills and leaks of oil and other substances, into state and federal waters. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the U.S. Environmental Protection Agency (“EPA”) or an analogous state agency. Spill prevention, control and countermeasure (“SPCC”) plan requirements imposed under the Clean Water Act require appropriate containment berms and similar structures to help prevent the contamination of navigable waters in the event of a petroleum hydrocarbon tank spill, rupture or leak. In addition, the Clean Water Act and analogous state laws require individual permits or coverage under general permits for discharges of storm water runoff from certain types of facilities. The Clean Water Act also prohibits the discharge of dredge and fill material in regulated waters, including wetlands, unless authorized by permit. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with discharge permits or other requirements of the Clean Water Act and analogous state laws and regulations. In addition, the Oil Pollution Act of 1990, as amended (“OPA”), imposes a variety of requirements related to the prevention of oil spills into navigable waters as well as liabilities for oil cleanup costs, natural resource damages and a variety of public and private damages that may result from such oil spills.

The disposal of oil and natural gas wastes into underground injection wells are subject to the federal Safe Drinking Water Act, as amended (“SDWA”), and analogous state laws. The SDWA’s Underground Injection Control Program establishes requirements for permitting, testing, monitoring, recordkeeping and reporting of injection well activities as well as a prohibition against the migration of fluid containing any contaminants into underground sources of drinking water. State programs may have analogous permitting and operational requirements. In response to concerns related to increased seismic activity in the vicinity of injection wells, regulators in some states are considering additional requirements related to seismic safety. For example, the Texas Railroad Commission (“RRC”) adopted new oil and gas permit rules in October 2014 for wells used to dispose of saltwater and other fluids resulting from the production of oil and natural gas in order to address these seismic activity concerns within the state. Among other things, the rules require companies seeking permits for disposal wells to provide seismic activity data in permit applications, provide for more frequent monitoring and reporting for certain wells, and allow the RRC to modify, suspend, or terminate permits on grounds that a disposal well is likely to be, or determined to be, causing seismic activity. If new regulatory initiatives are implemented that restrict or prohibit the use of underground injection wells in areas where the Company relies upon the use of such wells in its operations, its costs to operate may significantly increase and its ability to conduct continue production may be delayed or limited, which could have a material adverse effect on its results of operations and financial position. In addition, any leakage from the subsurface portions of the injection wells may cause degradation of freshwater, potentially resulting in cancellation of operations of a well, issuance of fines and penalties from governmental agencies, incurrence of expenditures for remediation of the affected resource, and imposition of liability by third parties for property damages and personal injury.

Hydraulic fracturing is an important and common practice that is used to stimulate production of hydrocarbons, particularly natural gas from tight formations such as shales. The process involves the injection of water, sand, and chemicals under pressure into targeted subsurface formations to fracture the surrounding rock and stimulate production. The Company routinely uses hydraulic fracturing techniques in many of its drilling and completion programs. The process is typically regulated by state oil and natural gas commissions; however, the EPA has asserted federal regulatory authority pursuant to the SDWA over certain hydraulic fracturing activities involving the use of diesel fuel and issued guidance in February 2014 related to such activities. Moreover, the EPA has promulgated rules under the federal Clean Air Act (“CAA”) requiring operators to use “green completions” to capture the emission of volatile organic compounds from well completion activities involving the use of hydraulic fracturing. The rules also regulate emissions from new or modified compressors, dehydrators, storage tanks, and other production equipment. Also, the EPA issued an advanced notice of proposed rulemaking under the Toxic Substances Control Act in May 2014 seeking comment on potential rules that would require companies to disclose the chemical additives used in their hydraulic fracturing fluids.

Congress has from time to time considered legislation to provide for federal regulation of hydraulic fracturing under the SDWA and to require disclosure of the chemicals used in the hydraulic fracturing process. At the state level, some states, including Louisiana and Texas, where the Company operates, have adopted, and other states are considering adopting legal requirements that could impose more stringent permitting, public disclosure or well construction requirements on hydraulic fracturing activities. Moreover, some states and local governments have enacted laws or regulations limiting hydraulic fracturing within their borders or prohibiting the activity altogether.

The CAA and comparable state laws, regulate emissions of various air pollutants from many sources in the United States, including crude oil and natural gas production activities through air emissions standards, construction and operating programs and the imposition of other compliance requirements. These laws and any implementing regulations may require the Company to obtain pre-approval for the construction or modification of certain projects or facilities expected to produce or significantly increase air emissions, obtain and strictly comply with stringent air permit requirements, or utilize specific equipment or technologies to control emissions of certain pollutants. Federal and state regulatory agencies can impose administrative, civil, and criminal penalties for non-compliance with air permits or other requirements of the Clean Air Act and associated state laws and regulations. Over the next several years, the Company may be required to incur certain capital expenditures for air pollution control equipment or other air emissions-related issues. For example, the EPA has promulgated rules under the CAA that subject oil and natural gas production, processing, transmission and storage operations to regulation under the New Source Performance Standards (“NSPS”) and National Emission Standards for Hazardous Air Pollutants (“NESHAP”) programs. With regards to production activities, these final rules require, among other things, the reduction of volatile organic compound emissions from three subcategories of fractured and refractured gas wells for which well completion operations are conducted: wildcat (exploratory) and delineation gas wells; low reservoir pressure non-wildcat and non-delineation gas wells; and all “other” fractured and refractured gas wells. All three subcategories of wells must route flow back emissions to a gathering line or be captured and combusted using a combustion device such as a flare. However, the “other” wells must use reduced emission completions, also known as “green completions,” with or without combustion devices. These regulations also establish specific new requirements regarding emissions from production-related wet seal and reciprocating compressors and from pneumatic controllers and storage vessels.

Certain scientific studies have found that emissions of carbon dioxide, methane, and other “greenhouse gases” are contributing to warming of the earth’s atmosphere and other climatic changes. Based on these findings, the EPA determined that greenhouse gases present an endangerment to public health and the environment and has issued regulations to restrict emissions of greenhouse gases under existing provisions of the Clean Air Act. These regulations include limits on tailpipe emissions from motor vehicles and preconstruction and operating permit requirements for certain large stationary sources. The EPA has also adopted rules requiring the reporting of greenhouse gas emissions from specified large greenhouse gas emission sources in the United States, as well as certain onshore oil and natural gas production facilities, on an annual basis. Recently, the EPA finalized modifications to its GHG reporting rules that would require covered entities to report emissions on an individual GHG basis. In addition, the EPA has proposed a rule that would expand the agency’s reporting requirements to cover emissions from completions and workovers of hydraulically fractured oil wells. These new and proposed rules could result in increased compliance costs for its business.

In addition, Congress has from time to time considered adopting legislation to reduce emissions of greenhouse gases and almost one-half of the states have already taken legal measures to reduce emissions of greenhouse gases primarily through regional greenhouse gas cap and trade programs. The adoption of legislation or regulatory programs to reduce emissions of greenhouse gases could require the Company to incur increased operating costs, such as costs to purchase and operate emissions control systems, to acquire emissions allowances or comply with new regulatory or reporting requirements. Any such legislation or regulatory programs could also increase the cost of consuming, and thereby reduce demand for the oil and natural gas the Company produces. Finally, it should be noted that some scientists have concluded that increasing concentrations of greenhouse gases in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts and floods and other climatic events. Such climatic events could have an adverse effect on its financial condition and results of operations.

The Federal Endangered Species Act, as amended (“ESA”), and analogous state laws restrict activities that could have an adverse effect on threatened or endangered species or their habitats. Similar protections are offered to migratory birds under the Migratory Bird Treaty Act. Some of its operations may be located in or near areas that are designated as habitat for endangered or threatened species. In these areas, the Company may be obligated to develop and implement plans to avoid potential adverse impacts to protected species, and the Company may be prohibited from conducting operations in certain locations or during certain seasons, such as breeding and nesting seasons, when its operations could have an adverse effect on the species. It is also possible that a federal or state agency could order a complete halt to its activities in certain locations if it is determined that such activities may have a serious adverse effect on a protected species. Moreover, as a result of a court settlement the U.S. Fish and Wildlife Service is required to make a determination on listing of numerous species as endangered or threatened under the ESA before the completion of the agency’s 2017 fiscal year.

The Company is also subject to the requirements of the federal Occupational Safety and Health Act, as amended, (“OSHA”), and comparable state statutes that regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard, the Emergency Planning and Community Right-to-Know Act, as amended, and implementing regulations and similar state statutes and regulations require that information be maintained about hazardous materials used or produced in operations and that this information be provided to employees, state and local governmental authorities, and citizens.

The Company believes that it is currently in compliance in all material respects with the environmental regulations to which it is subject.

F.	The Company’s Pre-Petition Capital Structure.

Senior Secured Credit Facility

Total lender commitments under the Second Amended and Restated Credit Agreement (as amended, the “Credit Agreement”) governing the senior secured revolving credit facility (the “Senior Credit Facility”) are subject to borrowing base limitations, which was $47 million as of January 6, 2016. The Company’s obligations under the Credit Agreement, as borrower, were guaranteed by the Goodrich Subsidiary, as the initial subsidiary guarantor, and the obligations of the Company were secured by liens on substantially all of the assets owned by the Company, together with certain accounts receivable, equity of subsidiaries, equipment, and other assets.

As of March 11, 2016, the Company had $40 million of borrowings outstanding under the Senior Credit Facility.

8.00% Second Lien Notes

On March 12, 2015, the Company sold 100,000 units (the “Units”), each consisting of a $1,000 aggregate principal amount at maturity of the 8.00% Second Lien Senior Secured Notes due 2018 (the “8.00% Second Lien Notes”) and one warrant to purchase 48.84 shares of its Common Stock. The 8.00% Second Lien Notes are guaranteed by the Goodrich Subsidiary, which also guarantees the Senior Credit Facility. The Company received proceeds, before offering expenses payable by the Company, of $100 million from the sale of the Units. The proceeds from the issuance of the 8.00% Second Lien Notes were used to repay borrowings under the Senior Credit Facility and for general corporate purposes. The 8.00% Second Lien Notes are secured on a senior second-priority basis by liens on certain assets of the Company that secure its Senior Credit Facility, which liens are subject to an inter-creditor agreement in favor of the lenders under the Senior Credit Facility. The 8.00% Second Lien Notes mature on March 15, 2018. If the aggregate principal amount outstanding on the 2032 Notes (defined below) on August 1, 2017 is more than $25.0 million then the outstanding amount of the 8.00% Second Lien Notes shall be due on September 1, 2017. Interest on the 8.00% Second Lien Notes is payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2015.

As of the date hereof, $100 million in aggregate principal amount of the 8.00% Second Lien Notes remains outstanding plus accrued and unpaid interest.

8.875% Second Lien Notes

On October 1, 2015, the Company issued 38,250 units, each consisting of a $1,000 aggregate principal amount at maturity of its 8.875% Second Lien Senior Secured Notes due 2018 (the “8.875% Second Lien Notes” and, together with the 8.00% Second Lien Notes, the “Second Lien Notes”) and one warrant to purchase approximately 156.9 shares of its Common Stock, in exchange for $76.5 million aggregate principal amount of its 2019 Notes (defined below). In addition, the Company issued approximately $36.8 million aggregate principal amount of its 8.875% Second Lien Notes in exchange for approximately $81.7 million aggregate principal amount of its 2019 Notes. The 8.875% Second Lien Notes are guaranteed by the Goodrich Subsidiary. The 8.875% Second Lien Notes are secured on a senior second-priority basis by liens on certain assets of the Company, which liens are subject to an inter-creditor agreement in favor of the lenders under the Senior Credit Facility. The 8.875% Second Lien Notes mature on March 15, 2018. If the aggregate principal amount outstanding on the 2032 Notes (defined below) on August 1, 2017 is more than $25.0 million then the outstanding amount of the 8.875% Second Lien Notes shall be due on September 1, 2017. Interest on the 8.875% Second Lien Notes is payable semi-annually in arrears on March 15 and September 15 of each year, beginning on March 15, 2016.

As of the date hereof, the $75 million in aggregate principal amount of the 8.875% Second Lien Notes remains outstanding plus accrued and unpaid interest.

2019 Notes

On March 2, 2011, the Company sold $275 million of its 8.875% Senior Notes due 2019 (the “2019 Notes”). The 2019 Notes mature on March 15, 2019, unless earlier redeemed or repurchased. The 2019 Notes are its senior unsecured obligations and rank equally in right of payment to all of its other existing and future indebtedness. The 2019 Notes accrue interest at a rate of 8.875% annually, and interest is paid semi-annually in arrears on March 15 and September 15. The 2019 Notes are guaranteed by the Goodrich Subsidiary.

On October 1, 2015, the Company closed a privately-negotiated exchange under which the Company retired, in two tranches, $158.2 million in aggregate original principal amount of its outstanding 2019 Notes in exchange for the issuance of $75.0 million in aggregate original principal amount of its 8.875% Second Lien Notes and 38,250 warrants. Each warrant is entitled to purchase approximately 156.9 shares of its Common Stock for $1.00 per share.

The 2019 Notes are unsecured obligations of the Company. As of the date hereof, approximately $116.8 million aggregate principal amount of the 2019 Notes remains outstanding plus accrued and unpaid interest.

2029 Notes

In September 2009, the Company sold $218.5 million of its 5.00% Convertible Senior Notes due 2029 (the “2029 Notes”). The 2029 Notes mature on October 1, 2029, unless earlier converted, redeemed or repurchased. The 2029 Notes are its senior unsecured obligations and rank equally in right of payment to all of its other existing and future unsecured indebtedness. The 2029 Notes accrue interest at a rate of 5% annually, and interest is paid semi-annually in arrears on April 1 and October 1 of each year.

The 2029 Notes are unsecured obligations of the Company. As of the date hereof, approximately $6.7 million in aggregate principal amount of the 2029 Notes remains outstanding plus accrued and unpaid interest.

2032 Notes

The Company entered into separate, privately negotiated exchange agreements in 2013 under which the Company retired $166.7 million in aggregate principal amount of its outstanding 2029 Notes in exchange for the issuance of 5.00% Convertible Senior Notes due 2032 (the “2032 Notes”) in an aggregate principal amount of $166.3 million. The 2032 Notes will mature on October 1, 2032.

Many terms of the 2032 Notes remain the same as the 2029 Notes they replaced, including the 5.0% annual cash interest rate and the conversion rate of 28.8534 shares of its Common Stock per $1,000 principal amount of 2032 Notes (equivalent to an initial conversion price of approximately $34.6580 per share of Common Stock), subject to adjustment in certain circumstances.

Unlike the 2029 Notes, the principal amount of the 2032 Notes accretes at a rate of 2% per year commencing August 26, 2013, compounding on a semi-annual basis, until October 1, 2017. The accreted portion of the principal is payable in cash upon maturity but does not bear cash interest and is not convertible into its Common Stock. Holders have the option to require the Company to purchase any outstanding 2032 Notes on each of October 1, 2017, 2022 and 2027, at a price equal to 100% of the principal amount plus the accretion thereon. Accretion of principal is and will be reflected as a non-cash component of interest expense on its statement of operations during the term of the 2032 Notes.

The 2032 Notes are unsecured obligations of the Company. As of the date hereof, the $94.2 million in aggregate principal amount of the 2032 Notes remains outstanding plus accrued and unpaid interest.

2032 Exchange Notes

On September 8, 2015, the Company closed a privately-negotiated exchange under which the Company retired $55.0 million in principal amount of outstanding 2032 Notes in exchange for its issuance of approximately $27.5 million in aggregate original principal amount of 2032 Exchange Notes (the “2032 Exchange Notes”). Many terms of the 2032 Exchange Notes remain the same as the 2032 Notes they replaced, including the 5.0% annual cash interest rate and the final maturity date of October 1, 2032.

Investors may convert their 2032 Exchange Notes at their option at any time prior to the close of business on the second business day immediately preceding the maturity date under the following circumstances: (1) if the 2032 Exchange Notes have been called for redemption or the Company exercises its option to convert the 2032 Exchange Notes, or (2) upon the occurrence of one of specified corporate transactions. The conversion rate is 500.00 shares per $1,000 principal amount of the 2032 Exchange Notes (equal to an initial conversion price of $2.00 per share of Common Stock), subject to adjustment.

Like the 2032 Notes, the principal amount of the 2032 Exchange Notes will accrete at a rate of 2% per year from August 26, 2013, compounding on a semi-annual basis, until October 1, 2018. The accreted portion of the principal is payable in cash upon maturity but does not bear cash interest and is not convertible into its Common Stock. Holders have the option to require the Company to purchase any outstanding 2032 Exchange Notes on each of October 1, 2018, October 1, 2022 and October 1, 2027, at a price equal to 100% of the accreted principal amount thereof, plus accrued and unpaid interest on the original principal amount thereof.

The 2032 Exchange Notes are unsecured obligations of the Company. As of the date hereof, the $ 6.1 million in aggregate principal amount of the 2032 Exchange Notes remains outstanding plus accrued and unpaid interest.

2026 Notes

At September 30, 2015, $0.4 million of its 3.25% Convertible Senior Notes due 2026 (the “2026 Notes” and, together with the 2019 Notes, the 2029 Notes, the 2032 Notes and the 2032 Exchange Notes, the “Unsecured Notes”) remained outstanding. Holders may present to the Company for redemption the remaining outstanding 2026 Notes on December 1, 2016 and December 1, 2021.

The 2026 Notes are convertible into shares of its Common Stock at a rate equal to the sum of: (i) 15.1653 shares per $1,000 principal amount of 2026 Notes (equal to a “base conversion price” of approximately $65.94 per share); plus (ii) an additional amount of shares per $1,000 of principal amount of 2026 Notes equal to the incremental share factor 2.6762), multiplied by a fraction, the numerator of which is the applicable stock price less the “base conversion price” and the denominator of which is the applicable stock price. Upon conversion, the Company has the option to deliver shares at the applicable conversion rate, redeem in cash, or in certain circumstances redeem in a combination of cash and shares.

The 2026 Notes are unsecured obligations of the Company. As of the date hereof, the $4.3 million in aggregate principal amount of the 2026 Notes remains outstanding plus accrued and unpaid interest.

Goodrich Common Stock

As of March 11, 2016, 77,675,895 shares of Goodrich Common Stock were issued and outstanding.

Series B Preferred Stock

As of March 22, 2016, the Company had 1,483,441 shares issued and outstanding of its 5.375% Series B Cumulative Convertible Preferred Stock (the “Series B Preferred Stock”). The Liquidation Preference is $50.00 per share of Series B Preferred Stock, plus accumulated and unpaid dividends. Dividends are payable quarterly in arrears beginning March 15, 2006. If the Company fails to pay dividends on its Series B Preferred Stock on any six dividend payment dates, whether or not consecutive, the dividend rate per annum will be increased by 1.0% until the Company has paid all dividends on its Series B Preferred Stock for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full. The Series B Preferred Stock ranks senior to its Common Stock and on parity with its Series C Preferred Stock (defined below), its Series D Preferred Stock (defined below) and its Series E Preferred Stock (defined below) with respect to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up.

Series C Preferred Stock

As of March 22, 2016, the Company has 3,060,412 depositary shares issued and outstanding each representing a 1/1000th ownership interest in a share of its 10.00% Series C Cumulative Preferred Stock (the “Series C Preferred Stock”). The Liquidation Preference is $25,000 per share ($25.00 per depositary share) of Series C Preferred Stock, plus accumulated and unpaid dividends.

The Series C Preferred Stock ranks senior to its Common Stock and on parity with its Series B Preferred Stock, its Series D Preferred Stock (defined below) and its Series E Preferred Stock (defined below) with respect to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up. The Series C Preferred Stock has no stated maturity and is not subject to mandatory redemption or any sinking fund and will remain outstanding indefinitely unless repurchased or redeemed by the Company or converted into its Common Stock in connection with certain changes of control.

Series D Preferred Stock

As of March 22, 2016, the Company has 3,621,070 depositary shares issued and outstanding each representing a 1/1000th ownership interest in a share of its 9.75% Series D Cumulative Preferred Stock (the “Series D Preferred Stock”). The Liquidation Preference is $25,000 per share ($25.00 per depositary share) of Series D Preferred Stock, plus accumulated and unpaid dividends.

The Series D Preferred Stock ranks senior to its Common Stock and on parity with its Series B Preferred Stock, its Series C Preferred Stock and its Series E Preferred Stock (defined below) with respect to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up. The Series D Preferred Stock has no stated maturity and is not subject to mandatory redemption or any sinking fund and will remain outstanding indefinitely unless repurchased or redeemed by the Company or converted into its Common Stock in connection with certain changes of control.

Series E Preferred Stock

As of March 22, 2016, the Company has 2,902,539 depositary shares issued and outstanding each representing a 1/1000th ownership interest in a share of its 10.00% Series E Cumulative Convertible Preferred Stock (the “Series E Preferred Stock” and, together with the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, the “Preferred Stock”). The Liquidation Preference is $10,000 per share ($10.00 per depositary share) of Series E Preferred Stock, plus accumulated and unpaid dividends. Dividends are payable quarterly in arrears beginning March 15, 2016. If the Company fails to pay dividends on its Series E Preferred Stock on any six dividend payment dates, whether or not consecutive, the dividend rate per annum will be increased by 1.0% until the Company has paid all dividends on its Series E Preferred Stock for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full. The Series E Preferred Stock ranks senior to its Common Stock and on parity with its Series B Preferred Stock, its Series C Preferred Stock and its Series D Preferred Stock with respect to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up.

G.	Significant Pre-Petition Contracts and Leases.

Chesapeake LP Marketing Agreement for Haynesville Shale

Chesapeake Louisiana, L.P. (“Chesapeake LP”) and Goodrich Subsidiary are parties to a Purchase and Sale Agreement dated June 15, 2008 (“Chesapeake Agreement”) whereby Chesapeake LP acquired certain property interests in the Haynesville Shale Trend formation in Caddo and Desoto Parishes, Louisiana. Chesapeake LP and Goodrich Subsidiary also entered into an Exploration Agreement and Joint Operating Agreement, each dated June 15, 2008, to jointly conduct drilling activities, with Chesapeake LP as operator (the “Chesapeake JOA”).

Chesapeake Operating, Inc. (“Chesapeake Operating”) drills and operates the wells located on Chesapeake LP leasehold. Chesapeake Operating also markets oil and natural gas production from the wells as the agent of Chesapeake LP. In consideration of Goodrich Subsidiary dedicating all of its oil and natural gas production attributable to the leasehold interests owned by Goodrich Subsidiary within the contract area (as defined in Chesapeake JOA) for sale by Chesapeake Operating along with the sale of Chesapeake LP oil and natural gas production, Chesapeake Operating agreed to sell Goodrich Subsidiary’s production pursuant to the terms of the Chesapeake Agreement.

By its terms, the Chesapeake Agreement requires that if natural gas is marketed by Chesapeake Operating’s marketing affiliate, a 2.5% marketing fee is retained from the net gas resale price (with working interest owners bearing their royalty owners’ share of the fee). Chesapeake Operating’s marketing affiliate charges a $0.30 per barrel marketing fee on all oil/condensate sales. The Chesapeake Agreement has a 20 year primary term starting December 1, 2008. After the primary term, the Chesapeake Agreement is in effect year-to-year until a party gives 120 days written notice of termination.

Frio La Salle Gas Gathering Agreement

Goodrich Subsidiary and Frio LaSalle Pipeline, LP (“Frio La Salle”) entered into a Gas Gathering and Processing Agreement (the “Frio La Salle Agreement”), that was amended and restated on October 1, 2012, where Frio La Salle agreed to construct certain processing facilities in order to connect wells being drilled by Goodrich Subsidiary to Frio La Salle’s pipeline system in Frio and LaSalle Counties, Texas. The Frio La Salle Agreement provides terms where Frio La Salle will gather, treat, compress, dehydrate, stabilize, condition, and process the gas produced by the Goodrich Subsidiary.

The Frio La Salle Agreement provides details regarding Goodrich Subsidiary’s assumption of new facilities for gathering and treating natural gas with the specific delivery points and locations, along with Frio La Salle’s pricing for various gathering and treatment services measured by daily volume of natural gas production.

Champions Agreement

The Company has a sales agreement with Champions Pipe and Supply, Inc. (“Champions”), beginning June 1, 2015 and ending November 10, 2016, that provides for casing supplies pertaining to the Tuscaloosa Marine Shale formation (the “Champions Agreement”). Currently, the Champions Agreement includes a provision that allows Champions Pipe to invoice any material that has been in Champions’ inventory for 6 months or greater (as provided for in the Champions Agreement). Principally, the Champions Agreement provides that Champions invoice Goodrich every month for eighteen months in the amount of $631,056 per month for a total loan amount of $10,921,603, with interest owed.

Fallon Promissory Note

Goodrich Subsidiary entered into a promissory note where Goodrich Subsidiary promised to pay Fallon Family, L.P. (“Fallon”) the principal sum of one million ($1,000,000) in ten (10) equal semi-annual installment payments, with the first payment made October 15, 2015 (the “Fallon Note”). Interest shall not accrue on the principal sum or any outstanding principal balance, except that, should Goodrich Subsidiary fail to make any of the installment payments within five (5) business days of the due date thereof, then the entire unpaid principal balance of the Fallon Note shall immediately become due and payable upon demand, including all reasonable attorney’s fees and costs of collection incurred by Fallon and shall begin to bear interest at a default rate of twelve (12%) per annum from the date of default until paid.

Drilling Info Subscription Agreement

The Company entered into a Subscription Agreement with Drilling Info, Inc. (“Drilling Info”), dated November 24, 2015 (the “Subscription Agreement”). Under the Subscription Agreement, the Company subscribed to a technology services and software package for forty-nine (49) authorized users from December 1, 2015 until November 30, 2016 for a subscription fee of $175,000.

Burns Letter Agreement

The Company agreed with Katherine Burns Terry Horlen (“Burns”) to wire the sum of $583,000 to an account on August 31, 2015. Such amount will be non-refundable and the Company agrees to reimburse Burns for any amounts reflected in a statement from Burns for audit fees and expenses, to the extent that such sum exceeds $50,000. Such amount will be wired by the Company the day after the Company receives the applicable statements.

Upon closing of the Company’s proposed transaction with EP Energy on September 4, 2015, the Company promised to escrow the sum of $500,000 in a secure escrow account that is subject to a mutually agreeable escrow agreement with Broadway Bank in San Antonio, Texas as the escrow agent.

801 Louisiana Lease

The Company has a lease with 801 Louisiana Partners, L.P. to lease the office space at 801 Louisiana Street, Houston, Texas, 77002 (the “801 Louisiana Lease”). The total leased space is 36,755 square feet rented for 120 months from August 1, 2009 until October 31, 2019. Rent began at $790,232.50 annually with specified increases in rent each year until lease expiration (by the terms of 801 Louisiana Lease).

H.	Pre-Petition Litigation.

Chesapeake Litigation

Goodrich Subsidiary is currently involved in a lawsuit against Chesapeake Operating, LLC (“Chesapeake LLC”) in the United States District Court for the Western District of Louisiana, Case No. 5:14-cv-03228, captioned Goodrich Petroleum Company, LLC v. Chesapeake Operating, LLC. Goodrich Subsidiary filed an amended complaint on August 10, 2015 and Chesapeake LLC filed their answer to the amended complaint on August 31, 2015. Subsequently, Chesapeake LLC filed a motion for summary judgment as to Goodrich Subsidiary’s fiduciary duty claims and Unfair Trade Practices and Consumer Protection Act claims on November 10, 2015. Goodrich Subsidiary filed a response to that summary judgment motion on November 30, 2015 and Chesapeake filed their reply on December 7, 2015. The motion for summary judgment is currently pending with initial discovery efforts underway.

Larry T. Long

Goodrich Subsidiary is currently involved in a lawsuit against Larry T. Long, et. al. in the 123rd Judicial District Court of Panola County, Texas, captioned Larry T. Long, et al v. Goodrich Petroleum Company, LLC. The plaintiffs asserted claims against Goodrich in a summary judgment motion related to quieting title to a series of wells. Goodrich is the only defendant in the case and has filed its own summary judgment motion. The court held a hearing on plaintiff’s remaining issues on January 4, 2016 and no trial date has been set.

T.A. “Tim” Barfield

Goodrich is currently involved in a lawsuit with T.A. “Tim” Barfield, et. al. in the 19th Judicial District Court of East Baton Rouge, Louisiana, captioned T.A. “Tim” Barfield v. Goodrich Petroleum Corp. The Company received second discovery requests on October 14, 2015. Settlement talks have been underway and the Company is optimistic the case can be resolved in the near future.

JOMAC Properties, LP v. CHK, et al.

The Company is currently involved in a lawsuit in the 1st Judicial District Court, Caddo Parish, Louisiana, captioned JOMAC Properties, LP v. CHK, et al. JOMAC Properties, LP. Plaintiff has asserted claims against the Company and several other defendants based on a lease termination dispute and alleged royalty interests owed. The parties have mediated twice without resolution and the case is currently in settlement negotiations.

Hunsicker, et al v. Chesapeake, et al.

The Company is currently involved in a lawsuit in the 1st Judicial District Court, Caddo Parish, Louisiana, captioned Hunsicker, et al v. Chesapeake, et al.. The plaintiffs have asserted claims based on an alleged underpayment of royalties by the terms of the lease. The parties are currently trying to finalize settlement talks and resolve the matter.

K-8 Ranch, LTD, et al v. Kaiser-Francis Gulf Coast, LTD, et al

The Company is currently involved in a lawsuit in the County Court At Law in and for Panola County, captioned K-8 Ranch, LTD, et al v. Kaiser-Francis Gulf Coast, LTD, et al. K-8 Ranch, LTD, et al has asserted claims based on a royalty interest dispute over natural gas liquids. The case is currently pending with an expected trial date set for October/November 2016.

Holmes, et al. v. Hanson, et al.

The Company is currently involved in a lawsuit in the US District Court Western District of Louisiana (Shreveport Division), captioned Holmes, et al. v. Hanson, et al, Case No. 5:2012cv00896. Plaintiffs asserted lease termination claims when the servitude was extinguished. Plaintiffs believe they should be lessor and seek damages for failing to record an act evidencing the extinguishment of servitude. The case is in the process of settlement.

Eastman Gas Company, LLC Litigation

The Company is currently involved in a lawsuit in the 4th Judicial District, Rusk County, Texas, captioned Eastman Gas Company, LLC v. Goodrich, aff’d by Eastman Gas Co., L.L.C. v. Goodrich Petro. Co., L.L.C., 456 S.W.3d 319 (Tex. App. Texarkana 2015), Case No. No. 06-13-00128-CV. In a dispute over a natural gas service agreement, the court determined that Eastman Petroleum Company, LLC (“Eastman”) owed Goodrich $ 3,034,766.40 in principal and interest based on an audit of the payment owed under the agreement. An appeal to Texas Supreme Court has been denied and the Company is proceeding to collect judgment. However, the Company was notified on January 8, 2015 that the Eastman assets were transferred out of the company to the partners in 2007. The Company is pursuing its legal options against Eastman to recover these assets and obtain a favorable judgment.

Donnell v. Matador, et al Litigation

The Company is currently involved in a lawsuit in the 1st Judicial District Court, Caddo Parish, Louisiana, captioned Donnell v. Matador, et al., Case No. No. 544214. Plaintiffs have asserted pipeline trespass claims that may not likely involve the Company and the Company’s exposure is limited in the case either way. The case is currently pending with minimal activity in recent years.

Middleton, et al v. EP Energy, et al

The Company is currently involved in a lawsuit in the 42nd Judicial District Court, DeSoto Parish, Louisiana, captioned Ruth Elizabeth Middleton, et al v. EP Energy E&P Company, et al, Case No. NO. 50,300-CA. The plaintiff is seeking to terminate a lease due to lack of operations and failure to produce in paying quantities. The court granted the plaintiff’s motion for summary judgment, but, on appeal, the Court of Appeal of the Second Circuit of Louisiana reversed in 2016 in Middleton v. EP Energy E&P Co., L.P., 2016 La. App. LEXIS 160 (La.App. 2 Cir. Feb. 3, 2016). While the defendant may appeal this decision, Goodrich has limited exposure in the case and the case should not affect Company operations.

Spanish Lake Restoration, LLC v. Shell Oil, et al

The Company is currently involved in a lawsuit in the 18th Judicial District of Iberville Parish, Louisiana captioned Spanish Lake Restoration, LLC v. Shell Oil, et al. The plaintiff has asserted claims based on fifty-five different wells where the property was left in deplorable condition as part of an environmental legacy claim. Shell Oil, et. al. have much greater exposure than the Company and the trial has been continued indefinitely.

Alford, et al v. Chevron, U.S.A., et al.

The Company is currently involved in a lawsuit that was filed in the 25th Judicial District Court, Parish of Plaquemines, captioned Alford, et al v. Chevron, U.S.A., et al., that was removed to the U.S. District Court for the Eastern District of Louisiana, Case No. 2:13-cv-05457. The plaintiff has asserted land contamination claims that are being contested by the defendants. The district court grated defendant’s summary judgment motion on many of the claims, and Plaintiffs amended their petition on March 9, 2015. The Company submitted its response on April 23, 2015. The case remains pending.

Peltier Farms v. BP, et al

The Company is currently involved in a lawsuit in the 25th Judicial District Court, Parish of Plaquemines, captioned Peltier Farms v. BP, et al, Case No. The plaintiffs have asserted claims based on a well operation in Lake Boeuf Field, but the Company is not the primary target of the litigation. The case has been inactive for years and is currently pending as the trial date was continued without reset.

Vermillion Parish School Board Litigation

The Company is currently involved in a lawsuit in the 15th Judicial District for the Parish of Vermilion, captioned Vermillion Parish School Board v. Goodrich. The plaintiffs have asserted claims based on a dry hole well in Lake Boston Bayou Field. The case is currently pending as the trial date was continued without reset.

Greene v. Shell, et al

The Company is currently involved in a lawsuit in the 15th Judicial District for the Parish of Vermilion, captioned Greene v. Shell, et al. Plaintiff has asserted claims against multiple defendants based on eight wells, where Superior Oil Company (ExxonMobil) assigned 50% of its leases to a third party. The case is currently pending as the plaintiffs try to sue ExxonMobil.

Bowie Lumber Associates, etc. v. BP America, et al

The Company is currently involved in a lawsuit in the 17th Judicial District Court, Lafourche Parish, LA, captioned Bowie Lumber Associates, etc. v. BP America, et al. Bowie Lumber Associates has asserted claims based on wells operated in the Lake Boeuf Field. The case is currently in settlement talks with the other defendants and the Company should be dismissed from the suit once a settlement is reached.

The Parish of Jefferson v. Exxon Mobil, et al

The Company is currently involved in a lawsuit in the 24th Judicial District Court, Jefferson Parish, Louisiana, captioned The Parish of Jefferson v. Exxon Mobil, et al, Case No. 2:2013cv06717. The plaintiffs are seeking damages against nine defendants for alleged violations of permits issued pursuant to the State and Local Coastal Resources Management Act of 1978 and other the coastal zone laws. The U.S. District Court of Louisiana administratively reopened the case and remanded it to the 24th Judicial District for the Parish of Jefferson pursuant to 28 U.S.C. § 1447(c) for lack of subject matter jurisdiction. The first discovery responses were provided on September 18, 2015.

The Parish of Plaquemines and the State of LA Litigation

The Company is currently involved in a lawsuit in the 25th Judicial District Court, Plaquemines Parish, Louisiana, captioned The Parish of Plaquemines and the State of LA v. Goodrich, et al. The plaintiffs have asserted claims for violations of state and local coastal regulations. The Company has filed responses and objections to plaintiffs’ discovery and is waiting on the court to rule on a motion to dismiss the case.

Southwest TMS Litigation

The Goodrich Subsidiary is currently involved in a lawsuit in the 21st Judicial District Court, Tangipahoa Parish, Louisiana, captioned Southwest TMS v. Goodrich Petroleum Company, LLC. The Goodrich Subsidiary filed an answer to the plaintiff’s complain on July 7, 2015. The case is currently still pending with no recent activity.

Perry v. AK Steel, et al

The Company is currently involved in a lawsuit in the 3rd Judicial Circuit Court, Madison County, Illinois, captioned. The plaintiff has asserted a wrongful death claim related to asbestos exposure against a group of hundreds of defendants. The Company has filed a motion to dismiss for a lack of personal jurisdiction on August 31, 2015 and the Company believes it will be dismissed from the case.

Taylor Litigation

Goodrich is currently involved in two lawsuits in the US District Court for the Southern District of Mississippi, the first of which is captioned Taylor v. Goodrich, Case No. 5:15-cv-00079. The plaintiff has asserted claims for subsurface trespass, gross negligence, fraud, and other claims related to drilling for oil in the Tuscaloosa Marine Shale of Wilkinson County, Mississippi. Goodrich has filed a motion to dismiss on September 21, 2015 and supplemented that motion to dismiss most recently on March 9, 2016. The judge recused himself in the case because he is a lessor in the case, and Magistrate Judge John C. Gargiulo has assumed that role. In the second case, the plaintiff asserted a dispute over the mineral lease due to the lack of a Pugh Clause. The Company has filed a motion to dismiss on December 4, 2015 and this case is still pending.

AGCS Marine Insurance Company and Reliable Production Service, Inc. v. Halliburton Energy Services, et al

The Company is currently involved in a lawsuit in the 20th Judicial District Court Parish of West Feliciana, Louisiana, captioned AGCS Marine Insurance Company and Reliable Production Service, Inc. v. Halliburton Energy Services, et al. The plaintiffs are pursuing recovery for property damage it paid to Reliable Production Service (“RPS), alleging that defendants’ negligence causes damage to RPS’s equipment. The case is currently pending without resolution.

The Company does not believe that the ultimate liability, if any, resulting from any pending litigation will have a material adverse effect on its business or consolidated financial statements. However, the Company cannot predict with certainty the outcome or effect of any of the litigation matters specifically described above or of any other pending litigation. There can be no assurance that the Company’s beliefs or expectations as to the outcome or effect of any lawsuit or other litigation matter will prove correct, and the eventual outcome of these matters could materially differ from management’s current estimates.

V. EVENTS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11 CASES

A.	Crude Oil and Natural Gas Exploration and Production Market.

The Company is an exploration and production company with interests in non-conventional oil and natural gas shale properties that require large investments of capital to develop. The Company’s capital resources to develop its properties come from cash on hand, operating cash flows, and borrowings on its Senior Credit Facility. The current significant decline in crude oil prices and to a lesser extent the continued depressed natural gas prices has negatively impacted the Company’s cash flows that enable it to invest in and maintain its properties and service its long term obligations.

The Company’s immediate capital resources to develop its properties come from cash on hand, operating cash flows, and borrowings from the Senior Credit Facility. Beginning in the second half of 2014, commodity prices, particularly crude oil, began to decline sharply. The decline became precipitous late in the fourth quarter of 2014 and into 2015. Entering 2016, the market environment has worsened and commodity prices have further declined. The significant magnitude of this price decline has materially and adversely impacted the Company’s results of operations and led to substantial changes in the Company’s operating and drilling programs in 2015. As a result, the Company has focused on managing its balance sheet to reduce leverage and preserve liquidity during the current low commodity price environment.

The Company has taken numerous actions to mitigate the effects of lower crude oil prices to conserve capital and enhance liquidity, including but not limited to: (i) reducing its capital expenditures planned for 2016 as compared to 2015; (ii) generating savings by negotiating cost reductions from service providers; (iii) freezing salaries at 2014 levels, (iv) reducing its staff headcount over 30% from year-end 2014 levels; (v) reducing discretionary expenditures; (vi) extending the maturity of its Senior Credit Facility to February 24, 2017; (vii) receiving proceeds from its issuance of $100 million in Second Lien Notes; (viii) receiving net proceeds of $47.5 million from the sale of 12,000,000 shares of its common stock to the public; (ix) closing the sale of proved reserves and a portion of the associated leasehold in the Eagle Ford Shale Trend in September 2015 for proceeds of $101.6 million, with an additional $14.4 million placed into escrow pending resolution of post-closing adjustments; (x) in September and October 2015, exchanging an aggregate of $72.1 million of its 2032 Notes for $36.0 million of new 2032 Exchange Notes, thereby reducing future annual cash interest by $1.8 million; (xi) in October 2015, exchanging $158.2 million of its 2019 Notes for $75.0 million of the 8.875% Second Lien Notes, thereby reducing its future annual cash interest by $7.4 million; (xii) suspending all preferred stock dividend payments beginning in the third quarter of 2015 to conserve capital; and (xiii) launching the Recapitalization Plan (as described below).

B.	Prepetition Restructuring Initiatives.

In late 2015, faced with a heavy debt burden and declining revenues, the Company hired financial and legal advisors to evaluate a wide range of options to improve the Company’s financial position in the event of a prolonged market downturn. The Company engaged Vinson & Elkins L.L.P. (“V&E”) as legal restructuring counsel and Lazard Frères & Co. LLC (“Lazard”) as a financial advisor. The Company engaged in discussions with potential financing sources and numerous existing holders of the Company’s Preferred Stock and Unsecured Notes to

determine available options to enhance liquidity, including new financing and deleveraging measures and considered both out-of-court as well as bankruptcy court focused alternatives. The Company and the Board of Directors carefully considered and weighed each option with the benefit of advice from its financial and legal advisors. The Board of Directors considered the various alternatives, including not engaging in any restructuring transaction. Ultimately, on January 26, 2016, the Company launched a comprehensive plan to reduce its cost structure and improve its operating results, cash flow from operations, liquidity, and financial condition (the “Recapitalization Plan”). The Recapitalization Plan consisted of the following transactions:

•	On January 26, 2016, the Company commenced offers to exchange (the “Preferred Stock Exchange Offers”) any and all of the shares of the Company’s outstanding Series B Preferred Stock, any and all of the depositary shares representing the Company’s outstanding Series C Preferred Stock, any and all of the depositary shares representing the Company’s outstanding Series D Preferred Stock and any and all of the depositary shares representing the Company’s outstanding Series E Preferred Stock for newly issued shares of the Company’s Common Stock;

•	On January 26, 2016, the Company commenced offers to exchange (the “Unsecured Notes Exchange Offers”) any and all of the Company’s outstanding Unsecured Notes for newly issued shares of the Company’s Common Stock;

•	In March 2016, the Company entered into private negotiations with Holders of its Second Lien Notes to offer to exchange (the “Second Lien Exchange Offers” and, together with the Preferred Stock Exchange Offers and the Unsecured Notes Exchange Offers, the “Exchange Offers”) its outstanding Second Lien Notes for new notes with materially identical terms except that interest thereon may be either (a) paid at the Company’s option, in cash or in-kind or (b) deferred for some period of time (up to maturity);

•	Upon completion of the Exchange Offers, the Company planned to amend its 2006 Long-Term Incentive Plan (the “2006 Plan”) to increase the number of shares of Common Stock available for delivery pursuant to awards under the 2006 Plan (the “LTIP Amendment”) and issue approximately 27.1 million restricted shares of Common Stock pursuant to the 2006 Plan to its existing management and employees (the “Retention Awards”).

The Board of Directors considered the effects the Recapitalization Plan would likely have on the Company’s capital structure and the holders of Goodrich Common Stock, including: (i) the reduction in debt and preferred liquidation preference versus substantial dilution to the Company’s outstanding Common Stock expected to result from the Recapitalization Plan; (ii) the reduction of the Company’s fixed dividend obligations and the increase in the percentage of its capitalization that is Common Stock; (iii) the simplification of the Company’s capital structure and the elimination of the market overhang caused by the outstanding Preferred Stock and the liquidation preferences of the Preferred Stock; (iv) expected improvements in institutional investor interest in the Company’s Common Stock following the Recapitalization Plan due to an improved balance sheet and (v) the increased ability of the Company to address its near-term liquidity needs, including the material reduction of cash interest expense on the Company’s secured debt obligations and the increased likelihood of attracting new capital due to a significantly improved balance sheet.

The Board of Directors also considered the likely impact of the Recapitalization Plan on the Company’s future results of operations, including: (i) the elimination of annual cash interest expense of between $15.9 million (assuming the minimum conditions to the Unsecured Notes Exchange Offers were met) and $16.7 million (assuming full participation in the Unsecured Notes Exchanges) due to the exchange and cancellation of the Unsecured Notes in the Unsecured Notes Exchange Offers; (ii) the elimination of annual interest expense for 2016 of between $13.9 million (assuming the minimum conditions to the Second Lien Exchange Offers were met) and $14.7 million (assuming full participation in the Second Lien Exchange Offers), due to the ability of the Company to pay interest on the Second Lien Notes in kind, rather than in cash and (iii) the elimination of fixed dividend obligations of between $12.3 million (assuming the minimum conditions to the Preferred Exchange Offers were met) and $24.5 million (assuming full participation in the Preferred Exchanges) due to the exchange and cancellation of Preferred Stock in the Preferred Stock Exchange Offers.

The Recapitalization Plan was intended to facilitate a proposed recapitalization of the Company in an effort to simplify its capital structure, preserve liquidity and increase its ability to comply with its debt instruments during the current decline in the oil and gas industry. The Exchange Offers were conditioned, among other things, on (i) the Company’s common shareholders approving an amendment to the Company’s Restated Certificate of Incorporation increasing the number of authorized shares of common stock to 400 million at a special meeting held on April 8, 2016 and (ii) the satisfaction of certain minimum participation thresholds according to the terms of each of the Exchange Offers (together, the “Exchange Conditions”). The Exchange Offers expired at 5:00 p.m., New York City time, on April 8, 2016 (“Expiration Date”). Because the Exchange Conditions were not met, the Company did not accept for exchange any of the Unsecured Notes or shares of Preferred Stock validly tendered and not withdrawn prior to the Expiration Date. In addition, a quorum was not reached at the Company’s special meeting of stockholders on April 8, 2016.

In anticipation of the Chapter 11 Cases, the Company opted to conserve cash by electing to exercise its right to a grace period with respect to certain interest payments due (i) March 15, 2016 on its $5.2 million interest payment due on its 8.875% Senior Notes due 2019, $4.0 million interest payment due on its 8.00% Second Lien Senior Secured Notes and $3.0 million interest payment due on its 8.875% Second Lien Senior Secured Notes and (ii) April 1, 2016 on its $0.2 million interest payment due on its 5.00% Convertible Senior Notes due 2029, $2.4 million interest payment due on its 5.00% Convertible Senior Notes due 2032 and a $0.2 million interest payment due on its 5.00% Convertible Exchange Senior Notes due 2032.

In March 2016, the Company, certain of the Second Lien Noteholders, and their respective counsel and advisors began negotiations regarding options to protect their investment in the Company’s bonds. Thereafter, the Company and such Second Lien Noteholders entered into negotiations regarding a potential restructuring transaction that would allow the Company to substantially reduce its debt burden and secure additional liquidity to help the Company navigate the current downcycle. The Restructuring Support Agreement, discussed below, contemplates a value maximizing transaction for Goodrich, providing for a balance sheet restructuring while operations continue as usual. The new capital structure provided by the financial restructuring contemplated by the Restructuring Support Agreement and the Plan will provide the best foundation for the Company to meet the challenges in the drilling market due to the downcycle in crude oil prices over the coming years as well as an opportunity for all of its existing stakeholders to participate in any recovery.

C.	The Restructuring Support Agreement.

On March 28, 2016, the Restructuring Support Agreement was executed by the Company and each of the Second Lien Noteholders party thereto (the “Consenting Noteholders”). The Restructuring Support Agreement sets forth, subject to certain conditions, the commitment to and obligations of, on the one hand, the Company, and on the other hand, each of the Consenting Noteholders, in connection with a restructuring of the Second Lien Notes pursuant to the Plan. The Plan, which will substantially reduce the Company’s debt burden and solidify the Company’s long-term growth and operating performance, is based on the restructuring term sheet attached to and incorporated by reference in the Restructuring Support Agreement (the “Plan Term Sheet”).

Pursuant to the terms of the Restructuring Support Agreement, the Consenting Noteholders have agreed, among other things, and subject to certain conditions:6

•	Each Consenting Noteholder will, in the context of a Solicitation, vote all Second Lien Notes beneficially owned by such Consenting Noteholder, to the extent permitted under its applicable investment guidelines, or for which it is the nominee, investment manager, or advisor for beneficial holders thereof, in favor of the Plan in accordance with the applicable procedures set forth in the Disclosure Statement and accompanying voting materials, and return a duly-executed Ballot in connection therewith no later than the deadline for voting on the Plan (except to the extent that the terms of such Plan are inconsistent with the terms contained in the Plan Term Sheet);

•	not withdraw or revoke its vote;

[6]	In the event of any inconsistency between this Disclosure Statement and the Restructuring Support Agreement, the terms of the Restructuring Support Agreement shall govern. All terms in this section not defined in the Plan or Disclosure Statement shall have the meaning ascribed by the Restructuring Support Agreement.

•	following the commencement of the Chapter 11 Case, not (A) object, on any grounds, to confirmation of the Plan, except to the extent that the terms of such Plan are inconsistent with the terms contained in the Plan Term Sheet attached hereto, or (B) directly or indirectly seek, solicit, support, or encourage (i) any objection to the Plan, or (ii) any other plan of reorganization or liquidation with respect to the Company.

•	subject to appropriate confidentiality measures or agreements, cooperate to the extent reasonable and practicable with the Company’s efforts to obtain required regulatory approvals of the Restructuring; and

•	not take any other action, including, without limitation, initiating any legal proceeding, that is inconsistent with, or that would materially delay consummation of, the transactions embodied in the Plan, and upon execution and delivery thereof, the Definitive Documents, in each case except to the extent that the terms of such Plan or Definitive Documents are inconsistent with the terms contained in the Plan Term Sheet or the Restructuring Support Agreement.

Pursuant to the terms of the Restructuring Support Agreement, the Company has agreed, among other things, and subject to certain conditions:

•	negotiate in good faith each of the documents implementing, achieving, and relating to the Restructuring, including, without limitation, all Definitive Documents, and otherwise support the prompt consummation of the Restructuring as provided in the Restructuring Support Agreement;

•	use its commercially reasonable best efforts to (A) obtain prompt approval of the Disclosure Statement by order of the Bankruptcy Court; (B) obtain prompt confirmation of the Plan by order of the Bankruptcy Court and, following such confirmation, promptly consummate the transactions embodied in the Plan, in each case within the timeframes specified in this Agreement; (C) do all things reasonably necessary and appropriate in furtherance of the transactions embodied in the Plan; (D) obtain any and all required regulatory and/or third-party approvals for the transactions embodied in the Plan; and (E) operate their businesses in the ordinary course based on historic practices, taking into account the Chapter 11 Case and the Restructuring;

•	except as the board of directors of the Company may determine in its good faith judgment, after receiving the advice of outside counsel, to be required in the exercise of their fiduciary duties under applicable law, not take any action, directly or indirectly, that is inconsistent with, or is intended or is reasonably likely to interfere with or impede or materially delay the prompt consummation of, the Restructuring and the transactions embodied in the Plan, including but not limited to, soliciting, encouraging, or initiating any offer or proposal from, or entering into any agreement with, any Person or entity concerning any actual or proposed transaction involving any or all of (A) a competing plan of reorganization or other financial and/or corporate restructuring of the Company, (B) the issuance, sale or other disposition of any equity or debt interests, or any material assets, of the Company or (C) a merger, consolidation, business combination, liquidation, recapitalization, refinancing, or similar transaction involving the Company (collectively, an “Alternative Transaction”); provided, however, that in no event shall the provisions of this subparagraph prohibit (A) any interactions or communications between the Company and any of its stockholders with respect to the Restructuring or any other regulatory or governance matter;

•	so long as the Consenting Noteholders have agreed to comply with any applicable confidentiality restrictions related thereto, the Company shall hold update calls with the Consenting Noteholders upon request to update the Consenting Noteholders on any material and credible Alternative Transaction proposed to the Company to keep the Consenting Noteholders informed of any material negotiations, discussions, amendments, modifications, or other matters regarding any such proposed material and credible Alternative Transaction; and

•

subject to the Parties’ prior entry into a reasonably acceptable confidentiality agreement, permit and facilitate any and all due diligence (X) reasonably necessary to consummate the Restructuring and (Y) to enable the Consenting Noteholders to take those steps that are reasonably necessary or appropriate to facilitate the consummation of the Restructuring; including, but not limited to, (i) cooperating fully with the Consenting Noteholders and causing their officers, directors, and advisors to cooperate fully, in furnishing non-privileged information as and when reasonably requested by the Consenting Noteholders including with respect to the Company’s financial affairs, finances, financial condition, business, and operations, (ii) authorizing the Consenting Noteholders to meet and/or have discussions with any of their officers, directors, and advisors from time to time as reasonably requested by the Consenting Noteholders to discuss any non-privileged matters regarding the Company’s financial affairs, finances, financial condition, business, and operations, (iii) directing and authorizing all such Persons and entities to fully disclose to the Consenting Noteholders all non-privileged information reasonably requested by the Consenting Noteholders regarding the Company’s financial affairs, finances, financial condition, business, and operations, and (iv) providing the Consenting Noteholders and Noteholder Advisors with reasonable access to their assets, premises, and operations.

The Restructuring Support Agreement will terminate in the event that the Company and the Majority Consenting Noteholders agree to such termination in writing, or the Restructuring Support Agreement is terminated pursuant to any of the provisions of paragraph 5 of the Restructuring Support Agreement.

Given the consensus among the Consenting Noteholders, as evidenced by the Restructuring Support Agreement, the Company believes that it will emerge from chapter 11 expeditiously, and with a significantly improved balance sheet that will allow the Company to succeed in a competitive industry. The Company believes that this outcome would be in the best interests of the Company, its estates, and all stakeholders.

VI. THE ANTICIPATED CHAPTER 11 CASES

The Company anticipates filing a voluntary petition for relief under chapter 11 of the Bankruptcy Code on or before April 15, 2016.

The filing of a petition will commence the Chapter 11 Cases. At that time, all actions and proceedings against the Company and all acts to obtain property from the Company will be stayed under section 362 of the Bankruptcy Code. The Company will continue to operate their business and manage their property as debtors in possession under sections 1107(a) and 1108 of the Bankruptcy Code.

The Company expects to proceed expeditiously through the Chapter 11 Cases. To facilitate the Chapter 11 Cases and to minimize disruption to their operations, the Company will file motions seeking from the Bankruptcy Court, among other relief, the relief detailed below. These requests will include, but are not limited to, orders permitting the Company to pay employee obligations and maintain its cash management system consistent with the Company’s customary practices, for the purpose of satisfying or paying the Company’s ordinary course operating expenses. Such relief, if granted, will assist in the administration of the Chapter 11 Cases. There can be no assurance, however, that the Court will grant any or all of the relief sought.

Commencing the Chapter 11 Cases will enable the Company to implement a financial restructuring on the terms set forth in the Restructuring Support Agreement and the Plan with little to no disruption of the Company’s business. The Company believes that the transactions contemplated by the Plan will deleverage its balance sheet, improve go-forward liquidity, and position the Company for flexibility and future growth in the industry.

A.	Expected Timetable of the Chapter 11 Case.

The Company expects to proceed expeditiously through chapter 11. While the Company will request that the Court approve the timetable set forth in the Solicitation Procedures Motion (as defined herein) on the Petition Date, no assurances can be made that such relief will be granted.

B.	Significant First Day Motions and Retention of Professionals.

On the Petition Date, the Company intends to file several motions requesting that the Court enter orders authorizing the Company to continue operating their business in the ordinary course (the “First Day Motions”). These First Day Motions are designed to facilitate a smooth transition into chapter 11 and ease the strain on the Company’s business as a consequence of the filing of the Chapter 11 Cases. There is no guarantee that the Court will grant any or all of the requested relief. The following summary highlights certain of the First Day Motions that are presently expected to be filed. The following summary highlights certain of the First Day Motions that are presently expected to be filed; however, the Company reserves its rights not to file certain of the First Day Motions, file additional First Day Motions, and/or modify the relief requested in the First Day Motions highlighted below.

C.	Approval of Solicitation Procedures and Scheduling of Confirmation Hearing

The Company will be seeking confirmation of the Plan and emergence from chapter 11 as soon as possible. To that end, the Company intends to file a motion (the “Plan Scheduling Motion”) on the Petition Date requesting that the Court enter an order (a) scheduling a combined hearing to consider, among other things, approval of the adequacy of the Disclosure Statement and confirmation of the Plan, (b) approving the form and notice of the Confirmation Hearing, (c) establishing a deadline and procedures for objections to the Disclosure Statement and the Plan, and (d) approving the Solicitation Procedures. The Company presently will seek the earliest possible date permitted by the applicable rules and the Court’s calendar for the combined Confirmation Hearing.

D.	Schedules and Statements Extension

In general, a Company’s Schedules of Assets and Liabilities and Statement of Financial Affairs (the “Schedules and Statements”) permit parties in interest to understand and assess a Company’s assets and liabilities and, thereafter, negotiate and confirm a plan of reorganization. The Company intends to request an extension to file its Schedules and Statements until twenty-five (25) days after the Petition Date.

E.	Stabilizing Operations

Recognizing that any interruption of the Company’s business, even for a short period, could negatively impact customer and vendor relationships and the Company’s goodwill, revenue, and profits, which would be detrimental to the value of the Company’s estates, the Company intends to file certain First Day Motions to ensure stabilization of its operations. The First Day Motions that the Company currently contemplates filing are identified below. The Company may add or remove First Day Motions from this list before filing.

Cash Management System.

The Company maintains a centralized cash management system controlled by the Company designed to collect, track, aggregate, and disburse cash on a daily basis within the Company. To facilitate a smooth transition into the Chapter 11 Cases, the Company intends to seek authority to continue using the existing cash management system, bank accounts, and business forms.

Wages Motion.

The Company’s ability to manage their business requires the continued focus and commitment of its employees and independent contractors. These individuals rely on their compensation and benefits to pay their daily living expenses, absent which they would be exposed to significant financial difficulties. The Company cannot afford for these individuals to be distracted by unnecessary concern over the payment of their wages and other benefits in the ordinary course of operations. Accordingly, the Company intends to seek authority to (a) pay all prepetition wages, salaries, and other compensation to the Company’s employees and independent contractors; (b) continue all benefit programs and policies, consistent with the ordinary course of business and past practices, on a postpetition basis, whether arising before or after the Petition Date; and (c) alter, modify, or discontinue employee benefit programs as the Company deems necessary.

Critical Vendor Motion.

In the ordinary course of its business, the Company relies on a variety of vendors and service providers. If obligations are not met or services are not paid for on a timely basis as they become due, some of the Company’s vendors and service providers may seek to terminate their relationship with the Company or alter payment terms, to the detriment of the Company. In order to maintain certain critical vendor services and relationships, the Company may file a motion for authority to pay or honor prepetition obligations to certain critical vendors.

Taxes.

Although the Company expects to pay all taxes and regulatory obligations in full pursuant to the Plan, in order to minimize the potential disruption to the Company’s business during the Chapter 11 Cases, the Company intends to seek authority to pay the Company’s fees and other similar charges and assessments, as well as certain taxes, whether arising prior, or subsequent, to the Petition Date, to the appropriate taxing, licensing, and other governmental authorities.

Utilities.

The Company incurs utility expenses for electricity, telephone, and other essential services in the ordinary course of their business at their headquarters located in Houston, Texas. The Company intends to seek approval of adequate assurance procedures in the event that any utility provider makes a demand for adequate assurance or otherwise threatens to alter, refuse, or discontinue utility service to the Company.

Insurance.

In connection with the operation of its business, the Company maintains comprehensive insurance programs that include a variety of policies through several different insurance carriers. The insurance programs are essential to preserve the Company’s business operations, property, and assets. In the event any obligations arising under the insurance programs may be attributed to prepetition insurance coverage, the Company believes that payment of the obligations is necessary to ensure continued coverage. Similarly, continued payment of such obligations as they come due in the ordinary course of business is necessary in order to maintain relationships with the Company’s insurance carriers and ensure the continued availability and pricing of insurance coverage. Accordingly, the Company intends to seek authority to pay any obligations on account of insurance programs, including premiums, deductibles, taxes, and fees, whether arising prior or subsequent to the Petition Date.

F.	Procedural Motions and Professional Retention Applications.

The Company intends to file several procedural motions that are standard in chapter 11 cases of similar size and complexity, as well as applications to retain the various professionals who will be assisting the Company during the Chapter 11 Cases.

VII. SUMMARY OF THE PLAN

The proposed restructuring under the Plan is favorable for the Company and all stakeholders because it achieves a substantial deleveraging of the Company’s balance sheet through consensus with the overwhelming majority of creditors and eliminates potential deterioration of value—and disruptions to operations—that could otherwise result from a protracted, contentious and costly bankruptcy case.

A.	Unclassified Claims.

Unclassified Claims Summary

In accordance with section 1123(a)(l) of the Bankruptcy Code, Administrative Claims, Priority Tax Claims, and Professional Fee Claims have not been classified and thus are excluded from the Classes of Claims and Equity Interests.

Administrative Claims

Except as otherwise provided for in the Plan, and subject to the requirements of Section 12.01 of the Plan, each Holder of an Allowed Administrative Claim shall, in full satisfaction, release, settlement, and discharge of such Allowed Administrative Claim: (a) to the extent such Claim is due and owing on the Effective Date, be paid in full, in Cash, on the Distribution Date; (b) to the extent such Allowed Administrative Claim is not due and owing on the Effective Date, be paid in full, in Cash, (i) in accordance with the terms of any agreement between the Company and such Holder, or when such Claim becomes due and payable under applicable non-bankruptcy law or (ii) in the ordinary course of business; or (c) receive such other treatment as to which such Holder may agree with the Company or Reorganized Company.

Priority Tax Claims

Each Holder of an Allowed Priority Tax Claim shall, in full satisfaction, release and discharge thereof, receive (a) such treatment as to which such Holder may agree with the Company or Reorganized Company, as the case may be, or (b) at the sole option of the Company or Reorganized Company, as the case may be, (i) payment in full of such Allowed Priority Tax Claim on the Distribution Date or (ii) treatment in accordance with the provisions of sections 1129(a)(9)(C) or 1129(a)(9)(D) of the Bankruptcy Code, as the case may be.

Professional Fee Claims

All final requests for compensation or reimbursement of Professional Fee Claims pursuant to sections 327, 328, 330, 331, 363, 503(b) or 1103 of the Bankruptcy Code for services rendered to or on behalf of the applicable Company or the Committee (if one has been appointed) prior to the Effective Date (other than Substantial Contribution Claims under section 503(b)(4) of the Bankruptcy Code) must be filed and served on the Reorganized Company and their counsel no later than forty-five (45) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such Professionals or other entities for compensation or reimbursement of expenses must be filed and served on the Reorganized Company and their counsel and the requesting Professional or other entity no later than twenty-one (21) days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application for compensation or reimbursement was served. If such a request is granted by the Bankruptcy Court, such Professional Fee Claim shall be paid in full by the Reorganized Company, including from the Professional Fee Escrow Account, in such amount as is Allowed by the Bankruptcy Court on the date such Professional Fee Claim becomes an Allowed Professional Fee Claim, or as soon as reasonably practicable thereafter. Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Reorganized Company shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Reorganized Company. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Company may employ and pay any Professional without any further notice to or action, order, or approval of the Bankruptcy Court.

The Reorganized Company will establish the Professional Fee Escrow Account in trust for the Professionals and fund with Cash equal to the Professional Fee Amount on the Effective Date. Professionals shall deliver to the Company their estimates for purposes of the Reorganized Company computing the Professional Fee Amount no later than five (5) Business Days prior to the anticipated Effective Date. For the avoidance of doubt, no such estimate shall be deemed to limit the amount of the fees and expenses that are the subject of a Professional’s final request for payment of Professional Claims filed with the Bankruptcy Court. If a Professional does not provide an estimate, the Company may estimate the unpaid and unbilled fees and expenses of such Professional. No funds in the Professional Fee Escrow Account shall be property of the Estates. Any funds remaining in the Professional Fee Escrow Account after all Allowed Professional Claims have been paid will be turned over to the Reorganized Company.

B.	Classifications and Treatment of Claims and Equity Interests

1.	Class 1 - Other Priority Claims.

a.	Classification: Class 1 consists of Other Priority Claims.

b.	Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim agrees in writing to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed Other Priority Claim, each Holder of an Allowed Other Priority Claim (other than a priority tax claim or administrative claim) shall receive either: (a) cash equal to the amount of such Allowed Other Priority Claim or (b) such other treatment as may otherwise be agreed to by such Holder, the Company, and the Majority Second Lien Noteholders.

c.	Voting: Class 1 is Unimpaired by the Plan and Holders of Allowed Other Priority Claims are not entitled to vote to accept or reject the Plan and are conclusively deemed to have accepted the Plan under section 1126(f) of the Bankruptcy Code.

2.	Class 2 - Other Secured Claims.

a.	Classification: Class 2 consists of Other Secured Claims.

b.	Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees in writing to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed Other Secured Claim, each such Holder shall receive, at the Company’s election and with the consent of the Majority Second Lien Noteholders, either: (a) cash equal to the amount of such Allowed Other Secured Claim, (b) reinstatement of such Allowed Other Secured Claim, (c) the return or abandonment of the collateral securing such Allowed Other Secured Claim to such Holder, or (d) such other treatment as may otherwise be agreed to by such Holder, the Company, and the Majority Second Lien Noteholders.

c.	Voting: Class 2 is Unimpaired by the Plan and Holders of Allowed Other Secured Claims are not entitled to vote to accept or reject the Plan and are conclusively deemed to have accepted the Plan under section 1126(f) of the Bankruptcy Code.

3.	Class 3 – Senior Credit Facility Claims.

a.	Classification: Class 3 consists of Senior Credit Facility Claims.

b.	Treatment: On the Effective Date, the Senior Credit Facility Claims shall be deemed Allowed Claims, shall not be subject to any avoidance, reduction, setoff, offset, recharacterization, subordination, counterclaim, cross-claim, defense, disallowance, impairment, objection, or challenges under any applicable law or regulation by any Person. On the Effective Date, the Senior Credit Facility Claims will have such treatment as is mutually agreed to by the Company, the Holders of Senior Credit Facility Claims, and the Majority Second Lien Noteholders that shall be set forth in the Plan Supplement.

c.	Voting: Class 3 is Unimpaired by the Plan and Holders of Allowed Senior Credit Facility Claims are not entitled to vote to accept or reject the Plan and are conclusively deemed to have accepted the Plan.

4.	Class 4 – Second Lien Notes Claims.

a.	Classification: Class 4 consists of Second Lien Notes Claims.

b.	Treatment: The Second Lien Notes Claims shall be deemed allowed in the aggregate amount of $175 million of principal plus accrued and unpaid interest through the Petition Date. Except to the extent a Holder of a Second Lien Note Claim agrees in writing to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Second Lien Notes Claim, each Holder of a Second Lien Notes Claims shall receive their Pro Rata share of 100% of the New Goodrich Equity Interests, subject to dilution on account of the Management Incentive Plan.

c.	Voting: Class 4 is Impaired by the Plan and Holders of Second Lien Notes Claims are entitled to vote to accept or reject the Plan.

5.	Class 5 – Unsecured Notes Claims.

a.	Classification: Class 5 consists of Unsecured Notes Claims.

b.	Treatment: On the Effective Date, the Unsecured Notes Claims shall be cancelled and extinguished without further notice to, approval of, or action by any Entity, and each Holder of an Unsecured Notes Claim shall not receive any Distribution or retain any property on account of such Unsecured Notes Claim.

c.	Voting: Class 5 is Impaired by the Plan and Holders of Allowed Unsecured Notes Claims are not entitled to vote to accept or reject the Plan and are conclusively deemed to have rejected the Plan under section 1126(f) of the Bankruptcy Code.

6.	Class 6 – General Unsecured Claims.

a.	Classification: Class 6 consists of General Unsecured Claims.

b.	Treatment: Holders of General Unsecured Claims shall not receive a distribution under the Plan.

c.	Voting: Class 6 is Impaired by the Plan and Holders of Allowed General Unsecured Claims are not entitled to vote to accept or reject the Plan and are conclusively deemed to have rejected the Plan under section 1126(f) of the Bankruptcy Code.

7.	Class 7 – Convenience Class Claims.

a.	Classification: Class 7 consists of Convenience Class Claims.

b.	Treatment: Holders of general unsecured claims in an allowed amount of less than $10,000 shall receive either: (a) cash equal to the full allowed amount of such holder’s claim or (b) such lesser treatment as may otherwise be agreed to by such holder, the Company, and the Majority Second Lien Noteholders.

c.	Voting: Class 7 is Unimpaired by the Plan and Holders of Allowed Convenience Class Claims are not entitled to vote to accept or reject the Plan and are conclusively deemed to have accepted the Plan.

8.	Class 8 – Equity Interests in Goodrich Subsidiary.

a.	Classification: Class 8 consists of Equity Interests in Goodrich Subsidiary.

b.	Treatment: Equity Interests in Goodrich Subsidiary shall be Reinstated and shall vest in Goodrich as a Reorganized Company.

c.	Voting: Class 8 is Unimpaired by the Plan and Holders of Equity Interests in Goodrich Subsidiary are not entitled to vote to accept or reject the Plan and are conclusively deemed to have accepted the Plan.

9.	Class 9 – Equity Interests in Goodrich.

a.	Classification: Class 9 consists of Equity Interests in Goodrich.

b.	Treatment: On the Effective Date, Equity Interests in Goodrich shall be cancelled and extinguished without further notice to, approval of, or action by any Entity, and each Holder of an Equity Interest in Goodrich shall not receive any Distribution or retain any property on account of such Equity Interest in Goodrich.

c.	Voting: Class 9 is Impaired by the Plan and Holders of Equity Interests in Goodrich are not entitled to vote to accept or reject the Plan and are conclusively deemed to have rejected the Plan.

Special Provision Regarding Unimpaired Claims

Except as otherwise provided in the Plan, nothing shall affect the Company’s or Reorganized Company’s rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to Setoff Claims or recoupments against Unimpaired Claims. Notwithstanding anything to the contrary contained in the Plan, unless paid in full in cash in accordance with the terms of the Plan or otherwise agreed to by the Holders of Senior Credit Facility Claims, the Holders of Senior Credit Facility Claims rights and defenses (other than as a direct result of the filing of the chapter 11 cases), both legal and equitable, with respect to any Claims against the Company or Reorganized Company, including but not limited to all rights with respect to legal and equitable defenses to Setoff or recoupments against any Company or Reorganized Company are preserved

Cram Down

If any Class of Claims or Equity Interests entitled to vote on the Plan does not vote to accept the Plan, the Company shall (a) seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code or (b) amend or modify the Plan in accordance with Article IX of the Plan. With respect to any Class of Claims or Equity Interests that is deemed to reject the Plan, the Company shall request that the Bankruptcy Court confirm or “cram down” the Plan pursuant to section 1129(b) of the Bankruptcy Code.

Elimination of Vacant Classes

Any Class of Claims that is not occupied as of the commencement of the Confirmation Hearing by an Allowed Claim or a Claim temporarily allowed under Bankruptcy Rule 3018, or as to which no vote is cast, shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

C.	Means for Implementation of the Plan

General Settlement of Claims and Equity Interests

As provided in the Plan, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, Distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Equity Interests and controversies resolved pursuant to the Plan. Subject to Article V of the Plan, all Distributions made to Holders of Allowed Claims and Allowed Equity Interests in any Class are intended to be and shall be final.

Voting Claims

Each Holder of an Allowed Claim as of the Voting Deadline in an Impaired Class of Claims that is not (a) deemed to have rejected the Plan or (b) conclusively presumed to have accepted the Plan, and that held such Claim as of the Voting Record Date, shall be entitled to vote to accept or reject the Plan. The instructions for completion of the Ballots are set forth in the instructions accompanying each Ballot.

Additional Funding

In connection with potential treatment of the Senior Credit Facility Claims, the Debtors may incur additional financing and/or issue debt or equity securities to pay down all or a portion of the Senior Credit Facility Claims. The terms of such financing and/or debt or equity securities will be set forth in the Plan Supplement, and such potential financing and/or debt or equity securities to be issued may be effectuated under the Plan.

Issuance of New Goodrich Equity Interests.

Subject to and in accordance with the Amended Governance Documents, the issuance of the New Goodrich Equity Interests by the Reorganized Company is authorized without the need for any further corporate action or any further action by the Holders of Claims or Equity Interests. All of the shares of New Goodrich Equity Interests issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and nonassessable, and shall be subject to the terms and conditions of the Amended Governance Documents. Each Distribution and issuance referred to in Article V of the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such Distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such Distribution or issuance, which terms and conditions shall bind each Entity receiving such Distribution or issuance. On or before the Distribution Date, the Reorganized Company shall issue the New Goodrich Equity Interests for Distribution pursuant to the provisions of the Plan. All securities to be issued shall be deemed issued as of the Effective Date regardless of the date on which they are actually distributed.

Material Terms of the Management Incentive Plan

Prior to the Restructuring, the Company and the Majority Second Lien Noteholders shall negotiate a proposed long-term management incentive plan for the Reorganized Company, that provides for salaries, incentive bonuses, and long-term equity-linked compensation. Initially, such management incentive plan shall provide for grants of New Goodrich Equity Interests, in an aggregate amount equal to 9% of the total New Goodrich Equity Interests. 5% of the New Goodrich Equity Interests shall be granted upfront and shall be unrestricted, and the remaining 4% of the New Goodrich Equity Interests shall be granted upfront but shall vest over a three year period, with one-third vesting each year, and be restricted. The additional terms of such on-going, long term equity-based awards shall be approved by the Reorganized Goodrich Board. All existing severance agreements and severance plans shall be assumed by the Reorganized Company; provided that such severance agreements and severance plans shall be amended such that the transactions contemplated by this Plan shall not constitute a change of control under any such severance agreements or severance plans, and shall not otherwise trigger any payments under such agreements and plans, (ii) such that a sale by any owner of New Goodrich Equity Interests in a transaction after the Effective Date where there is not an actual severance of an officer or employee covered by such severance agreement or severance plan does not constitute a change of control under any such severance agreements or severance plans and shall not otherwise trigger any payments under such agreements and plans, and (iii) to contain such other amendments as may be acceptable to the Company and the Majority Second Lien Noteholders; provided that no such amendments shall be inconsistent with the Plan.

Bankruptcy Restructuring.

On the Effective Date, and pursuant to the Plan or the applicable Restructuring Documents, the Company or Reorganized Company shall enter into the Bankruptcy Restructuring contemplated by the Plan, and shall take any actions as may be reasonably necessary or appropriate to effect a restructuring of their respective liabilities and Equity Interests. The actions to effect the Bankruptcy Restructuring may include: (a) the execution and delivery of appropriate agreements or other documents containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state law and any other terms to which the applicable Entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (c) the filing of appropriate certificates or articles of incorporation or reincorporation, or formation pursuant to applicable state law; and (d) all other actions that the applicable Entities determine to be reasonably necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with the Bankruptcy Restructuring. The chairman of the board of directors, president, chief executive officer, chief financial officer, or any other appropriate officer, manager, or managing partner of the Company or Reorganized Company, as appropriate, shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such other actions, as may be reasonably necessary or appropriate, to effectuate and further evidence the terms and conditions of the Plan. The secretary or assistant secretary of the Company or Reorganized Company, as appropriate, shall be authorized to certify or attest to any of the foregoing actions. All actions taken, or caused to be taken, to effect the Bankruptcy Restructuring shall be deemed to have been authorized and approved by the Bankruptcy Court.

Continued Corporate Existence and Vesting of Assets.

Except as otherwise provided in the Plan, following the Effective Date, the Reorganized Company shall continue to exist as separate corporations or limited liability companies, as the case may be, in accordance with applicable non-bankruptcy law and pursuant to their Governance Documents in effect prior to the Effective Date, except to the extent that such Governance Documents are amended by the terms of the Plan or the Amended Governance Documents. After the Effective Date, subject to the terms and conditions of the applicable Restructuring Documents, the Reorganized Company will be free to act in accordance with applicable governance laws, including, without limitation, laws regarding sale of assets, mergers, dissolution, and name changes. Notwithstanding anything to the contrary in the Plan, the Claims of the Company or Reorganized Company shall remain the obligations solely of the Company or Reorganized Company and shall not become obligations of the Company or Reorganized Company solely by virtue of the Plan or the Cases.

Amended Governance Documents.

On the Effective Date, or as soon as reasonably practicable thereafter, the Reorganized Company shall file applicable Amended Governance Documents, in form and substance acceptable to the Company and the Majority

Second Lien Noteholders, in each of their respective sole discretion, in their applicable jurisdiction of formation or incorporation that such Reorganized Company deems necessary or appropriate to carry out the provisions of the Plan. The Amended Governance Documents (a) shall prohibit the issuance of nonvoting equity securities to the extent required by section 1123 of the Bankruptcy Code, and (b) after the Effective Date, shall be subject to further amendment as provided in such Amended Governance Documents or as otherwise permitted by applicable law. The initial directors to serve on the Reorganized Goodrich Board on the Effective Date shall be disclosed in the Plan Supplement.

The Reorganized Goodrich Board shall initially have (A) seven (7) members, with appointment to include the following: (i) Walter G. Goodrich, the Chief Executive Officer of Goodrich, (ii) Robert C. Turnham, Jr., the President of Goodrich, and (iii) any member of the Board of Directors, other than the Chief Executive Officer and President, who is interviewed and approved by the Holders of the New Goodrich Equity Interests, and (B) up to four (4) additional members to be appointed by the Holders of the New Goodrich Equity Interests in accordance with the Amended Governance Documents.

Cancellation of Notes, Certificates, and Instruments.

Unless otherwise provided for in the Plan, on the Effective Date, all promissory notes, stock, instruments, indentures, bonds, agreements, certificates or other documents evidencing, giving rise to, or governing any Second Lien Notes and Unsecured Notes Claims against the Company and the Equity Interests in Goodrich shall be deemed cancelled and shall represent only the right, if any, to participate in the Distributions contemplated by the Plan. The obligations of the Company thereunder or in any away related thereto shall be fully released, terminated, extinguished and discharged and, with respect to the Equity Interests in Goodrich, retired and thereafter cease to exist, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person. Notwithstanding the foregoing and anything else contained in the Plan, the Second Lien Notes shall continue in effect solely for the purposes of (a) allowing Distributions to be made under the Plan pursuant to the Second Lien Notes Indentures and for the Second Lien Notes Indentures Trustee to perform such other necessary functions with respect thereto with the benefit of all the protections and other provisions of the Second Lien Notes in doing so, and (b) permitting the Second Lien Noteholders to maintain or assert any right or charging lien it may have with respect to Distributions pursuant to the terms of the Plan for its fees and expenses (including fees and expenses of counsel or other agents).

Revesting of Assets.

Except as otherwise provided in the Plan or in the Confirmation Order, as of the Effective Date, all property of the Company, including any assets or property acquired by the Company or the Reorganized Company during the Cases or under or in connection with the Plan, shall vest or revest in the Reorganized Company free and clear of all Claims, Liens, encumbrances, and other Equity Interests other than the Claims, Liens, encumbrances arising under the Senior Credit Facility if the Senior Credit Facility Claims are not otherwise paid in full in cash in accordance with the terms of the Plan, except as otherwise agreed to by the Senior Credit Facility Agent. From and after the Effective Date, the Reorganized Company may operate (or liquidate and wind up) their businesses and use, acquire, and dispose of property and settle and compromise claims or interests without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order. Without limiting the generality of the foregoing, the Reorganized Company may, without application to or approval by the Bankruptcy Court or any other Person or party, pay professional fees and expenses that they incur after the Effective Date.

Preservation of Rights of Action; Settlement.

Except to the extent such rights, claims, Causes of Action, defenses, and counterclaims are otherwise dealt with in the Plan or are expressly and specifically released in connection with the Plan, the Confirmation Order, or in any settlement agreement approved during the Cases, or otherwise provided in the Confirmation Order or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Company and Reorganized Company hereby reserve any and all rights, claims, Causes of Action, defenses, and counterclaims of or accruing to the Company whether or not litigation relating thereto is pending on the Effective Date. Avoidance Actions shall revest in the Reorganized

Company and shall not be released upon the Effective Date. The Reorganized Company shall have the exclusive right, authority and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw or litigate to judgment any or all of such rights, claims, Causes of Action, defenses, and counterclaims and to decline to do any of the foregoing without further notice to or action, order or approval of the Bankruptcy Court.

Other Causes of Action

(A) Investigations of Causes of Action

The Company and the Reorganized Company will continue the investigation, analysis, and pursuit7 of Causes of Action, against a number of persons, relating to, among other things, the following:

•	Any lawsuits for, or in any way involving, the collection of accounts receivable, lien foreclosures or any matter related to the Plan;

•	Any actions against landlords, lessees, sublessees, or assignees arising from various leases, subleases, and assignment agreements relating thereto, including, but not limited to, actions for overcharges relating to taxes, common area maintenance and other similar charges;

•	Any litigation or lawsuit initiated by the Company that is currently pending, whether in the Bankruptcy Court, before the American Arbitration Association, or any other court or tribunal;

•	Any and all Causes of Action against any customer or vendor who has improperly asserted or taken action through setoff or recoupment; and

•	Any and all actions, whether legal, equitable, or statutory in nature, arising out of, or in connection with, the Company’s business operations.

In addition, there may be numerous other Causes of Action which currently exist or may subsequently arise that are not set forth in the Plan or Disclosure Statement, because the facts upon which such Causes of Action are based are not fully or currently known by the Company and as a result, cannot be raised during the pendency of the Cases (collectively, “Unknown Causes of Action”). The failure to list any such Unknown Cause of Action in the Plan or the Disclosure Statement is not intended to limit the rights of the Company or the Reorganized Company to pursue any Unknown Cause of Action to the extent the facts underlying such Unknown Cause of Action become fully known to the Company.

(B) Preservation of All Causes of Action not expressly settled, released, or otherwise assigned or transferred to non-debtor third parties

The Company expects to disclose through supplemental filings certain material Causes of Action including Avoidance Actions and other actions that they may hold against third parties. However, the Debtors have not concluded the investigation and analysis of all potential claims and Causes of Action against third parties. It is the contemplation of the Plan, that such investigation and analysis will continue post-Confirmation by the Reorganized Company. You should not rely on the omission of the disclosure of a claim or Cause of Action to assume that the Company holds no claim or Cause of Action against any third-party, including any party that may be reading this Disclosure Statement and/or casting a Ballot.

Unless expressly released by the Plan or by an order of the Bankruptcy Court, any and all such claims or Causes of Action against third parties are specifically reserved, including but not limited to any such claims or Causes of Action relating to any counterclaims, demands, controversies, costs, debts, sums of money, accounts, reckonings, bonds, bills, damages, obligations, liabilities, objections, legal proceedings, equitable proceedings, and executions of any nature, type, or description, avoidance actions, preference actions,

[7]	Pursuit of such claim or Cause of Action may include, but not be limited to, service of a demand letter, settlement negotiation, pursuit of litigation, and any other means available to the Liquidating Trustee to obtain a resolution of such claim or Cause of Action.

fraudulent transfer actions, strong-arm power actions, state law fraudulent transfer actions, improper assignments of interest, negligence, gross negligence, willful misconduct, usury, fraud, deceit, misrepresentation, conspiracy, unconscionability, duress, economic duress, defamation, control, interference with contractual and business relationships, conflicts of interest, misuse of insider information, concealment, disclosure, secrecy, misuse of collateral, wrongful release of collateral, failure to inspect, environmental due diligence, negligent loan processing and administration, wrongful recoupment, wrongful setoff, violations of statutes and regulations of governmental entities, instrumentalities and agencies, equitable subordination, debt recharacterization, substantive consolidation, securities and antitrust laws violations, tying arrangements, deceptive trade practices, breach or abuse of any alleged fiduciary duty, breach of any special relationship, course of conduct or dealing, obligation of fair dealing, obligation of good faith, at law or in equity, in contract, in tort, or otherwise, known or unknown, suspected or unsuspected.

Unless expressly released by the Plan or by an order of the Bankruptcy Court, the Company may hold claims against Holders of Claims or Equity Interests and the Company or Reorganized Company may pursue such claims, including but not limited to, the following claims and Causes of Action, all of which shall be preserved:8

•	Preference claims under section 547 of the Bankruptcy Code;

•	Fraudulent transfer and other avoidance claims arising under sections 506, 542 through 551, and 553 of the Bankruptcy Code and various state laws, including, but not limited, to claims against any recipients of transfers included in the Debtors’ Statements of Financial Affairs;

•	Unauthorized post-petition transfer claims including, without limitation, claims under section 549 of the Bankruptcy Code;

•	Claims and Causes of Action asserted in current litigation, whether commenced pre- or post-petition, including all litigation referenced in the Company’s Statements of Financial Affairs, including, but not limited to, any assignments of working interests that were not made pursuant to a farmout agreement protected by 11 U.S.C. § 541(b)(4);

•	Counterclaims asserted in current litigation;

•	Claims and Causes of Action against the Company’s former and/or current officers, directors, managers, and employees (and their respective insurers), among other claims, interference with contractual and business relationships, conspiracy, conflict of interest, misuse of insider information, misuse of collateral, negligence, negligent oversight, breach or abuse of fiduciary duties, breach of special relationships, breach of conduct or dealing, breach of contract, and usurpation of corporate opportunities;

•	Claims and Causes of Action against any and all former and/or current affiliates and insiders of any of the Company (and their respective insurers), for, among other claims, fraudulent transfers, wrongful recoupment, interference with contractual and business relationships, conspiracy, conflict of interest, misuse of insider information, misuse of collateral, negligence, negligent oversight, breach or abuse of fiduciary duties, breach of special relationships, breach of conduct or dealing, breach of contract, and usurpation of corporate opportunities;

•	Claims and Causes of Action against the Company’s direct and indirect Equity Interest holders (and their respective insurers); and

•	Claims and Causes of Action related to the improper assignments of property and interests.

The Company and Reorganized Company will have the authority to pursue all defendants described in this Disclosure Statement for all claims and Causes of Action described herein that are not resolved by the Company prior to the Effective Date or released under the Plan. Pursuit of a claim or Cause of Action may include, but not be

[8]

Pursuit of a claim or Cause of Action may include, but not be limited to, service of a demand letter, settlement negotiation, pursuit of litigation, and any other means available to the Company or Reorganized Company to obtain a resolution of such claim or Cause of Action.

limited to, service of a demand letter, settlement negotiation, pursuit of litigation, and any other means available to the Company to obtain a resolution of such claim or Cause of Action. In the event the Company is not able to resolve any claims and Causes of Action described in the Disclosure Statement, the Company or the Reorganized Company may escalate its pursuit of claims and Causes of Action by any means authorized under the Plan, Disclosure Statement, and applicable law, including litigation in such forum as the Company or Reorganized Company deems appropriate. Resolution of the claims and Causes of Action described in this Disclosure Statement will be in accordance with the requirements and procedures set forth in the Plan.

The Company’s failure to identify a claim or Cause of Action herein is specifically not a waiver of any claim or Cause of Action. The Company will not ask the Bankruptcy Court to rule or make findings with respect to the existence of any Cause of Action or the value of the entirety of the Estates at the Confirmation Hearing; accordingly, except claims or Causes of Action which are expressly released by the Plan or by an Order of the Bankruptcy Court, the Company’s failure to identify a claim or Cause of Action herein shall not give rise to any defense of any preclusion doctrine, including, but not limited to, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable, or otherwise), or laches with respect to claims or Causes of Action which could be asserted against third parties, including holders of Claims against or Equity Interests in the Company who may be reading this Disclosure Statement and/or casting a Ballot, except where such claims or Causes of Action have been explicitly released in the Plan or the Confirmation Order.

In addition, the Company and the Reorganized Company expressly reserve the right to pursue or adopt any claim alleged in any lawsuit in which the Company is a party.

PLEASE TAKE NOTICE THAT, WITH THE EXCEPTION OF THOSE CAUSES OF ACTION THAT ARE RELEASED OR WAIVED UNDER THE TERMS OF THE PLAN, ALL CAUSES OF ACTION OF THE COMPANY AND ITS ESTATES, WHETHER OR NOT SPECIFIED HEREIN, WILL BE PRESERVED PURSUANT TO THE PLAN. THE LACK OF DISCLOSURE OF ANY PARTICULAR CAUSE OF ACTION SHALL NOT CONSTITUTE, NOR BE DEEMED TO CONSTITUTE, A RELEASE OR WAIVER OF SUCH CAUSE OF ACTION, AS THE COMPANY INTENDS FOR THE PLAN TO PRESERVE ANY AND ALL CAUSES OF ACTION HELD BY THE COMPANY AND ITS ESTATES AS OF THE EFFECTIVE DATE OF THE PLAN.

Employee and Retiree Benefits.

Except as provided in Section 4.04 of the Plan, on and after the Effective Date, except as otherwise provided in the Plan, the Reorganized Company will: (a) honor, in the ordinary course of business, any unrejected contracts, agreements, policies, programs, and plans for, among other things, compensation (including equity based and bonus compensation), health care benefits, disability benefits, deferred compensation benefits, travel benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance, accidental death and dismemberment insurance for the directors, officers and employees of the Company who served in such capacity at any time, and any other Benefit Plan; and (b) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising prior to the Petition Date; provided, however, that the Company’s or Reorganized Company’s performance of any employment agreement will not entitle any person to any benefit or alleged entitlement under any policy, program, or plan that has expired or been terminated before the Effective Date, or restore, reinstate, or revive any such benefit or alleged entitlement under any such policy, program, or plan. Nothing in the Plan shall limit, diminish, or otherwise alter the Reorganized Company’s defenses, claims, any Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs, and plans. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all “retiree benefits” (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

Surrender of Second Lien Notes.

As a condition to receiving any Distribution under the Plan, each Second Lien Noteholder shall surrender or contribute its Second Lien Notes to the Company or its designee. Any Holder of a Second Lien Notes Claim that fails to (a) surrender or contribute its Second Lien Notes or (b) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Company before the second anniversary of the Effective Date, shall be deemed to have forfeited all rights and claims with respect thereto, may not participate in any Distribution under the Plan on account thereof, and all New Goodrich Equity Interests owing with respect to such Second Lien Notes Claim shall be retained by the Company.

Section 1145 Exemption

On and after the Effective Date, the Company and the Reorganized Company is authorized to and shall provide, distribute or issue, as applicable, the New Goodrich Equity Interests and, if applicable, any securities to be issued under Section 4.04 of the Plan (collectively, the “Plan Securities”) and any and all other instruments, certificates, and other documents or agreements required to be provided, distributed, issued, executed or delivered pursuant to or in connection with the Plan (collectively, the “Plan Securities and Documents”), in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity. The issuance of the Plan Securities and the Distribution thereof under the Plan shall be exempt from registration under applicable securities laws (including Section 5 of the Securities Act or any similar state law requiring the registration for offer or sale of a security or registration or licensing of an issuer of a security) pursuant to section 1145(a) of the Bankruptcy Code, Section 4(a)(2) of the Securities Act and/or other applicable exemptions. The Plan Securities may not be transferred, encumbered, or otherwise disposed of in the absence of such registration or an exemption therefrom under the Securities Act or under such laws and regulations thereunder. Accordingly, the Plan Securities may be subject to restrictions on transfer as set forth in the governing documents to such Plan Securities.

Without limiting the effect of section 1145 of the Bankruptcy Code, all documents, agreements, and instruments entered into and delivered on or as of the Effective Date contemplated by or in furtherance of the Plan shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any Entity (other than as expressly required by such applicable agreement).

Reorganized Goodrich shall register the New Goodrich Equity Interests under the Securities Act or Exchange Act or to list the New Goodrich Equity Interests for public trading on any securities exchange or be a reporting issuer. Distribution of the New Goodrich Equity Interests shall be made by delivery or book-entry transfer thereof as determined by Reorganized Goodrich

Authority.

All actions and transactions contemplated under the Plan, including, but not limited to, the execution of the Amended Governance Documents, are and shall be authorized upon Confirmation of the Plan, in each case without further notice to or order of the Bankruptcy Court, and without the need of further approvals, notices or meetings of the Company’s directors, officers, managers, shareholders and/or members (except for those expressly required pursuant hereto or by the Restructuring Documents). Specifically, all amendments to the charters, certificates of incorporation or formation, the articles of incorporation or organization, the operating agreements, the limited liability company agreements, and/or bylaws of any of the Company and all other corporate action on behalf of any of the Company or the Reorganized Company as may be necessary to put into effect or carry out the terms and intent of the Plan may be effected, exercised, and taken, in each case without further notice to or order of the Bankruptcy Court and without further action by the Company’s directors, officers, managers, shareholders and/or members with like effect as if effected, exercised, and taken by unanimous action of the directors, officers, managers, shareholders and/or members of the Company or the Reorganized Company (as applicable). The Confirmation Order shall include provisions dispensing with the need of further approvals, notices or meetings of the Company or holders of Equity Interests and authorizing and directing any director, officer, manager, or member of the Company to execute any document, certificate or agreement necessary to effectuate the Plan on behalf of the Company, which documents, certificates, and agreements shall be binding on the Company, the Creditors, and all Holders of Equity Interests.

D.	Provisions Regarding Corporate Governance of the Reorganized Company.

Distributions for Claims and Equity Interests Allowed as of the Effective Date.

One of the key concepts under the Bankruptcy Code is that only claims and interests that are “allowed” may receive distributions under a chapter 11 plan. This term is used throughout the Plan and the descriptions herein. In general, an Allowed Claim or Equity Interest means that the Company agrees, or if there is a dispute, the Bankruptcy Court determines, by Final Order, that the Claim or Equity Interest, and the amount thereof, is in fact a valid obligation of or Equity Interest in the Company.

Except as otherwise provided in the Plan, as ordered by the Bankruptcy Court, or as otherwise agreed to by the Company or the Reorganized Company and the Holder of the applicable Claim or interest, each Holder of an Allowed Claim or Allowed Equity Interest shall receive on the Distribution Date the full amount of the Distributions that the Plan provides for Allowed Claims or Allowed Equity Interests in the applicable Class. All Cash Distributions shall be made by the Disbursing Agent from available Cash of the Reorganized Company. Any Distribution hereunder of property other than Cash shall be made by the Disbursing Agent in accordance with the terms of the Plan. Except as provided in the Plan, the Confirmation Order or a Final Order of the Bankruptcy Court, or as required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims or Equity Interest and no Holder of an Allowed Claim or Allowed Equity Interest shall be entitled to post-petition interest on account of such Allowed Claim or Allowed Equity Interest

Record Date for Plan Distribution.

As of the close of business on the Distribution Record Date, the registers for Claims and Equity Interests shall be closed and there shall be no further changes in the Holder of record of any Claim or Equity Interest. The Reorganized Company, or the Disbursing Agent, as applicable, shall have no obligation to recognize any transfer of Claim or Equity Interest occurring after the Distribution Record Date, and shall instead be authorized and entitled to recognize and deal for all purposes under the Plan with only those Holders of record stated on the registers of Claims and/or Equity Interests as of the close of business on the Distribution Record Date for Distributions under the Plan.

Delivery of Distribution.

Except as otherwise provided in the Plan, Distributions to Holders of Allowed Claims and Allowed Equity Interests shall be made by the Disbursing Agent or the Reorganized Company, as the case may be, (a) at the addresses set forth on the proofs of Claim or Equity Interest filed by such Holders (or at the last known addresses of such Holders if no proof of Claim or Equity Interest is filed or if the Company has been notified in writing of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent or the Reorganized Company, as the case may be, after the date of any related proof of Claim or Equity Interest, (c) at the addresses reflected in the Schedules if no proof of Claim or Equity Interest has been filed and the Disbursing Agent or the Reorganized Company, as the case may be, has not received a written notice of a change of address, (d) in the case of the Holder of a Claim that is governed by an indenture or other agreement and is administered by an indenture trustee, agent, or servicer, at the addresses contained in the official records of such indenture trustee, agent, or servicer, or (e) at the addresses set forth in a properly completed letter of transmittal accompanying securities, if any, properly remitted to the Reorganized Company. If any Holder’s Distribution is returned as undeliverable, no further Distributions to such Holder shall be made unless and until the Disbursing Agent or the Reorganized Company (or the appropriate indenture trustee, agent, or servicer), as the case may be, is notified of such Holder’s then current address, at which time all missed Distributions shall be made to such Holder without interest. Amounts in respect of undeliverable Distributions made through the Disbursing Agent or the Reorganized Company (or the indenture trustee, agent, or servicer), as the case may be, shall be returned to the Person issuing such Distribution until such Distributions are claimed. All Claims for undeliverable Distributions must be made on or before ninety (90) days after the Effective Date, after which date all unclaimed property shall revert to the Reorganized Company, free of any restrictions thereon except as provided elsewhere in the Plan and the Claim of any Holder or successor to such Holder with respect to such property shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary.

Checks issued by the Disbursing Agent or the Reorganized Company, as the case may be, on account of Allowed Claims or Allowed Equity Interests shall be null and void if not negotiated within ninety (90) days after the issuance of such check. Requests for reissuance of any check shall be made directly to the Disbursing Agent by the Holder of the relevant Allowed Claim or Allowed Equity Interest with respect to which such check originally was issued. Any Holder of an Allowed Claim or Allowed Equity Interest holding an un-negotiated check that does not request reissuance of such un-negotiated check within ninety (90) days after the date of mailing or other delivery of such check shall have its Claim, Equity Interest or other rights for such un-negotiated check discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. In such case, any Cash held for payment on account of such Claims or Equity Interests shall revert to the Reorganized Company, free and clear of any restrictions thereon except as provided elsewhere in the Plan.

Expunging of Certain Claims.

All Claims marked or otherwise designated as “contingent, unliquidated or disputed” on the Company’s Schedules and for which no proof of claim has been timely filed, shall be deemed disallowed and such Claim may be expunged without the necessity of filing a claim objection and without any further notice to, or action, order or approval of the Bankruptcy Court

E.	Executory Contracts, Unexpired Leases, and Other Agreements

Assumption/Rejection.

On the Effective Date, all of the Company’s executory contracts and unexpired leases, including, but not limited to, those contracts and leases listed on Schedule 6.01(a) of the Plan Supplement, will be assumed by the Reorganized Company unless such executory contract or unexpired lease: (a) is being rejected pursuant to the Plan by being identified on the Plan Supplement or any other materials filed with the Bankruptcy Court as an executory contract or unexpired lease being rejected pursuant to the Plan, which shall include any material contracts identified for rejection by the Majority Second Lien Noteholders; (b) is the subject of a motion to reject filed on or before the Effective Date; or (c) has been previously assumed or rejected by the Company.

Without amending or altering any prior order of the Bankruptcy Court approving the assumption or rejection of any executory contract or unexpired lease, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

To the extent any provision in any executory contract or unexpired lease assumed pursuant to the Plan (including, without limitation, any “change of control” provision) prohibits, restricts or conditions, or purports to prohibit, restrict or condition, or is modified, breached or terminated, or deemed modified, breached or terminated by, (i) the commencement of these Cases or the insolvency or financial condition of the Company at any time before the closing of its respective Case, (ii) the Company or any Reorganized Company’s assumption of such executory contract or unexpired lease or (iii) the Confirmation or Consummation of the Plan, then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-debtor party thereto to modify or terminate such executory contract or unexpired lease or to exercise any other default-related rights or remedies with respect thereto, and any required consent under any such contract or lease shall be deemed satisfied by the Confirmation of the Plan.

Each executory contract and unexpired lease assumed pursuant to the Plan shall revest in and be fully enforceable by the Reorganized Company in accordance with its terms and conditions, except as modified by the provisions of the Plan, any order of the Bankruptcy Court approving its assumption, or applicable law

Pass-Through

Except as otherwise provided in the Plan, any rights or arrangements necessary or useful to the operation of the Reorganized Company’s business but not otherwise addressed as a Claim or Equity Interest or assumed under Section 6.03 of the Plan, including non-exclusive or exclusive patent, trademark, copyright, maskwork, or other intellectual property licenses, and other executory contracts not assumable under section 365(c) of the Bankruptcy Code, shall, in the absence of any other treatment under the Plan or Confirmation Order, be passed through the Cases for the benefit of the Reorganized Company.

Assumed Executory Contracts and Unexpired Leases.

Each executory contract and unexpired lease that is assumed will include (a) all amendments, modifications, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease, and (b) all executory contracts or unexpired leases and other rights appurtenant to the property, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, vaults, tunnel, or bridge agreements or franchises, and any other equity interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements have been rejected pursuant to an order of the Bankruptcy Court or are the subject of a motion to reject filed on or before the Confirmation Date.

Amendments, modifications, supplements, and restatements to prepetition executory contracts and unexpired leases that have been executed by the Company during the Cases shall not be deemed to alter the prepetition nature of the executory contract or unexpired lease, or the validity, priority, or amount of any claims that may arise in connection therewith.

Oil and Gas Leases.

To the extent any of the Company’s Oil and Gas Leases constitute executory contracts or unexpired leases of real property under section 365 of the Bankruptcy Code, such Oil and Gas Leases will be assumed by the applicable Reorganized Company. To the extent any of the Reorganizing Company’s Oil and Gas Leases constitute contracts or other property rights not assumable under section 365 of the Bankruptcy Code, except as provided in the Plan or Confirmation Order, such Oil and Gas Leases shall pass through the Cases for the benefit of the Reorganized Company and the counterparties to such Oil and Gas Leases.

Except for the defaults of a kind specified in sections 365(b)(2) and 541(c)(1) of the Bankruptcy Code (which defaults the Company or Reorganized Company will not be required to cure), or as otherwise provided in the Plan, the legal, equitable and contractual rights of the counterparties to such Oil and Gas Leases shall be unaltered by the Plan; provided, however, that to the extent a failure by the Reorganizing Company to pay or perform an obligation under such Oil and Gas Lease (whether or not such Oil and Gas Lease is subject to the provisions of section 365 of the Bankruptcy Code) is a default under any applicable Oil and Gas Lease, such default shall be cured for all purposes by the payments provided for in the Plan or the Reorganized Company’s subsequent performance of such obligation with such applicable Oil and Gas Lease otherwise remaining in full force and effect for the benefit of the Reorganized Company. To the extent such payment is due and owing on the Effective Date, such payment shall be made, in Cash, on the Distribution Date, or upon such other terms as may be agreed to by the Disbursing Agent or the Reorganized Company, as the case may be. To the extent such payment is not due and owing on the Effective Date, such payment (a) will be made, in Cash, in accordance with the terms of any agreement between the parties, or as such payment becomes due and owing under (i) applicable non-bankruptcy law, or (ii) in the ordinary course of business of the Reorganized Company or (b) will be made upon other terms as may be agreed upon by the Disbursing Agent or the Reorganized Company, as the case may be, and the Person to whom such payment is due. To the extent it is impossible for the Reorganized Company to cure a default arising from any failure to perform a non-monetary obligation, such default shall be cured by performance by the Reorganized Company at or after the time of assumption in accordance with the terms of the applicable Oil and Gas Lease with the applicable Oil and Gas Lease remaining in effect for the benefit of the Reorganized Company. If there is a dispute as to any cure obligation (including cure payments) between the Reorganized Company and the Lessor of an Oil and Gas Lease, the Reorganized Company shall only have to pay or perform as in the Plan provided the non-disputed cure obligation with the balance of the cure payment or cure performance to be made or performed after resolution of such dispute either by (a) agreement of the parties or (b) resolution by the Bankruptcy Court under a Final Order.

Cure Provisions.

Except as otherwise provided under the Plan, with respect to any monetary amounts that must be cured as a requirement for assumption by any Reorganized Company, such cure (the “Cure Payment”) shall be effected or otherwise satisfied by prompt payment of such monetary amount as contemplated by section 365(b)(1)(A) of the Bankruptcy Code or as otherwise agreed to by the parties. The Plan Supplement will set forth the Cure Payment for each executory contract and unexpired lease to be assumed by the Company. If the non-Debtor party to the executory contract or unexpired lease objects to the Cure Payment scheduled by the Reorganizing Company for such executory contract or unexpired lease, such executory contract or unexpired lease non-Debtor party must file an objection with the Bankruptcy Court to such Cure Payment on or before five (5) days prior to the Confirmation Hearing Date; failure to timely file such objection shall be deemed acceptance by such non-Debtor party of the Cure Payment for all purposes. If there is a dispute regarding (a) the timing of any Cure Payment required in order to meet the promptness requirement of section 365(b)(1) of the Bankruptcy Code, (b) the nature, extent or amount of any Cure Payment, (c) the Reorganizing Company’s ability or the ability of the Reorganizing Company’s assignees to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (d) any other matter pertaining to assumption, subject to the provisions of Section 6.05 of the Plan, the Cure Payment will be made following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

To the extent it is impossible for a Reorganized Company to cure a default arising from any failure to perform a non-monetary obligation, such default shall be cured by performance by the applicable Reorganized Company at or after assumption in accordance with the terms of the applicable unexpired lease or executory contract with the applicable executory contract or unexpired lease remaining in effect for the benefit of the applicable Reorganized Company. Any non-Debtor party to an executory contract or unexpired lease objecting to such cure of non-monetary obligations must file an objection to such cure with the Bankruptcy Court on or before the date that is five (5) days prior to the Confirmation Hearing Date; failure to timely file such objection shall be deemed acceptance by such non-Debtor party of the cure of non-monetary defaults for all purposes.

Subject to any cure claims filed with respect thereto, assumption of any executory contract or unexpired lease pursuant to the Plan shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed executory contract or unexpired lease at the time prior to the effective date of assumption, in each case as provided in section 365 of the Bankruptcy Code. Any proofs of Claim filed with respect to an executory contract or unexpired lease that has been assumed or assumed and assigned by Final Order shall be deemed disallowed and expunged (subject to any cure claims filed with respect thereto), without further notice to or action, order, or approval of the Bankruptcy Court

Claims Based on Rejection of Executory Contracts and Unexpired Leases

Any Allowed Claims arising from the rejection of the Company’s executory contracts and unexpired leases shall be classified as General Unsecured Claims for the particular Company in question and shall be treated in accordance with the applicable provisions of the Plan for the Company; provided however, if the Holder of an Allowed Claim for rejection damages has an unavoidable security interest in any Collateral to secure obligations under such rejected executory contract or unexpired lease, the Allowed Claim for rejection damages shall be treated as an Other Secured Claim to the extent of the value of such Holder’s interest in the Collateral, with the deficiency, if any, treated as a General Unsecured Claim. All such Claims shall, as of the Effective Date, be subject to the permanent injunction set forth in Article XII of the Plan. To the extent applicable, the limitations imposed by section 502 of the Bankruptcy Code shall apply to the relevant rejection Claim, including, without limitation, subsection 502(b)(6) and subsection 502(b)(7) thereof.

Insurance Policies and Agreements.

The insurance policies issued to, or insurance agreements entered into by, the Company prior to the Petition Date shall continue in full force and effect after the Effective Date. To the extent that such insurance policies or agreements are considered to be executory contracts, then, notwithstanding anything to the contrary in the Plan, the Plan shall constitute a motion to assume or ratify such insurance policies and agreements, and, subject to the occurrence of the Effective Date, the entry of the Confirmation Order shall constitute approval of such assumption pursuant to section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such assumption is in the best interest of the Company and its Estate. Unless otherwise determined by the Bankruptcy Court pursuant to a Final Order or agreed to by the parties thereto prior to the Effective Date, no payments shall be required to cure any defaults of the Company existing as of the Confirmation Date with respect to each such insurance policy or agreements. If the Bankruptcy Court determines otherwise as to any such insurance policy or agreement, the Company reserves the right to seek the rejection of such insurance policy or agreement or other available relief.

F.	Procedures for Resolving Disputed, Contingent, and Unliquidated Claims.

Objections to Claims

(a) Authority. The Company or the Reorganized Company, as applicable, (or their authorized representatives) shall have the exclusive authority to file, settle, compromise, withdraw, or litigate to judgment any objections to Claims; provided, however, this provision shall not apply to Professional Fee Claims, which may be objected to by any party-in-interest in these Cases. From and after the Effective Date, the Reorganized Company (or its authorized representatives) shall have and shall retain any and all available rights and defenses that the Company had with respect to any Claim or Equity Interest based on the limitations imposed by section 502 of the Bankruptcy Code and may settle or compromise any Disputed Claim without further notice to, order from, or approval of the Bankruptcy Court. The Reorganized Company (or its authorized representatives) also shall have the right to resolve any Disputed Claim outside the Bankruptcy Court under applicable governing law.

(b) Objection Deadline. As soon as practicable, but no later than the Claims Objection Deadline, the Reorganized Company (or their authorized representatives) may file objections with the Bankruptcy Court and serve such objections on the Holders of the Claims or Equity Interests to which objections are made. Nothing contained herein, however, shall limit the right of the Disbursing Agent or Reorganized Company (or their authorized representatives) to object to Claims or Equity Interests, if any, filed or amended after the Claims Objection Deadline. The Claims Objection Deadline may be extended by the Bankruptcy Court upon motion by the applicable Reorganized Company (or its authorized representatives) without notice or hearing. Moreover, notwithstanding the expiration of the Claims Objection Deadline, the Disbursing Agent or the Reorganized Company (or their authorized representatives) shall, as applicable, continue to have the right to amend any Claims objections and to file and prosecute supplemental objections and counterclaims to a Disputed Claim until such Disputed Claim is or becomes Allowed by Final Order of the Bankruptcy Court.

Estimation of Claims.

Any Company or Reorganized Company, as applicable, (or their authorized representatives), may at any time request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Company or Reorganized Company, as applicable, previously objected to such Claim or whether the Bankruptcy Court has ruled on any objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any claim, including during the pendency of any appeal related to any such objection. In the event the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Company or Reorganized Company, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned objection, estimation and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any permitted mechanism.

No Distributions Pending Allowance

Notwithstanding any other provision of the Plan, no payments or Distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim has become an Allowed Claim.

Distributions After Allowance

The Disbursing Agent or the Reorganized Company, or applicable, shall make payments and Distributions to each Holder of a Disputed Claim that has become an Allowed Claim in accordance with the provisions of the Plan governing the class of Claims to which such Holder belongs. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing all or part of any Disputed Claim becomes a Final Order, the Disbursing Agent or the Reorganized Company, as applicable, shall distribute to the Holder of such Claim the Distribution (if any) that would have been made to such Holder on the Distribution Date had such Allowed Claim been allowed on the Distribution Date. After a Disputed Claim is Allowed or otherwise resolved, the excess Cash or other property, if any, that was reserved on account of such Disputed Claim, if any, shall become property of the Reorganized Company, as applicable.

Prior Payment of Claims.

Notwithstanding the contents of the Schedules, Claims listed therein as undisputed, liquidated and not contingent shall be reduced by the amount, if any, that was paid by the Company prior to the Effective Date including pursuant to orders of the Bankruptcy Court. To the extent such payments are not reflected in the Schedules, such Schedules will be deemed amended and reduced to reflect that such payments were made. Nothing in the Plan shall preclude the Reorganized Company from paying Claims that the Company was authorized to pay pursuant to any Final Order entered by the Bankruptcy Court prior to the Confirmation Date.

Compliance with Tax Requirements/Allocations.

In connection with the Plan, to the extent applicable, the Reorganized Company or the Disbursing Agent, as applicable, shall comply with all tax withholding and reporting requirements imposed on them by any governmental unit, and all Distributions pursuant hereto shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Company or the Disbursing Agent, as applicable, (or their authorized representatives) shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the Distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding Distributions pending receipt of information necessary to facilitate such Distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Company reserves the right to allocate all Distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens and encumbrances. All Persons holding Claims or Equity Interests shall be required to provide any information necessary to effect information reporting and the withholding of such taxes. Notwithstanding any other provision of the Plan to the contrary, each Holder of an Allowed Claim shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding, and other tax obligations, on account of such Distribution.

G.	Compromises and Settlements.

Except as otherwise provided in the Plan, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, Distribution and other benefits provided under the Plan, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims, Equity Interests and controversies resolved pursuant to the Plan, including, without limitation, all Claims arising prior to the Petition Date, whether known or unknown, foreseen or unforeseen, asserted or unasserted, arising out of, relating to or in connection with the business or affairs of, or transactions with, the Company. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of each of the foregoing compromises or settlements, and all other compromises and settlements provided for in the Plan, and the Bankruptcy Court’s findings shall constitute its determination that such compromises and settlements are in the best interests of the Company, the Estates, Holders of Claims and Equity Interests, and other parties in interest, and are fair, equitable, and within the range of reasonableness.

It is not the intent of the Company that Confirmation of the Plan shall in any manner alter or amend any settlement and compromise between the Company and any Person that has been previously approved by the Bankruptcy Court (each, a “Prior Settlement”). To the extent of any conflict between the terms of the Plan and the terms of any Prior Settlement, the terms of the Prior Settlement shall control and such Prior Settlement shall be enforceable according to its terms.

H.	Miscellaneous Provisions and Releases

Discharge of the Company.

Except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date, without further notice or order, all Claims and Equity Interests of any nature whatsoever shall be automatically discharged forever. Except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date, the Company,

Reorganized Company, their Estates, and all successors thereto shall be deemed fully discharged and released from any and all Claims and Equity Interests, including, but not limited to, demands and liabilities that arose before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, whether or not (a) a proof of Claim based upon such debt is filed or deemed filed under section 501 of the Bankruptcy Code; (b) a Claim based upon such debt is allowed under section 502 of the Bankruptcy Code; or (c) the Holder of a Claim based upon such debt has accepted the Plan. The Confirmation Order shall be a judicial determination of discharge of all liabilities of the Company, its Estates, and all successors thereto. As provided in section 524 of the Bankruptcy Code, such discharge shall void any judgment against the Company, its Estates, or any successor thereto at any time obtained to the extent it relates to a Claim discharged, and operates as an injunction against the prosecution of any action against the Reorganized Company and their Affiliates or their property to the extent it relates to a discharged Claim.

Releases by the Company, Reorganized Company, and their Estates.

PURSUANT TO SECTION 1123(B) OF THE BANKRUPTCY CODE, AND EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THE PLAN OR THE CONFIRMATION ORDER, FOR GOOD AND VALUABLE CONSIDERATION, INCLUDING THE SERVICE OF THE RELEASED PARTIES TO FACILITATE THE EXPEDITIOUS REORGANIZATION OF THE COMPANY, THE REORGANIZED COMPANY AND THE IMPLEMENTATION OF THE RESTRUCTURING CONTEMPLATED BY THE PLAN, ON AND AFTER THE EFFECTIVE DATE, THE COMPANY, REORGANIZED COMPANY, AND THEIR ESTATES, FOR THEMSELVES AND ON BEHALF OF THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, SHALL BE DEEMED TO HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY, AND FOREVER, RELEASED AND DISCHARGED EACH RELEASED PARTY FROM ANY AND ALL CLAIMS, INTERESTS, OBLIGATIONS, RIGHTS, SUITS, DAMAGES, LOSSES, COSTS AND EXPENSES, ACTIONS, CAUSES OF ACTION, REMEDIES, AND LIABILITIES OF ANY KIND OR CHARACTER WHATSOEVER, INCLUDING ANY DERIVATIVE CLAIMS ASSERTED OR ASSERTABLE ON BEHALF OF THE COMPANY, REORGANIZED COMPANY, AND THEIR ESTATES, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, LIQUIDATED OR UNLIQUIDATED, SUSPECTED OR UNSUSPECTED, MATURED OR UNMATURED, FIXED OR CONTINGENT, EXISTING OR HEREINAFTER ARISING, IN LAW, EQUITY, OR OTHERWISE, THAT THE COMPANY, THE REORGANIZED COMPANY OR THEIR RESPECTIVE AFFILIATES OR ESTATES EVER HAD, NOW HAS OR HEREAFTER CAN, SHALL OR MAY HAVE, OR OTHERWISE WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT IN THEIR OWN RIGHT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR ON BEHALF OF THE HOLDER OF ANY CLAIM OR EQUITY INTEREST OR OTHER ENTITY, AGAINST ANY RELEASED PARTY ARISING FROM OR RELATING TO, DIRECTLY OR INDIRECTLY FROM, IN WHOLE OR IN PART, THE COMPANY, THE COMPANY’S RESTRUCTURING, THE OPERATION OF OR ADMINISTRATION OF THE COMPANY’S BUSINESS AND ASSETS, THE CASES, THE PURCHASE, SALE, OR RESCISSION OF THE PURCHASE OR SALE OF ANY SECURITY OF THE COMPANY, THE SUBJECT MATTER OF, OR THE TRANSACTIONS OR EVENTS GIVING RISE TO, ANY CLAIM OR EQUITY INTEREST THAT IS TREATED IN THE PLAN, THE BUSINESS OR CONTRACTUAL ARRANGEMENTS AMONG THE COMPANY, THE REORGANIZED COMPANY, OR ANY RELEASED PARTY (AND THE ACTS OR OMISSIONS OF ANY OTHER RELEASED PARTY IN CONNECTION THEREWITH), THE RESTRUCTURING OF CLAIMS AND EQUITY INTERESTS PRIOR TO OR IN THE CASES, THE NEGOTIATION, FORMULATION, OR PREPARATION OF THE PLAN, THE DISCLOSURE STATEMENT, THE OTHER RESTRUCTURING DOCUMENTS, OR RELATED AGREEMENTS, INSTRUMENTS, OR OTHER DOCUMENTS, OR ANY OTHER ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE, INCLUDING THE MANAGEMENT AND OPERATION OF THE COMPANY, TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE. NOTWITHSTANDING THE FOREGOING, NOTHING IN SECTION 12.08 OF THE PLAN SHALL RELEASE ANY RELEASED PARTY OR OTHER INDIVIDUAL FROM ITS RESPECTIVE RIGHTS AND OBLIGATIONS UNDER THE PLAN, THE RESTRUCTURING DOCUMENTS, OR THE CONFIRMATION ORDER OR LIABILITY FOR (A) ANY ACT OR OMISSION BY SUCH RELEASED PARTY OR OTHER INDIVIDUAL INCLUDED WITHIN THIS RELEASE THAT IS FOUND BY A COURT OF COMPETENT JURISDICTION IN A FINAL, NON-APPEALABLE JUDGMENT TO CONSTITUTE FRAUD, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE, OR (B) ANY OBLIGATION FOR BORROWED MONEY OWED BY A RELEASED PARTY TO THE COMPANY, THE REORGANIZED COMPANY, OR THEIR RESPECTIVE AFFILIATES OR ESTATES.

THE FOREGOING RELEASES SHALL BE EFFECTIVE AS OF THE EFFECTIVE DATE WITHOUT FURTHER NOTICE TO OR ORDER OF THE BANKRUPTCY COURT, ACT OR ACTION UNDER APPLICABLE LAW, REGULATION, ORDER, OR RULE OR THE VOTE, CONSENT, AUTHORIZATION OR APPROVAL OF ANY PERSON AND THE CONFIRMATION ORDER WILL PERMANENTLY ENJOIN THE COMMENCEMENT OR PROSECUTION BY ANY PERSON OR ENTITY, WHETHER DIRECTLY, DERIVATIVELY OR OTHERWISE, OF ANY CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION, OR LIABILITIES RELEASED PURSUANT TO THESE RELEASES.

ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE FOREGOING RELEASES, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED HEREIN, AND FURTHER, SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT EACH SUCH RELEASE IS: (I) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE RELEASED PARTIES; (II) A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY SUCH RELEASE; (III) IN THE BEST INTEREST OF THE COMPANY AND ITS ESTATES; (IV) FAIR, EQUITABLE AND REASONABLE; AND (V) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING.

Releases by Holders of Claims and Equity Interests.

EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THE PLAN OR THE CONFIRMATION ORDER, ON AND AFTER THE EFFECTIVE DATE, IN CONSIDERATION OF THE DISTRIBUTIONS UNDER THE PLAN AND OTHER RELEASES, AGREEMENTS, OR DOCUMENTS EXECUTED AND DELIVERED IN CONNECTION WITH THE PLAN, HOLDERS OF CLAIMS, AND EQUITY INTERESTS WHO DO NOT FILE AN OPT-OUT NOTICE OR INDICATE THAT THEY OPT OUT OF THIS RELEASE ON THEIR BALLOT, FOR THEMSELVES AND ON BEHALF OF THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, SHALL BE DEEMED TO HAVE CONSENTED TO THE PLAN FOR ALL PURPOSES AND THE RESTRUCTURING EMBODIED HEREIN AND SHALL BE DEEMED TO HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY, AND FOREVER, RELEASED AND DISCHARGED EACH RELEASED PARTY FROM ANY AND ALL CLAIMS, INTERESTS, OBLIGATIONS, RIGHTS, SUITS, DAMAGES, LOSSES, COSTS AND EXPENSES, ACTIONS, CAUSES OF ACTION, REMEDIES, AND LIABILITIES OF ANY KIND OR CHARACTER WHATSOEVER, INCLUDING ANY DERIVATIVE CLAIMS ASSERTED OR ASSERTABLE ON BEHALF OF THE COMPANY, THE REORGANIZED COMPANY, OR THEIR ESTATES, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, LIQUIDATED OR UNLIQUIDATED, SUSPECTED OR UNSUSPECTED, MATURED OR UNMATURED, FIXED OR CONTINGENT, EXISTING OR HEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE, THAT SUCH ENTITY EVER HAD, NOW HAS OR HEREAFTER CAN, SHALL OR MAY HAVE, OR OTHERWISE WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT (WHETHER INDIVIDUALLY OR COLLECTIVELY OR DIRECTLY OR DERIVATIVELY), AGAINST ANY RELEASED PARTY ARISING FROM OR RELATING TO, DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, THE COMPANY, THE COMPANY’S RESTRUCTURING, THE OPERATION OF OR ADMINISTRATION OF THE COMPANY’S BUSINESS AND ASSETS, THE CASES, THE PURCHASE, SALE OR RESCISSION OF THE PURCHASE OR SALE OF ANY SECURITY OF THE COMPANY, THE SUBJECT MATTER OF, OR THE TRANSACTIONS OR EVENTS GIVING RISE TO, ANY CLAIM OR EQUITY INTEREST THAT IS TREATED IN THE PLAN, THE BUSINESS OR CONTRACTUAL ARRANGEMENTS AMONG ANY TWO OR MORE OF THE COMPANY, THE REORGANIZED COMPANY, OR ANY OTHER RELEASED PARTY (AND THE ACTS OR OMISSIONS OF ANY OTHER RELEASED PARTY IN CONNECTION THEREWITH), THE RESTRUCTURING OF CLAIMS AND EQUITY INTERESTS PRIOR TO OR IN THE CASES, THE NEGOTIATION, FORMULATION, OR PREPARATION OF THE PLAN, THE DISCLOSURE STATEMENT, THE OTHER RESTRUCTURING DOCUMENTS OR RELATED AGREEMENTS, INSTRUMENTS, OR OTHER DOCUMENTS, OR ANY OTHER ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE, INCLUDING THE MANAGEMENT AND OPERATION OF THE COMPANY,

TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE. NOTWITHSTANDING THE FOREGOING, NOTHING IN SECTION 12.09 OF THE PLAN SHALL RELEASE ANY RELEASED PARTY FROM ITS RESPECTIVE RIGHTS AND OBLIGATIONS UNDER THE PLAN, THE RESTRUCTURING DOCUMENTS, OR THE CONFIRMATION ORDER OR LIABILITY FOR ANY ACT OR OMISSION BY SUCH RELEASED PARTY THAT IS FOUND BY A COURT OF COMPETENT JURISDICTION IN A FINAL, NON-APPEALABLE JUDGMENT TO CONSTITUTE FRAUD, WILLFUL MISCONDUCT OR GROSS NEGLIGENCE.

THE FOREGOING RELEASES SHALL BE EFFECTIVE AS OF THE EFFECTIVE DATE WITHOUT FURTHER NOTICE TO OR ORDER OF THE BANKRUPTCY COURT, ACT OR ACTION UNDER APPLICABLE LAW, REGULATION, ORDER, OR RULE OR THE VOTE, CONSENT, AUTHORIZATION OR APPROVAL OF ANY PERSON AND THE CONFIRMATION ORDER WILL PERMANENTLY ENJOIN THE COMMENCEMENT OR PROSECUTION BY ANY PERSON OR ENTITY, WHETHER DIRECTLY, DERIVATIVELY OR OTHERWISE, OF ANY CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION, OR LIABILITIES RELEASED PURSUANT TO THESE RELEASES.

ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE FOREGOING RELEASES, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED HEREIN, AND FURTHER, SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT EACH SUCH RELEASE IS: (I) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE RELEASED PARTIES; (II) A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY SUCH RELEASE; (III) IN THE BEST INTEREST OF THE COMPANY AND ITS ESTATES; (IV) FAIR, EQUITABLE, AND REASONABLE; AND (V) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING.

Release of Liens.

Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable Distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Reorganized Company or its Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Company and its successors and assigns, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any Entity.

In addition to, and in no way a limitation of, the foregoing, to the extent the Company’s property or assets are encumbered by mortgages, security interests or Liens of any nature for which any Holder of such mortgages, security interests or Liens does not have an Allowed Claim against the Company or the Company’s property, or such Allowed Claim has been satisfied as provided in the Plan or valid mortgage, security interest or Lien, such mortgages, security interests or Liens shall be deemed fully released and discharged for all purposes and such Holder shall execute such documents as reasonably requested by the Reorganized Company in form and substance as may be necessary or appropriate to evidence the release of any such mortgages, security interests or Liens of any nature and the Reorganized Company as authorized to cause the filings of such documents with any and all governmental or other entities necessary or appropriate to effect such releases. If such Holder fails to execute such documents, the applicable Reorganized Company is authorized to execute such documents on behalf of such Holder and to cause the filing of such documents with any or all governmental or other entities as may be necessary or appropriate to effect such releases.

Exculpation.

The Protected Parties shall neither have nor incur any liability to any entity for any act taken or omitted to be taken in connection with, or arising out of, the cases, the negotiation, formulation, dissemination, confirmation, consummation, or administration of the Plan or the Restructuring Documents, property to be distributed under the

Plan, or any other act or omission in connection with the Cases, the Plan, the Disclosure Statement, the other Restructuring Documents or any contract, instrument, or other agreement or document related thereto or delivered thereunder, or any act taken or omitted to be taken in connection with the restructuring of the Company; provided, however, that the foregoing shall not extend to such exculpated person’s rights and obligations under the Plan, the Restructuring Documents, and the Confirmation Order, or affect the liability of any entity that otherwise would result from any such act or omission to the extent that such act or omission is determined by a Final Order to have constituted fraud, willful misconduct, or gross negligence.

The foregoing exculpation shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any person.

The Reorganized Company shall, and the Company and its respective Estates shall continue to, indemnify and hold harmless the D&O Indemnified Parties from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against in any way relating to or arising out of such indemnified parties’ relationship to the Company or its respective Estates, the Bankruptcy Restructuring, or any action taken or omitted to be taken by each such indemnified party in connection therewith, but in each case only to the extent that (a) the acts, omissions or alleged acts or omissions of such applicable Person were indemnifiable under the Company’s prepetition organizational documents (whether in the bylaws, certificates of incorporation, charters, operating agreements, board resolutions, employment contracts or otherwise) and (b) the otherwise indemnifiable expense, liability, loss, or other amount is determined not to be covered under any applicable directors’ and officers’ insurance policy purchased by the Company prior to the Effective Date. Notwithstanding anything to the contrary herein, the Reorganized Company, the Company and its respective Estates shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from such indemnified parties’ fraud, willful misconduct, or gross negligence.

The Company or the Reorganized Company, as the case may be, may purchase for the benefit of the D&O Indemnified Parties, a director and officer insurance coverage policy consistent with any existing policies of the Company and customary for transactions of this nature and type, without further notice to or order of the Bankruptcy Court.

Third Party Agreement; Subordination of Claims.

The Plan Distributions to the various classes of Claims and Equity Interests under the Plan shall not affect the right of any Person to levy, garnish, attach, or employ any other legal process with respect to such Plan Distributions by reason of any claimed subordination rights or otherwise. All of such rights and any agreements relating thereto shall remain in full force and effect, except as compromised and settled pursuant to the Plan. Plan Distributions to Holders of Claims in classes that are subject to contractual subordination provisions are subject to Distribution in accordance with such contractual subordination provisions as provided in the Plan. Plan Distributions shall be subject to and modified by any Final Order directing distributions other than as provided in the Plan. The right of the Company or Reorganized Company to seek subordination of any Claim or Equity Interest pursuant to section 510 of the Bankruptcy Code is fully reserved, and the treatment afforded any Claim or Equity Interest that becomes a subordinated Claim or subordinated Equity Interest at any time shall be modified to reflect such subordination. Unless the Confirmation Order provides otherwise, no Plan Distributions shall be made on account of a subordinated Claim or subordinated Equity Interest.

Term of Injunctions or Stay.

Unless otherwise provided in the Plan or Confirmation Order, all temporary injunctions or stays provided for in the Cases under sections 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the Confirmation Date (excluding any injunctions or stays contained in the Plan or Confirmation Order), shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or Confirmation Order shall remain in full force and effect in accordance with their terms. All permanent injunctions in existence on the Effective Date shall remain in full force and effect as provided in the order imposing such permanent injunction.

Claims Incurred After the Effective Date.

Claims incurred by the Company after the Effective Date may be paid by the Reorganized Company in the ordinary course of business and without application for or Court approval, subject to any agreements with such holders of a Claim and applicable law.

Binding Effect.

The Plan shall be binding upon and inure to the benefit of the Reorganized Company, all present and former Holders of Claims against and Equity Interests in the Reorganized Company, and their respective successors and assigns, including, but not limited to, the Reorganized Company, and all other parties-in-interest in the Cases. Notwithstanding the foregoing, except as expressly set forth in the Plan, the Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order and the Plan is Consummated. Neither the filing of the Plan, any statement or provision contained in the Plan, nor the taking of any action by the Company or any other Entity with respect to the Plan shall be or shall be deemed to be an admission or waiver of any rights of: (1) the Company with respect to the Holders of Claims or Equity Interests or other Entity; or (2) any Holder of a Claim or an Equity Interest or other Entity prior to the Effective Date.

Plan Supplement.

Any and all exhibits, lists, or schedules not filed with the Plan or the Disclosure Statement shall be contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court not later than fourteen (14) days prior to the Confirmation Hearing Date or such other filing deadline as may be approved by the Bankruptcy Court. Holders of Claims or Equity Interests may also obtain a copy of the Plan Supplement upon written request to the Company. Notwithstanding the foregoing, the Company may amend the Plan Supplement, and any attachments thereto, through and including the Confirmation Date.

Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of the State of Texas, without giving effect to the principles of conflicts of law thereof, shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control) as well as corporate governance matters with respect to the Company; provided, however, that corporate governance matters relating to the Company or Reorganized Company, as applicable, shall be governed by the laws of the state or county of organization of the Company or Reorganized Company.

Successors and Assigns.

The rights, benefits and obligations of any entity named or referred to in the Plan, including any Holder of a Claim or Equity Interest, shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.

Term of Injunctions or Stays.

Unless otherwise provided in the Plan or Confirmation Order, all temporary injunctions or stays provided for in the Cases under sections 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the Confirmation Date (excluding any injunctions or stays contained in the Plan or Confirmation Order), shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or Confirmation Order shall remain in full force and effect in accordance with their terms. All permanent injunctions in existence on the Effective Date shall remain in full force and effect as provided in the order imposing such permanent injunction.

Conflicts

The terms of the Plan shall govern in the event of any inconsistency between the Plan and the Disclosure Statement. In the event of any inconsistency with the Plan and the Confirmation Order, the Confirmation Order shall govern with respect to such inconsistency.

VIII. CONFIRMATION AND EFFECTIVENESS OF THE PLAN

A.	Conditions Precedent to Effective Date

The following are conditions to the occurrence of the Effective Date, unless such conditions, or any of them, have been satisfied or duly waived in accordance with Section 8.04 of the Plan:

(a)	the Confirmation Order shall be in form and substance reasonably acceptable to the Company, Senior Credit Facility Agent, and the Majority Second Lien Noteholders in their respective discretion and shall be in full force and effect, shall have become a Final Order, and shall not have been amended, modified, reversed, vacated, or stayed pending appeal;

(b)	all authorizations, consents, and regulatory approvals required, if any, in connection with the consummation of the Plan shall have been obtained;

(c)	the Company shall have executed and delivered all documents necessary to effectuate the issuance of the New Goodrich Equity Interests;

(d)	the Restructuring Documents shall have been filed, tendered for delivery, and been effected or executed by all Entities party thereto (as appropriate), and in each case be in full force and effect. All conditions precedent to the effectiveness of such Restructuring Documents shall have been satisfied or waived pursuant to the terms of such applicable Restructuring Documents (or shall be satisfied or waived concurrently with the occurrence of the Effective Date);

(e)	all other consents, actions, documents, certificates, and agreements necessary to implement the Plan, including documents contained in the Plan Supplement, shall have been obtained and not otherwise subject to unfulfilled conditions, effected, or executed and delivered, as the case may be, to the required parties and, to the extent required, filed with the applicable governmental units in accordance with applicable laws;

(f)	all documents referenced in subsections (c), (d), and (e) of Section 8.02 of the Plan, including all documents in the Plan Supplement, shall be acceptable to the Company, the Senior Credit Facility Agent, and the Majority Second Lien Noteholders in their respective sole discretion;

(g)	the Company shall have agreed upon the treatment of the Senior Credit Facility Claims with the Holders of Senior Credit Facility Claims and the Majority Second Lien Noteholders; and

(h)	the Professional Fee Escrow Account shall have been established and funded with the Professional Fee Amount.

B.	Substantial Consummation

On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

C.	Waiver of Conditions Precedent to Effective Date

Each of the conditions set forth in Section 8.01 of the Plan (other than 8.01(a)) of the Plan, may be waived in whole or in part by written consent of the Company, with the written consent of the Majority Second Lien Noteholders and the Senior Credit Facility Agent given in their respective sole discretion, without any notice to other parties in interest (other than the Wells Fargo, National Association, in its capacity as Senior Credit Facility Agent under the Senior Credit Facility) or the Bankruptcy Court and without a hearing; provided that if any such waiver would adversely affect the Holders of Senior Credit Facility Claims, each such waiver shall require the prior written consent from the Holders of Senior Credit Facility Claims holding more than a majority in aggregate principal amount of such Claims. The failure to satisfy or waive any condition to the Effective Date may be asserted by the Company or the Reorganized Company regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Company or Reorganized Company). The failure of the Company or Reorganized Company to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time.

Section 8.01(a) of the Plan may be waived by written consent and agreement between each of: (i) the Company, (ii) the Senior Credit Facility Agent, and (iii) the Majority Second Lien Noteholders.

D.	Amendments and Modifications of the Plan

The Company may alter, amend, or modify the Plan or any exhibits thereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date; provided, however, that where the Plan requires a document to be acceptable to the Second Lien Noteholders or the Holder of Senior Credit Facility Claims, as applicable, the Company may not modify such document without the consent of the Majority Second Lien Noteholders or the Holders of Senior Credit Facility Claims, as the case may be, with such consent not to be unreasonably withheld. After the Confirmation Date and prior to “substantial consummation” of the Plan, as defined in section 1101(2) of the Bankruptcy Code, the Company may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan, in a manner that is acceptable to the Company, the Majority Second Lien Noteholders, and the Senior Credit Facility Agent, in their respective sole discretion, so long as such proceedings do not materially adversely affect the treatment of Holders of Claims or Equity Interests under the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

E.	Revocation, Withdrawal, or Non-Consummation.

The Company reserves the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file subsequent plans of reorganization. If the Company revokes or withdraws the Plan, or if Confirmation or Consummation of the Plan does not occur, then (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Class of Claims) unless otherwise agreed to by the Company and any counterparty to such settlement or compromise, and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (c) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (i) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Company or any other Person, (ii) prejudice in any manner the rights of the Company or any Person in any further proceedings involving the Company, or (iii) constitute an admission of any sort by the Company or any other Person.

IX. CONFIRMATION PROCEDURES

A.	Combined Disclosure Statement and Confirmation Hearing

Section 1129(a) of the Bankruptcy Code requires a bankruptcy court, after notice, to hold a hearing on confirmation of a chapter 11 plan and section 1129(b) provides that any party in interest may object to the confirmation of the chapter 11 plan. When the Company commences their Chapter 11 Cases, they will contemporaneously file a motion on the Petition Date to schedule a hearing on the adequacy of the Disclosure Statement, the sufficiency of the solicitation procedures, and confirmation of the Plan (“Combined Hearing”). Notice of the Combined Hearing will be provided to holders of Claims and Equity Interests or their agents or representatives as established in the order establishing the schedule for the Combined Hearing and related objections (“Notice of Combined Hearing”). Objections to the Disclosure Statement and confirmation of the Plan must be filed with the Court by the date set forth in the Notice of Combined Hearing and will be governed by Bankruptcy Rules 3020(b) and 9014 and the local rules of the Court. UNLESS AN OBJECTION IS TIMELY FILED AND SERVED, IT MAY NOT BE CONSIDERED BY THE COURT.

B.	Standards for Confirmation

At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation of a plan are that the plan is (i) accepted by all Impaired classes of Claims and Equity Interests or, if rejected by an Impaired class, that the plan “does not discriminate unfairly” and is “fair and equitable” as to such class, (ii) feasible and (iii) in the “best interests” of creditors and equity interest holders that are Impaired under the Plan.

The following requirements must be satisfied pursuant to section 1129(a) of the Bankruptcy Code before the Bankruptcy Court may confirm a plan of reorganization. The Plan fully complies with the statutory requirements for Confirmation listed below.

•	The Plan complies with the applicable provisions of the Bankruptcy Code.

•	The proponents of the Plan have complied with the applicable provisions of the Bankruptcy Code.

•	The Plan has been proposed in good faith and not by any means forbidden by law.

•	Any payment made or to be made by the Company (or any other proponent of the Plan) or by a Person issuing Securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with the Chapter 11 Cases, in connection with the Plan and incident to the Chapter 11 Cases is subject to the approval of the Bankruptcy Court as reasonable.

•	The Company (or any other proponent of the Plan) have disclosed the identity and affiliations of any individual proposed to serve, after Confirmation, as a director, or officer, the Reorganized Company, any Affiliate of the Company reorganized under the Plan, or any successor to the Company under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of Creditors and holders of Interests and with public policies.

•	The proponent of the Plan has disclosed the identity of any Insider that will be employed or retained the Reorganized Company and the nature of any compensation for such Insider.

•	Any governmental regulatory commission with jurisdiction, after confirmation of the Plan, over the rates of the Company has approved any rate change provided for in the Plan, or such rate change is expressly conditioned on such approval.

•	With respect to each holder within an Impaired Class of Claims or Interests, each such holder (a) has accepted the Plan or (b) will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the Effective Date, that is not less than the amount that such holder would so receive or retain if the Company were liquidated under chapter 7 of the Bankruptcy Code on such date.

•	With respect to each Class of Claims or Interests, such Class (a) has accepted the Plan or (b) is Unimpaired under the Plan (subject to the “cram-down” provisions discussed below).

•	The Plan provides for treatment of Claims, as applicable, in accordance with the provisions of section 507(a) of the Bankruptcy Code.

•	If a Class of Claims or Equity Interests is Impaired under the Plan, at least one Class of Claims or Equity Interests that is Impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any Insider.

•	Confirmation is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Reorganized Company, or any successor to the Company under the Plan, unless such liquidation or reorganization is proposed in the Plan.

•	All fees payable under 28 U.S.C. § 1930 have been paid or the Plan provides for the payment of all such fees on the Effective Date.

Best Interests Test/Liquidation Analysis

As described above, section 1129(a)(7) of the Bankruptcy Code requires that each Holder of an Impaired Claim or Interest either (a) accept the Plan or (b) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such Holder would receive if the Company was liquidated under chapter 7 of the Bankruptcy Code. To assist holders in determining whether the Plan meets this requirement, the Company, with the assistance of Lazard, has prepared an unaudited liquidation analysis, which is attached hereto as Exhibit D (the

“Liquidation Analysis”). The distributions to all classes of Claims and Interests will exceed any likely recovery under chapter 7 of the Bankruptcy Code. Therefore, as more fully discussed in further detail in Article X.A of this Disclosure Statement, the Company believes that the Plan satisfies the best interests test of section 1129(a)(7) of the Bankruptcy Code.

Feasibility

The Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan of reorganization is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Company has analyzed their ability to meet their obligations under the Plan. As part of this analysis, and as discussed in further detail in Article X.A of this Disclosure Statement, the Company has prepared projections, which, together with the assumptions on which they are based, are attached hereto as Exhibit C (the “Financial Projections”). Based on such Financial Projections, the Company believes that they will be able to make all payments required under the Plan. Therefore, Confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization.

Confirmation Without Acceptance by All Impaired Classes

Under Bankruptcy Code section 1129(b), the Bankruptcy Court may confirm a plan of reorganization over the rejection or deemed rejection of the plan of reorganization by a class of claims or interests if the plan of reorganization “does not discriminate unfairly” and is “fair and equitable” with respect to such class.

No Unfair Discrimination

This test applies to Classes of Claims or Equity Interests that are of equal priority and are receiving different treatment under the Plan. The test does not require that the treatment be the same or equivalent, but that such treatment be “fair.” The Company does not believe the Plan discriminates unfairly against any Impaired Class of Claims or Equity Interests. The Company believes the Plan and the treatment of all Classes of Claims and Equity Interests under the Plan satisfy the foregoing requirements for nonconsensual confirmation.

Fair and Equitable Test

This test applies to Classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no Class of Claims or Equity Interests receive more than 100% of the amount of the allowed Claims or Equity Interests in such Class. As to the dissenting Class, the test sets different standards depending on the type of Claims or Equity Interests of the Company in such Class. In order to demonstrate that a plan is fair and equitable, the plan proponent must demonstrate:

•	Secured Creditors: Each holder of a secured claim: (1) retains its liens on the property, to the extent of the allowed amount of its secured claim, and receives deferred cash payments having a value, as of the effective date of the chapter 11 plan, of at least the allowed amount of such claim; (2) has the right to credit bid the amount of its claim if its property is sold and retains its liens on the proceeds of the sale (or if sold, on the proceeds thereof); or (3) receives the “indubitable equivalent” of its allowed secured claim.

•	Unsecured Creditors: Either (1) each holder of an impaired unsecured claim receives or retains under the chapter 11 plan property of a value equal to the amount of its allowed claim or (2) the holders of claims and interests that are junior to the claims of the non-accepting class will not receive any property under the chapter 11 plan.

•	Equity Interests: Either (1) each holder of an impaired interest will receive or retain under the chapter 11 plan property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled, or the value of the interest or (2) the holders of interests that are junior to the non-accepting class will not receive or retain any property under the chapter 11 plan.

The Company believes the Plan satisfies the “fair and equitable” requirement notwithstanding that certain Classes are deemed to reject the Plan, because, as to such Class, there is no Class of equal priority receiving more favorable treatment and no Class that is junior to such Class will receive or retain any property on account of the Claims in such Class.

The Release, Exculpation, and Injunction Provisions Contained in the Plan

Article XII of the Plan provides for releases of certain claims and Causes of Action that the Company may hold against the Released Parties. The Released Parties are comprised of the following Entities: (a) (i) the lenders under the Senior Credit Facility, (ii) the Senior Credit Facility Agent, and (iii) the Second Lien Noteholders, (b) each of their respective Related Persons, (c) the past and present directors, managers, officers, employees, attorneys, advisors and other representatives of the Company and the Reorganized Company, in each case, solely in their capacity as such, and (d) the Protected Parties.

Section 12.08 of the Plan provides for releases of certain claims and Causes of Action that holders of Claims or Equity Interests may hold against the Released Parties in exchange for good and valuable consideration, including the service of the Released Parties to facilitate the reorganization of the Company, the implementation of the restructuring contemplated by the Restructuring Support Agreement or the Plan, and the compromises contained in the Plan.

Section 12.06 of the Plan provides for the exculpation from liability of each Protected Party for any restructuring-related actions; provided, however, that the foregoing shall not extend to such exculpated person’s rights and obligations under the plan, the Restructuring Documents, and the confirmation order, or affect the liability of any Entity that otherwise would result from any such act or omission to the extent that such act or omission is determined by a Final Order to have constituted fraud, willful misconduct, or gross negligence. The released and exculpated claims are limited to those claims or Causes of Action that may have arisen in connection with, related to, or arising out of the restructuring of the Company or the Chapter 11 Cases.

Section 12.07 of the Plan permanently enjoins Entities who have held, hold, or may hold Claims or Equity Interests against the Company that have been released or discharged pursuant to the Plan or are subject to exculpation pursuant to the Plan from asserting such Claims or Equity Interests, or taking certain other actions, against the Company, the Reorganized Company, and the Released Parties.

The Company believes that the releases, exculpations, and injunctions set forth in the Plan are appropriate because, among other things, the releases are narrowly tailored to the Company’s restructuring proceedings, and each of the Released Parties has afforded value to the Company and aided in the reorganization process, which facilitated the Company’s ability to propose and pursue confirmation of the Plan. The Company believes that each of the Released Parties has played an integral role in negotiating and formulating the Restructuring Support Agreement and the Plan and has expended significant time and resources analyzing and negotiating the issues presented by the Company’s prepetition capital structure. The Company further believes that such releases, exculpations, and injunctions are a necessary part of the Plan. Except as otherwise specifically provided in the Plan or the Confirmation Order, on and after the Effective Date, in consideration of the distributions under the Plan and other releases, agreements, or documents executed and delivered in connection with the Plan, Holders of Claims and Equity Interests must file an opt-out notice or indicate that they opt out of the release on their Ballot or they will be deemed to have consented to the Plan for all purposes and the restructuring embodied in the Plan and shall be deemed to have released and discharged each Protected Party from any and all claims, interests, obligations, rights, suits, damages, losses, costs and expenses, actions, causes of action, remedies, and liabilities of any kind or character whatsoever, as discussed in Article VII.E of this Disclosure Statement.

C.	Alternatives to Confirmation and Consummation of the Plan

If the Plan is not confirmed and consummated, the alternatives to the Plan include (i) liquidation of the Company under chapter 7 of the Bankruptcy Code and (ii) an alternative plan of reorganization or a plan of liquidation.

The Court could confirm a plan different from the Plan. While the Plan provides for the reorganization of the Company’s business as a going concern and the cancellation and/or conversion into equity of approximately $426.2 million of funded debt, a different plan might involve either a reorganization and continuation of the Company’s business or, in the alternative, a sale or liquidation of the Company’s assets. In the event the Plan is not confirmed, there is no guaranty the Company will be able to obtain any investment at all, let alone one that would provide recoveries as favorable to its stakeholders as those provided pursuant to the Plan. As an alternative to a going concern reorganization, a sale or liquidation of Company’s assets would, in Company’s view, be unlikely to provide returns equal or greater to the returns provided by the Plan.

The Company believes that any alternative to the Plan would provide far less certainty and could involve a larger Claims pool, diminished recoveries, significant delay, and larger administrative costs. The Company believes that the Plan, as described herein, enables creditors to realize the highest and best value under the circumstances as compared to any foreseeable alternative.

If no plan is confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate the Company’s assets for distribution in accordance with the priorities established by chapter 7 of the Bankruptcy Code. A discussion of the effects that a chapter 7 liquidation would have on the recoveries of Holders of Claims and Equity Interests is set forth in the Liquidation Analysis annexed as Exhibit D to this Disclosure Statement. For the reasons above, the Company believes that liquidation under chapter 7 of the Bankruptcy Code would result in smaller distributions being made to creditors than those provided for in the Plan.

X. LIQUIDATION ANALYSIS, VALUATION AND FINANCIAL PROJECTIONS

A.	Liquidation Analysis

The Company believes that the Plan provides a greater recovery for Holders of Allowed Claims and Equity Interests as would be achieved in a liquidation under chapter 7 of the Bankruptcy Code. This belief is based on a number of considerations, including: (a) the likely erosion in value of the Company’s assets in a chapter 7 case in the context of an expeditious liquidation and the “forced sale” atmosphere that would prevail under a chapter 7 liquidation; (b) the additional Administrative Claims generated by conversion to a chapter 7 case and any related costs in connection with a chapter 7 liquidation; (c) the absence of a robust market for the liquidation sale of the Company’s assets and services in which such assets and services could be marketed and sold; and (d) the additional claims that would arise by reason of the breach or rejection in a chapter 7 of obligations under leases and executory contracts that would otherwise be assumed under the Plan.

The Company, with the assistance of Lazard, has prepared the Liquidation Analysis, which is attached hereto as Exhibit D, to assist holders of Claims and Interests in evaluating the Plan. The Liquidation Analysis compares the projected recoveries that would result from the liquidation of the Company in a hypothetical case under chapter 7 of the Bankruptcy Code with the estimated distributions to holders of Allowed Claims and Interests under the Plan. The Liquidation Analysis is based on the value of the Company’s assets and liabilities as of a certain date and incorporates various estimates and assumptions, including a hypothetical conversion to a chapter 7 liquidation as of a certain date. Further, the Liquidation Analysis is subject to potentially material changes, including with respect to economic and business conditions and legal rulings. Therefore, the actual liquidation value of the Company could vary materially from the estimate provided in the Liquidation Analysis.

B.	Valuation Analysis

The Plan provides for the distribution of certain shares of New Goodrich Equity Interests upon consummation of the Plan. Accordingly, Lazard, at the request of the Company, has performed an analysis, which is attached hereto as Exhibit E, of the estimated implied value of the Reorganized Company and its subsidiaries on a going-concern basis as of an assumed Effective Date of June 1, 2016 (the “Valuation Analysis”). The Valuation Analysis, including the procedures followed, assumptions made, qualifications, and limitations on review undertaken described therein, should be read in conjunction with Article XI of this Disclosure Statement, entitled “Certain Risk Factors to be Considered.” The Valuation Analysis is based on data and information as of March 11, 2016. Lazard makes no representations as to changes to such data and information that may have occurred since the date of the Valuation Analysis.

C.	Financial Projections

In connection with the planning and development of the Plan, the Company prepared projections for the seven financial quarters ending December 31, 2017 to present the anticipated impact of the Plan. The projections assume that the Plan will be implemented in accordance with its stated terms. The Company is unaware of any circumstances as of the date of this Disclosure Statement that would require the re-forecasting of the projections due to a material change in the Company’s prospects. The projections are based on forecasts of key economic variables and may be significantly impacted by, among other factors, changes in the competitive environment, regulatory changes, and/or a variety of other factors, including the factors listed in this Disclosure Statement and in the projections. Accordingly, the estimates and assumptions underlying the projections are inherently uncertain and are subject to significant business, economic, and competitive uncertainties. Therefore, such projections, estimates, and assumptions are not necessarily indicative of current values or future performance, which may be significantly less or more favorable than set forth herein. The projections should be read in conjunction with the assumptions, qualifications, and explanations set forth in this Disclosure Statement and other financial information. The Company’s financial projections for the seven financial quarters ending December 21, 2017, are attached hereto as Exhibit C.

The Financial Projections are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ materially include, but are not limited to: the ability of the Reorganized Company to operate the Reorganized Company’s businesses consistent with its projections generally, including the ability to maintain or increase revenue and cash flow to satisfy its liquidity needs, service its indebtedness and finance the ongoing obligations of its business, and to manage its future operating expenses and make necessary capital expenditures; the ability of the Reorganized Company to comply with the covenants and conditions under their credit facilities and their ability to borrow thereunder; the loss or reduction in business from the Company’s significant customers or the failure of the Company’s significant customers to perform their obligations to the Company; the loss or material downtime of major suppliers; material declines in demand for services; changes in production of, or demand for, hydrocarbons, either generally or in particular regions; changes in the typical seasonal variations; social or political unrest or conflict in areas where the Company conducts its business, particularly in foreign countries; increases in costs including, without limitation, crew wages, insurance, provisions, repairs, and maintenance; changes in rules and regulations applicable to the industry including, without limitation, legislation adopted by international organizations or by individual countries; actions by the courts, the U.S. Department of Justice or other governmental or regulatory authorities, and the results of the legal proceedings to which the Reorganized Company or any of their affiliates may be subject; changes in the condition of the Company’s operating assets or applicable maintenance or regulatory standards (which may affect, among other things, the Company’s anticipated maintenance and repair costs); the Reorganized Company’s ability to attract and maintain key executives, managers, and employees; changes in general domestic and international political conditions; and adverse changes in foreign currency exchange rates affecting the Company’s expenses.

The projections should be read in conjunction Article XI of this Disclosure Statement, entitled “Certain Risk Factors to be Considered.”

D.	Other Available Information

The Company files with the SEC its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all required amendments to those reports, proxy statements, and registration statements. You may read and copy any material the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, including the Company, that file electronically.

All of the Company’s reports and materials filed with the SEC are available free of charge through its website, www.goodrichpetroleum.com, as soon as reasonably practical, after the Company electronically files such material with the SEC.

The Company’s consolidated financial statements for the year ended December 31, 2015, together with other financial information for prior reporting periods, are included in its Form 10-K for the fiscal year ended December 31,

2015, filed with the SEC on March 30, 2016. Such information was prepared assuming that the Company will continue as a going concern and contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. The Company’s ability to continue as a going concern, however, may be contingent upon, among other factors, the Bankruptcy Court’s approval of a plan of reorganization in the Chapter 11 Cases and the Company’s ability to implement such a plan of reorganization.

XI. CERTAIN RISK FACTORS TO BE CONSIDERED

HOLDERS OF CLAIMS AGAINST THE COMPANY SHOULD READ AND CONSIDER CAREFULLY THE RISK FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED HEREIN BY REFERENCE) PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

A.	General

The following provides a summary of various important considerations and risk factors associated with the Plan; however, it is not exhaustive. In considering whether to vote to accept or reject the Plan, Holders of Claims and Equity Interests should read and carefully consider the risk factors set forth below, as well as all other information set forth or otherwise referenced or incorporated by reference in this Disclosure Statement.

B.	Certain Bankruptcy Law Considerations

Parties in Interest May Object to the Company’s Classification of Claims and Interests.

Section 1122 of the Bankruptcy Code provides that a debtor may place a claim or an equity interest in a particular class under a plan of reorganization only if such claim or equity interest is substantially similar to the other claims or equity interests in such class. The Company believes that the classification of Claims and Equity Interests in the Plan complies with the Bankruptcy Code requirements because the Company classified Claims and Equity Interests, each encompassing Claims or Equity Interests, as applicable, that are substantially similar to the other Claims and Equity Interests in each such Class. Nevertheless, there can be no assurance that the Court will reach the same conclusion.

Contingencies Not to Affect Votes of Impaired Classes to Accept or Reject the Plan.

The distributions available to holders of Allowed Claims under the Plan can be affected by a variety of contingencies, including, without limitation, whether or not the Court enters an order subordinating certain Allowed Claims to other Allowed Claims. The occurrence of any and all such contingencies, which could affect the distributions available to Holders of Allowed Claims under the Plan, will not affect the validity of the vote taken by the Voting Class to accept or reject the Plan or require any sort of revote by the Voting Class.

The Company May Fail to Satisfy the Solicitation Requirements Requiring a Re-Solicitation.

Section 1126(b) of the Bankruptcy Code provides that the holder of a claim against, or equity interest in, a debtor who accepts or rejects a plan of reorganization before the commencement of a chapter 11 case is deemed to have accepted or rejected such plan under the Bankruptcy Code so long as the solicitation of votes was made in accordance with applicable non-bankruptcy law governing the adequacy of disclosure in connection with such solicitation or, if such laws do not exist, such acceptance was solicited after disclosure of “adequate information” as defined in section 1125 of the Bankruptcy Code.

Additionally, Bankruptcy Rule 3018(b) states that a holder of a claim or equity interest who has accepted or rejected a plan before commencement of the case under the Bankruptcy Code will not be deemed to have accepted or rejected the plan if the Court finds that the plan was not transmitted to substantially all creditors and equity security holders of the same class, that an unreasonably short time was prescribed for solicitation of creditors or equity security holders to accept or reject the plan, or that the solicitation was not in compliance with section 1126(b) of the Bankruptcy Code.

To satisfy the requirements of Bankruptcy Code section 1126(b) and Bankruptcy Rule 3018(b), the Company will be delivering the solicitation materials to all Holders of Second Lien Notes Claims as of the Voting Record Date, although only Accredited Investors and Qualified Institutional Buyers are being solicited and will have their votes counted. Accordingly, the Company believes that the solicitation is proper under applicable non-bankruptcy law, rules, and regulations. The Company cannot be certain, however, that the solicitation of acceptances or rejections will be approved by the Court, and if such approval is not obtained, Confirmation of the Plan could be denied. If the Court were to conclude that the Company did not satisfy the solicitation requirements, then the Company may seek to re-solicit votes to accept or reject the Plan or solicit votes from one or more Classes not previously solicited. The Company cannot provide any assurances that such a re-solicitation would be successful. Re-solicitation could delay or jeopardize Confirmation of the Plan and result in termination of the Restructuring Support Agreement. Non-confirmation of the Plan and loss of the benefits under the Restructuring Support Agreement could result in protracted Chapter 11 Cases, which could significantly and detrimentally impact relationships with vendors, suppliers, employees, and major customers.

The Restructuring Support Agreement Could be Terminated.

The Restructuring Support Agreement contains certain provisions that give the Company and the Majority Second Note Lienholders the ability to terminate the Restructuring Support Agreement if various conditions are satisfied. As noted above, termination of the Restructuring Support Agreement could result in protracted Chapter 11 Cases, which could significantly and detrimentally impact relationships with vendors, suppliers, employees, and major customers.

Risk of Non-Confirmation, Non-Occurrence, or Delay of the Plan.

Because the Plan is proposed as a prepackaged plan, the Company will begin soliciting votes before the commencement of Chapter 11 Case. If insufficient votes are received, the Company may seek to accomplish an alternative to the Plan. There can be no assurance that the terms of an alternative plan would be similar, or as favorable, to the Holders of Allowed Claims or Allowed Equity Interests as those proposed by the Plan.

For the Company to emerge successfully from the Chapter 11 Cases as a viable entity, the Company, like any other chapter 11 debtor, must obtain approval of the Plan from its creditors and confirmation of the Plan through the Court, and then successfully implement the Plan. The foregoing process requires the Company to (i) meet certain statutory requirements with respect to the adequacy of this Disclosure Statement, (ii) solicit and obtain creditor acceptances of the Plan, and (iii) fulfill other statutory conditions with respect to the confirmation of the Plan.

Although the Company believes that the Plan satisfies all of the requirements necessary for confirmation by the Court, there can be no assurance that the Court will reach the same conclusion. Moreover, there can be no assurance that modifications to the Plan will not be required for Confirmation, or that such modifications would not necessitate the re-solicitation of votes to accept the Plan, as modified. Additionally, by its terms, the Plan will not become effective unless, among other things, the conditions precedent described in Article VIII.A of this Disclosure Statement have been satisfied or waived in accordance with Section 8.03 of the Plan.

Risk of Litigation and Challenges to Confirmation.

Certain of the Company’s creditors may bring litigation against the Company during the course of the chapter 11 cases, the outcome of which is uncertain. Although the Company believes that the Plan satisfies all of the requirements necessary for confirmation by the Court, creditors and other parties in interest may bring objections to challenge confirmation of the Plan

Risk of Non-Occurrence of the Effective Date.

There can be no assurance as to such timing or that the conditions to the Effective Date contained in the Plan will ever occur. The impact that a prolonging of the Chapter 11 Cases may have on the Company’s operations cannot be accurately predicted or quantified. The continuation of the Chapter 11 Cases, particularly if the Plan is not approved, confirmed, or implemented within the time frame currently contemplated, could adversely affect operations and relationships between the Company and its customers, suppliers, vendors, service providers, and other creditors and result in increased professional fees and similar expenses. Failure to confirm the Plan could further weaken the Company’s liquidity position, which could jeopardize the Company’s exit from chapter 11.

Impact of the Chapter 11 Cases on the Company.

The Chapter 11 Cases may affect the Company’s relationships with, and its ability to negotiate favorable terms with, creditors, customers, suppliers, vendors, employees, and other personnel and counterparties. While the Company expects to continue normal operations, public perception of its continued viability may affect, among other things, the desire of new and existing customers to enter into, or continue, agreements or arrangements with the Company. The failure to maintain any of these important relationships could adversely affect the Company’s business, financial condition, and results of operations. Because of the public disclosure of the Chapter 11 Cases and concerns vendors may have about liquidity, the Company’s ability to maintain normal credit terms with vendors may be impaired. Also, the Company’s transactions that are outside of the ordinary course of business are generally subject to the approval of the Court, which may limit the Company’s ability to respond on a timely basis to certain events or take advantage of certain opportunities. As a result, the effect that the Chapter 11 Cases will have on the Company’s business, financial conditions, and results of operations cannot be accurately predicted or quantified at this time.

The Plan is Based Upon Assumptions the Company Developed which May Prove Incorrect and Could Render the Plan Unsuccessful.

The Plan affects both the Company’s capital structure and the ownership, structure, and operation of its business and reflects assumptions and analyses based on the Company’s experience and perception of historical trends, current conditions, and expected future developments, as well as other factors that the Company consider appropriate under the circumstances. Whether actual future results and developments will be consistent with the Company’s expectations and assumptions depends on a number of factors, including but not limited to the Company’s (i) ability to implement the substantial changes to the capital structure; (ii) ability to obtain adequate liquidity and financing sources; (iii) ability to maintain customers’ confidence in the Company’s viability as a continuing entity and to attract and retain sufficient business from them; and (iv) ability to retain key employees, as well as the overall strength and stability of general economic conditions of the financial and shipping industries. The failure of any of these factors could materially adversely affect the successful reorganization of the Company’s business.

In addition, the Plan relies upon Financial Projections, including with respect to revenues, EBITDA, debt service, and cash flow. Financial forecasts are necessarily speculative, and it is likely that one or more of the assumptions and estimates that are the basis of these financial forecasts will not be accurate. In the Company’s case, the forecasts are even more speculative than normal, because they involve fundamental changes in the nature of its capital structure. Accordingly, the Company acknowledges that its actual financial condition and results of operations may differ, perhaps materially, from what was anticipated. Consequently, there can be no assurance that the results or developments contemplated by any plan of reorganization implemented will occur or, even if they do occur, that they will have the anticipated effects on the Company and their subsidiaries or their businesses or operations. The failure of any such results or developments to materialize as anticipated could materially adversely affect the successful execution of any plan of reorganization.

C.	Certain Risks Related to the Company’s Business and Operations

Oil prices and natural gas prices have declined substantially from historical highs and may remain depressed for the foreseeable future. Oil and natural gas prices are volatile; a sustained decrease in the price of oil or natural gas would adversely impact the Company’s business.

The Company’s success depends on the market prices of oil and natural gas. These market prices tend to fluctuate significantly in response to factors beyond the Company’s control. The prices that the Company receives for its crude oil production are based on market conditions. The general pace of global economic growth, the continued instability in the Middle East and other oil and natural gas producing regions and actions of the Organization of Petroleum Exporting Countries, as well as other economic, political, and environmental factors will continue to affect world supply and prices. Domestic natural gas prices fluctuate significantly in response to numerous factors including U.S. economic conditions, weather patterns, other factors affecting demand such as substitute fuels, the impact of drilling levels on crude oil and natural gas supply, and the environmental and access issues that limit future drilling activities for the industry.

Average oil and natural gas prices varied substantially during the past few years. Any actual or anticipated reduction in natural gas and crude oil and prices may further depress the level of exploration, drilling, and production activity. the Company expects that commodity prices will continue to fluctuate significantly in the future.

Changes in commodity prices significantly affect the Company’s capital resources, liquidity and expected operating results. These lower prices, coupled with the slow recovery in financial markets that has significantly limited and increased the cost of capital, have compelled most oil and natural gas producers, including the Company, to reduce the level of exploration, drilling and production activity. This will have a significant effect on the Company’s capital resources, liquidity and expected operating results. Any sustained reductions in oil and natural gas prices will directly affect the Company’s revenues and can indirectly impact expected production by changing the amount of funds available to the Company to reinvest in exploration and development activities. Further reductions in oil and natural gas prices could also reduce the quantities of reserves that are commercially recoverable. A reduction in the Company’s reserves could have other adverse consequences including a possible downward redetermination of the availability of borrowings under the Senior Credit Facility, which would restrict the Company’s liquidity. Additionally, further or continued declines in prices could result in non-cash charges to earnings due to impairment write-downs. Any such write down could have a material adverse effect on the Company’s results of operations in the period taken.

The Treatment of the Senior Credit Facility Claims May Impose Significant Additional Costs and Operating and Financial Restrictions on the Company, Which May Prevent the Company From Capitalizing on Business Opportunities and Taking Certain Actions.

The treatment of the Senior Credit Facility Claims may impose significant additional costs and operating and financial restrictions. The treatment of the Senior Credit Facility Claims may require a significant payment to the lenders under the Senior Credit Facility. Such payment may cause the Company to need to raised additional financing pursuant to Section 4.4 of the Plan. These restrictions may also limit the Company’s ability to, among other things:

•	incur additional indebtedness or issue certain preferred stock;

•	pay dividends or make other distributions;

•	make other restricted payments or investments;

•	sell assets or use the proceeds from asset sales;

•	create liens;

•	enter into agreements that restrict dividends and other payments by subsidiaries;

•	engage in transactions with affiliates; and

•	consolidate, merge or transfer all or substantially all of the Company’s assets.

The Company’s compliance with these provisions may materially adversely affect its ability to react to changes in market conditions, take advantage of business opportunities it believes to be desirable, obtain future financing, fund needed capital expenditures, finance the Company’s acquisitions, equipment purchases and development expenditures, or withstand the present or any future downturn in its business.

The Treatment of the Senior Credit Facility Claims May Include Financial Covenants That Limit the Company’s Financial Flexibility.

The treatment of the Senior Credit Facility Claims may require financial covenants that, among other things, require the Company to maintain a minimum amount of liquidity and a maximum first lien leverage ratio.

Compliance with these financial covenants may restrict future business and financing activity, including the ability to incur future indebtedness. In addition, the Company’s ability to comply with these financial covenants may be affected by events outside of its control, and the Company cannot provide assurance that it will be able to meet these financial covenants. The Company’s failure to comply with these financial covenants could lead to a default under the Senior Credit Facility.

The Company May Not Reach A Mutually Agreed Treatment of the Senior Credit Facility Claims with the Holders of Senior Credit Facility Claims and the Majority Second Lien Noteholders.

The treatment of the Senior Credit Facility Claims must be agreed upon by the Holders of Senior Credit Facility Claims and the Majority Second Lien Noteholders. If such agreement is not reached, the Company may need to amend the Plan, re-solicit the Plan, and/or may not be able to confirm the Plan.

The Company May Not Be Able to Raise Additional Funds if Needed.

As provided in Section 4.04 of the Plan, in connection with potential treatment of the Senior Credit Facility Claims, the Company may incur additional financing and/or issue debt or equity securities to pay down all or a portion of the Senior Credit Facility Claims. The Company may not be able to raise such additional funds. If the Company needs to raise such funds and cannot do so, the Company may need to amend the Plan, re-solicit the Plan, and/or may not be able to confirm the Plan.

The Company may need to seek exit financing as part of the reorganization process and such an exit facility may contain certain restrictions and limitations that could significantly affect the Reorganized Company’s ability to operate their businesses, as well as significantly affect their liquidity.

If the Company seeks exits financing, an exit facility may potentially contain a number of significant covenants that could adversely affect the Reorganized Company’s ability to operate its businesses, as well as significantly affect their liquidity, and therefore could adversely affect the Reorganized Company’s results of operations. These covenants may restrict (subject to certain exceptions) the Reorganized Company’s ability to incur additional indebtedness; grant liens; consummate mergers, acquisitions consolidations, liquidations and dissolutions; sell assets; pay dividends and make other payments in respect of capital stock; make capital expenditures; make investments, loans and advances; make payments and modifications to subordinated and other material debt instruments; enter into transactions with affiliates; consummate sale-leaseback transactions; change their fiscal year; and enter into hedging arrangements (except as otherwise expressly permitted). In addition, the Reorganized Company may be required to maintain a minimum interest coverage ratio and a maximum leverage ratio.

The breach of any covenants or obligations in such exit facility, not otherwise waived or amended, could result in a default under the applicable exit facility and could trigger acceleration of those obligations. Any default under such exit facility could adversely affect the Reorganized Company’s growth, financial condition, results of operations, and ability to make payments on debt.

There may be future sales or other dilution of the Company’s equity, which may adversely affect the market price of the Company’s common stock.

The Company is not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent a right to receive, common stock. Any issuance of additional shares of the Company’s common stock or convertible securities, including outstanding options, or otherwise will dilute the ownership interest of the Company’s common stockholders. Sales of a substantial number of shares of the Company’s common stock or other equity-related securities in the public market could depress the market price of the Company’s common stock and impair its ability to raise capital through the sale of additional equity securities. The Company cannot predict the effect that future sales of its common stock or other equity-related securities would have on the market price of its common stock.

The Company’s actual production, revenues and expenditures related to its reserves are likely to differ from its estimates of proved reserves. The Company may experience production that is less than estimated and drilling costs that are greater than estimated in the Company’s reserve report. These differences may be material.

The proved oil and natural gas reserve information included in this report are estimates. These estimates are based on reports prepared by NSAI and RSC, the Company’s independent reserve engineers, and were calculated using the unweighted average of first-day-of-the-month oil and natural gas prices in 2015. The prices the Company receives for its production may be lower than those upon which the Company’s reserve estimates are based. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and natural gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, including:

•	historical production from the area compared with production from other similar producing wells;

•	the assumed effects of regulations by governmental agencies;

•	assumptions concerning future oil and natural gas prices; and

•	assumptions concerning future operating costs, severance and excise taxes, development costs and workover and remedial costs.

Because all reserve estimates are to some degree subjective, each of the following items may differ materially from those assumed in estimating proved reserves:

•	the quantities of oil and natural gas that are ultimately recovered;

•	the production and operating costs incurred;

•	the amount and timing of future development expenditures; and

•	future oil and natural gas sales prices.

Furthermore, different reserve engineers may make different estimates of reserves and cash flows based on the same available data. The Company’s actual production, revenues and expenditures with respect to reserves will likely be different from estimates and the differences may be material. The discounted future net cash flows included in this document should not be considered as the current market value of the estimated oil and natural gas reserves attributable to the Company’s properties. As required by the SEC, the standardized measure of discounted future net cash flows from proved reserves are generally based on 12-month average prices and costs as of the date of the estimate, while actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as:

•	the amount and timing of actual production;

•	supply and demand for oil and natural gas;

•	increases or decreases in consumption; and

•	changes in governmental regulations or taxation.

In addition, the 10% discount factor, which is required by the SEC to be used to calculate discounted future net cash flows for reporting purposes, and which the Company uses in calculating the Company’s PV-10, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the Company or the oil and natural gas industry in general.

The Company’s operations are subject to governmental risks that may impact its operations.

The Company’s operations have been, and at times in the future may be, affected by political developments and are subject to complex federal, state, tribal, local and other laws and regulations such as restrictions on production, permitting and changes in taxes, deductions, royalties and other amounts payable to governments or governmental agencies or price gathering-rate controls. In order to conduct the Company’s operations in compliance with these laws and regulations, the Company must obtain and maintain numerous permits, approvals and certificates from various federal, state, tribal and local governmental authorities. The Company may incur substantial costs in order to maintain compliance with these existing laws and regulations. In addition, the Company’s costs of compliance may increase if existing laws, including tax laws, and regulations are revised or reinterpreted, or if new laws and regulations become applicable to the Company’s operations.

The Company’s operations are subject to environmental and occupational health and safety laws and regulations that may expose the Company to significant costs and liabilities.

The Company’s oil and natural gas exploration and production operations are subject to stringent and complex federal, regional, state, and local laws and regulations governing the discharge of materials into the environment, health and safety aspects of the Company’s operations, or otherwise relating to environmental protection. These laws and regulations may impose numerous obligations applicable to the Company’s operations including the acquisition of permits, including drilling permits, before conducting regulated activities; plugging and abandonment and site reclamation requirements; the restriction of types, quantities and concentration of materials that can be released into the environment; limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, the application of specific health and safety criteria addressing worker protection; and the imposition of substantial liabilities for pollution resulting from the Company’s operations. Failure to comply with these laws and regulations may result in the assessment of sanctions, including administrative, civil or criminal penalties, the imposition of investigatory or remedial obligations, and the issuance of orders limiting or prohibiting some or all of the Company’s operations.

There is inherent risk of incurring significant environmental costs and liabilities in the performance of the Company’s operations as a result of its handling of petroleum hydrocarbons and wastes, because of air emissions and wastewater discharges related to its operations, and as a result of historical industry operations and waste disposal practices. Under certain environmental laws and regulations, the Company could be subject to strict, joint and several liabilities for the removal or remediation of previously released materials or property contamination. Failure to comply with environmental laws and regulations may result in the assessment of civil and criminal fines and penalties, the revocation of permits or the issuance of injunctions restricting or prohibiting the Company’s operations in certain areas. Moreover, private parties, including the owners of properties upon which the Company’s wells are drilled and facilities where its petroleum hydrocarbons or wastes are taken for reclamation or disposal, also may have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property or natural resource damages. Changes in environmental laws and regulations occur frequently and the clear trend is to place increasingly stringent limitations on activities that may affect the environment. Any changes in legal requirements related to the protection of the environment could result in more stringent or costly well drilling, construction, completion or water management activities, or waste control, handling, storage, transport, disposal or cleanup requirements. Such changes could also require the Company to make significant expenditures to attain and maintain compliance, and also have the potential to reduce demand for the oil and gas the Company produces and may otherwise have a material adverse effect on the Company’s own results of operations, competitive position or financial condition. The Company may not be able to recover some or any of these costs from insurance.

Federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing as well as government reviews of such activity could result in increased costs and additional operating restrictions or delays in the completion of oil and natural gas wells and adversely affect the Company’s production.

Hydraulic fracturing is an important and common practice that is used to stimulate production of natural gas and/or oil from dense subsurface rock formations. Hydraulic fracturing involves the injection of water, sand or alternative proppant and chemicals under pressure into target geological formations to fracture the surrounding rock and stimulate production. The Company regularly uses hydraulic fracturing as part of its operations. Recently, there has been increased public concern regarding an alleged potential for hydraulic fracturing to adversely affect drinking water supplies, and proposals have been made to enact separate federal, state and local legislation that would increase the regulatory burden imposed on hydraulic fracturing. For example, the EPA has taken the following actions and issued: guidance under the SDWA for hydraulic fracturing activities involving the use of diesel fuel; final regulations under the federal Clean Air Act governing performance standards, including standards for the capture of air emissions released during hydraulic fracturing; an advanced notice of proposed rulemaking in March 2014 under the Toxic Substances Control Act that would require companies to disclose information regarding the chemicals used in hydraulic fracturing; and proposed rules in April 2015 to prohibit the discharge of wastewater from hydraulic fracturing operations to publicly owned wastewater treatment plants. In addition, the Bureau of Land Management finalized rules in March 2015 that impose new or more stringent standards for performing hydraulic fracturing on federal and American Indian lands. The U.S. District Court of Wyoming has temporarily stayed implementation of this rule. A final decision has not yet been issued.

Various state and federal agencies are studying the potential environmental impacts of hydraulic fracturing. The White House Council on Environmental Quality is coordinating an administration-wide review of hydraulic fracturing practices, and, in June 2015, the EPA released its draft report on the potential impacts of hydraulic fracturing on drinking water resources, which concluded that hydraulic fracturing activities have not led to widespread, systemic impacts on drinking water resources in the United States, although there are above and below ground mechanisms by which hydraulic fracturing activities have the potential to impact drinking water resources. The draft report is expected to be finalized after a public comment period and a formal review by the EPA’s Science Advisory Board. Other governmental agencies, including the U.S. Department of Energy and the U.S. Department of the Interior, are evaluating various other aspects of hydraulic fracturing. These or future studies could spur initiatives to further regulate hydraulic fracturing under the federal Safe Drinking Water Act or other regulatory mechanisms.

Congress has from time to time considered legislation to provide for federal regulation of hydraulic fracturing under the SDWA and to require disclosure of the chemicals used in the hydraulic fracturing process. At the state level, some states, including Louisiana and Texas, where the Company operates, have adopted, and other states are considering adopting legal requirements that could impose more stringent permitting, public disclosure or well construction requirements on hydraulic fracturing activities. Moreover, some states and local governments have enacted laws or regulations limiting hydraulic fracturing within their borders or prohibiting the activity altogether. In the event that new or more stringent federal, state, or local legal restrictions relating to the hydraulic fracturing process are adopted in areas where the Company operates, the Company could incur potentially significant added costs to comply with such requirements, experience delays or curtailment in the pursuit of exploration, development, or production activities, and perhaps even be precluded from drilling wells.

Climate change legislation or regulations restricting emissions of “greenhouse gases” could result in increased operating costs and reduced demand for the crude oil and natural gas that the Company produces.

Certain scientific studies have found that emissions of carbon dioxide, methane and other “greenhouse gases” are contributing to warming of the earth’s atmosphere and other climatic changes. Based on these findings, the EPA determined that greenhouse gases present an endangerment to public health and the environment and has issued regulations to restrict emissions of greenhouse gases under existing provisions of the Clean Air Act. These regulations include limits on tailpipe emissions from motor vehicles and preconstruction and operating permit requirements for certain large stationary sources. The EPA has also adopted rules requiring the reporting of greenhouse gas emissions from a variety of sources in the United States, including certain onshore oil and natural gas production facilities, on an annual basis. Recently, in December 2015, the EPA finalized rules that added new sources to the scope of the GHG monitoring and reporting rule. These new sources include gathering and boosting facilities as well as completions and workovers from hydraulically fractured oil wells. The revisions also include the addition of well identification reporting requirements for certain facilities. These changes to EPA’s GHG emissions reporting rule could result in increased compliance costs. Also, in August 2015, the EPA announced proposed rules that would establish new air emission controls for methane emissions from certain new, modified or reconstructed equipment and processes in the oil and natural gas source category, including production, processing, transmission and storage activities, as part of an overall effort to reduce methane emissions by up to 45 percent by 2025. These new and proposed rules could result in increased compliance costs for the Company’s business.

In addition, Congress has from time to time considered adopting legislation to reduce emissions of greenhouse gases and almost one-half of the states have already taken legal measures to reduce emissions of greenhouse gases primarily through regional greenhouse gas cap and trade programs. The adoption of legislation or regulatory programs to reduce emissions of greenhouse gases could require the Company to incur increased operating costs, such as costs to purchase and operate emissions control systems, to acquire emissions allowances or comply with new regulatory or reporting requirements. Any such legislation or regulatory programs could also increase the cost of consuming, and thereby reduce demand for, the oil and natural gas the Company produces. Consequently, legislation and regulatory programs to reduce emissions of greenhouse gases could have an adverse effect on the Company’s business, financial condition and results of operations. Finally, it should be noted that some scientists have concluded that increasing concentrations of greenhouse gases in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts and floods and other climatic events. Such climatic events could have an adverse effect on the Company’s financial condition and results of operations.

The Company has incurred losses from operations and may continue to do so in the future.

The Company incurred losses from operations of $494.5 million, $354.8 million, $36.3 million, $63.7 million, and $17.1 million for the years ended December 31, 2015, 2014, 2013, 2012 and 2011, respectively. The Company’s development of and participation of drilling locations has required and will continue to require substantial capital expenditures. The uncertainty and risks described in this report may impede the Company’s ability to economically acquire and develop oil and natural gas reserves. As a result, the Company may not be able to achieve or sustain profitability or positive cash flows provided by operating activities in the future.

The Company’s future revenues are dependent on its ability to successfully complete drilling activity.

Drilling and exploration are the main methods the Company utilizes to replace its reserves. However, drilling and exploration operations may not result in any increases in reserves for various reasons. Exploration activities involve numerous risks, including the risk that no commercially productive oil or gas reservoirs will be discovered. In addition, the future cost and timing of drilling, completing and producing wells is often uncertain. Furthermore, drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

•	lack of acceptable prospective acreage;

•	inadequate capital resources;

•	unexpected drilling conditions;

•	pressure or irregularities in formations;

•	equipment failures or accidents;

•	unavailability or high cost of drilling rigs, equipment or labor;

•	reductions in oil and natural gas prices;

•	limitations in the market for oil and natural gas;

•	title problems;

•	compliance with governmental regulations;

•	mechanical difficulties; and

•	risks associated with horizontal drilling.

The Company’s decisions to purchase, explore, develop and exploit prospects or properties depend in part on data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often uncertain.

In addition, while lower oil and natural gas prices may reduce the amount of oil and natural gas that the Company can produce economically, higher oil and natural gas prices generally increase the demand for drilling rigs, equipment and crews and can lead to shortages of, and increased costs for, such drilling equipment, services and personnel. Such shortages could restrict the Company’s ability to drill the wells and conduct the operations which the Company currently has planned. Any delay in the drilling of new wells or significant increase in drilling costs could adversely affect the Company’s ability to increase its reserves and production and reduce its revenues.

The Company has limited experience drilling wells on its Tuscaloosa Marine Shale Trend acreage, which has a limited operational history and is subject to more uncertainties than the Company’s drilling program in more established formations.

The Company, along with other operators, has begun drilling wells in the Tuscaloosa Marine Shale Trend only recently. Accordingly, the Company has limited information on which it can determine optimum drilling and completion strategies, or estimate production decline rates or recoverable reserves from drilling on its acreage in this trend. The Company’s drilling plans with respect to the TMS are flexible and depend on a number of factors, including the extent to which the Company’s initial wells in the trend are commercially successful.

A portion of the Company’s capital investments will ultimately be concentrated in the development of the acreage in the Tuscaloosa Marine Shale Trend.

Initial capital spending will be directed toward long lateral wells in the Haynesville Shale Trend. However, the Company intends to ultimately devote a portion of its capital expenditures on drilling and completion activity (including facilities and infrastructure) to the Tuscaloosa Marine Shale Trend. The results of these investments may not prove as attractive as anticipated, and the concentration of such funding and activity in the TMS will divert those resources from use to further develop the Company’s other properties. There can be no assurance that these investments will generate any specific return on investment.

The enactment of derivatives legislation could have an adverse effect on the Company’s ability to use derivative instruments to reduce the effect of commodity price, interest rate, and other risks associated with its business.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in 2010, established federal oversight and regulation of the over-the-counter derivatives market and entities, such as the Company, that participate in that market. The Dodd-Frank Act requires the Commodities Futures Trading Commission (the “CFTC”) and the SEC to promulgate rules and regulations implementing the Dodd-Frank Act. Although the CFTC has finalized certain regulations, others remain to be finalized or implemented and it is not possible at this time to predict when this will be accomplished.

In October 2011, the CFTC issued regulations to set position limits for certain futures and option contracts in the major energy markets and for swaps that are their economic equivalents. The initial position-limits rule was vacated by the U.S. District Court for the District of Columbia in September 2012. However, in November 2013, the CFTC proposed new rules that would place limits on positions in certain core futures and equivalent swaps contracts for or linked to certain physical commodities, subject to exceptions for certain bona fide hedging transactions. As these new position limit rules are not yet final, the impact of those provisions on the Company is uncertain at this time.

The CFTC has designated certain interest rate swaps and credit default swaps for mandatory clearing and the associated rules also require the Company, in connection with covered derivative activities, to comply with clearing and trade-execution requirements or take steps to qualify for an exemption to such requirements. Although the Company expects to qualify for the end-user exception from the mandatory clearing requirements for swaps entered to hedge its commercial risks, the application of mandatory clearing and trade execution requirements to other market participants, such as swap dealers, may change the cost and availability of the swaps that the Company uses for hedging. In addition, certain banking regulators and the CFTC have recently adopted final rules establishing minimum margin requirements for uncleared swaps. Although the Company expects to qualify for the end-user exception from such margin requirements for swaps entered into to hedge its commercial risks, the application of such requirements to other market participants, such as swap dealers, may change the cost and availability of the swaps that the Company uses for hedging. If any of the Company’s swaps do not qualify for the commercial end-user exception, Posting of collateral could impact liquidity and reduce cash available to the Company for capital expenditures; therefore reducing the Company’s ability to execute hedges to reduce risk and protect cash flow.

The full impact of the Dodd-Frank Act and related regulatory requirements upon the Company’s business will not be known until the regulations are implemented and the market for derivatives contracts has adjusted. The Dodd-Frank Act and regulations could significantly increase the cost of derivative contracts, materially alter the terms of derivative contracts, reduce the availability of derivatives to protect against risks the Company encounters, or reduce the Company’s ability to monetize or restructure its existing derivative contracts. If the Company reduces its use of derivatives as a result of the Dodd-Frank Act and regulations, the Company’s results of operations may become more volatile and its cash flows may be less predictable, which could adversely affect the Company’s ability to plan for and fund capital expenditures. Increased volatility may make the Company less attractive to certain types of investors. Finally, the Dodd-Frank Act was intended, in part, to reduce the volatility of oil and natural gas prices, which some legislators attributed to speculative trading in derivatives and commodity instruments related to oil and natural gas. The Company’s revenues could therefore be adversely affected if a consequence of the legislation and regulations is to lower commodity prices. Any of these consequences could have a material, adverse effect on the Company, its financial condition, and its results of operations.

In addition, the European Union and other non-U.S. jurisdictions are implementing regulations with respect to the derivatives market. To the extent the Company transacts with counterparties in foreign jurisdictions, the Company may become subject to such regulations. At this time, the impact of such regulations on the Company is uncertain.

Future legislation may result in the elimination of certain U.S. federal income tax deductions currently available with respect to oil and natural gas exploration and production. Additionally, future federal or state legislation may impose new or increased taxes or fees on oil and natural gas extraction.

Potential legislation, if enacted into law, could make significant changes to U.S. federal and state income tax laws, including the elimination of certain key U.S. federal income tax incentives currently available to oil and gas exploration and production companies. These changes include, but are not limited to, (i) the repeal of the percentage depletion allowance for oil and natural gas properties; (ii) the elimination of current deductions for intangible drilling and development costs; (iii) the elimination of the deduction for certain U.S. production activities; and (iv) an extension of the amortization period for certain geological and geophysical expenditures. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could become effective. The passage of this legislation or any other similar changes in U.S. federal and state income tax laws could eliminate or postpone certain tax deductions that are currently available with respect to oil and natural gas exploration and development, and any such change could negatively affect the Company’s financial condition and results of operations. Additionally, legislation could be enacted that increases the taxes states impose on oil and natural gas extraction. Moreover, President Obama has proposed, as part of the Budget of the United States Government for Fiscal Year 2017, to impose an “oil fee” of $10.25 on a per barrel equivalent of crude oil. This fee would be collected on domestically produced and imported petroleum products. The fee would be phased in evenly over five years, beginning October 1, 2016. The adoption of this, or similar proposals, could result in increased operating costs and/or reduced consumer demand for petroleum products, which in turn could affect the prices the Company receives for its oil.

The Company’s use of oil and natural gas price hedging contracts may limit future revenues from price increases and result in significant fluctuations in its net income.

The Company uses hedging transactions with respect to a portion of its oil and natural gas production to achieve more predictable cash flow and to reduce its exposure to price fluctuations. While the use of hedging transactions limits the downside risk of price declines, their use may also limit future revenues from price increases. The Company hedged approximately 48% (0% of natural gas production and approximately 96% of oil production) of its total production volumes for the year ended December 31, 2015.

The Company’s results of operations may be negatively impacted by its commodity derivative instruments and fixed price forward sales contracts in the future and these instruments may limit any benefit the Company would receive from increases in the prices for oil and natural gas. For the year ended December 31, 2015, the Company received cash receipts to settle its derivative contracts totaling $54.3 million, while the Company received $3.4 million to settle its derivative contracts for the year ended December 31, 2014. At December 31, 2015, the Company had a de minimis liability derivative position related to the Company’s derivative contracts compared to a net asset derivative position of $46.9 million at December 31, 2014. The ultimate settlement amount of these derivative contract positions is dependent on future commodity prices.

The Company accounts for its oil and natural gas derivatives using fair value accounting standards. Each derivative is recorded on the balance sheet as an asset or liability at its fair value. Additionally, changes in a derivative’s fair value are recognized currently in earnings unless specific hedge accounting criteria are met at the time the derivative contract is executed. The Company has elected not to apply hedge accounting treatment to its swap and call derivative contracts and, as such, all changes in the fair value of these instruments are recognized in earnings. The Company’s fixed price physical contracts qualify for the normal purchase and normal sale exception. Contracts that qualify for this treatment do not require mark-to-market accounting treatment.

In the future, the Company will continue to be exposed to volatility in earnings resulting from changes in the fair value of our derivative instruments.

Because the Company’s operations require significant capital expenditures, the Company may not have the funds available to replace reserves, maintain production or maintain interests in its properties.

The Company must make a substantial amount of capital expenditures for the acquisition, exploration and development of oil and natural gas reserves. Historically, the Company has paid for these expenditures with cash from operating activities, proceeds from debt and equity financings and asset sales. The Company’s revenues or cash flows could be reduced because of lower oil and natural gas prices or for other reasons. If the Company’s revenues or cash flows decrease, it may not have the funds available to replace reserves or maintain production at current levels. If this occurs, the Company’s production will decline over time. Other sources of financing may not be available to the Company if its cash flows from operations are not sufficient to fund the Company’s capital expenditure requirements. The Company cannot be certain that funding will be available if needed, and to the extent required, on acceptable terms. If funding is not available as needed, or is available only on more expensive or otherwise unfavorable terms, the Company may be unable to meet its obligations as they come due or may be unable to implement its development plan, enhance its existing business, complete acquisitions or otherwise take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on the Company’s production, revenues and results of operations. Where the Company is not the majority owner or operator of an oil and natural gas property, the Company may have no control over the timing or amount of capital expenditures associated with the particular property. If the Company cannot fund such capital expenditures, its interests in some properties may be reduced or forfeited.

If the Company is unable to replace reserves, it may not be able to sustain production at present levels.

The Company’s future success depends largely upon its ability to find, acquire or develop additional oil and natural gas reserves that are economically recoverable. Unless the Company replaces the reserves that it produces through successful development, exploration or acquisition activities, the Company’s proved reserves will decline over time. In addition, approximately 54.3% of the Company’s total estimated proved reserves by volume at December 31, 2014, were undeveloped. By their nature, estimates of proved undeveloped reserves and timing of their production are less certain particularly because the Company may chose not to develop such reserves on anticipated schedules in future adverse oil or natural gas price environments. Recovery of such reserves will require significant capital expenditures and successful drilling operations. The lack of availability of sufficient capital to fund such future operations could materially hinder or delay the Company’s replacement of produced reserves. The Company may not be able to successfully find and produce reserves economically in the future. In addition, the Company may not be able to acquire proved reserves at acceptable costs.

The Company may incur substantial impairment writedowns.

If management’s estimates of the recoverable proved reserves on a property are revised downward or if oil and natural gas prices decline, the Company may be required to record additional non-cash impairment writedowns in the future, which would result in a negative impact to its financial position. Furthermore, any sustained decline in oil and natural gas prices may require the Company to make further impairments. The Company reviews its proved oil and natural gas properties for impairment on a depletable unit basis when circumstances suggest there is a need for such a review. To determine if a depletable unit is impaired, the Company compares the carrying value of the depletable unit to the undiscounted future net cash flows by applying management’s estimates of future oil and natural gas prices to the estimated future production of oil and natural gas reserves over the economic life of the property. Future net cash flows are based upon the Company’s independent reservoir engineers’ estimates of proved reserves. In addition, other factors such as probable and possible reserves are taken into consideration when justified by economic conditions. For each property determined to be impaired, the Company recognizes an impairment loss equal to the difference between the estimated fair value and the carrying value of the property on a depletable unit basis.

Fair value is estimated to be the present value of expected future net cash flows. Any impairment charge incurred is recorded in accumulated depreciation, depletion, and amortization to reduce the Company’s recorded basis in the asset. Each part of this calculation is subject to a large degree of judgment, including the determination of the depletable units’ estimated reserves, future cash flows and fair value. For the years ended December 31, 2015 and 2014, the Company recorded impairments related to oil and natural gas properties of $452.0 million and $331.9 million, respectively.

Management’s assumptions used in calculating oil and natural gas reserves or regarding the future cash flows or fair value of the Company’s properties are subject to change in the future. Any change could cause impairment expense to be recorded, impacting the Company’s net income or loss and its basis in the related asset. Any change in reserves directly impacts the Company’s estimate of future cash flows from the property, as well as the property’s fair value. Additionally, as management’s views related to future prices change, the change will affect the estimate of future net cash flows and the fair value estimates. Changes in either of these amounts will directly impact the calculation of impairment.

A majority of the Company’s production, revenue and cash flow from operating activities may be derived from assets that are concentrated in a single geographic area, making the Company vulnerable to risks associated with operating in one geographic area.

Essentially all of the Company’s estimated proved reserves at December 31, 2015, and all its production during 2015, were associated with its Louisiana, Texas and Mississippi properties which include the Tuscaloosa Marine Shale and Haynesville Shale. Accordingly, if the level of production from these properties substantially declines or is otherwise subject to a disruption in the Company’s operations resulting from operational problems, government intervention (including potential regulation or limitation of the use of high pressure fracture stimulation techniques in these formations) or natural disasters, it could have a material adverse effect on the Company’s overall production level and revenue.

The Company has limited control over the activities on properties it does not operate.

Other companies operate some of the properties in which the Company has an interest. For example, Chesapeake operates certain properties in the Haynesville Shale. As of December 31, 2015, approximately 32.9% of the Company’s reserves were attributable to non-operated properties. The Company has less ability to influence or control the operation or future development of these non-operated properties or the amount of capital expenditures that the Company is required to fund with respect to them versus those fields in which the Company is the operator. The Company’s dependence on the operator and other working interest owners for these projects and its reduced influence or ability to control the operation and future development of these properties could materially adversely affect the realization of the Company’s targeted returns on capital and lead to unexpected future costs.

The Company’s ability to sell natural gas and receive market prices for its natural gas may be adversely affected by pipeline and gathering system capacity constraints and various transportation interruptions.

The Company operates primarily in (i) Southwest Mississippi and Southeast Louisiana which includes TMS, (ii) Northwest Louisiana and East Texas, which includes the Haynesville Shale Trend and (iii) South Texas, which includes the Eagle Ford Shale Trend. A number of companies are currently operating in the Haynesville Shale and Eagle Ford Shale. If drilling in these areas continues to be successful, the amount of natural gas being produced could exceed the capacity of the various gathering and intrastate or interstate transportation pipelines currently available in this region. If this occurs, it will be necessary for new pipelines and gathering systems to be built. Because of the current economic climate, certain pipeline projects that are planned for Northwest Louisiana and East Texas may not occur or may be substantially delayed for lack of financing. In addition, capital constraints could limit the Company’s ability to build intrastate gathering systems necessary to transport its natural gas to interstate pipelines. In such an event, the Company might have to shut in its wells awaiting a pipeline connection or capacity or sell natural gas production at significantly lower prices than those quoted on NYMEX or that the Company currently projects, which would adversely affect the Company’s results of operations.

A portion of the Company’s oil and natural gas production in any region may be interrupted, or shut in, from time to time for numerous reasons, including as a result of weather conditions, accidents, loss of pipeline or gathering system access, field labor issues or strikes, or the Company might voluntarily curtail production in response to market conditions. If a substantial amount of the Company’s production is interrupted at the same time, it could temporarily adversely affect the Company’s cash flow.

The Company may be unable to identify liabilities associated with the properties that it acquires or obtain protection from sellers against them.

The acquisition of properties requires the Company to assess a number of factors, including recoverable reserves, development and operating costs and potential environmental and other liabilities. Such assessments are inexact and inherently uncertain. In connection with the assessments, the Company performs a review of the subject properties, but such a review will not reveal all existing or potential problems. In the course of the Company’s due diligence, it may not inspect every well, facility or pipeline. The Company cannot necessarily observe structural and environmental problems, such as pipeline corrosion or subsurface groundwater contamination, when an inspection is made. The Company may not be able to obtain contractual indemnities from the seller for liabilities relating to the acquired assets and indemnities are unlikely to cover liabilities relating to the time periods after closing. The Company may be required to assume any risk relating to the physical condition of the properties in addition to the risk that the properties may not perform in accordance with its expectations. The incurrence of an unexpected liability could have a material adverse effect on the Company’s financial position and results of operations.

Due to the nature of the industry, the Company sells its oil and natural gas production to a limited number of purchasers and, accordingly, amounts receivable from such purchasers could be significant. The loss of, or material nonpayment or nonperformance by, any one or more of these customers could materially adversely affect the Company’s financial condition, results of operations and cash flows.

Due to the nature of the industry, the Company sells its oil and natural gas production to a limited number of purchasers and, accordingly, amounts receivable from such purchasers could be significant. Revenues from the largest of these sources as a percent of oil and natural gas revenues for the year ended December 31, 2015, 2014 and 2013 were 57%, 71% and 49%, respectively. Some of the Company’s customers may have material financial and liquidity issues or may, as a result of operational incidents or other events, be disproportionately affected as compared to larger, better-capitalized companies. Any material nonpayment or nonperformance by any of the Company’s key customers could have a material adverse effect on the Company’s financial condition, results of operations and cash flows. The Company expects its exposure to concentrated risk of non-payment or non-performance to continue as long as the Company remains substantially dependent on a relatively small number of customers for a substantial portion of its revenue.

Customer credit risks could result in losses.

The Company’s exposure to non-payment or non-performance by its customers and counterparties presents a credit risk. Generally, non-payment or non-performance results from a customer’s or counterparty’s inability to satisfy obligations. The Company monitors the creditworthiness of its customers and counterparties and established credit limits according to its credit policies and guidelines, but cannot assure that any losses will be consistent with its expectations. Furthermore, the concentration of the Company’s customers in the energy industry may impact the Company’s overall exposure to credit risk as customers may be similarly affected by prolonged changes in economic and industry conditions. The revenues compared to the Company’s total oil and natural gas revenues from the top purchasers for the years ended December 31, 2015, 2014 and 2013 are as follows:

	Year Ended December 31,
	2015	2014	2013
BP Energy Company	31%	46%	64%
Genesis Crude Oil LP	26%	11%	7%
Sunoco, Inc.	17%	5%	—

Competition in the oil and natural gas industry is intense, and the Company is smaller and has a more limited operating history than some of its competitors.

The Company competes with major and independent oil and natural gas companies for property acquisitions. The Company also competes for the equipment and labor required to operate and to develop these properties. Some of the Company’s competitors have substantially greater financial and other resources. In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than the Company can, which would adversely affect its competitive position. These competitors may be able to pay more for oil and natural gas properties and may be able to define, evaluate, bid for and acquire a greater number of properties than the Company can. The Company’s ability to acquire additional properties and develop new and existing properties in the future will depend on its ability to conduct operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment.

The Company’s success depends on its management team and other key personnel, the loss of any of whom could disrupt the Company’s business operations.

The Company’s success will depend on its ability to retain and attract experienced engineers, geoscientists, and other professional staff. The Company depends to a large extent on the efforts, technical expertise, and continued employment of these personnel and members of its management team. If a significant number of them resign or become unable to continue in their present role and if they are not adequately replaced, the Company’s business operations could be adversely affected.

The oil and natural gas exploration and production business involves many uncertainties, economic risks, and operating risks that can prevent the Company from realizing profits and can cause substantial losses.

The nature of the oil and natural gas exploration and production business involves certain operating hazards such as:

•	well blowouts;

•	cratering;

•	explosions;

•	uncontrollable flows of oil, natural gas, brine or well fluids;

•	fires;

•	formations with abnormal pressures;

•	shortages of, or delays in, obtaining water for hydraulic fracturing operations;

•	environmental hazards such as crude oil spills;

•	natural gas leaks;

•	pipeline and tank ruptures;

•	unauthorized discharges of brine, well stimulation and completion fluids or toxic gases into the environment;

•	encountering naturally occurring radioactive materials;

•	other pollution; and

•	other hazards and risks.

Any of these operating hazards could result in substantial losses to the Company. As a result, substantial liabilities to third parties or governmental entities may be incurred. The payment of these amounts could reduce or eliminate the funds available for exploration, development, or acquisitions. These reductions in funds could result in a loss of the Company’s properties. Additionally, some of the Company’s oil and natural gas operations are located in areas that are subject to weather disturbances such as hurricanes. Some of these disturbances can be severe enough to cause substantial damage to facilities and possibly interrupt production.

The Company cannot be certain that the insurance coverage it maintains will be adequate to cover all losses that may be sustained in connection with all oil and natural gas activities.

The Company maintains general and excess liability policies, which it considers to be reasonable and consistent with industry standards. These policies generally cover:

•	personal injury;

•	bodily injury;

•	third party property damage;

•	medical expenses;

•	legal defense costs;

•	pollution in some cases;

•	well blowouts in some cases; and

•	workers compensation.

As is common in the oil and natural gas industry, the Company will not insure fully against all risks associated with its business either because such insurance is not available or because the Company believes the premium costs are prohibitive. A loss not fully covered by insurance could have a materially adverse effect on the Company’s financial position and results of operations. There can be no assurance that the insurance coverage that the Company maintains will be sufficient to cover every claim made against the Company in the future. A loss in connection with the Company’s oil and natural gas properties could have a materially adverse effect on the Company’s financial position and results of operations to the extent that the insurance coverage provided under the Company’s policies cover only a portion of any such loss.

Discharge of Prepetition Claims and Related Legal Proceedings.

The Company may be subject to Claims in various legal proceedings and may become subject to other legal proceedings in the future. Although any such Claims will be generally stayed while the Chapter 11 Cases are pending, the Company may not be successful in ultimately discharging or satisfying such Claims. The ultimate outcome of each of these matters, including the Company’s ability to have these matters satisfied and discharged in the bankruptcy proceeding, cannot presently be determined, nor can the liability that may potentially result from a negative outcome be reasonably estimated presently for every case. The liability the Company may ultimately incur with respect to any one of these matters in the event of a negative outcome may be in excess of amounts currently accrued with respect to such matters and, as a result, these matters may potentially be material to the Company’s business, financial condition, and/or results of operations.

D.	Certain Risks Relating to the Shares of New Goodrich Equity Interests Under the Plan.

Significant Holders.

As set forth above, after the Effective Date, the Holders of Second Lien Notes will receive 100% of Reorganized Goodrich’s new common stock (subject to dilution). If such Holders of New Goodrich Equity Interests were to act as a group, such Holders would be in a position to control the outcome of all actions requiring stockholder approval, including the election of directors, without the approval of other stockholders. This concentration of ownership could also facilitate or hinder a negotiated change of control of the Reorganized Company and, consequently, have an impact upon the value of the New Goodrich Equity Interests.

Restrictions on Transfer of New Goodrich Equity Interests.

The recipients of securities issued under the Plan who are deemed to be “underwriters” as defined in section 1145(b) of the Bankruptcy Code will be restricted in their ability to transfer or sell their securities. In addition, securities issued under the Plan to affiliates of the Reorganized Company will be subject to restrictions on resale. These persons will be permitted to transfer or sell such securities only pursuant to the provisions of Rule 144 under the Securities Act, if available, or another available exemption from the registration requirements of the Securities Act. These restrictions may adversely impact the value of the shares of New Goodrich Equity Interests and make it more difficult for such shareholders to dispose of their shares, or to realize value on the shares, at a time when they may wish to do so. See Article XII, “Securities Law Matters,” for additional information regarding restrictions on resales of the New Goodrich Equity Interests.

Lack of Established Market for New Goodrich Equity Interests.

A liquid trading market for the New Goodrich Equity Interests issued under the Plan does not exist. The future liquidity of the trading markets for New Goodrich Equity Interests will depend, among other things, upon the number of holders of such securities and whether such securities become listed for trading on an exchange or trading system at some future time.

The Reorganized Company will register the New Goodrich Equity Interests under the Securities Act or Exchange Act or to list the New Goodrich Equity Interests for public trading on any securities exchange or be a reporting issuer as soon as reasonably practicable after the Effective Date. While a liquid trading market may develop in the future for the New Goodrich Equity Interests, there is some risk that this might not come to fruition.

Historical Financial Information of the Company May Not Be Comparable to the Financial Information of the Reorganized Company.

As a result of the consummation of the Plan and the transactions contemplated thereby, the financial condition and results of operations of the Reorganized Company from and after the Effective Date may not be comparable to the financial condition or results of operations reflected in the Company’s historical financial statements.

The Financial Projections Set forth in this Disclosure Statement May Not Be Achieved.

The Financial Projections cover the operations of the Reorganized Company through 2018. The Financial Projections are based on numerous assumptions that are an integral part thereof, including, but not limited to, Confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of the Reorganized Company, industry performance, general business and economic conditions, competition, adequate financing, absence of material claims, the ability to make necessary capital expenditures, the ability to establish strength in new markets and to maintain, improve, and strengthen existing markets, customer purchasing trends and preferences, the ability to increase gross margins and control future operating expenses, and other matters, many of which are beyond the control of the Reorganized Company. In addition, unanticipated events and circumstances occurring subsequent to the date of this Disclosure Statement may affect the actual financial results of the operations of the Reorganized Company. These variations may be material and adverse. Because the actual results achieved throughout the periods covered by the Financial Projections will vary from the projected results, the Financial Projections should not be relied upon as a guaranty, representation, or other assurance of the actual results that will occur.

E.	Additional Factors to Be Considered.

The Company Have No Duty to Update.

The statements contained in this Disclosure Statement are made by the Company as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date. The Company has no duty to update this Disclosure Statement unless otherwise ordered to do so by the Court.

No Representations Made Outside this Disclosure Statement Are Authorized

The information contained in this Disclosure Statement is for purposes of soliciting acceptances of the Plan and may not be relied upon for any other purpose. Except as otherwise provided herein or in the Plan, no representations relating to the Company, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court, the Bankruptcy Code, or otherwise. Any representations or inducements made to secure your acceptance or rejection of the Plan, other than as contained in or included with this Disclosure Statement, should not be relied upon by you in arriving at your decision. You should promptly report unauthorized representations or inducements to the counsel to the Company and, if applicable, the U.S. Trustee.

The Company Relied on Certain Exemptions from Registration under the Securities Act

This Disclosure Statement has not been filed with the SEC or any state regulatory authority. Neither the SEC nor any state regulatory authority has passed upon the accuracy or adequacy of this Disclosure Statement or the exhibits or the statements contained herein, and any representation to the contrary is unlawful. This Disclosure Statement has been prepared pursuant to Bankruptcy Code section 1125 and Bankruptcy Rule 3016(b).

To the maximum extent permitted by Bankruptcy Code section 1145, the Securities Act, and other applicable non-bankruptcy law, the issuance of the New Goodrich Equity Interests will be exempt from registration under the Securities Act by virtue of Bankruptcy Code section 1145 as described herein.

The Information Herein Was Provided by the Company and Relied upon by Their Advisors

Counsel to and other advisors retained by the Company have relied upon information provided by the Company in connection with the preparation of this Disclosure Statement, and they have not independently verified the information contained herein.

The statements contained in this Disclosure Statement are made by the Company as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has not been a change in the information set forth herein since that date. While the Company has used its reasonable business judgment to ensure the accuracy of all of the information provided in this Disclosure Statement and in the Plan, the Company nonetheless cannot, and do not, confirm the current accuracy of all statements appearing in this Disclosure Statement. Further, although the Company may subsequently update the information in this Disclosure Statement, the Company has no affirmative duty to do so unless ordered to do so by the Bankruptcy Court.

The financial information contained in this Disclosure Statement has not been audited unless explicitly stated otherwise. In preparing this Disclosure Statement, the Company relied on financial data derived from their books and records that was available at the time of such preparation. Although the Company has used their reasonable business judgment to ensure the accuracy of the financial information provided in this Disclosure Statement, and while the Company believes that such financial information fairly reflects the financial condition of the Company, the Company is unable to warrant or represent that the financial information contained herein and attached hereto is without inaccuracies.

No Legal or Tax Advice Is Provided to You by this Disclosure Statement

This Disclosure Statement is not legal advice to you. The contents of this Disclosure Statement should not be construed as legal, business, or tax advice. Each Holder of a Claim or an Equity Interest should consult his or her own legal counsel and accountant with regard to any legal, tax, and other matters concerning his or her Claim or Equity Interest. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to Confirmation of the Plan.

No Admissions Are Made by this Disclosure Statement

The information and statements contained in this Disclosure Statement will neither constitute an admission of any fact or liability by any Entity (including, without limitation, the Company) nor be deemed evidence of the tax or other legal effects of the Plan on the Company, the Reorganized Company, Holders of Allowed Claims or Equity Interests or any other parties in interest. Except as otherwise provided in the Plan, the vote by a Holder of an Allowed Claim or Equity Interest for or against the Plan does not constitute a waiver or release of any Claims or rights of the Company or the Reorganized Company (or any party in interest, as the case may be) to object to that Holder’s Allowed Claim or Equity Interest, or recover any preferential, fraudulent, or other voidable transfer or assets, regardless of whether any Claims or Causes of Action of the Company or their respective Estates are specifically or generally identified herein.

In addition, no reliance should be placed on the fact that a particular litigation claim or projected objection to a particular Claim or Equity Interest is, or is not, identified in this Disclosure Statement. The Company or the Reorganized Company may seek to investigate, file, and prosecute objections to Claims and Equity Interests and may object to Claims after the Confirmation or Effective Date of the Plan irrespective of whether this Disclosure Statement identifies such Claims or objections to Claims.

Forward-Looking Statements in this Disclosure Statement

The Company makes statements in this Disclosure Statement that are considered forward-looking statements under the federal securities laws. The Company considers all statements regarding anticipated or future matters, including the following, to be forward-looking statements:

• any future effects as a result of the filing or pendency of the Chapter 11 Cases;	• disruption of operations;

• The Company’s expected future financial position, liquidity, results of operations, profitability, and cash flows;	• regulatory changes;

• financing plans;	• plans and objectives of management for future operations;

• competitive position;	• contractual obligations;

• business strategy;	• off-balance-sheet arrangements;

• budgets;	• growth opportunities for existing services;

• projected cost reductions;	• projected price changes;

• projected and estimated environmental liabilities;	• projected general market conditions; and

• other projected and estimated liability costs;	• impacts from new technologies.

• results of litigation;

Statements concerning these and other matters are not guarantees of the Company’s future performance. Such statements represent the Company’s estimates and assumptions only as of the date such statements were made. There are risks, uncertainties, and other important factors that could cause the Company’s actual performance or achievements to be materially different from those it may project, and the Company undertakes no obligation to update any such statement. These risks, uncertainties, and factors include:

• the Company’s ability to confirm, and consummate the Plan;	• ability to implement cost reduction and market share initiatives in a timely manner;

• the Company’s ability to reduce its overall financial leverage;	• efficacy of new technologies and facilities;

• the potential adverse impact of the Chapter 11 Cases on the Company’s operations, management, and employees and the risks associated with operating the businesses during the Chapter 11 Cases;	• adverse tax changes;

• supplier and partner response to the Chapter 11 Cases;	• limited access to capital resources;

• inability to have claims discharged or settled during the Chapter 11 Cases;	• changes in laws and regulations;

• general economic, business, and market conditions, including the recent volatility and disruption in the capital and credit markets and the significant downturn in the overall economy;	• natural disasters; and

• interest rate fluctuations;	• inability to implement the Company’s business plan.

• exposure to litigation;

• dependence upon key personnel;

See “Risk Factors” in Goodrich’s Annual Report on Form 10-K for the year ended December 31, 2015 for a list of other risk factors that could have a significant impact on the Company’s operating performance, and see the Company’s filings with the Securities and Exchange Commission for additional disclosures regarding risks and forward-looking statements.

XII. SECURITIES LAW MATTERS

No registration statement will be filed under the Securities Act of 1933, as amended (the “Securities Act”), or pursuant to any state securities laws with respect to the offer and distribution of securities under the Plan. Prior to the filing of the Chapter 11 Case, the Company will rely on the exemption provided by section 4(a)(2) of the Securities Act and applicable exemptions from Blue Sky Laws. The Company believes that the provisions of section 1145(a)(1) of the Bankruptcy Code will exempt the issuance and distribution of securities issued under the Plan (the “1145 Securities”) from federal and state securities registration requirements. The 1145 Securities issued to affiliates of the Reorganized Company will be treated as issued pursuant to section 1145(a)(1), but will be subject to restrictions on resale and may be resold only under Rule 144 or another available exemption from registration under the federal and state securities laws.

A.	Bankruptcy Code Exemptions from Registration Requirements.

Securities Issued in Reliance on Section 1145 of the Bankruptcy Code.

Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under the Securities Act and state laws if three principal requirements are satisfied: (i) the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under the plan; (ii) the recipients of the securities must each hold a prepetition or administrative expense claim against the debtor or an interest in the debtor; and (iii) the securities must be issued in exchange for the recipient’s claim against, or interest in, the debtor, or principally in such exchange and partly for cash or property.

The exemptions provided for in section 1145 do not apply to an entity that is deemed an “underwriter” as such term is defined in section 1145(b) of the Bankruptcy Code. Section 1145(b) defines an “underwriter” as one who, except with respect to “ordinary trading transactions” of an entity that is not an “issuer”:

(a)	purchases a claim against, an interest in, or a claim for administrative expense against, the debtor, with a view to distributing any security received in exchange for such a claim or interest (“accumulators”);

(b)	offers to sell securities offered or sold under a plan for the holders of such securities (“distributors”);

(c)	offers to buy securities offered or sold under a plan from the holders of such securities, if the offer to buy is (i) with a view to distributing such securities and (ii) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; and

(d)	is an “issuer” with respect to the securities, as the term “issuer” is defined in section 2(a)(11) of the Securities Act, which includes affiliates of the issuer, defined as persons who are in a relationship of “control” with the issuer.

As explained more fully in the next section, persons who are not deemed “underwriters” of the issuer may generally resell 1145 Securities without registration under the Securities Act or other applicable law. Persons deemed “underwriters” may sell such securities without registration only pursuant to a registration statement or exemptions from registration under the Securities Act and other applicable law.

Subsequent Resales of 1145 Securities.

Section 1145(c) of the Bankruptcy Code provides that securities issued pursuant to section 1145(a)(1) are deemed to have been issued in a public offering. In general, therefore, resales of and subsequent transactions in the 1145 Securities will be exempt from registration under the Securities Act pursuant to section 4(a)(1) of the Securities Act, unless the holder thereof is deemed to be an “issuer,” an “underwriter,” or a “dealer” with respect to such securities. A “dealer,” as defined in section 2(a)(12) of the Securities Act, is any person who engages either for all or part of his or her time, directly or indirectly, as agent, broker, or principal, in the business of offering, buying, selling, or otherwise dealing or trading in securities issued by another person. An “issuer” includes any “affiliate” of the issuer, which is defined as a person directly or indirectly controlling, controlled by, or under common control with the issuer. Affiliates of Reorganized Goodrich for these purposes will generally include its directors and officers and its controlling stockholders.

“Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise. While there is no precise definition of a “controlling” stockholder, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns 10% or more of a class of securities of a reorganized debtor may be presumed to be a “controlling person” of the debtor. However, that presumption is rebuttable, and whether or not any particular person would be deemed to be an “affiliate” of Reorganized Goodrich will depend upon various facts and circumstances applicable to that person.

Notwithstanding the provisions of section 1145(b) of the Bankruptcy Code regarding accumulators and distributors, the staff of the SEC has taken the position that resales of securities distributed under a plan of reorganization by accumulators and distributors of securities who are not affiliates of the issuer of such securities are exempt from registration under the Securities Act if effected in “ordinary trading transactions.” The staff of the SEC has indicated in this context that a transaction by such non-affiliates may be considered an “ordinary trading transaction” if it is made on a national securities exchange or in the over-the-counter market and does not involve any of the following factors:

(e)	(i) concerted action by the recipients of securities issued under a plan in connection with the sale of such securities or (ii) concerted action by distributors on behalf of one or more such recipients in connection with such sales;

(f)	the use of informational documents concerning the offering of the securities prepared or used to assist in the resale of such securities, other than a bankruptcy court-approved disclosure statement and supplements thereto, and documents filed with the SEC pursuant to the Exchange Act; or

(g)	the payment of special compensation to brokers and dealers in connection with the sale of such securities designed as a special incentive to the resale of such securities (other than the compensation that would be paid pursuant to arm’s-length negotiations between a seller and a broker or dealer, each acting unilaterally, not greater than the compensation that would be paid for a routine similar-sized sale of similar securities of a similar issuer).

The staff of the SEC has not provided any guidance for privately arranged trades. The views of the staff of the SEC on these matters have not been sought by the Company and, therefore, no assurance can be given regarding the proper application of the “ordinary trading transaction” exemption described above. Any person intending to rely on such exemption is urged to consult their counsel as to the applicability thereof to their circumstances.

XIII. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

A.	Introduction

The following discussion summarizes certain U.S. federal income tax consequences of the Plan to the Company and to holders of Allowed Class 4 Second Lien Notes Claims in their capacities as such.

This summary is provided for informational purposes only and is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), the Treasury regulations promulgated thereunder, judicial authority and current administrative rulings and practice, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. A substantial amount of time may elapse between the date of this Disclosure Statement and the receipt of a final distribution under the Plan. Events subsequent to the date of this Disclosure Statement, such as the enactment of additional tax legislation, court decisions or administrative changes, could affect the U.S. federal income tax consequences of the Plan and the transactions contemplated thereunder. No ruling will be sought from the Internal Revenue Service (the “IRS”) with respect to any of the tax aspects of the Plan and no opinion of counsel has heretofore been obtained by the Company with respect thereto. No representations are being made regarding the particular tax consequences of the confirmation and consummation of the Plan to the Company or any Holder of a Claim. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position from any discussed herein. This summary does not address any aspects of U.S. federal non-income, state, local, or non-U.S. taxation.

The summary of certain U.S. federal income tax consequences to holders of Claims does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder of a Claim in light of its particular facts and circumstances or to particular types of holders of Claims subject to special treatment under the Tax Code (for example, financial institutions; banks; broker-dealers; insurance companies; tax-exempt organizations; retirement plans or other tax-deferred accounts; mutual funds; real estate investment trusts; traders in securities that elect mark-to-market treatment; persons subject to the alternative minimum tax; certain former U.S. citizens or long-term residents; persons who hold Claims or New Goodrich Equity Interests as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; persons that have a functional currency other than the U.S. dollar; governments or governmental organizations; pass-through entities; investors in pass-through entities that hold Claims or New Goodrich Equity Interests; and persons who received their Claims or New Goodrich Equity Interests upon exercise of employee unit options or otherwise as compensation; or holders not entitled to vote on the Plan). Furthermore, the summary of certain U.S. federal income tax consequences to Holders of Claims applies only to holders that hold their Claims as capital assets for U.S. federal income tax purposes (generally, property held for investment) and will hold their New Goodrich Equity Interests as capital assets for U.S. federal income tax purposes and that the various debt and other arrangements to which the Company are parties will be respected for U.S. federal income tax purposes in accordance with their form. Insofar as such summary addresses U.S. federal income tax consequences related to the New Goodrich Equity Interests, such summary applies only to Holders of Claims that acquire the New Goodrich Equity Interests in exchange for their Claims pursuant to the Plan.

A “U.S. holder” for purposes of this summary is a beneficial owner of a Class 4 Second Lien Notes Claim that is, for U.S. federal income tax purposes:

•	an individual who is a U.S. citizen or U.S. resident alien;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust (1) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

A “Non-U.S. holder” means a holder of a Claim that is not a U.S. holder and is, for U.S. federal income tax purposes, an individual, corporation (or other entity treated as a corporation for U.S. federal income taxes purposes), estate or trust.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a Claim or New Goodrich Equity Interests, the treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships and their partners should consult their tax advisors about the U.S. federal income tax consequences of participating in the Plan, including the tax consequences with respect to the ownership and disposition of New Goodrich Equity Interests received under the Plan.

ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER. ALL HOLDERS OF CLAIMS OR EQUITY INTERESTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE PLAN.

B.	Certain U.S. Federal Income Tax Consequences of the Plan to the Company

The Company has reported consolidated U.S. net operating loss (“NOL”) carryovers for federal income tax purposes of approximately $824.6 million as of December 31, 2015. Certain of these NOLs are subject to limitations on their use. The Company expects to incur further operating losses for the 2016 taxable year. If unused, these NOLs will begin to expire in 2026. The amount of any such NOL carryforwards and other losses, and the extent to which any limitations may apply, remains subject to audit and adjustment by the IRS.

As discussed below, the amount of the Company’s NOL carryforwards, and possibly certain other tax attributes, may be significantly reduced upon implementation of the Plan. In addition, the Reorganized Company’s subsequent utilization of any net built-in losses with respect to their assets and NOLs remaining, and possibly certain other tax attributes, may be restricted as a result of and upon the implementation of the Plan.

Cancellation of Debt and Reduction of Tax Attributes

It is anticipated that the Plan will result in a cancellation of a portion of the Company’s outstanding indebtedness. In general, absent an exception, a debtor will realize and recognize cancellation of debt income (“COD Income”) upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness. The amount of COD Income, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied, over (b) the sum of the amount of cash paid and the fair market value of any other consideration.

A debtor will not, however, be required to include any amount of COD Income in gross income if the debtor is under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code and the discharge of debt occurs pursuant to that proceeding. Instead, as a consequence of such exclusion, a debtor must reduce certain of its tax attributes by the amount of COD Income that it excluded from gross income. In general, tax attributes will be reduced in the following order: (a) NOLs and NOL carryovers; (b) certain tax credit carryovers; (c) net capital losses and capital loss carryovers; (d) tax basis in assets (but not below the amount of liabilities to which the debtor remains subject); (e) passive activity loss and credit carryovers; and (f) foreign tax credit carryovers. A debtor with COD Income may elect first to reduce the basis of its depreciable assets. In the context of a consolidated group of corporations, the tax rules provide for a complex ordering mechanism in determining how the tax attributes of one member can be reduced by the COD Income of another member.

As a result of having their debt reduced in connection with their bankruptcy, the Company generally will not recognize COD Income from the discharge of indebtedness pursuant to the Plan; however, the Company expects that, subject to the limitations discussed herein, they will be required to make material reductions in their tax attributes. Because the Plan provides that holders of certain Claims may receive New Goodrich Equity Interests, the amount of COD Income, and accordingly the amount of tax attributes required to be reduced, will depend in part on the fair market value of the New Goodrich Equity Interests. These values cannot be known with certainty as of the date hereof.

Limitation of NOL Carryforwards and Other Tax Attributes

The Company had significant NOLs as of December 31, 2015 and expects to generate operating losses through the Effective Date. The Company expects that, as a consequence of the COD Income, their NOLs will be substantially reduced. The amount of tax attributes, if any, that will be available to the Reorganized Company following such reduction is based on a number of factors and cannot feasibly be calculated at this time. Some of the factors that will impact the amount of available tax attributes include: the amount of taxable income or loss incurred by the Company in 2016 and the amount of COD Income recognized by the Company in connection with the consummation of the Plan. Following the consummation of the Plan, the Company anticipates that any remaining NOLs and other tax attributes, if any, may be subject to limitation under section 382 of the Tax Code by reason of the transactions under the Plan.

Under section 382 of the Tax Code, if a corporation undergoes an “ownership change,” the amount of its pre-ownership change NOLs (collectively, “Pre-Change Losses”) that may be utilized to offset future taxable income generally is subject to an annual limitation. Corresponding rules may reduce a corporation’s ability to use losses if it has built-in losses in its assets at the time of an ownership change. Capital loss carryovers and certain tax credit carryovers are also generally limited after an ownership change under section 383 of the Tax Code. Although the Company does not believe that their NOLs are currently subject to these utilization limitations, subsequent trading activity in Goodrich’s shares or further changes in the ownership of Goodrich stock prior to the issuance of the New Goodrich Equity Interests pursuant to the Plan could result in “ownership changes” that may ultimately affect the ability to fully utilize the Company’s NOLs. As discussed in greater detail herein, the Company anticipates that the issuance of the New Goodrich Equity Interests pursuant to the Plan will result in an “ownership change” of the Reorganized Company for these purposes, and that the Reorganized Company’s use of their Pre-Change Losses will be subject to limitation unless an exception to the general rules of Section 382 of the Tax Code applies. This limitation is independent of, and in addition to, the reduction of tax attributes described in the preceding section resulting from the exclusion of COD Income.

General Section 382 Annual Limitation

In general, the annual limitation determined under section 382 of the Tax Code in the case of an “ownership change” of a corporation (the “Section 382 Limitation”) is equal to the product of (a) the fair market value of the stock of the corporation immediately before the ownership change (with certain adjustments) multiplied by (b) the applicable “long-term tax-exempt rate” posted by the IRS (e.g., 2.65% for March 2016). Generally, the Section 382 Limitation may be increased to the extent that the corporation recognizes certain built-in gains in its assets during the five-year period following the ownership change, or is treated as recognizing built-in gains pursuant to certain safe harbors provided by the IRS. Corresponding rules may reduce a corporation’s ability to use losses if it has built-in losses in its assets at the time of an ownership change. Section 383 of the Tax Code applies a limitation, similar to the Section 382 Limitation, to capital loss carryforwards and tax credits. Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year. The debtor corporation’s Pre-Change Losses will be subject to further limitations if the debtor does not continue its business enterprise for at least two years following the ownership change or if it experiences additional future ownership changes. As discussed below, however, special rules may apply in the case of a corporation which experiences an ownership change as the result of a bankruptcy proceeding.

Special Bankruptcy Exceptions

An exception to the foregoing annual limitation rules generally applies when the existing shareholders and/or so-called “qualified creditors” of a debtor corporation in a chapter 11 bankruptcy case receive, in respect of their claims or interests, at least 50% of the vote and value of the stock of the reorganized debtor (or stock of a controlling corporation if also in bankruptcy) pursuant to a confirmed chapter 11 plan (the “382(l)(5) Exception”). Under the 382(l)(5) Exception, a debtor’s Pre-Change Losses are not limited on an annual basis but, instead, the debtor’s NOLs are required to be reduced by the amount of any interest deductions claimed during any taxable year ending during the three-year period preceding the taxable year that includes the effective date of the plan of reorganization, and during the part of the taxable year prior to and including the effective date of the plan of reorganization, in respect of all debt converted into stock in the reorganization. If the 382(l)(5) Exception applies and the debtor undergoes another ownership change within two years after consummation of the plan, then the debtor’s Pre-Change Losses effectively would be eliminated in their entirety.

When the 382(l)(5) Exception is not applicable (either because the debtor does not qualify for it or the debtor otherwise elects not to utilize the 382(l)(5) Exception), a second special rule will generally apply to a debtor in chapter 11 (the “382(l)(6) Exception”). When the 382(l)(6) Exception applies, a debtor corporation that undergoes an ownership change generally is permitted to determine the fair market value of its stock after taking into account the increase in value resulting from any surrender or cancellation of creditors’ claims in the bankruptcy. This differs from the ordinary rule that requires the fair market value of a debtor corporation that undergoes an ownership change to be determined before the events giving rise to the change. The 382(l)(6) Exception also differs from the 382(l)(5) Exception in that the debtor corporation is not required to reduce its NOLs by interest deductions in the manner described above, and the debtor may undergo a change of ownership within two years without triggering the elimination of its Pre-Change Losses.

Whether the Company qualifies for the 382(l)(5) Exception is highly fact specific and significant uncertainties exist as to the facts and law underlying this position. Thus, the Company is not certain whether they will qualify for the Section 382(l)(5) Exception or would choose to elect out of the Section 382(l)(5) Exception. If the Company do not qualify for the 382(1)(5) Exception or the Company elects out of the 382(l)(5) Exception, the Company’s use of its Pre-Change Losses will be subject to the Section 382 Limitation following confirmation of the Plan, calculated under the special rule of Section 382(1)(6) of the Tax Code described above. However, any NOLs generated in any-post-Effective Date taxable year (including the portion of the taxable year of the ownership change following the Effective Date) should not be subject to this limitation.

Regardless of whether the Company takes advantage of the 382(l)(5) Exception or the 382(l)(6) Exception, the Reorganized Company’s use of their Pre-Change Losses, if any, after the Effective Date may be adversely affected if an “ownership change” within the meaning of Section 382 of the Tax Code were to occur after the Effective Date.

Alternative Minimum Tax

In general, an alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income (“AMTI”) at a 20% rate to the extent such tax exceeds the corporation’s regular federal income tax for the year. AMTI is generally equal to regular taxable income with certain adjustments. For purposes of computing AMTI, certain tax deductions and other beneficial allowances are modified or eliminated. For example, except for AMT NOLs for certain taxable years, only 90% of a corporation’s AMTI may be offset by available AMT NOL carryforwards. Additionally, under section 56(g)(4)(G) of the Tax Code an ownership change (as discussed above) that occurs with respect to a corporation having a net unrealized built-in loss in its assets may cause the corporation’s aggregate tax basis in its assets to be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date.

C.	Certain U.S. Federal Income Tax Consequences of the Plan to U.S. Holders of Allowed Class 4 Second Lien Notes Claims

The U.S. federal income tax consequences of the Plan to a U.S. holder of a Claim will depend, in part, on whether the related Second Lien Note constitutes a “security” for federal income tax purposes, whether the holder reports income on the accrual or cash basis, whether the holder has taken a bad debt deduction or worthless security deduction with respect to the Claim and whether the holder receives distributions under the Plan in more than one taxable year. U.S. holders should consult their tax advisors regarding the tax consequences of the Plan based on their individual circumstances.

Definition of Securities

Whether an instrument constitutes a “security” is determined based upon all the facts and circumstances, but most authorities have held that the length of the term of a debt instrument is an important factor in determining whether such instrument is a security for federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. Under somewhat different facts, the IRS has ruled that new debt obligations with a term of less than five years issued in exchange for and bearing the same terms (other than interest rate) as securities should also be classified as securities for this purpose, since the new debt represents a continuation of the holder’s investment in the corporation in substantially the same form. The Second Lien Notes have terms of less than three (3) years and may not be treated as securities. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable, or contingent, and whether such payments are made on a current basis or accrued. Because of the inherently factual nature of this determination, each U.S. holder of a Claim is urged to consult its tax advisor regarding whether a Second Lien Note constitutes a security for federal income tax purposes.

Exchange of Claims

Second Lien Notes are Securities for Tax Purposes

If a Second Lien Note is treated as a security for federal income tax purposes, the exchange of such Second Lien Note pursuant to the Plan should be treated as a recapitalization, and therefore a reorganization under the Tax Code. In general, if a Second Lien Note is treated as a security for federal income tax purposes, a U.S. holder (i) should recognize gain only to the extent of any amounts received in respect of accrued but unpaid interest on a Second Lien Note and (ii) should not be permitted to recognize a loss. In that case, the gain would generally be capital gain except to the extent the “market discount” rules discussed below cause the gain to be treated as ordinary income. Any capital gain or loss would be long-term capital gain or loss, if at the time of disposition of the Second Lien Note, a Holder held the Second Lien Note for more than one year.

A U.S. holder’s adjusted tax basis in the shares of New Goodrich Equity Interests received would equal the adjusted tax basis of the Second Lien Notes exchanged therefor. A U.S. holder would have a holding period for the New Goodrich Equity Interests that includes the holding period for the Second Lien Notes exchanged therefor. The adjusted tax basis of any share of New Goodrich Equity Interests treated as received in satisfaction of accrued interest would equal the fair market value of such New Goodrich Equity Interests and the holding period for such share of New Goodrich Equity Interests would begin on the day following the day of receipt.

Second Lien Notes are Not Securities

If a Second Lien Note is not treated as a “security” for federal income tax purposes, the exchange of such a Class 4 Second Lien Notes Claim should be a taxable transaction. Subject to the discussion under “Distributions After the Effective Date” below, a U.S. holder should generally recognize gain or loss on the exchange of a Class 4 Second Lien Notes Claim pursuant to the Plan equal to the difference between (i) the fair market value of the New Goodrich Equity Interests (excluding New Goodrich Equity Interests treated as attributable to accrued interest on such Claims, which is taxable as described below under “Accrued Interest”), and (ii) the U.S. holder’s adjusted tax basis in such Claims. The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the nature of the Claim in such U.S. holder’s hands, whether the Claim was purchased at a discount, and whether and to what extent the U.S. holder has previously claimed a bad debt deduction with respect to its Claim. See the discussions below under “Accrued Interest” and “Market Discount.” The U.S. holder’s tax basis in such New Goodrich Equity Interests should generally be the fair market value of the New Goodrich Equity Interests at the time received, and the U.S. holder’s holding period in such New Goodrich Equity Interests, if any, should generally begin on the day following the day of receipt.

U.S. holders of Allowed Class 4 Second Lien Notes Claims should consult their tax advisors regarding the tax consequences of the exchange, including: the tax consequences of any distributions that may be made after the Effective Date on account of the disallowance of any Disputed Claim and possible alternative characterizations of the exchange.

New Goodrich Equity Interests

Distributions

The gross amount of any distribution of cash or property made to a U.S. holder with respect to New Goodrich Equity Interests generally will be includible in gross income by a U.S. holder as dividend income to the extent such distribution is paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Dividends received by non-corporate U.S. holders may qualify for reduced rates of taxation. Subject to applicable limitations, a distribution which is treated as a dividend for U.S. federal income tax purposes may qualify for the dividends-received deduction if such amount is distributed to a U.S. holder that is a corporation and certain holding period and certain other requirements are satisfied. Any dividend received by a U.S. holder that is a corporation may be subject to the “extraordinary dividend” provisions of the Tax Code. A distribution in excess of current and accumulated earnings and profits, as determined under U.S. federal income tax principles, will first be treated as a return of capital to the extent of the U.S. holder’s adjusted tax basis in its New Goodrich Equity Interests and will be applied against and reduce such basis dollar-for-dollar (thereby increasing the amount of gain or decreasing the amount of loss recognized on a subsequent taxable disposition of the New Goodrich Equity Interests). To the extent that such distribution exceeds the U.S. holder’s adjusted tax basis in its New Goodrich Equity Interests, the distribution will be treated as capital gain, which will be treated as long-term capital gain if such U.S. holder’s holding period in its New Goodrich Equity Interests exceeds one year as of the date of the distribution.

Sale, Exchange, or Other Taxable Disposition.

For U.S. federal income tax purposes, a U.S. holder generally will recognize gain or loss on the sale, exchange, or other taxable disposition of any of its New Goodrich Equity Interests in an amount equal to the difference, if any, between the amount realized for the New Goodrich Equity Interests and the U.S. holder’s adjusted tax basis in the New Goodrich Equity Interests. Subject to the rules discussed below under “Market Discount,” any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holder has a holding period in the New Goodrich Equity Interests of more than one year as of the date of disposition. Capital gains of non-corporate U.S. holders derived with respect to a sale, exchange, or other taxable disposition of New Goodrich Equity Interests held for more than one year may be eligible for reduced rates of taxation. Under the Tax Code section 108(e)(7) recapture rules, a holder may be required to treat gain recognized on the taxable disposition of the New Goodrich Equity Interests as ordinary income if the holder took a bad debt deduction with respect to the Second Lien Notes or recognized an ordinary loss on the exchange of the Second Lien Notes for New Goodrich Equity Interests. The deductibility of capital losses is subject to limitations. Holders are urged to consult their own tax advisors regarding such limitations.

Holders of New Goodrich Equity Interests are urged to consult their tax advisors regarding the tax consequences related to the New Goodrich Equity Interests.

Market Discount

Under the “market discount” provisions of sections 1276 through 1278 of the Tax Code, some or all of any gain realized by a U.S. holder exchanging any debt instrument constituting its Allowed Claim may be treated as ordinary income (instead of capital gain), to the extent of the amount of accrued “market discount” on the debt constituting the surrendered Allowed Claim.

A debt instrument to which sections 1276 through 1278 of the Tax Code may apply is generally considered to have been acquired with “market discount” if it is acquired other than on original issue and its basis immediately after its acquisition by the U.S. holder is less than (i) its “stated redemption price at maturity,” or (ii) in the case of a debt instrument issued with OID, its “revised issue price,” by at least a statutorily defined de minimis amount.

Any gain recognized by a U.S. holder on the taxable disposition of debts to which sections 1276 through 1278 of the Tax Code may apply and that it acquired with market discount would be treated as ordinary income to the extent of the market discount that accrued thereon while such debts were considered to be held by the U.S. holder (unless the U.S. holder elected to include market discount in income as it accrued). To the extent that such surrendered debts that had been acquired with market discount are exchanged for New Goodrich Equity Interests in a tax-free reorganization, any market discount that accrued on such debts but was not recognized by the U.S. holder may be required to be carried over to the property received therefor and any gain recognized on the subsequent sale, exchange, redemption or other disposition of the New Goodrich Equity Interests may be treated as ordinary income to the extent of the accrued but unrecognized market discount with respect to the exchanged debt instrument.

Net Investment Income Tax

Certain U.S. holders that are individuals, estates, or trusts are required to pay an additional 3.8% tax on, among other things, dividends, interest, and gains from the sale or other disposition of capital assets. U.S. holders that are individuals, estates, or trusts should consult their tax advisors regarding the effect, if any, of this tax provision on their own situation.

D.	Certain U.S. Federal Income Tax Considerations for Non-U.S. Holders of Allowed Class 4 Second Lien Notes Claims

The rules governing U.S. federal income taxation of a Non-U.S. holder are complex. The following discussion includes only certain U.S. federal income tax consequences of the Plan to Non-U.S. holders. The discussion does not include any non-U.S. tax considerations. Non-U.S. holders should consult with their own tax advisors to determine the effect of U.S. federal, state, and local tax laws, as well as any other applicable non-U.S. tax laws and/or treaties, with regard to their participation in the transactions contemplated by the Plan, their ownership of Allowed Class 4 Second Lien Notes Claims, and the ownership and disposition of the New Goodrich Equity Interests.

Whether a Non-U.S. holder realizes gain or loss on the exchange and the amount of such gain or loss is determined in the same manner as set forth above in connection with U.S. Holders.

Gain Recognition

Any gain realized by a Non-U.S. holder on the exchange of its Claim generally will not be subject to U.S. federal income taxation unless (a) the Non-U.S. holder is an individual who was present in the U.S. for 183 days or more during the taxable year which includes the Effective Date and certain other conditions are met or (b) such gain is effectively connected with the conduct by such Non-U.S. holder of a trade or business in the U.S. (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. holder in the U.S.).

If the first exception applies, to the extent that any gain is taxable and does not qualify for deferral as described above, the Non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the exchange. If the second exception applies, the Non-U.S. holder generally will be subject to U.S. federal income tax with respect to any gain realized on the exchange if such gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business in the U.S. in the same manner as a U.S. holder. In order to claim an exemption from withholding tax, such Non-U.S. holder will be required to provide a properly executed IRS Form W-8ECI (or such successor form as the IRS designates) or IRS Form W-8BEN or W-8BEN-E (if a treaty exemption applies). In addition, if such Non-U.S. holder is a corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

U.S. Federal Income Tax Consequences to Non-U.S. Holders of Owning and Disposing of New Goodrich Equity Interests

Dividends on New Goodrich Equity Interests

Any distributions made with respect to New Goodrich Equity Interests will constitute dividends for U.S. federal income tax purposes to the extent of Reorganized Goodrich’s current or accumulated earnings and profits as determined under U.S. federal income tax principles. Except as described below, dividends paid with respect to New Goodrich Equity Interests held by a Non-U.S. holder that are not effectively connected with a Non-U.S. holder’s conduct of a U.S. trade or business (or if an income tax treaty applies, are not attributable to a permanent establishment maintained by such Non-U.S. holder in the U.S.) will be subject to U.S. federal withholding tax at a rate of 30% (or lower treaty rate or exemption from tax, if applicable). A Non-U.S. holder generally will be required to satisfy certain IRS certification requirements in order to claim a reduction of or exemption from withholding under a tax treaty by filing IRS Form W-8BEN or W-8BEN-E (or a successor form) upon which the Non-U.S. holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate or exemption from tax with respect to such payments. Dividends paid with respect to New Goodrich Equity Interests held by a Non-U.S. holder that are effectively connected with a Non-U.S. holder’s conduct of a U.S. trade or business (and if an income tax treaty applies, are attributable to a permanent establishment maintained by such Non-U.S. holder in the U.S.) generally will be subject to U.S. federal income tax in the same manner as a U.S. holder, and a Non-U.S. holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such Non-U.S. holder’s effectively connected earnings and profits that are attributable to the dividends at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty).

Sale, Redemption, or Repurchase of New Goodrich Equity Interests

A Non-U.S. holder generally will not be subject to U.S. federal income tax with respect to any gain realized on the sale or other taxable disposition (including a cash redemption) of New Goodrich Equity Interests, unless:

(i)	such Non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition or who is subject to special rules applicable to former citizens and residents of the U.S.; or

(ii)	such gain is effectively connected with such Non-U.S. holder’s conduct of a U.S. trade or business (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. holder in the U.S.); or

(iii)	Reorganized Goodrich is or has been a “United States real property holding corporation” for U.S. federal income tax purposes (a “USRPHC”) at any time during the shorter of the Non-U.S. holder’s holding period for the New Goodrich Equity Interests and the five year period ending on the date of disposition (the “Applicable Period”).

If the first exception applies, the Non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of disposition of New Goodrich Equity Interests. If the second exception applies, the Non-U.S. holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. holder, and a Non-U.S. holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to earnings and profits effectively connected with a U.S. trade or business that are attributable to such gains at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty).

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its real property interests and its other assets used or held for use in a trade or business. As long as the New Goodrich Equity Interests remains regularly traded on an established securities market for U.S. federal income tax purposes, a Non-U.S. holder generally will not be subject to United States federal income tax on any gain from the disposition of the New Goodrich Equity Interests by virtue of Reorganized Goodrich being a USRPHC unless such Non-U.S. holder actually or constructively owned more than

5% of the outstanding New Goodrich Equity Interests at some time during the Applicable Period. Any gain that is taxable because Reorganized Goodrich is a USRPHC will generally be taxable in the same manner as gain that is effectively connected income (as described above), except that the branch profits tax will not apply. The Company believes that based on current business plans and operations, Reorganized Goodrich will be a USRPHC for the foreseeable future.

FATCA

Under the Foreign Account Tax Compliance Act (“FATCA”), foreign financial institutions and certain other foreign entities must report certain information with respect to their U.S. account holders and investors or be subject to withholding on the receipt of “withholdable payments.” For this purpose, “withholdable payments” are generally U.S.-source payments of fixed or determinable, annual or periodical income (including dividends, if any, on New Goodrich Equity Interests ), and also include gross proceeds from the sale of any property of a type which can produce U.S. source interest or dividends (which would include New Goodrich Equity Interests). FATCA withholding will apply even if the applicable payment would not otherwise be subject to U.S. federal nonresident withholding tax.

FATCA withholding rules apply to U.S.-source payments on obligations issued after July 1, 2014, and to payments of gross proceeds from the sale or other disposition of property of a type that can produce U.S.-source interest or dividends that occurs after December 31, 2018. Although administrative guidance and Treasury regulations have been issued, the exact scope of these rules remains unclear and potentially subject to material changes.

Each Non-U.S. holder should consult its own tax advisor regarding the possible impact of these rules on such Non-U.S. holder’s ownership of New Goodrich Equity Interests.

E.	Information Reporting and Backup Withholding

Payments made pursuant to the Plan will generally be subject to any applicable federal income tax information reporting and backup withholding requirements. The Tax Code imposes backup withholding tax on certain payments, including payments of interest and dividends, if a taxpayer (a) fails to furnish its correct taxpayer identification number (generally on IRS Form W-9 for a U.S. holder); (b) furnishes an incorrect taxpayer identification number; (c) is notified by the IRS that it has previously failed to report properly certain items subject to backup withholding tax; or (d) fails to certify, under penalty of perjury, that such taxpayer has furnished its correct taxpayer identification number and that the IRS has not notified such taxpayer that it is subject to backup withholding tax. However, taxpayers that are C corporations generally are excluded from these information reporting and backup withholding tax rules provided that evidence of such corporate status is furnished to the payor. Backup withholding is not an additional federal income tax. Any amounts withheld under the backup withholding tax rules will generally be allowed as a credit against a taxpayer’s federal income tax liability, if any, or will be refunded to the extent the amounts withheld exceed the taxpayer’s actual tax liability, if such taxpayer timely furnishes required information to the IRS. Each taxpayer should consult its own tax advisor regarding the information reporting and backup withholding tax rules as they relate to distributions under the Plan.

In addition, from an information reporting perspective, U.S. Treasury regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds.

Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the holders’ tax returns.

F.	Importance of Obtaining Professional Tax Assistance

The foregoing discussion is intended only as a summary of certain U.S. federal income tax consequences of the Plan, does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular Holder of a Claim in light of such Holder’s circumstances and tax situation and is not a substitute for consultation with a tax professional. The above discussion is for informational purposes only and is not tax advice. The tax consequences of the Plan are complex and are in many cases uncertain and may vary depending on a claimant’s particular circumstances. Accordingly, all Holders of Allowed Class 4 Second Lien Notes Claims are strongly urged to consult their own tax advisors about the federal, state, local, and applicable non-U.S. income and other tax consequences to them under the Plan, including with respect to tax reporting and record keeping requirements.

XIV. RECOMMENDATION AND CONCLUSION

The Company believes that confirmation of the Plan is in the best interests of all creditors and Equity Interest holders and urge all creditors in Class 4 to vote in favor of the Plan.

Dated: April 11, 2016

Goodrich Petroleum Corporation

/s/ Robert C. Turnham, Jr.
Name:	Robert C. Turnham, Jr.
Title:	President and Chief Operating Officer

Goodrich Petroleum Company, LLC

/s/ Robert C. Turnham, Jr.
Name:	Robert C. Turnham, Jr.
Title:	President and Chief Operating Officer

EXHIBIT A TO THE DISCLOSURE STATEMENT

COMPANY’S PREPACKAGED PLAN OF REORGANIZATION PURSUANT TO CHAPTER 11 OF THE

BANKRUPTCY CODE

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

IN RE: GOODRICH PETROLEUM CORPORATION, et al. DEBTORS.[1]	§ § § § § § §	CASE NO. 16-[INSERT] (Chapter 11) (Joint Administration Requested)

DEBTORS’ JOINT PLAN OF REORGANIZATION

PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

THIS IS A SOLICITATION OF VOTES TO ACCEPT OR REJECT THE PLAN IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND WITHIN THE MEANING OF SECTION 1126 OF THE BANKRUPTCY CODE, 11 U.S.C. §§ 1125, 1126. THIS PLAN HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT. THIS PLAN WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING COMMENCEMENT OF SOLICITATION AND THE DEBTORS’ FILING FOR RELIEF UNDER CHAPTER 11 OF THE BANKRUPTCY CODE. THE INFORMATION IN THIS PLAN IS SUBJECT TO CHANGE. THIS PLAN IS NOT AN OFFER TO SELL ANY SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY ANY SECURITIES.

VINSON & ELKINS LLP

Harry A. Perrin, SBT # 15796800

First City Tower

1001 Fannin Street, Suite 2500

Houston, TX 77002-6760

Ph. (713) 758-2222

Fax (713) 758-2346

hperrin@velaw.com

Bradley R. Foxman, SBT # 24065243

Garrick C. Smith, SBT # 24088435

Trammell Crow Center

2001 Ross Avenue, Suite 3700

Dallas, Texas 75201-2975

Ph. (214) 220-7700

Fax (214) 220-7716

bfoxman@velaw.com

gsmith@velaw.com

[1]	The Debtors in these Chapter 11 Cases, along with the last four digits of each Debtor’s federal tax identification number, include: Goodrich Petroleum Corporation (6193) and Goodrich Petroleum Company, L.L.C. (7273).

David S. Meyer, NY # 4576344

Lauren R. Kanzer, NY # 5216635

666 Fifth Avenue, 26th Floor

New York, NY 10103-0040

Ph. (212) 237-0000

Fax (212) 237-0100

dmeyer@velaw.com

lkanzer@velaw.com

PROPOSED ATTORNEYS FOR THE DEBTORS

i

ii

iii

INTRODUCTION

Goodrich Petroleum Corporation and its subsidiary, Goodrich Petroleum Company, L.L.C., jointly propose the following plan of reorganization under section 1121(a) of the Bankruptcy Code.

Claims against, and Equity Interests in, the Debtors will be treated as set forth herein. Reference is made to the Disclosure Statement accompanying the Plan, including the exhibits thereto, for a discussion of the Debtors’ history, business, results of operations, and projections for future operations and risk factors, together with a summary and analysis of the Plan. There are also other agreements and documents, which will be filed with the Bankruptcy Court (as defined below), that are referenced in the Plan or the Disclosure Statement as exhibits and schedules. All such exhibits and schedules are incorporated into and are a part of the Plan as if set forth in full herein.

ALL HOLDERS OF CLAIMS OR EQUITY INTERESTS ARE ENCOURAGED TO READ THE PLAN, THE DISCLOSURE STATEMENT, AND OTHER ACCOMPANYING DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY. ALL HOLDERS OF CLAIMS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT CAREFULLY AND IN THEIR ENTIRETY BEFORE VOTING ON THE PLAN. TO THE EXTENT OF ANY DISCREPANCIES BETWEEN THE PROVISIONS OF THE DISCLOSURE STATEMENT OR THE OTHER RESTRUCTURING DOCUMENTS (AS DEFINED BELOW) AND THE PROVISIONS OF THE PLAN, THE PROVISIONS OF THE PLAN SHALL CONTROL.

ARTICLE I

DEFINITIONS AND CONSTRUCTION OF TERMS

Section 1.01	Scope of Defined Terms; Rules of Construction

For purposes of the Plan, except as expressly defined elsewhere in the Plan or unless the context otherwise requires, all capitalized terms used but not defined herein shall have the meanings ascribed to them in Section 1.02 of the Plan. Any term used but not defined herein that is defined in the Bankruptcy Code or the Bankruptcy Rules, as the case may be, shall have the meaning ascribed in the Bankruptcy Code or the Bankruptcy Rules. Whenever the context requires, such terms shall include the plural as well as the singular. The masculine gender shall include the feminine, and the feminine gender shall include the masculine.

Section 1.02	Definitions

(1) “8.00% Second Lien Notes” means indebtedness issued under the Indenture, dated as of March 12, 2015, for the benefit of holders thereunder, by and among Goodrich, as Issuer, Goodrich Subsidiary as Subsidiary Guarantor, and U.S. Bank, N.A. as Trustee (as amended, supplemented or otherwise modified) in the principal amount of $100 million.

(2) “8.00% Second Lien Notes Indenture” means that certain Indenture for the 8.00% Second Lien Notes, dated as of March 12, 2015, as amended and supplemented.

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(3) “8.875% Second Lien Notes Indenture” means that certain Indenture for the 8.875% Second Lien Notes, dated as of October 1, 2015, as amended and supplemented.

(4) “8.875% Second Lien Notes” means indebtedness issued under the Indenture, dated as of October 1, 2015, for the benefit of holders thereunder, by and among Goodrich, as Issuer, Goodrich Subsidiary as Subsidiary Guarantor, and U.S. Bank, N.A. as Trustee (as amended, supplemented or otherwise modified) in the principal amount of $75 million.

(5) “8.00% Second Lien Noteholders” means the Holders of the 8.00% Second Lien Notes.

(6) “8.875% Second Lien Noteholders” means the Holders of the 8.875% Second Lien Notes.

(7) “Administrative Claim(s)” means a Claim(s) against one or more of the Debtors for costs and expenses of administration pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through, and including, the Effective Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries, or commissions for services, and payments for goods and other services and leased premises); (b) all fees and charges assessed against the Estates pursuant to 28 U.S.C. § 1930; and (c) all requests for compensation or expense reimbursement for making a substantial contribution in the Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code.

(8) “Administrative Claims Bar Date” means the first Business Day following thirty (30) days after the Effective Date, or such other date as approved by Final Order of the Bankruptcy Court.

(9) “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

(10) “Allowed” means, in reference to a Claim or Equity Interest, any Claim or Equity Interest that is not Disputed or Disallowed and: (a) any Claim or Equity Interest or any portion thereof as to which no objection to allowance or request for estimation has been interposed on or before the latter of (i) the Claims Objection Deadline or (ii) the expiration of such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court; (b) any Claim listed on the Schedules as liquidated, non-contingent and undisputed, but only to the amount listed on the Schedules for such Claim; (c) as to which any objection to its allowance has been settled, waived through payment, withdrawn, or denied by a Final Order; (d) as to which liability of the Debtors and the amount thereof has been determined by a Final Order; or (e) that is expressly deemed allowed in a liquidated amount in the Plan; provided, however, that with respect to an Administrative Claim, “Allowed Administrative Claim” means an Administrative Claim as to which a timely request for payment has been made in accordance with Section 12.01 of the Plan (if such written request is required), in each case as to which the Debtors or Reorganized Debtors, as applicable, (i) have not interposed a timely objection or (ii) have interposed a timely objection and such objection has been settled, waived through payment, withdrawn, or denied by a Final Order. An Allowed Claim shall not, for purposes of computing Distributions under the Plan, include interest on such Claim from and after the Petition Date, except as provided in sections 506(b) or 511 of the Bankruptcy Code or as otherwise expressly set forth in the Plan or a Final Order of the Bankruptcy Court.

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(11) “Amended Governance Documents” means any new or amended charter, certificate of incorporation, certificate of formation, bylaws, or limited liability company agreement (or any other applicable formation or organizational documents) of the Reorganized Debtors to be prepared and filed as provided in Section 4.08 of the Plan.

(12) “Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or other related Claims and Causes of Action that may be brought by or on behalf of the Debtors or their Estates to avoid a transfer of property or an obligation incurred by the Debtors pursuant to any applicable section of the Bankruptcy Code, including sections 544, 545, 547, 548, 549, 550, 551, 553(b), and 724(a) of the Bankruptcy Code, or applicable non-bankruptcy law.

(13) “Ballots” means the ballots accompanying the Disclosure Statement.

(14) “Balloting Agent” means the Person, if any, selected by the Debtors to serve as balloting agent in regard to the Plan.

(15) “Bankruptcy Code” means title 11 of the United States Code, codified at 11 U.S.C. §§ 101-1532, as in effect on the Petition Date as heretofore or hereafter amended.

(16) “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, Houston Division or any other court properly exercising jurisdiction over the Cases.

(17) “Bankruptcy Restructuring” means the restructuring of the Debtors to be effectuated by the transactions and transfers provided in the Plan.

(18) “Bankruptcy Rules” means, collectively, the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to the Cases or proceedings therein, and the Local Rules of the Bankruptcy Court, as applicable to the Cases or proceedings therein, as the case may be.

(19) “Bar Date(s)” means the applicable date(s) designated by the Bankruptcy Court (or pursuant to the Local Rules) as the last date for filing proofs of Claims or Equity Interests in the Cases of the respective Debtors.

(20) “Board of Directors” means the board of directors of Goodrich before the Effective Date.

(21) “Business Day” means any day, excluding Saturdays, Sundays, or “legal holidays” (as defined in Bankruptcy Rule 9006(a)), on which commercial banks are open for business in New York, New York.

(22) “Case(s)” means (a) when used in reference to a particular Debtor or group of Debtors, the chapter 11 case(s) pending for that Debtor or particular group of Debtors, and (b) when used in reference to all of the Debtors, the above-captioned procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

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(23) “Cash” means the legal currency of the United States of America.

(24) “Causes of Action” means all actions, including Avoidance Actions, causes of action, liabilities, obligations, rights, suits, damages, judgments, remedies, demands, setoffs, defenses, recoupments, crossclaims, counterclaims, third-party claims, indemnity claims, contribution claims, or any other Claims whatsoever, in each case held by the Debtors, whether known or unknown, matured or unmatured, fixed or contingent, liquidated or unliquidated, disputed or undisputed, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, in law, equity, or otherwise, whether asserted directly or derivatively in law, equity, or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Cases, including through the Effective Date.

(25) “Claim” means a claim, whether or not asserted or Allowed, as defined in section 101(5) of the Bankruptcy Code.

(26) “Claimant” means an Entity holding a Claim.

(27) “Claims Objection Deadline” means the first Business Day which is at least one-hundred eighty (180) days after the Effective Date, or such other date as may be established or extended by the Bankruptcy Court in accordance with Section 7.01(b) of the Plan.

(28) “Class” means a category of Holders of Claims or Equity Interests as set forth in Article III below pursuant to section 1122(a) of the Bankruptcy Code.

(29) “Collateral” means any property or interest in property of the Debtors’ Estates subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance under the Bankruptcy Code or otherwise invalid or unavoidable under the Bankruptcy Code or applicable non-bankruptcy law.

(30) “Committee” means the official committee of unsecured creditors, if any, appointed pursuant to section 1102(a) of the Bankruptcy Code in the Cases.

(31) “Confirmation” means the occurrence of the Confirmation Date.

(32) “Confirmation Date” means the date on which the Confirmation Order is entered on the docket in the Cases within the meaning of Bankruptcy Rules 5003 and 9021.

(33) “Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

(34) “Confirmation Hearing Date” means the date initially set by the Bankruptcy Court for the Confirmation Hearing.

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(35) “Confirmation Order” means the order entered by the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

(36) “Consummation” means the occurrence of the Effective Date.

(37) “Convenience Class” means Holders of general unsecured claims in an allowed amount of less than $10,000.

(38) “Convertible Notes” means indebtedness issued under: (i) the Indenture, dated as of December 6, 2006, for the benefit of holders thereunder, by and among Goodrich, as Issuer, Goodrich LLC as Subsidiary Guarantor, and Wells Fargo Bank, N.A. as Trustee (as amended, supplemented or otherwise modified) in the estimated principal amount of $0.4 million; (ii) the Senior Indenture, dated as of September 28, 2009, for the benefit of holders thereunder, by and among Goodrich, as Issuer, Goodrich LLC as Subsidiary Guarantor, and Wells Fargo Bank, N.A. as Trustee (as amended, supplemented or otherwise modified) in the estimated principal amount of $6.7 million; (iii) the Third Supplemental Indenture, dated as of August 26, 2013, for the benefit of holders thereunder, by and among Goodrich, as Issuer, Goodrich LLC as Subsidiary Guarantor, and Wells Fargo Bank, N.A. as Trustee (as amended, supplemented or otherwise modified) in the estimated principal amount of $94.1 million; and (iv) the Indenture, dated as of September 8, 2015, for the benefit of holders thereunder, by and among Goodrich, as Issuer, Goodrich LLC as Subsidiary Guarantor, and Wilmington Trust, N.A. as Trustee (as amended, supplemented or otherwise modified) in the estimated principal amount of $6.1 million.

(39) “Cure Payment” has the meaning set forth in Section 6.07 of the Plan.

(40) “D&O Indemnified Parties” means the Debtors’ present and former managers, directors, officers and employees, and their respective affiliates, representatives, advisors and agents, each solely in its capacity as such.

(41) “Debtor” means, individually, Goodrich Petroleum Corporation or Goodrich Petroleum Company, L.L.C., including, where applicable, such entity in its capacity as a debtor in possession in its respective Case pursuant to sections 1101, 1107(a) and 1108 of the Bankruptcy Code.

(42) “Debtors” means Goodrich Petroleum Corporation and its subsidiary Goodrich Petroleum Company, L.L.C., in their capacity as debtors in possession in the Case pursuant to sections 1101, 1107(a) and 1108 of the Bankruptcy Code.

(43) “Disallowed Claim” means a Claim, or any portion thereof, that has been disallowed by a Final Order.

(44) “Disallowed Equity Interest” means an Equity Interest that has been disallowed by a Final Order.

(45) “Disbursing Agent” means, as applicable, (a) the applicable Reorganized Debtor, or (b) the Entity or Entities selected by the Debtors, or the Reorganized Debtors, as applicable, to make or facilitate Distributions pursuant to the Plan.

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(46) “Disclosure Statement” means the Solicitation and Disclosure Statement for the Debtors’ Proposed Joint Plan of Reorganization dated as of March 30, 2016 as the same may be amended, modified or supplemented from time to time, including all exhibits and schedules thereto.

(47) “Disputed” means, in reference to a Claim or Equity Interest, any Claim or Equity Interest, or any portion thereof, not Disallowed, not paid pursuant to either the Plan or Final Order of the Bankruptcy Court, and (a) which has been or hereafter is listed on the Schedules as unliquidated, contingent, or disputed, and which has not been resolved by written agreement of the parties or a Final Order of the Bankruptcy Court, (b) proof of which was required to be filed by order of the Bankruptcy Court but as to which a proof of Claim or Equity Interest was not timely or properly filed, (c) proof of which was timely and properly filed and which has been or hereafter is listed on the Schedules as unliquidated, disputed or contingent, (d) proof of which has been timely and properly filed but such Claim has been designated on the proof of Claim as unliquidated, contingent, or disputed, or in zero or unknown amount and has not been resolved by written agreement of the parties or a Final Order of the Bankruptcy Court; (e) that is disputed in accordance with the provisions of the Plan, or (f) as to which the Debtors, the Disbursing Agent or the Reorganized Debtors, as applicable, have interposed a timely objection or request for estimation in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any orders of the Bankruptcy Court, or is otherwise disputed by the Debtors, the Disbursing Agent or the Reorganized Debtors, as applicable, in accordance with applicable non-bankruptcy law including any action or proceeding pending in a non-bankruptcy forum, which objection, request for estimation, or dispute has not been withdrawn or determined by a Final Order; provided, however, that for purposes of determining whether a particular Claim or Equity Interest is a Disputed Claim or Disputed Equity Interest prior to the expiration of any period of limitation fixed for the interposition by the Debtors or Reorganized Debtors, as applicable, of objections to the allowance of Claims or Equity Interests, any Claim or Equity Interest that is not an Allowed Claim or Allowed Equity Interest shall be deemed Disputed.

(48) “Distribution” means the payment or distribution under the Plan of cash, assets, securities or instruments evidencing an obligation under the Plan or other consideration on property of any nature to any Holder of an Allowed Claim or Allowed Equity Interest.

(49) “Distribution Date(s)” means the date or dates, occurring as soon as reasonably practicable after the Effective Date, upon which Distributions are made pursuant to the terms of the Plan to Holders of Allowed Administrative Claims, and other Allowed Claims; provided, however, that should such Allowed Administrative Claims or Allowed Claims be paid in the ordinary course of business, the Distribution Date shall be the date such Allowed Claim becomes payable under the terms of any contract or agreement or applicable non-bankruptcy law.

(50) “Distribution Record Date” means the record date for purposes of making Distributions under the Plan, which shall be the Effective Date.

(51) “Effective Date” means the first Business Day on which all the conditions to consummation of the Chapter 11 Plan have been satisfied in full or waived as permitted hereunder, and the Chapter 11 Plan becomes effective.

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(52) “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

(53) “Equity Interests” means an (a) ownership interest in a corporation, whether or not transferable or denominated “stock” or similar security; (b) ownership interest of a limited partner in a limited partnership; (c) ownership interest of a general partner in a partnership; (d) ownership interest of a joint venture partner in a joint venture; (e) ownership interest of a member in a limited liability company; (f) ownership interest in an entity not covered by (a) through (e) above; or (g) any warrant, option, or right, contractual or otherwise, to acquire or receive the interests in (a) through (f) above.

(54) “Estate” means, as to each Debtor, the estate created for such Debtor in its respective Case pursuant to section 541 of the Bankruptcy Code.

(55) “Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. §§ 78a, et seq., as now in effect or hereafter amended, any rules and regulations promulgated thereunder, and any similar federal, state or local law.

(56) “Face Amount” means (a) when used in reference to a Disputed Claim, the full stated amount claimed by the Holder of such Claim in any proof of Claim timely filed with the Bankruptcy Court or otherwise deemed timely filed by any Final Order of the Bankruptcy Court or other applicable bankruptcy law (or such lesser estimated amount approved by order of the Bankruptcy Court), and (b) when used in reference to an Allowed Claim, the allowed amount of such Claim.

(57) “Final Order” means an order or judgment of the Bankruptcy Court (or any other court of competent jurisdiction) entered by the clerk of the Bankruptcy Court (or such other court) on the docket in the Bankruptcy Cases (or the docket of such other court), which is and remains in full force and effect, has not been modified, amended, reversed, vacated, or stayed and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, re argument, or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, re argument, or rehearing shall then be pending or (ii) if an appeal, writ of certiorari new trial, re argument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, re argument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, re argument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure; provided, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Bankruptcy Procedure, may be filed relating to such order, shall not cause an order not to be a Final Order.

(58) “General Unsecured Claim” means any Claim that is not Secured or entitled to priority under the Bankruptcy Code or an order of the Court, including any Claim arising from the rejection of an Executory Contract or Unexpired Lease under section 365 of the Bankruptcy Code, other than a Senior Notes Claim.

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(59) “Goodrich” means Goodrich Petroleum Corporation.

(60) “Goodrich Subsidiary” means Goodrich Petroleum Company, L.L.C.

(61) “Governance Documents” means any charter, certificate of incorporation, certificate of formation, bylaws, limited liability company agreements (or any other formation and organizational documents) of the Debtors in effect as of the Petition Date.

(62) “Holder(s)” means the beneficial holder(s) of any Claim or Equity Interest.

(63) “Impaired” means, when used with reference to a Claim or Equity Interest, a Claim or Equity Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

(64) “Local Rules” means the Local Bankruptcy Rules for the United States Bankruptcy Court for the Southern District of Texas, as amended.

(65) “Lien” means a “lien” as defined in section 101(37) of the Bankruptcy Code and, with respect to any asset, includes, without limitation, any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset.

(66) “Management Incentive Plan” means that certain post-Effective Date management incentive plan which shall be implemented as set forth in Section 4.05 of the Plan.

(67) “Majority Second Lien Noteholders” means Holders of at least 50% of the Second Lien Notes Claims.

(68) “New Goodrich Equity Interests” means the Equity Interests of Reorganized Goodrich to be authorized and issued pursuant to the Plan and as provided in the Amended Governance Documents.

(69) “Oil and Gas Leases” means any and all unexpired instruments in which any of the Debtors or Reorganized Debtors, as the case may be, hold an existing leasehold, working interest, or similar interest in oil and gas and/or other liquid or gaseous hydrocarbons, including methane, as of the Effective Date, including, without limitation, the leases set forth in the Plan Supplement; Oil and Gas Leases specifically includes oil and gas leases issued by any department, branch, bureau, or division of the United States government in which the Debtors or Reorganized Debtors, as the case may be, hold an existing leasehold, working interest, or similar interest as of the Effective Date.

(70) “Old Goodrich Equity Interests” means the Equity Interests in Goodrich existing immediately prior to the Effective Date.

(71) “Other Priority Claims” means a Claim entitled to priority under sections 507(a)(3), (4), (5), (6), (7), and/or (9) of the Bankruptcy Code.

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(72) “Other Secured Claim” means any Secured Claim, including Claims secured by mechanics’ and materialmen’s or similar liens, against property of any Debtor, but excluding the Senior Revolving Credit Facility Claims and the Second Lien Senior Secured Notes Claims.

(73) “Person” means an individual, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agreed or political subdivision thereof) or other entity of any kind.

(74) “Petition Date” means April 15, 2016, the date on which each of the Debtors filed their voluntary petitions for relief under chapter 11 of the Bankruptcy Code.

(75) “Plan” means this joint plan of reorganization, the Plan Supplement and all exhibits and schedules annexed hereto or referenced herein, as may be amended, modified or supplemented from time-to-time.

(76) “Plan Securities” has the meaning set forth in section 4.16 of the Plan.

(77) “Plan Securities and Documents” has the meaning set forth in section 4.16 of the Plan.

(78) “Plan Supplement” means the compilation of documents and forms of documents, schedules and exhibits to the Plan to be filed with the Bankruptcy Court not later than fourteen (14) days prior to the Confirmation Hearing Date or such later date as may be approved by the Bankruptcy Court, as they may be altered, amended, modified or supplemented from time to time, but in all cases in form and substance consistent in all respects with the terms and conditions set forth in the Second Lien Restructuring Support Agreement or otherwise with such terms and conditions which are acceptable to the Debtors and the Majority Second Lien Noteholders in their respective sole discretion.

(79) “Prior Liens” means any valid, perfected, and unavoidable Liens of any secured creditor existing on the Petition Date that is senior in priority under applicable law to the Senior Credit Facility.

(80) “Priority Tax Claim” means a Claim that is entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.

(81) “Pro Rata” means when used in reference to a Distribution of property to Holders of Allowed Claims, a proportionate Distribution so that with respect to a particular Allowed Claim in such Class or group of Claims, the ratio of (a) (i) the amount of property distributed on account of such Claim to (ii) the amount of such Claim, is the same as the ratio of (b) (i) the amount of property distributed on account of all Allowed Claims in such Class or group of Claims to (ii) the amount of all Allowed Claims in such Class or group of Claims.

(82) “Professional” means any professional (a) employed in the Cases pursuant to sections 327, 328, or 1103 of the Bankruptcy Code and to be compensated for services rendered pursuant to sections 327, 328, 329, 330 or 331 of the Bankruptcy Code or (b) seeking compensation and reimbursement pursuant to section 503(b)(4) of the Bankruptcy Code.

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(83) “Professional Fee Claim” means a Claim of a Professional for compensation or reimbursement of expenses relating to services after the Petition Date through the Effective Date.

(84) “Professional Fee Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses Professionals estimate they have incurred or will incur in rendering services to the Debtors prior to and as of the Confirmation Date, which estimates Professionals shall deliver to the Debtors as set forth in Section 2.03 herein.

(85) “Professional Fee Escrow” means an interest-bearing account funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Amount.

(86) “Protected Parties” shall mean the Debtors, the Reorganized Debtors, and each of their respected Related Persons.

(87) “Reinstated” or “Reinstatement” means (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim or Equity Interest entitles the Holder thereof so as to leave such Claim or Equity Interest Unimpaired or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of such Claim or Equity Interest to demand or receive accelerated payment of such Claim or Equity Interest after the occurrence of a default (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (ii) reinstating the maturity of such Claim as such maturity existed before such default; (iii) compensating the Holder of such Claim for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; and (iv) not otherwise altering the legal, equitable, or contractual rights to which such Claim entitles the Holder of such Claim.

(88) “Related Persons” means, with respect to any Person, such Person’s predecessors, successors, assigns (whether by operation of law or otherwise) and present and former Affiliates and subsidiaries, and each of their respective current and former officers, directors, principals, employees, shareholders, members (including ex officio members), managers, managed accounts or funds, management companies, fund advisors, advisory board members, partners, agents, financial advisors, attorneys, accountants, investment bankers, investment advisors, consultants, representatives, and other professionals, in each case serving in such capacity as of the Effective Date, and any Person claiming by or through any of them, including such Related Persons’ respective heirs, executors, estates, servants, and nominees; provided, however, that no insurer of any Debtor shall constitute a Related Person.

(89) “Released Parties” means (a) (i) the lenders under the Senior Credit Facility, (ii) the Senior Credit Facility Agent, and (iii) the Second Lien Noteholders, (b) each of their respective Related Persons, (c) the past and present directors, managers, officers, employees, attorneys, advisors and other representatives of the Debtors and the Reorganized Debtors, in each case, solely in their capacity as such, and (d) the Protected Parties.

(90) “Reorganized” when used with any specifically named Debtor or group of Debtors means that Debtor or group of Debtors after the Effective Date and each of their respective successors.

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(91) “Reorganized Goodrich Board” means the board of directors of Reorganized Goodrich.

(92) “Restructuring Documents” means, collectively, the documents and agreements (and the exhibits, schedules, annexes and supplements thereto) necessary to implement, or entered into in connection with, the Plan, including, without limitation, the Disclosure Statement, the Disclosure Statement Order, the Plan, the Plan Supplement, the Amended Governance Documents, the Management Incentive Plan, any documents relating to any additional funding raised in accordance with Section 4.04 of the Plan, and each of the exhibits and schedules to the Plan, which documents and agreements shall in each case contain terms and conditions consistent in all respects with those set forth in the Second Lien Restructuring Support Agreement or such other terms and conditions that are acceptable to the Debtors and the Majority Second Lien Noteholders in their respective sole discretion.

(93) “Schedules” means the schedules of assets and liabilities and statements of financial affairs filed by the Debtors pursuant to section 521 of the Bankruptcy Code and Bankruptcy Rule 1007(b), as such schedules or statements may be amended or supplemented from time to time in accordance with Bankruptcy Rule 1009 or orders of the Bankruptcy Court.

(94) “Second Lien Notes” means the 8.875% Second Lien Notes together with the 8.00% Second Lien Notes.

(95) “Second Lien Notes Claims” means any and all Claims held by the Second Lien Noteholders against any Debtor pursuant to the Second Lien Notes Indentures.

(96) “Second Lien Notes Indentures” means the 8.00% Second Lien Notes Indenture, together with the 8.875% Second Lien Notes Indenture.

(97) “Second Lien Notes Indentures Trustee” means the indenture trustee under the Second Lien Notes Indentures.

(98) “Second Lien Noteholders” means the 8.875% Second Lien Noteholders together with the 8.00% Second Lien Noteholders.

(99) “Second Lien Notes Restructuring Support Agreement” means the agreement dated March 28, 2016 (as may be amended, supplemented, or otherwise modified from time to time, both as to substance and parties thereto) among the Debtors and the Second Lien Noteholders’ party thereto, a copy of which is attached to the Disclosure Statement as Exhibit B.

(100) “Secured” means, when referring to a Claim: (a) secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or (b) Allowed pursuant to the Plan as a Secured Claim.

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(101) “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77c-77aa, as now in effect or hereafter amended, any rules and regulations promulgated thereunder, or any similar federal, state or local law.

(102) “Senior Credit Facility” means indebtedness under that certain Second Amended and Restated Credit Agreement, dated as of May 5, 2009 among Goodrich Subsidiary as borrower, Goodrich as parent guarantor, the lenders from time to time a party thereto, and Wells Fargo Bank, National Association, as Administrative Agent, as amended, restated, supplemented, or modified from time to time.

(103) “Senior Credit Facility Agent” means Wells Fargo Bank, National Association, as Administrative Agent under the Senior Credit Facility.

(104) “Senior Credit Facility Claims” means any and all Claims held by the Senior Credit Facility against Goodrich Subsidiary, as borrower, and Goodrich, as parent guarantor, arising from, relating to, or pursuant to the terms of the Senior Credit Facility and any related document.

(105) “Senior Notes” means indebtedness issued under the Indenture, dated as of March 2, 2011, for the benefit of holders thereunder, by and among Goodrich, as Issuer, Goodrich LLC as Subsidiary Guarantor, and U.S. Bank, N.A. as Trustee (as amended, supplemented or otherwise modified) in the estimated principal amount of $116.8 million.

(106) “Senior Noteholders” means the Holders of the Senior Notes.

(107) “Setoff Claim” means a Claim of a Holder that has a valid right of setoff with respect to such Claim, which right is enforceable under section 553 of the Bankruptcy Code as determined by a Final Order or as agreed in writing by the Debtors, to the extent subject to such right of setoff.

(108) “Solicitation” means the solicitation of votes on the Plan through the distribution of Ballots prior to Petition Date in accordance with Section 1125(b) of the Bankruptcy Code.

(109) “Stamp or Similar Tax” means any stamp tax, recording tax, conveyance fee, intangible or similar tax, mortgage tax, personal or real property tax, real estate transfer tax, sales tax, use tax, transaction privilege tax (including, without limitation, such taxes on prime contracting and owner-builder sales), privilege taxes (including, without limitation, privilege taxes on construction contracting with regard to speculative builders and owner builders), and other similar taxes imposed or assessed by any governmental unit.

(110) “Substantial Contribution Claim” means a claim for compensation or reimbursement of costs and expenses incurred in making a substantial contribution in the Cases pursuant to sections 503(b)(3), (4), or (5) of the Bankruptcy Code.

(111) “Unimpaired” means a Claim or Equity Interest that is not Impaired.

(112) “Unsecured Claim” means any Claim that is neither Secured nor entitled to priority under the Bankruptcy Code or any order of the Bankruptcy Court, including any claim arising from rejection of an executory contract or unexpired lease under section 365 of the Bankruptcy Code.

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(113) “Unsecured Notes” means the Senior Notes and the Convertible Notes.

(114) “Unsecured Notes Claims” means Claims of the Holders of Unsecured Notes.

(115) “Voting Deadline” means April 26, 2016, the date and time by which votes to accept or reject the Plan must be received by the Balloting Agent.

(116) “Voting Record Date” means March 17, 2016, the date for the determination of Holders of Claims and Equity Interests entitled to receive the solicitation package and vote to accept or reject the Plan.

Section 1.03	Rules of Interpretation

For purposes of the Plan, (a) any reference in the Plan to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, (b) any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented, (c) unless otherwise specified, all references in the Plan to Sections, Articles, Schedules, and Exhibits are references to Sections, Articles, Schedules, and Exhibits of or to the Plan, (d) the words “herein,” “hereto,” and “hereof” refer to the Plan in its entirety rather than to a particular portion of the Plan, (e) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan, (f) the word including shall mean, “including, without limitation,” and (g) the rules of construction set forth in section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

Section 1.04	Computation of Time

In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

Section 1.05	Reference to Monetary Figures

Unless noted otherwise, all references in the Plan to monetary figures shall refer to the legal currency of the United States of America.

Section 1.06	Reference to Debtors or Reorganized Debtors

Unless specifically provided otherwise in the Plan, references to the Debtors or Reorganized Debtors shall mean the Debtors (or a Debtor) and/or Reorganized Debtors (or a Reorganized Debtor), as the context may require.

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ARTICLE II

UNCLASSIFIED CLAIMS

In accordance with section 1123(a)(l) of the Bankruptcy Code, Administrative Claims, Priority Tax Claims, and Professional Fee Claims have not been classified and thus are excluded from the Classes of Claims and Equity Interests set forth in Article III hereof.

Section 2.01	Administrative Claims

Except as otherwise provided for in the Plan, and subject to the requirements of Section 12.01 of the Plan, each Holder of an Allowed Administrative Claim shall, in full satisfaction, release, settlement, and discharge of such Allowed Administrative Claim: (a) to the extent such Claim is due and owing on the Effective Date, be paid in full, in Cash, on the Distribution Date; (b) to the extent such Allowed Administrative Claim is not due and owing on the Effective Date, be paid in full, in Cash, (i) in accordance with the terms of any agreement between the Debtors and such Holder, or when such Claim becomes due and payable under applicable non-bankruptcy law or (ii) in the ordinary course of business; or (c) receive such other treatment as to which such Holder may agree with the Debtors or Reorganized Debtors.

Section 2.02	Priority Tax Claims

Each Holder of an Allowed Priority Tax Claim shall, in full satisfaction, release and discharge thereof, receive (a) such treatment as to which such Holder may agree with the applicable Debtor or Reorganized Debtor, as the case may be, or (b) at the sole option of the applicable Debtor or Reorganized Debtor, as the case may be, (i) payment in full of such Allowed Priority Tax Claim on the Distribution Date or (ii) treatment in accordance with the provisions of sections 1129(a)(9)(C) or 1129(a)(9)(D) of the Bankruptcy Code, as the case may be.

Section 2.03	Professional Fee Claims

All final requests for compensation or reimbursement of Professional Fee Claims pursuant to sections 327, 328, 330, 331, 363, 503(b), or 1103 of the Bankruptcy Code for services rendered to or on behalf of the applicable Debtors or the Committee (if one has been appointed) prior to the Effective Date (other than Substantial Contribution Claims under section 503(b)(4) of the Bankruptcy Code) must be filed and served on the Reorganized Debtors and their counsel no later than forty-five (45) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such Professionals or other entities for compensation or reimbursement of expenses must be filed and served on the Reorganized Debtors and their counsel and the requesting Professional or other entity no later than twenty-one (21) days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application for compensation or reimbursement was served. If such a request is granted by the Bankruptcy Court, such Professional Fee Claim shall be paid in full by the Reorganized Debtors, including from the Professional Fee Escrow Account, in such amount as is Allowed by the Bankruptcy Court on the date such Professional Fee Claim becomes an Allowed Professional Fee Claim, or as soon as reasonably practicable thereafter. Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Reorganized

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Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Reorganized Debtors. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional without any further notice to or action, order, or approval of the Bankruptcy Court.

The Reorganized Debtors will establish the Professional Fee Escrow Account in trust for the Professionals and fund with Cash equal to the Professional Fee Amount on the Effective Date. Professionals shall deliver to the Debtors their estimates for purposes of the Reorganized Debtors computing the Professional Fee Amount no later than five (5) Business Days prior to the anticipated Effective Date. For the avoidance of doubt, no such estimate shall be deemed to limit the amount of the fees and expenses that are the subject of a Professional’s final request for payment of Professional Claims filed with the Bankruptcy Court. If a Professional does not provide an estimate, the Debtors may estimate the unpaid and unbilled fees and expenses of such Professional. No funds in the Professional Fee Escrow Account shall be property of the Estates. Any funds remaining in the Professional Fee Escrow Account after all Allowed Professional Claims have been paid will be turned over to the Reorganized Debtors.

ARTICLE III

CLASSIFICATION AND TREATMENT

OF CLAIMS AND EQUITY INTERESTS

Section 3.01	Introduction

The categories of Claims and Equity Interests set forth below classify Claims and Equity Interests for all purposes, including for purposes of voting, confirmation and Distribution pursuant to the Plan and sections 1122 and 1123(a)(l) of the Bankruptcy Code. A Claim or Equity Interest shall be deemed classified in a particular Class only to the extent that it qualifies within the description of such Class, and shall be deemed classified in other Classes to the extent that any portion of such Claim or Equity Interest qualifies within the description of such other Classes. Notwithstanding anything to the contrary in the Plan, a Claim or Equity Interest shall be deemed classified in a Class only to the extent that such Claim or Equity Interest has not been paid, released, Disallowed or otherwise settled prior to the Effective Date.

All Claims (except for Administrative Claims, Priority Tax Claims, and Professional Fee Claims, which are not classified pursuant to section 1123(a)(l) of the Bankruptcy Code) and Equity Interests are classified in Section 3.03 below.

Section 3.02	Voting; Presumptions

(a) Acceptance by Impaired Classes. Each Impaired Class of Claims that will (or may) receive or retain property or any interest in property under the Plan shall be entitled to vote to accept or reject the Plan. An Impaired Class of Claims shall have accepted the Plan if (i) the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of at

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least two-thirds in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (ii) the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan. An Impaired Class of Equity Interests shall have accepted the Plan if the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Equity Interests actually voting in such Class have voted to accept the Plan.

(b) Voting Presumptions. Claims and Equity Interests in Unimpaired Classes are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject the Plan. Claims and Equity Interests in Classes that do not entitle the Holders thereof to receive or retain any property under the Plan are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject the Plan.

Section 3.03	Summary of Classification of Claims

Class	Designation	Status	Voting

1	Other Priority Claims	Unimpaired	Deemed to Accept

2	Other Secured Claims	Unimpaired	Deemed to Accept

3	Senior Credit Facility Claims	Unimpaired	Deemed to Accept

4	Second Lien Notes Claims	Impaired	Entitled to Vote

5	Unsecured Notes Claims	Impaired	Deemed to Reject

6	General Unsecured Claims	Impaired	Deemed to Reject

7	Convenience Class	Unimpaired	Deemed to Accept

8	Equity Interests in Goodrich Subsidiary	Unimpaired	Deemed to Accept

9	Equity Interests in Goodrich	Impaired	Deemed to Reject

Section 3.04	Classification and Treatment of Claims and Equity Interests

(a)	Class 1: Other Priority Claims

(i)	Classification. Class 1 consists of Other Priority Claims.

(ii)

Treatment. Except to the extent that a Holder of an Allowed Other Priority Claim agrees in writing to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange

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for, each Allowed Other Priority Claim, each Holder of an Allowed Other Priority Claim (other than a priority tax claim or administrative claim) shall receive either: (a) cash equal to the amount of such Allowed Other Priority Claim or (b) such other treatment as may otherwise be agreed to by such Holder, the Debtors, and the Majority Second Lien Noteholders.

(iii)	Voting. Class 1 is Unimpaired by the Plan and Holders of Allowed Other Priority Claims are not entitled to vote to accept or reject the Plan and are conclusively deemed to have accepted the Plan under section 1126(f) of the Bankruptcy Code.

(b)	Class 2: Other Secured Claims.

(i)	Classification. Class 2 consists of Other Secured Claims.

(ii)	Treatment. Except to the extent that a Holder of an Allowed Other Secured Claim agrees in writing to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed Other Secured Claim, each such Holder shall receive, at the Debtors election and with the consent of the Majority Second Lien Noteholders, either: (a) cash equal to the amount of such Allowed Other Secured Claim, (b) Reinstatement of such Allowed Other Secured Claim, (c) the return or abandonment of the collateral securing such Allowed Other Secured Claim to such Holder, or (d) such other treatment as may otherwise be agreed to by such Holder, the Debtors, and the Majority Second Lien Noteholders.

(iii)	Voting. Class 2 is Unimpaired by the Plan and Holders of Allowed Other Secured Claims are not entitled to vote to accept or reject the Plan and are conclusively deemed to have accepted the Plan under section 1126(f) of the Bankruptcy Code.

(c)	Class 3: Senior Credit Facility Claims.

(i)	Classification. Class 3 consists of Senior Credit Facility Claims.

(ii)	Treatment. On the Effective Date, the Senior Credit Facility Claims shall be deemed Allowed Claims, shall not be subject to any avoidance, reduction, setoff, offset, recharacterization, subordination, counterclaim, cross-claim, defense, disallowance, impairment, objection, or challenges under any applicable law or regulation by any Person. On the Effective Date, the Senior Credit Facility Claims will have such treatment as is mutually agreed to by the Debtors, the Holders of Senior Credit Facility Claims, and the Majority Second Lien Noteholders that shall be set forth in the Plan Supplement.

(iii)	Voting. Class 3 is Unimpaired by the Plan and Holders of Allowed Senior Credit Facility Claims are not entitled to vote to accept or reject the Plan and are conclusively deemed to have accepted the Plan.

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(d)	Class 4: Second Lien Notes Claims.

(i)	Classification. Class 4 consists of Second Lien Notes Claims.

(ii)	Treatment. The Second Lien Notes Claims shall be deemed allowed in the aggregate amount of $175 million of principal plus accrued and unpaid interest through the Petition Date. Except to the extent a Holder of a Second Lien Note Claim agrees in writing to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Second Lien Notes Claim, each Holder of a Second Lien Notes Claims shall receive their Pro Rata share of 100% of the New Goodrich Equity Interests, subject to dilution on account of the Management Incentive Plan.

(iii)	Voting. Class 4 is Impaired by the Plan and Holders of Second Lien Notes Claims are entitled to vote to accept or reject the Plan.

(e)	Class 5: Unsecured Notes Claims.

(i)	Classification. Class 5 consists of Unsecured Notes Claims.

(ii)	Treatment. On the Effective Date, the Unsecured Notes Claims shall be cancelled and extinguished without further notice to, approval of, or action by any Entity, and each Holder of an Unsecured Notes Claim shall not receive any Distribution or retain any property on account of such Unsecured Notes Claim.

(iii)	Voting. Class 5 is Impaired by the Plan and Holders of Allowed Unsecured Notes Claims are not entitled to vote to accept or reject the Plan and are conclusively deemed to have rejected the Plan under section 1126(f) of the Bankruptcy Code.

(f)	Class 6: General Unsecured Claims.

(i)	Classification. Class 6 consists of General Unsecured Claims.

(ii)	Treatment. Holders of General Unsecured Claims shall not receive a distribution under the Plan.

(iii)	Voting. Class 6 is Impaired by the Plan and Holders of Allowed General Unsecured Claims are not entitled to vote to accept or reject the Plan and are conclusively deemed to have rejected the Plan under section 1126(f) of the Bankruptcy Code.

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(g)	Class 7: Convenience Class Claims.

(i)	Classification. Class 7 consists of Convenience Class Claims.

(ii)	Treatment. Holders of general unsecured claims in an allowed amount of less than $10,000 shall receive either: (a) cash equal to the full allowed amount of such Holder’s claim or (b) such lesser treatment as may otherwise be agreed to by such Holder, the Debtors, and the Majority Second Lien Noteholders.

(iii)	Voting. Class 7 is Unimpaired by the Plan and Holders of Allowed Convenience Class Claims are not entitled to vote to accept or reject the Plan and are conclusively deemed to have accepted the Plan.

(h)	Class 8: Equity Interests in Goodrich Subsidiary

(i)	Classification. Class 8 consists of Equity Interests in Goodrich Subsidiary.

(ii)	Treatment. Equity Interests in Goodrich Subsidiary shall be Reinstated and shall vest in Goodrich as a Reorganized Debtor.

(iii)	Voting. Class 8 is Unimpaired by the Plan and Holders of Equity Interests in Goodrich Subsidiary are not entitled to vote to accept or reject the Plan and are conclusively deemed to have accepted the Plan.

(i)	Class 9: Equity Interests in Goodrich.

(i)	Classification. Class 9 consists of Equity Interests in Goodrich.

(ii)	Treatment. On the Effective Date, Equity Interests in Goodrich shall be cancelled and extinguished without further notice to, approval of, or action by any Entity, and each Holder of an Equity Interest in Goodrich shall not receive any Distribution or retain any property on account of such Equity Interest in Goodrich.

(iii)	Voting. Class 9 is Impaired by the Plan and Holders of Equity Interests in Goodrich are not entitled to vote to accept or reject the Plan and are conclusively deemed to have rejected the Plan.

Section 3.05	Special Provision Regarding Unimpaired Claims

Except as otherwise provided in the Plan, nothing shall affect the Debtors’ or Reorganized Debtors’ rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to Setoff Claims or recoupments against Unimpaired Claims. Notwithstanding anything to the contrary contained in the Plan, unless paid in full in cash in accordance with the terms of the Plan or otherwise agreed to by the Holders of Senior Credit Facility Claims, the

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Holders of Senior Credit Facility Claims rights and defenses (other than as a direct result of the filing of the chapter 11 cases), both legal and equitable, with respect to any Claims against the Debtor or Reorganized Debtor, including but not limited to all rights with respect to legal and equitable defenses to Setoff or recoupments against any Debtor or Reorganized Debtor are preserved.

Section 3.06	Cram Down

If any Class of Claims or Equity Interests entitled to vote on the Plan does not vote to accept the Plan, the Debtors shall (a) seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code or (b) amend or modify the Plan in accordance with Article IX of the Plan. With respect to any Class of Claims or Equity Interests that is deemed to reject the Plan, the Debtors shall request that the Bankruptcy Court confirm or “cram down” the Plan pursuant to section 1129(b) of the Bankruptcy Code.

Section 3.07	Elimination of Vacant Classes

Any Class of Claims that is not occupied as of the commencement of the Confirmation Hearing by an Allowed Claim or a Claim temporarily allowed under Bankruptcy Rule 3018, or as to which no vote is cast, shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

Section 3.08	Votes Solicited in Good Faith

The Debtors have, and upon the Confirmation Date the Reorganized Debtors shall be deemed to have, solicited votes on the Plan from the voting Classes in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including, without limitation, sections 1125 and 1126 of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with the Solicitation. Accordingly, the Debtors, the Reorganized Debtors and each of their respective Related Persons shall be entitled to, and upon the Confirmation Date are hereby granted, the protections of section 1125(e) of the Bankruptcy Code.

ARTICLE IV

MEANS FOR IMPLEMENTATION OF THE PLAN

Section 4.01	General Settlement of Claims and Equity Interests

As provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, Distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Equity Interests and controversies resolved pursuant to the Plan. Subject to Article V hereof, all Distributions made to Holders of Allowed Claims and Allowed Equity Interests in any Class are intended to be and shall be final.

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Section 4.02	Voting of Claims

Each Holder of an Allowed Claim as of the Voting Deadline in an Impaired Class of Claims that is not (a) deemed to have rejected the Plan or (b) conclusively presumed to have accepted the Plan, and that held such Claim as of the Voting Record Date, shall be entitled to vote to accept or reject the Plan. The instructions for completion of the Ballots are set forth in the instructions accompanying each Ballot.

Section 4.03	Issuance of New Goodrich Equity Interests

Subject to and in accordance with the Amended Governance Documents, the issuance of the New Goodrich Equity Interests by Reorganized Goodrich is authorized without the need for any further corporate action or any further action by the Holders of Claims or Equity Interests. All of the shares of New Goodrich Equity Interests issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and nonassessable, and shall be subject to the terms and conditions of the Amended Governance Documents. Each Distribution and issuance referred to in Article V hereof shall be governed by the terms and conditions set forth in the Plan applicable to such Distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such Distribution or issuance, which terms and conditions shall bind each Entity receiving such Distribution or issuance. On or before the Distribution Date, Reorganized Goodrich shall issue the New Goodrich Equity Interests for Distribution pursuant to the provisions hereof. All securities to be issued shall be deemed issued as of the Effective Date regardless of the date on which they are actually distributed.

Section 4.04	Additional Funding

In connection with potential treatment of the Senior Credit Facility Claims, the Debtors may incur additional financing and/or issue debt or equity securities to pay down all or a portion of the Senior Credit Facility Claims. The terms of such financing and/or debt or equity securities will be set forth in the Plan Supplement, and such potential financing and/or debt or equity securities to be issued may be effectuated under this Plan.

Section 4.05	Material Terms of the Management Incentive Plan

Prior to the Restructuring, the Debtors and the Majority Second Lien Noteholders shall negotiate a proposed long-term management incentive plan for Reorganized Goodrich, that provides for salaries, incentive bonuses, and long-term equity-linked compensation. Initially, such management incentive plan shall provide for grants of New Goodrich Equity Interests, in an aggregate amount equal to 9% of the total New Goodrich Equity Interests. 5% of the New Goodrich Equity Interests shall be granted upfront and shall be unrestricted, and the remaining 4% of the New Goodrich Equity Interests shall be granted upfront but vest over a three year period, with one-third vesting each year, and be restricted. The additional terms of such on-going, long term equity-based awards shall be approved by the Reorganized Goodrich Board. All existing severance agreements and severance plans shall be assumed by Reorganized Goodrich; provided that such severance agreements and severance plans shall be amended (i) such that the transactions contemplated by the Plan shall not constitute a change of control under any such severance agreements or severance plans and shall not otherwise trigger any payments under

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such agreements and plans, (ii) such that a sale by any owner of New Goodrich Equity Interests in a transaction after the Effective Date where there is not an actual severance of an officer or employee covered by such severance agreement or severance plan does not constitute a change of control under any such severance agreements or severance plans and shall not otherwise trigger any payments under such agreements and plans, and (iii) to contain such other amendments as may be acceptable to the Debtors and the Majority Second Lien Noteholders; provided that no such amendments shall be inconsistent with this Plan.

Section 4.06	Bankruptcy Restructuring

On the Effective Date, and pursuant to the Plan or the applicable Restructuring Documents, the applicable Debtors or Reorganized Debtors shall enter into the Bankruptcy Restructuring contemplated by the Plan, and shall take any actions as may be reasonably necessary or appropriate to effect a restructuring of their respective liabilities and Equity Interests. The actions to effect the Bankruptcy Restructuring may include: (a) the execution and delivery of appropriate agreements or other documents containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state law and any other terms to which the applicable Entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (c) the filing of appropriate certificates or articles of incorporation or reincorporation, or formation pursuant to applicable state law; and (d) all other actions that the applicable Entities determine to be reasonably necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with the Bankruptcy Restructuring. The chairman of the board of directors, president, chief executive officer, chief financial officer, or any other appropriate officer, manager, or managing partner of each Debtor or Reorganized Debtor, as appropriate, shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such other actions, as may be reasonably necessary or appropriate, to effectuate and further evidence the terms and conditions of the Plan. The secretary or assistant secretary of the appropriate Debtor or Reorganized Debtor, as appropriate, shall be authorized to certify or attest to any of the foregoing actions. All actions taken, or caused to be taken, to effect the Bankruptcy Restructuring shall be deemed to have been authorized and approved by the Bankruptcy Court.

Section 4.07	Continued Corporate Existence

Except as otherwise provided in the Plan, following the Effective Date, the Reorganized Debtors shall continue to exist as separate corporations or limited liability companies, as the case may be, in accordance with applicable non-bankruptcy law and pursuant to their Governance Documents in effect prior to the Effective Date, except to the extent that such Governance Documents are amended by the terms of the Plan or the Amended Governance Documents. After the Effective Date, subject to the terms and conditions of the applicable Restructuring Documents, the Reorganized Debtors will be free to act in accordance with applicable governance laws, including, without limitation, laws regarding sale of assets, mergers, dissolution, and name changes. Notwithstanding anything to the contrary herein, the Claims of a particular Debtor or Reorganized Debtor shall remain the obligations solely of such Debtor or Reorganized Debtor and shall not become obligations of any other Debtor or Reorganized Debtor solely by virtue of the Plan or the Cases.

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Section 4.08	Amended Governance Documents

On the Effective Date, or as soon as reasonably practicable thereafter, the Reorganized Debtors shall file applicable Amended Governance Documents, in form and substance acceptable to the Debtors and the Majority Second Lien Noteholders, in each of their respective sole discretion, in their applicable jurisdiction of formation or incorporation that such Reorganized Debtor deems necessary or appropriate to carry out the provisions of the Plan. The Amended Governance Documents (a) shall prohibit the issuance of nonvoting equity securities to the extent required by section 1123 of the Bankruptcy Code, and (b) after the Effective Date, shall be subject to further amendment as provided in such Amended Governance Documents or as otherwise permitted by applicable law. The initial directors to serve on the Reorganized Goodrich Board on the Effective Date shall be disclosed in the Plan Supplement.

The Reorganized Goodrich Board shall initially have (A) seven (7) members, with appointment to include the following: (i) Walter G. Goodrich, the Chief Executive Officer of Goodrich, (ii) Robert C. Turnham, Jr., the President of Goodrich, and (iii) any member of the Board of Directors, other than the Chief Executive Officer and President, who is interviewed and approved by the Holders of the New Goodrich Equity Interests, and (B) up to four (4) additional members to be appointed by the Holders of the New Goodrich Equity Interests in accordance with the Amended Governance Documents.

Section 4.09	Cancellation of Notes, Certificates, and Instruments

Unless otherwise provided for herein, on the Effective Date, all promissory notes, stock, instruments, indentures, bonds, agreements, certificates or other documents evidencing, giving rise to, or governing any Second Lien Notes and Unsecured Notes Claims against the Debtors and the Equity Interests in Goodrich shall be deemed cancelled and shall represent only the right, if any, to participate in the Distributions contemplated by the Plan. The obligations of the Debtors thereunder or in any away related thereto shall be fully released, terminated, extinguished and discharged and, with respect to the Equity Interests in Goodrich, retired and thereafter cease to exist, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person. Notwithstanding the foregoing and anything else contained in the Plan, the Second Lien Notes shall continue in effect solely for the purposes of (a) allowing Distributions to be made under the Plan pursuant to the Second Lien Notes Indentures and for the Second Lien Notes Indentures Trustee to perform such other necessary functions with respect thereto with the benefit of all the protections and other provisions of the Second Lien Notes in doing so, and (b) permitting the Second Lien Noteholders to maintain or assert any right or charging lien it may have with respect to Distributions pursuant to the terms of the Plan for its fees and expenses (including fees and expenses of counsel or other agents).

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Section 4.10	Revesting of Assets

Except as otherwise provided in the Plan or in the Confirmation Order, as of the Effective Date, all property of the Debtors, including any assets or property acquired by the Debtors or the Reorganized Debtors during the Cases or under or in connection with the Plan, shall vest or revest in the applicable Reorganized Debtor free and clear of all Claims, Liens, encumbrances, and other Equity Interests other than the Claims, Liens, encumbrances arising under the Senior Credit Facility if the Senior Credit Facility Claims are not otherwise paid in full in cash in accordance with the terms of the Plan, except as otherwise agreed to by the Senior Credit Facility Agent. From and after the Effective Date, the Reorganized Debtors may operate (or liquidate and wind up) their businesses and use, acquire, and dispose of property and settle and compromise claims or interests without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order. Without limiting the generality of the foregoing, the Reorganized Debtors may, without application to or approval by the Bankruptcy Court or any other Person or party, pay professional fees and expenses that they incur after the Effective Date.

Section 4.11	Preservation of Rights of Action; Settlement

Except to the extent such rights, claims, Causes of Action, defenses, and counterclaims are otherwise dealt with in the Plan or are expressly and specifically released in connection with the Plan, the Confirmation Order, or in any settlement agreement approved during the Cases, or otherwise provided in the Confirmation Order or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Debtors and Reorganized Debtors hereby reserve any and all rights, claims, Causes of Action, defenses, and counterclaims of or accruing to the Debtors whether or not litigation relating thereto is pending on the Effective Date. Avoidance Actions shall revest in the Reorganized Debtors and shall not be released upon the Effective Date. The Reorganized Debtors shall have the exclusive right, authority and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw or litigate to judgment any or all of such rights, claims, Causes of Action, defenses, and counterclaims and to decline to do any of the foregoing without further notice to or action, order or approval of the Bankruptcy Court.

Section 4.12	Employee and Retiree Benefits

Except as provided in Section 4.05 of the Plan, on and after the Effective Date, except as otherwise provided in the Plan, the Reorganized Debtors will: (a) honor, in the ordinary course of business, any unrejected contracts, agreements, policies, programs, and plans for, among other things, compensation (including equity based and bonus compensation), health care benefits, disability benefits, deferred compensation benefits, travel benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance, accidental death and dismemberment insurance for the directors, officers and employees of any of the Debtors who served in such capacity at any time, and any other Benefit Plan; and (b) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising prior to the Petition Date; provided, however, that the Debtors’ or Reorganized Debtors’ performance of any employment agreement will not entitle any person to any benefit or

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alleged entitlement under any policy, program, or plan that has expired or been terminated before the Effective Date, or restore, reinstate, or revive any such benefit or alleged entitlement under any such policy, program, or plan. Nothing in the Plan shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, any Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs, and plans. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all “retiree benefits” (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

Section 4.13	Workers’ Compensation Programs

On and after the Effective Date, except as otherwise provided in the Plan, the Reorganized Debtors shall continue to honor their post-petition obligations under: (a) all applicable workers’ compensation or similar laws in the states or countries in which the Reorganized Debtors operate; and (b) the Debtors’ written contracts, agreements, agreements of indemnity, self-insurer workers’ compensation bonds, policies, programs and plans for workers’ compensation and workers’ compensation insurance currently in effect. Nothing in the Plan shall limit, diminish or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, claims, Causes of Action, or other rights under applicable non-bankruptcy law with respect to any such contracts, agreements, policies, programs and plans; provided, however, that nothing herein shall be deemed to impose any obligations on the Debtors or Reorganized Debtors in addition to what is required under the provisions of applicable law.

Section 4.14	Exemption From Certain Transfer Taxes

Pursuant to section 1146(a) of the Bankruptcy Code, any issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer of property, pursuant to or in connection with the Plan or the Restructuring Documents shall not be subject to any Stamp or Similar Tax or governmental assessment in the United States or by any other governmental unit, and the Confirmation Order shall direct the appropriate federal, state or local (domestic or foreign) governmental officials or agents to forgo the collection of any such Stamp or Similar Tax or governmental assessment and to accept for filing and recordation instruments or other documents evidencing such action or event without the payment of any such Stamp or Similar Tax or governmental assessment. Such exemption specifically applies, without limitation, to (i) all actions, agreements and documents necessary to evidence and implement the provisions of, transactions contemplated by and the Distributions to be made under the Plan or the Restructuring Documents, (ii) the issuance and Distribution of the New Goodrich Equity Interests, and (iii) the maintenance or creation of security interests or any Lien as contemplated by the Plan or the Restructuring Documents.

Section 4.15	Surrender of the Second Lien Notes

As a condition to receiving any Distribution under the Plan, each Second Lien Noteholder shall surrender or contribute its Second Lien Notes to the applicable Debtor or its designee. Any Holder of a Second Lien Notes Claim that fails to (a) surrender or contribute its Second Lien Notes or (b) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to any applicable Debtor before the second anniversary of the Effective Date, shall be deemed to

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have forfeited all rights and claims with respect thereto, may not participate in any Distribution under the Plan on account thereof, and all New Goodrich Equity Interests owing with respect to such Second Lien Notes Claim shall be retained by any applicable Debtor.

Section 4.16	Section 1145 Exemption

On and after the Effective Date, each of the Debtors and the Reorganized Debtors is authorized to and shall provide, distribute or issue, as applicable, the New Goodrich Equity Interests and, if applicable, any securities to be issued under Section 4.04 hereof (collectively, the “Plan Securities”) and any and all other instruments, certificates, and other documents or agreements required to be provided, distributed, issued, executed or delivered pursuant to or in connection with the Plan (collectively, the “Plan Securities and Documents”), in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity. The issuance of the Plan Securities and the Distribution thereof under the Plan shall be exempt from registration under applicable securities laws (including Section 5 of the Securities Act or any similar state law requiring the registration for offer or sale of a security or registration or licensing of an issuer of a security) pursuant to section 1145(a) of the Bankruptcy Code, Section 4(a)(2) of the Securities Act and/or other applicable exemptions. The Plan Securities may not be transferred, encumbered, or otherwise disposed of in the absence of such registration or an exemption therefrom under the Securities Act or under such laws and regulations thereunder. Accordingly, the Plan Securities may be subject to restrictions on transfer as set forth in the governing documents to such Plan Securities.

Without limiting the effect of section 1145 of the Bankruptcy Code, all documents, agreements, and instruments entered into and delivered on or as of the Effective Date contemplated by or in furtherance of the Plan shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any Entity (other than as expressly required by such applicable agreement).

Reorganized Goodrich shall register the New Goodrich Equity Interests under the Securities Act or Exchange Act or to list the New Goodrich Equity Interests for public trading on any securities exchange or be a reporting issuer. Distribution of the New Goodrich Equity Interests shall be made by delivery or book-entry transfer thereof as determined by Reorganized Goodrich.

Section 4.17	Authority

All actions and transactions contemplated under the Plan, including, but not limited to, the execution of the Amended Governance Documents, are and shall be authorized upon Confirmation of the Plan, in each case without further notice to or order of the Bankruptcy Court, and without the need of further approvals, notices or meetings of the Debtors’ directors, officers, managers, shareholders and/or members (except for those expressly required pursuant hereto or by the Restructuring Documents). Specifically, all amendments to the charters, certificates of incorporation or formation, the articles of incorporation or organization, the operating

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agreements, the limited liability company agreements, and/or bylaws of any of the Debtors and all other corporate action on behalf of any of the Debtors or the Reorganized Debtors as may be necessary to put into effect or carry out the terms and intent of the Plan may be effected, exercised, and taken, in each case without further notice to or order of the Bankruptcy Court and without further action by the Debtors’ directors, officers, managers, shareholders and/or members with like effect as if effected, exercised, and taken by unanimous action of the directors, officers, managers, shareholders and/or members of the Debtors or the Reorganized Debtors (as applicable). The Confirmation Order shall include provisions dispensing with the need of further approvals, notices or meetings of the Debtors or holders of Equity Interests and authorizing and directing any director, officer, manager, or member of each respective Debtor to execute any document, certificate or agreement necessary to effectuate the Plan on behalf of such Debtor, which documents, certificates, and agreements shall be binding on the Debtors, the Creditors, and all Holders of Equity Interests.

Section 4.18	Continuing Effectiveness of Final Orders

Payment authorization granted to the Debtors under any prior Final Order entered by the Bankruptcy Court shall continue in effect after the Effective Date. Accordingly, the Debtors or the Reorganized Debtors may pay or otherwise satisfy any Claim to the extent permitted by, and subject to, the applicable Final Order without regard to the treatment that would otherwise be applicable to such Claim under the Plan.

ARTICLE V

PROVISIONS REGARDING DISTRIBUTIONS

Section 5.01	Distributions for Claims and Equity Interests Allowed as of the Effective Date

Except as otherwise provided herein, as ordered by the Bankruptcy Court, or as otherwise agreed to by the Debtors or the Reorganized Debtors (as applicable) and the Holder of the applicable Claim or interest, each Holder of an Allowed Claim or Allowed Equity Interest shall receive on the Distribution Date the full amount of the Distributions that the Plan provides for Allowed Claims or Allowed Equity Interests in the applicable Class. All Cash Distributions shall be made by the Disbursing Agent from available Cash of the Reorganized Debtors. Any Distribution hereunder of property other than Cash shall be made by the Disbursing Agent in accordance with the terms of the Plan. Except as provided in the Plan, the Confirmation Order or a Final Order of the Bankruptcy Court, or as required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims or Equity Interest and no Holder of an Allowed Claim or Allowed Equity Interest shall be entitled to post-petition interest on account of such Allowed Claim or Allowed Equity Interest.

Section 5.02	Disbursing Agent

The Disbursing Agent shall make all Distributions required under the Plan, except with respect to a Holder of a Claim whose Distribution is governed by an indenture or other agreement and is administered by an indenture trustee, agent, or servicer, which Distributions shall be delivered to the appropriate indenture trustee, agent, or servicer in accordance with provisions of the Plan and the terms of the relevant indenture or other governing agreement for

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further Distributions to Holders of Claims represented by such indenture trustee, agent, or servicer. Distributions made to such indenture trustee, agent, or servicer, as the case may be, shall constitute Distributions pursuant to the Plan to Holders of Allowed Claims represented by such indenture trustee, agent, or servicer, as case may be, regardless of whether such indenture trustee, agent, or servicer, make such Distributions to such Holders. If the Disbursing Agent is an independent third party designated by the Reorganized Debtors to serve in such capacity, such Disbursing Agent shall receive, without further Bankruptcy Court approval, reasonable compensation for Distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtors on terms reasonably acceptable to the Reorganized Debtors. No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. If otherwise so ordered, all costs and expenses of procuring any such bond shall be paid by the Reorganized Debtors.

Section 5.03	Record Date for Plan Distributions

As of the close of business on the Distribution Record Date, the registers for Claims and Equity Interests shall be closed and there shall be no further changes in the Holder of record of any Claim or Equity Interest. The Reorganized Debtors, or the Disbursing Agent, as applicable, shall have no obligation to recognize any transfer of Claim or Equity Interest occurring after the Distribution Record Date, and shall instead be authorized and entitled to recognize and deal for all purposes under the Plan with only those Holders of record stated on the registers of Claims and/or Equity Interests as of the close of business on the Distribution Record Date for Distributions under the Plan.

Section 5.04	Means of Cash Payment

Cash payments hereunder shall be in U.S. funds by check, wire transfer, or such other commercially reasonable manner as the payor shall determine in its sole discretion.

Section 5.05	Calculation of Distribution Amounts of New Goodrich Equity Interests

No fractional shares of New Goodrich Equity Interests shall be issued or distributed hereunder by Reorganized Goodrich or any Disbursing Agent, indenture trustee, agent, or servicer. Each Person entitled to receive New Goodrich Equity Interests shall receive the total number of whole shares of New Goodrich Equity Interests to which such Person is entitled. Whenever any Distribution to a particular Person would otherwise call for Distribution of a fraction of a share of New Goodrich Equity Interests, such number of shares to be distributed shall be rounded down to the nearest whole number and such Person shall receive no separate consideration for such fractional shares.

Section 5.06	Fractional Dollars; De Minimis Distributions

Any other provision of the Plan notwithstanding, payments of fractions of (a) dollars or (b) an applicable currency shall not be made. Whenever any payment of a fraction of (i) a dollar or (ii) an applicable currency under the Plan would otherwise be called for, the actual payment made shall reflect a rounding of such fraction to the nearest whole dollar or unit of such

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applicable currency (up or down), with half dollars or half units of an applicable foreign currency being rounded down. The Disbursing Agent or the Reorganized Debtors (or any indenture trustee, agent, or servicer), as the case may be, shall not make any payment of less than twenty-five dollars ($25.00), or its equivalent in an applicable foreign currency, with respect to any Claim unless a request therefore is made in writing to such Disbursing Agent or the Reorganized Debtors (or any indenture trustee, agent, or servicer), as the case may be.

Section 5.07	Delivery of Distributions

Except as otherwise provided in the Plan, Distributions to Holders of Allowed Claims and Allowed Equity Interests shall be made by the Disbursing Agent or the Reorganized Debtors, as the case may be, (a) at the addresses set forth on the proofs of Claim or Equity Interest filed by such Holders (or at the last known addresses of such Holders if no proof of Claim or Equity Interest is filed or if the Debtors have been notified in writing of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent or the Reorganized Debtors, as the case may be, after the date of any related proof of Claim or Equity Interest, (c) at the addresses reflected in the Schedules if no proof of Claim or Equity Interest has been filed and the Disbursing Agent or the Reorganized Debtors, as the case may be, has not received a written notice of a change of address, (d) in the case of the Holder of a Claim that is governed by an indenture or other agreement and is administered by an indenture trustee, agent, or servicer, at the addresses contained in the official records of such indenture trustee, agent, or servicer, or (e) at the addresses set forth in a properly completed letter of transmittal accompanying securities, if any, properly remitted to the Reorganized Debtors. If any Holder’s Distribution is returned as undeliverable, no further Distributions to such Holder shall be made unless and until the Disbursing Agent or the Reorganized Debtors (or the appropriate indenture trustee, agent, or servicer), as the case may be, is notified of such Holder’s then current address, at which time all missed Distributions shall be made to such Holder without interest. Amounts in respect of undeliverable Distributions made through the Disbursing Agent or the Reorganized Debtors (or the indenture trustee, agent, or servicer), as the case may be, shall be returned to the Person issuing such Distribution until such Distributions are claimed. All Claims for undeliverable Distributions must be made on or before ninety (90) days after the Effective Date, after which date all unclaimed property shall revert to the Reorganized Debtors, free of any restrictions thereon except as provided elsewhere in the Plan and the Claim of any Holder or successor to such Holder with respect to such property shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary.

Checks issued by the Disbursing Agent or the Reorganized Debtors, as the case may be, on account of Allowed Claims or Allowed Equity Interests shall be null and void if not negotiated within ninety (90) days after the issuance of such check. Requests for reissuance of any check shall be made directly to the Disbursing Agent by the Holder of the relevant Allowed Claim or Allowed Equity Interest with respect to which such check originally was issued. Any Holder of an Allowed Claim or Allowed Equity Interest holding an un-negotiated check that does not request reissuance of such un-negotiated check within ninety (90) days after the date of mailing or other delivery of such check shall have its Claim, Equity Interest or other rights for such un-negotiated check discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. In such case, any Cash held for payment on account of such Claims or Equity Interests shall revert to the Reorganized Debtors, free and clear of any restrictions thereon except as provided elsewhere in the Plan.

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Section 5.08	Expunging of Certain Claims

All Claims marked or otherwise designated as “contingent, unliquidated or disputed” on the Debtors’ Schedules and for which no proof of claim has been timely filed, shall be deemed disallowed and such Claim may be expunged without the necessity of filing a claim objection and without any further notice to, or action, order or approval of the Bankruptcy Court.

Section 5.09	Allocation of Plan Distributions Between Principal and Interest

To the extent that any Allowed Claim entitled to a Distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such Distribution shall, to the extent permitted by applicable law, be allocated for income tax purposes to the principal amount of the Claim first and then, to the extent that the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

ARTICLE VI

EXECUTORY CONTRACTS, UNEXPIRED LEASES, AND OTHER AGREEMENTS

Section 6.01	Assumption/Rejection

On the Effective Date, all of the Debtors’ executory contracts and unexpired leases, including, but not limited to, those contracts and leases listed on Schedule 6.01(a) of the Plan Supplement, will be assumed by the Reorganized Debtors unless such executory contract or unexpired lease: (a) is being rejected pursuant to the Plan by being identified on the Plan Supplement or any other materials filed with the Bankruptcy Court as an executory contract or unexpired lease being rejected pursuant to the Plan, which shall include any material contracts identified for rejection by the Majority Second Lien Noteholders; (b) is the subject of a motion to reject filed on or before the Effective Date; or (c) has been previously assumed or rejected by the Debtors.

Without amending or altering any prior order of the Bankruptcy Court approving the assumption or rejection of any executory contract or unexpired lease, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

To the extent any provision in any executory contract or unexpired lease assumed pursuant to the Plan (including, without limitation, any “change of control” provision) prohibits, restricts or conditions, or purports to prohibit, restrict or condition, or is modified, breached or terminated, or deemed modified, breached or terminated by, (i) the commencement of these Cases or the insolvency or financial condition of any Debtor at any time before the closing of its respective Case, (ii) any Debtor’s or any Reorganized Debtor’s assumption of such executory contract or unexpired lease or (iii) the Confirmation or Consummation of the Plan, then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-debtor party thereto to modify or terminate such executory contract or unexpired lease or to exercise any other default-related rights or remedies with respect thereto, and any required consent under any such contract or lease shall be deemed satisfied by the Confirmation of the Plan.

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Each executory contract and unexpired lease assumed pursuant to the Plan shall revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms and conditions, except as modified by the provisions of the Plan, any order of the Bankruptcy Court approving its assumption, or applicable law.

Section 6.02	Pass-Through

Except as otherwise provided in the Plan, any rights or arrangements necessary or useful to the operation of the Reorganized Debtors’ business but not otherwise addressed as a Claim or Equity Interest or assumed under Section 6.03 of the Plan, including non-exclusive or exclusive patent, trademark, copyright, maskwork, or other intellectual property licenses, and other executory contracts not assumable under section 365(c) of the Bankruptcy Code, shall, in the absence of any other treatment under the Plan or Confirmation Order, be passed through the Cases for the benefit of the Reorganized Debtors.

Section 6.03	Assumed Executory Contracts and Unexpired Leases

Each executory contract and unexpired lease that is assumed will include (a) all amendments, modifications, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease, and (b) all executory contracts or unexpired leases and other rights appurtenant to the property, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, vaults, tunnel, or bridge agreements or franchises, and any other equity interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements have been rejected pursuant to an order of the Bankruptcy Court or are the subject of a motion to reject filed on or before the Confirmation Date.

Amendments, modifications, supplements, and restatements to prepetition executory contracts and unexpired leases that have been executed by the Debtors during the Cases shall not be deemed to alter the prepetition nature of the executory contract or unexpired lease, or the validity, priority, or amount of any claims that may arise in connection therewith.

Section 6.04	Oil and Gas Leases

To the extent any of the Reorganizing Debtors’ Oil and Gas Leases constitute executory contracts or unexpired leases of real property under section 365 of the Bankruptcy Code, such Oil and Gas Leases will be assumed by the applicable Reorganized Debtor. To the extent any of the Reorganizing Debtor’s Oil and Gas Leases constitute contracts or other property rights not assumable under section 365 of the Bankruptcy Code, except as provided in the Plan or Confirmation Order, such Oil and Gas Leases shall pass through the Cases for the benefit of the Reorganized Debtors and the counterparties to such Oil and Gas Leases.

Except for the defaults of a kind specified in sections 365(b)(2) and 541(c)(1) of the Bankruptcy Code (which defaults the applicable Debtor or Reorganized Debtor will not be

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required to cure), or as otherwise provided herein, the legal, equitable and contractual rights of the counterparties to such Oil and Gas Leases shall be unaltered by the Plan; provided, however, that to the extent a failure by the Reorganizing Debtor to pay or perform an obligation under such Oil and Gas Lease (whether or not such Oil and Gas Lease is subject to the provisions of section 365 of the Bankruptcy Code) is a default under any applicable Oil and Gas Lease, such default shall be cured for all purposes by the payments provided for herein or the Reorganized Debtor’s subsequent performance of such obligation with such applicable Oil and Gas Lease otherwise remaining in full force and effect for the benefit of the applicable Reorganized Debtor. To the extent such payment is due and owing on the Effective Date, such payment shall be made, in Cash, on the Distribution Date, or upon such other terms as may be agreed to by the Disbursing Agent or the Reorganized Debtor, as the case may be. To the extent such payment is not due and owing on the Effective Date, such payment (a) will be made, in Cash, in accordance with the terms of any agreement between the parties, or as such payment becomes due and owing under (i) applicable non-bankruptcy law, or (ii) in the ordinary course of business of the Reorganized Debtor or (b) will be made upon other terms as may be agreed upon by the Disbursing Agent or the Reorganized Debtor, as the case may be, and the Person to whom such payment is due. To the extent it is impossible for the Reorganized Debtor to cure a default arising from any failure to perform a non-monetary obligation, such default shall be cured by performance by the applicable Reorganized Debtor at or after the time of assumption in accordance with the terms of the applicable Oil and Gas Lease with the applicable Oil and Gas Lease remaining in effect for the benefit of the applicable Reorganized Debtor. If there is a dispute as to any cure obligation (including cure payments) between the applicable Reorganized Debtor and the Lessor of an Oil and Gas Lease, the applicable Reorganized Debtor shall only have to pay or perform as herein provided the non-disputed cure obligation with the balance of the cure payment or cure performance to be made or performed after resolution of such dispute either by (a) agreement of the parties or (b) resolution by the Bankruptcy Court under a Final Order.

Section 6.05	Reservation of Rights

Nothing contained in the Plan shall constitute an admission by the Debtors that any contract or lease is in fact an executory contract or unexpired lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease. The deemed assumption provided for in Section 6.01 of the Plan shall not apply to any such contract or lease, and any such contract or lease shall be assumed or rejected only upon motion of the Reorganized Debtors following the Bankruptcy Court’s determination that the contract is executory or the lease is unexpired.

Additionally, notwithstanding anything contained herein to the contrary, if there is a dispute as to Cure Payments (as defined below), adequate assurances of future performance or any other matter related to any executory contract or unexpired lease, the Debtors or Reorganized Debtors, as the case may be, may, in their sole and absolute discretion, determine to reject any executory contract or unexpired lease at any time prior to thirty (30) days after the entry of a Final Order resolving such dispute. The effective date of any rejection effected pursuant to the preceding sentence shall be the Effective Date regardless of when the Debtors or Reorganized Debtors send notice of such rejection.

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Section 6.06	Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request by the Debtors to extend the deadline for assuming or rejecting unexpired leases pursuant to section 365(d)(4) of the Bankruptcy Code.

Section 6.07	Cure Provisions

Except as otherwise provided under the Plan, with respect to any monetary amounts that must be cured as a requirement for assumption by any Reorganized Debtor, such cure (the “Cure Payment”) shall be effected or otherwise satisfied by prompt payment of such monetary amount as contemplated by section 365(b)(1)(A) of the Bankruptcy Code or as otherwise agreed to by the parties. The Plan Supplement will set forth the Cure Payment for each executory contract and unexpired lease to be assumed by the Debtors. If the non-Debtor party to the executory contract or unexpired lease objects to the Cure Payment scheduled by the Reorganizing Debtors for such executory contract or unexpired lease, such executory contract or unexpired lease non-Debtor party must file an objection with the Bankruptcy Court to such Cure Payment on or before five (5) days prior to the Confirmation Hearing Date; failure to timely file such objection shall be deemed acceptance by such non-Debtor party of the Cure Payment for all purposes. If there is a dispute regarding (a) the timing of any Cure Payment required in order to meet the promptness requirement of section 365(b)(1) of the Bankruptcy Code, (b) the nature, extent or amount of any Cure Payment, (c) the Reorganizing Debtors’ ability or the ability of the Reorganizing Debtors’ assignees to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (d) any other matter pertaining to assumption, subject to the provisions of Section 6.05, the Cure Payment will be made following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

To the extent it is impossible for a Reorganized Debtor to cure a default arising from any failure to perform a non-monetary obligation, such default shall be cured by performance by the applicable Reorganized Debtor at or after assumption in accordance with the terms of the applicable unexpired lease or executory contract with the applicable executory contract or unexpired lease remaining in effect for the benefit of the applicable Reorganized Debtor. Any non-Debtor party to an executory contract or unexpired lease objecting to such cure of non-monetary obligations must file an objection to such cure with the Bankruptcy Court on or before the date that is five (5) days prior to the Confirmation Hearing Date; failure to timely file such objection shall be deemed acceptance by such non-Debtor party of the cure of non-monetary defaults for all purposes.

Subject to any cure claims filed with respect thereto, assumption of any executory contract or unexpired lease pursuant to the Plan shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed executory contract or unexpired lease at the time prior to the

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effective date of assumption, in each case as provided in section 365 of the Bankruptcy Code. Any proofs of Claim filed with respect to an executory contract or unexpired lease that has been assumed or assumed and assigned by Final Order shall be deemed disallowed and expunged (subject to any cure claims filed with respect thereto), without further notice to or action, order, or approval of the Bankruptcy Court.

Section 6.08	Claims Based on Rejection of Executory Contracts and Unexpired Leases

Any Allowed Claims arising from the rejection of the Debtors’ executory contracts and unexpired leases shall be classified as General Unsecured Claims for the particular Debtor in question and shall be treated in accordance with the applicable provisions of the Plan for such Debtor; provided however, if the Holder of an Allowed Claim for rejection damages has an unavoidable security interest in any Collateral to secure obligations under such rejected executory contract or unexpired lease, the Allowed Claim for rejection damages shall be treated as an Other Secured Claim to the extent of the value of such Holder’s interest in the Collateral, with the deficiency, if any, treated as a General Unsecured Claim. All such Claims shall, as of the Effective Date, be subject to the permanent injunction set forth in Article XII hereof. To the extent applicable, the limitations imposed by section 502 of the Bankruptcy Code shall apply to the relevant rejection Claim, including, without limitation, subsection 502(b)(6) and subsection 502(b)(7) thereof.

Section 6.09	Insurance Policies and Agreements

The insurance policies issued to, or insurance agreements entered into by, the Debtors prior to the Petition Date shall continue in full force and effect after the Effective Date. To the extent that such insurance policies or agreements are considered to be executory contracts, then, notwithstanding anything to the contrary in the Plan, the Plan shall constitute a motion to assume or ratify such insurance policies and agreements, and, subject to the occurrence of the Effective Date, the entry of the Confirmation Order shall constitute approval of such assumption pursuant to section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such assumption is in the best interest of each Debtor and its Estate. Unless otherwise determined by the Bankruptcy Court pursuant to a Final Order or agreed to by the parties thereto prior to the Effective Date, no payments shall be required to cure any defaults of the Debtors existing as of the Confirmation Date with respect to each such insurance policy or agreements. If the Bankruptcy Court determines otherwise as to any such insurance policy or agreement, the Debtors reserve the right to seek the rejection of such insurance policy or agreement or other available relief.

Section 6.10	Miscellaneous

The Debtors reserve the right to file a motion on or before the Confirmation Date to assume or reject any executory contract or unexpired lease.

Notwithstanding any other provision of the Plan, each of the Debtors shall retain the right to, at any time prior to the Confirmation Hearing, modify, amend, or supplement the Plan Supplement, including the right to (a) delete any executory contract or unexpired lease listed therein, (b) add any executory contract or unexpired lease thereto, thus providing for its assumption, assumption and assignment and/or rejection, as the case may be, or (c) modify the Cure Payment.

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The Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumption or rejection of the executory contracts and unexpired leases as contemplated in this Article VI pursuant to section 365 of the Bankruptcy Code, as of the later of: (a) the Effective Date; or (b) the resolution of any objection to the proposed assumption or rejection of any such executory contract or unexpired lease.

ARTICLE VII

PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT,

AND UNLIQUIDATED CLAIMS

Section 7.01	Objections to Claims

(a) Authority. The Debtors or the Reorganized Debtors, as applicable, (or their authorized representatives) shall have the exclusive authority to file, settle, compromise, withdraw, or litigate to judgment any objections to Claims; provided, however, this provision shall not apply to Professional Fee Claims, which may be objected to by any party-in-interest in these Cases. From and after the Effective Date, the Reorganized Debtors (or its authorized representatives) shall have and shall retain any and all available rights and defenses that the Debtors had with respect to any Claim or Equity Interest based on the limitations imposed by section 502 of the Bankruptcy Code and may settle or compromise any Disputed Claim without further notice to, order from, or approval of the Bankruptcy Court. The Reorganized Debtors (or its authorized representatives) also shall have the right to resolve any Disputed Claim outside the Bankruptcy Court under applicable governing law.

(b) Objection Deadline. As soon as practicable, but no later than the Claims Objection Deadline, the Reorganized Debtors (or their authorized representatives) may file objections with the Bankruptcy Court and serve such objections on the Holders of the Claims or Equity Interests to which objections are made. Nothing contained herein, however, shall limit the right of the Disbursing Agent or Reorganized Debtors (or their authorized representatives) to object to Claims or Equity Interests, if any, filed or amended after the Claims Objection Deadline. The Claims Objection Deadline may be extended by the Bankruptcy Court upon motion by the applicable Reorganized Debtor (or its authorized representatives) without notice or hearing. Moreover, notwithstanding the expiration of the Claims Objection Deadline, the Disbursing Agent or the Reorganized Debtors (or their authorized representatives) shall, as applicable, continue to have the right to amend any Claims objections and to file and prosecute supplemental objections and counterclaims to a Disputed Claim until such Disputed Claim is or becomes Allowed by Final Order of the Bankruptcy Court.

Section 7.02	Estimation of Claims

Any Debtor or Reorganized Debtor, as applicable, (or their authorized representatives), may at any time request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether such Debtor or Reorganized Debtor, as applicable, previously objected to such Claim or whether the Bankruptcy

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Court has ruled on any objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any claim, including during the pendency of any appeal related to any such objection. In the event the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or Reorganized Debtors, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned objection, estimation and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any permitted mechanism.

Section 7.03	No Distributions Pending Allowance

Notwithstanding any other provision of the Plan, no payments or Distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim has become an Allowed Claim.

Section 7.04	Distributions After Allowance

The Disbursing Agent or the Reorganized Debtors, or applicable, shall make payments and Distributions to each Holder of a Disputed Claim that has become an Allowed Claim in accordance with the provisions of the Plan governing the class of Claims to which such Holder belongs. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing all or part of any Disputed Claim becomes a Final Order, the Disbursing Agent or the Reorganized Debtors, as applicable, shall distribute to the Holder of such Claim the Distribution (if any) that would have been made to such Holder on the Distribution Date had such Allowed Claim been allowed on the Distribution Date. After a Disputed Claim is Allowed or otherwise resolved, the excess Cash or other property, if any, that was reserved on account of such Disputed Claim, if any, shall become property of the Reorganized Debtors, as applicable.

Section 7.05	Prior Payment of Claims

Notwithstanding the contents of the Schedules, Claims listed therein as undisputed, liquidated and not contingent shall be reduced by the amount, if any, that was paid by the Debtors prior to the Effective Date including pursuant to orders of the Bankruptcy Court. To the extent such payments are not reflected in the Schedules, such Schedules will be deemed amended and reduced to reflect that such payments were made. Nothing in the Plan shall preclude the Reorganized Debtors from paying Claims that the Debtors were authorized to pay pursuant to any Final Order entered by the Bankruptcy Court prior to the Confirmation Date.

Section 7.06	Compliance with Tax Requirements/Allocations

In connection with the Plan, to the extent applicable, the Reorganized Debtors or the Disbursing Agent, as applicable, shall comply with all tax withholding and reporting requirements imposed on them by any governmental unit, and all Distributions pursuant hereto shall be subject to such withholding and reporting requirements. Notwithstanding any provision

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in the Plan to the contrary, the Reorganized Debtors or the Disbursing Agent, as applicable, (or their authorized representatives) shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the Distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding Distributions pending receipt of information necessary to facilitate such Distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all Distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens and encumbrances. All Persons holding Claims or Equity Interests shall be required to provide any information necessary to effect information reporting and the withholding of such taxes. Notwithstanding any other provision of the Plan to the contrary, each Holder of an Allowed Claim shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding, and other tax obligations, on account of such Distribution.

ARTICLE VIII

CONDITIONS PRECEDENT TO CONFIRMATION

AND CONSUMMATION OF THE PLAN

Section 8.01	Conditions Precedent to Effective Date

The following are conditions to the occurrence of the Effective Date, unless such conditions, or any of them, have been satisfied or duly waived in accordance with Section 8.04 of the Plan:

(a)	the Confirmation Order shall be in form and substance reasonably acceptable to the Debtors, the Senior Credit Facility Agent, and the Majority Second Lien Noteholders in their respective discretion and shall be in full force and effect, shall have become a Final Order, and shall not have been amended, modified, reversed, vacated, or stayed pending appeal;

(b)	all authorizations, consents, and regulatory approvals required, if any, in connection with the consummation of the Plan shall have been obtained;

(c)	the Debtors shall have executed and delivered all documents necessary to effectuate the issuance of the New Goodrich Equity Interests;

(d)	the Restructuring Documents shall have been filed, tendered for delivery, and been effected or executed by all Entities party thereto (as appropriate), and in each case be in full force and effect. All conditions precedent to the effectiveness of such Restructuring Documents shall have been satisfied or waived pursuant to the terms of such applicable Restructuring Documents (or shall be satisfied or waived concurrently with the occurrence of the Effective Date);

(e)	all other consents, actions, documents, certificates, and agreements necessary to implement the Plan, including documents contained in the Plan Supplement, shall have been obtained and not otherwise subject to unfulfilled conditions, effected, or executed and delivered, as the case may be, to the required parties and, to the extent required, filed with the applicable governmental units in accordance with applicable laws;

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(f)	all documents referenced in subsections (c), (d), and (e) of this Section 8.02, including all documents in the Plan Supplement, shall be acceptable to the Debtors, the Senior Credit Facility Agent, and the Majority Second Lien Noteholders in their respective sole discretion;

(g)	the Debtors shall have agreed upon the treatment of the Senior Credit Facility Claims with the Holders of Senior Credit Facility Claims and the Majority Second Lien Noteholders; and

(h)	the Professional Fee Escrow Account shall have been established and funded with the Professional Fee Amount.

Section 8.02	Substantial Consummation

On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

Section 8.03	Waiver of Conditions

Each of the conditions set forth in Section 8.01 (other than 8.01(a)) hereof, may be waived in whole or in part by written consent of the applicable Debtors, with the written consent of the Majority Second Lien Noteholders and the Senior Credit Facility Agent given in their respective sole discretion, without any notice to other parties in interest (other than the Wells Fargo, National Association, in its capacity as Senior Credit Facility Agent under the Senior Credit Facility) or the Bankruptcy Court and without a hearing; provided that if any such waiver would adversely affect the Holders of Senior Credit Facility Claims, each such waiver shall require the prior written consent from the Holders of Senior Credit Facility Claims holding more than a majority in aggregate principal amount of such Claims. The failure to satisfy or waive any condition to the Effective Date may be asserted by the Debtors or the Reorganized Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors or Reorganized Debtors). The failure of the Debtors or the Reorganized Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time.

Section 8.01(a) of the Plan may be waived by written consent and agreement between each of: (i) the applicable Debtors, (ii) the Senior Credit Facility Agent, and (iii) the Majority Second Lien Noteholders.

Section 8.04	Revocation, Withdrawal, or Non-Consummation

The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation of the Plan does not occur, then (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the

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Plan (including the fixing or limiting to an amount certain of any Claim or Class of Claims) unless otherwise agreed to by the Debtors and any counterparty to such settlement or compromise, and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (c) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (i) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtors or any other Person, (ii) prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors, or (iii) constitute an admission of any sort by the Debtors or any other Person.

ARTICLE IX

AMENDMENTS AND MODIFICATIONS

The Debtors may alter, amend, or modify the Plan or any exhibits thereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date; provided, however, that where the Plan requires a document to be acceptable to the Second Lien Noteholders or the Holders of Senior Credit Facility Claims, as applicable, the Debtors may not modify such document without the consent of the Majority Second Lien Noteholders or the Holders of Senior Credit Facility Claims, as the case may be, with such consent not to be unreasonably withheld. After the Confirmation Date and prior to “substantial consummation” of the Plan, as defined in section 1101(2) of the Bankruptcy Code, the Debtors may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan, in a manner that is acceptable to the Debtors, the Majority Second Lien Noteholders, and the Senior Credit Facility Agent, in their respective sole discretion, so long as such proceedings do not materially adversely affect the treatment of Holders of Claims or Equity Interests under the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

ARTICLE X

RETENTION OF JURISDICTION

Section 10.01	Retention of Jurisdiction

Under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Cases and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

(a)	allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the secured or unsecured status, priority, amount or allowance of Claims or Equity Interests;

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(b)	hear and determine all applications for compensation and reimbursement of expenses of Professionals under sections 327, 328, 330, 331, 503(b), 1103 or 1129(a)(4) of the Bankruptcy Code; provided, however, that from and after the Effective Date, the payment of fees and expenses of professionals retained by the Reorganized Debtors shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

(c)	hear and determine all matters with respect to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which one or more of the Debtors are parties or with respect to which one or more of the Debtors or Reorganized Debtors, as applicable, may be liable, including, if necessary, the nature or amount of any required cure or the liquidation of any claims arising therefrom;

(d)	hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Cases, provided, however, that the Reorganized Debtors reserve the right to commence their applicable actions in all appropriate forums and jurisdictions;

(e)	enter and enforce such orders as may be necessary or appropriate to execute, implement, or consummate or otherwise aid in the execution, implementation or consummation of the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement, the Restructuring Documents, or the Confirmation Order;

(f)	hear and determine disputes arising in connection with the interpretation, implementation, Consummation, or enforcement of the Plan, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

(g)	consider any modifications of the Plan, cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(h)	issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with implementation, consummation, or enforcement of the Plan or the Confirmation Order;

(i)	enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

(j)	hear and determine any matters arising in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

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(k)	enforce all orders previously entered by the Bankruptcy Court, and any and all other orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Cases or pursuant to the Plan;

(l)	recover all assets of the Debtors, Reorganized Debtors, and property of the Estates, wherever located;

(m)	hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(n)	hear and determine all disputes involving the existence, nature, or scope of the Reorganized Debtors’ discharge or any releases granted in the Plan;

(o)	hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code;

(p)	enter an order or final decree concluding or closing the Cases; and

(q)	resolve any issues related to any matters adjudicated in the Cases.

Notwithstanding the foregoing, if the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Cases, including the matters set forth in this Article of the Plan, the provisions of this Article X shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

Section 10.02	No Bankruptcy Court Approval Required

Notwithstanding the retention of jurisdiction provided herein, where the Plan provides that the Reorganized Debtors may take action or otherwise exercise rights under the Plan without further order or approval of the Bankruptcy Court, the retention of jurisdiction provided for herein shall not require the Reorganized Debtors to seek Bankruptcy Court approval before taking such action or exercising rights under the Plan.

ARTICLE XI

COMPROMISES AND SETTLEMENTS

Except as otherwise provided in the Plan, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, Distribution and other benefits provided under the Plan, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims, Equity Interests and controversies resolved pursuant to the Plan, including, without limitation, all Claims arising prior to the Petition Date, whether known or unknown, foreseen or unforeseen, asserted or unasserted, arising out of, relating to or in connection with the business or affairs of, or transactions with, the Debtors. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of each of the foregoing compromises or settlements, and all other compromises and settlements provided for in the Plan, and the Bankruptcy Court’s findings shall constitute its determination that such compromises and

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settlements are in the best interests of the Debtors, the Estates, Holders of Claims and Equity Interests, and other parties in interest, and are fair, equitable, and within the range of reasonableness.

It is not the intent of the Debtors that Confirmation of the Plan shall in any manner alter or amend any settlement and compromise between the Debtors and any Person that has been previously approved by the Bankruptcy Court (each, a “Prior Settlement”). To the extent of any conflict between the terms of the Plan and the terms of any Prior Settlement, the terms of the Prior Settlement shall control and such Prior Settlement shall be enforceable according to its terms.

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.01	Bar Dates for Certain Claims

(a) Administrative Claims/Substantial Contribution Claims. The Confirmation Order will establish a bar date for filing of all Administrative Claims, including Substantial Contribution Claims (but not including Professional Fee Claims, claims for the expenses of the members of the Committee, or Administrative Claims in section (b) below), which date shall be the Administrative Claims Bar Date. Holders of asserted Administrative Claims, other than Professional Fee Claims, claims for U.S. Trustee fees under 28 U.S.C. § 1930, administrative tax claims and administrative ordinary course liabilities, must file requests for payment of any Administrative Claim on or before such Administrative Claims Bar Date or forever be barred from doing so. A notice prepared by the Reorganized Debtors will set forth such date and constitute notice of this Administrative Claims Bar Date. The Reorganized Debtors shall have ninety (90) days (or such longer period as may be allowed by order of the Bankruptcy Court) following the Administrative Claims Bar Date to review and object to such Administrative Claims before a hearing for determination of allowance of such Administrative Claims.

(b) Administrative Ordinary Course Liabilities. Holders of Administrative Claims that are based on liabilities incurred in the ordinary course of the applicable Debtors’ businesses (other than Claims of governmental units for taxes and for interest and/or penalties related to such taxes) shall not be required to file any request for payment of such Administrative Claims. Such Administrative Claims, unless objected to by the applicable Debtors or Reorganized Debtors, shall be assumed and paid by the applicable Reorganized Debtors, in Cash, pursuant to the terms and conditions of the particular transaction giving rise to such Administrative Claim. For the avoidance of doubt, Holders of Administrative Claims pursuant to section 503(b)(9) of the Bankruptcy Code shall be required to file a proof of Administrative Claim on or before the Administrative Claims Bar Date.

Section 12.02	Payment of Statutory Fees

On or before the Effective Date, the Debtors shall have paid in full, in Cash (including by check or wire transfer), all fees payable pursuant to section 1930 of title 28 of the United States Code, in the amount determined by the Bankruptcy Court at the Confirmation Hearing.

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Section 12.03	Severability of Plan Provisions

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, upon the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

Section 12.04	Successors and Assigns

The rights, benefits and obligations of any entity named or referred to in the Plan, including any Holder of a Claim or Equity Interest, shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.

Section 12.05	Discharge of the Debtors

Except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date, without further notice or order, all Claims and Equity Interests of any nature whatsoever shall be automatically discharged forever. Except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date, the Debtors, Reorganized Debtors, their Estates, and all successors thereto shall be deemed fully discharged and released from any and all Claims and Equity Interests, including, but not limited to, demands and liabilities that arose before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, whether or not (a) a proof of Claim based upon such debt is filed or deemed filed under section 501 of the Bankruptcy Code; (b) a Claim based upon such debt is allowed under section 502 of the Bankruptcy Code; or (c) the Holder of a Claim based upon such debt has accepted the Plan. The Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtors, their Estates, and all successors thereto. As provided in section 524 of the Bankruptcy Code, such discharge shall void any judgment against the Debtors, their Estates, or any successor thereto at any time obtained to the extent it relates to a Claim discharged, and operates as an injunction against the prosecution of any action against the Reorganized Debtors and their Affiliates or their property to the extent it relates to a discharged Claim.

Section 12.06	Exculpation

THE PROTECTED PARTIES SHALL NEITHER HAVE NOR INCUR ANY LIABILITY TO ANY ENTITY FOR ANY ACT TAKEN OR OMITTED TO BE TAKEN IN CONNECTION WITH, OR ARISING OUT OF, THE CASES, THE NEGOTIATION, FORMULATION, DISSEMINATION, CONFIRMATION, CONSUMMATION, OR ADMINISTRATION OF THE PLAN OR THE RESTRUCTURING DOCUMENTS,

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PROPERTY TO BE DISTRIBUTED UNDER THE PLAN, OR ANY OTHER ACT OR OMISSION IN CONNECTION WITH THE CASES, THE PLAN, THE DISCLOSURE STATEMENT, THE OTHER RESTRUCTURING DOCUMENTS OR ANY CONTRACT, INSTRUMENT, OR OTHER AGREEMENT OR DOCUMENT RELATED THERETO OR DELIVERED THEREUNDER, OR ANY ACT TAKEN OR OMITTED TO BE TAKEN IN CONNECTION WITH THE RESTRUCTURING OF THE DEBTORS; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT EXTEND TO SUCH EXCULPATED PERSON’S RIGHTS AND OBLIGATIONS UNDER THE PLAN, THE RESTRUCTURING DOCUMENTS, AND THE CONFIRMATION ORDER, OR AFFECT THE LIABILITY OF ANY ENTITY THAT OTHERWISE WOULD RESULT FROM ANY SUCH ACT OR OMISSION TO THE EXTENT THAT SUCH ACT OR OMISSION IS DETERMINED BY A FINAL ORDER TO HAVE CONSTITUTED FRAUD, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE.

THE FOREGOING EXCULPATION SHALL BE EFFECTIVE AS OF THE EFFECTIVE DATE WITHOUT FURTHER NOTICE TO OR ORDER OF THE BANKRUPTCY COURT, ACT OR ACTION UNDER APPLICABLE LAW, REGULATION, ORDER, OR RULE OR THE VOTE, CONSENT, AUTHORIZATION OR APPROVAL OF ANY PERSON.

Section 12.07	Permanent Injunction

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN OR THE CONFIRMATION ORDER, ALL ENTITIES WHO HAVE HELD, HOLD OR MAY HOLD CLAIMS AGAINST, OR EQUITY INTERESTS IN, THE DEBTORS ARE PERMANENTLY ENJOINED, ON AND AFTER THE EFFECTIVE DATE, FROM (A) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND WITH RESPECT TO OR RELATING TO ANY SUCH CLAIM OR EQUITY INTEREST, (B) THE ENFORCEMENT, ATTACHMENT, COLLECTION, OR RECOVERY BY ANY MANNER OR MEANS OF JUDGMENT, AWARD, DECREE OR ORDER AGAINST ANY RELEASED PARTY ON ACCOUNT OF OR RELATING TO ANY SUCH CLAIM OR EQUITY INTEREST, (C) CREATING, PERFECTING, OR ENFORCING ANY ENCUMBRANCE OF ANY KIND AGAINST ANY RELEASED PARTY OR AGAINST THE PROPERTY OR INTERESTS IN PROPERTY OF SUCH PROTECTED PARTY ON ACCOUNT OF ANY SUCH CLAIM OR EQUITY INTEREST, AND (D) ASSERTING ANY RIGHT OF SETOFF, RECOUPMENT OR SUBROGATION OF ANY KIND AGAINST ANY OBLIGATION DUE FROM ANY RELEASED PARTY OR AGAINST THE PROPERTY OR INTERESTS IN PROPERTY OF ANY RELEASED PARTY ON ACCOUNT OF ANY SUCH CLAIM OR EQUITY INTEREST. THE FOREGOING INJUNCTION WILL EXTEND TO SUCCESSORS OF ANY PROTECTED PARTY AND THEIR RESPECTIVE PROPERTY AND INTERESTS IN THE PROPERTY.

Section 12.08	Releases by the Debtors, Reorganized Debtors, and their Estates

PURSUANT TO SECTION 1123(B) OF THE BANKRUPTCY CODE, AND EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THE PLAN OR THE

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CONFIRMATION ORDER, FOR GOOD AND VALUABLE CONSIDERATION, INCLUDING THE SERVICE OF THE RELEASED PARTIES TO FACILITATE THE EXPEDITIOUS REORGANIZATION OF THE DEBTORS, THE REORGANIZED DEBTORS AND THE IMPLEMENTATION OF THE RESTRUCTURING CONTEMPLATED BY THE PLAN, ON AND AFTER THE EFFECTIVE DATE, THE DEBTORS, REORGANIZED DEBTORS, AND THEIR ESTATES, FOR THEMSELVES AND ON BEHALF OF THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, SHALL BE DEEMED TO HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY, AND FOREVER, RELEASED AND DISCHARGED EACH RELEASED PARTY FROM ANY AND ALL CLAIMS, INTERESTS, OBLIGATIONS, RIGHTS, SUITS, DAMAGES, LOSSES, COSTS AND EXPENSES, ACTIONS, CAUSES OF ACTION, REMEDIES, AND LIABILITIES OF ANY KIND OR CHARACTER WHATSOEVER, INCLUDING ANY DERIVATIVE CLAIMS ASSERTED OR ASSERTABLE ON BEHALF OF THE DEBTORS, REORGANIZED DEBTORS, AND THEIR ESTATES, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, LIQUIDATED OR UNLIQUIDATED, SUSPECTED OR UNSUSPECTED, MATURED OR UNMATURED, FIXED OR CONTINGENT, EXISTING OR HEREINAFTER ARISING, IN LAW, EQUITY, OR OTHERWISE, THAT THE DEBTORS, THE REORGANIZED DEBTORS OR THEIR RESPECTIVE AFFILIATES OR ESTATES EVER HAD, NOW HAS OR HEREAFTER CAN, SHALL OR MAY HAVE, OR OTHERWISE WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT IN THEIR OWN RIGHT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR ON BEHALF OF THE HOLDER OF ANY CLAIM OR EQUITY INTEREST OR OTHER ENTITY, AGAINST ANY RELEASED PARTY ARISING FROM OR RELATING TO, DIRECTLY OR INDIRECTLY FROM, IN WHOLE OR IN PART, THE DEBTORS, THE DEBTORS’ RESTRUCTURING, THE OPERATION OF OR ADMINISTRATION OF DEBTORS’ BUSINESS AND ASSETS, THE CASES, THE PURCHASE, SALE, OR RESCISSION OF THE PURCHASE OR SALE OF ANY SECURITY OF THE DEBTORS, THE SUBJECT MATTER OF, OR THE TRANSACTIONS OR EVENTS GIVING RISE TO, ANY CLAIM OR EQUITY INTEREST THAT IS TREATED IN THE PLAN, THE BUSINESS OR CONTRACTUAL ARRANGEMENTS AMONG ANY TWO OR MORE OF ANY DEBTOR, ANY REORGANIZED DEBTOR, OR ANY RELEASED PARTY (AND THE ACTS OR OMISSIONS OF ANY OTHER RELEASED PARTY IN CONNECTION THEREWITH), THE RESTRUCTURING OF CLAIMS AND EQUITY INTERESTS PRIOR TO OR IN THE CASES, THE NEGOTIATION, FORMULATION, OR PREPARATION OF THE PLAN, THE DISCLOSURE STATEMENT, THE OTHER RESTRUCTURING DOCUMENTS, OR RELATED AGREEMENTS, INSTRUMENTS, OR OTHER DOCUMENTS, OR ANY OTHER ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE, INCLUDING THE MANAGEMENT AND OPERATION OF THE DEBTORS, TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 12.08 SHALL RELEASE ANY RELEASED PARTY OR OTHER INDIVIDUAL FROM ITS RESPECTIVE RIGHTS AND OBLIGATIONS UNDER THE PLAN, THE RESTRUCTURING DOCUMENTS, OR THE CONFIRMATION ORDER OR LIABILITY FOR (A) ANY ACT OR OMISSION BY

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SUCH RELEASED PARTY OR OTHER INDIVIDUAL INCLUDED WITHIN THIS RELEASE THAT IS FOUND BY A COURT OF COMPETENT JURISDICTION IN A FINAL, NON-APPEALABLE JUDGMENT TO CONSTITUTE FRAUD, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE, OR (B) ANY OBLIGATION FOR BORROWED MONEY OWED BY A RELEASED PARTY TO THE DEBTORS, THE REORGANIZED DEBTORS, OR THEIR RESPECTIVE AFFILIATES OR ESTATES.

THE FOREGOING RELEASES SHALL BE EFFECTIVE AS OF THE EFFECTIVE DATE WITHOUT FURTHER NOTICE TO OR ORDER OF THE BANKRUPTCY COURT, ACT OR ACTION UNDER APPLICABLE LAW, REGULATION, ORDER, OR RULE OR THE VOTE, CONSENT, AUTHORIZATION OR APPROVAL OF ANY PERSON AND THE CONFIRMATION ORDER WILL PERMANENTLY ENJOIN THE COMMENCEMENT OR PROSECUTION BY ANY PERSON OR ENTITY, WHETHER DIRECTLY, DERIVATIVELY OR OTHERWISE, OF ANY CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION, OR LIABILITIES RELEASED PURSUANT TO THESE RELEASES.

ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE FOREGOING RELEASES, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED HEREIN, AND FURTHER, SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT EACH SUCH RELEASE IS: (I) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE RELEASED PARTIES; (II) A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY SUCH RELEASE; (III) IN THE BEST INTEREST OF THE DEBTORS AND THEIR ESTATES; (IV) FAIR, EQUITABLE AND REASONABLE; AND (V) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING.

Section 12.09	Releases by Holders of Claims and Equity Interests

EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THE PLAN OR THE CONFIRMATION ORDER, ON AND AFTER THE EFFECTIVE DATE, IN CONSIDERATION OF THE DISTRIBUTIONS UNDER THE PLAN AND OTHER RELEASES, AGREEMENTS, OR DOCUMENTS EXECUTED AND DELIVERED IN CONNECTION WITH THE PLAN, HOLDERS OF CLAIMS AND EQUITY INTERESTS WHO DO NOT FILE AN OPT-OUT NOTICE OR INDICATE THAT THEY OPT OUT OF THIS RELEASE ON THEIR BALLOT, FOR THEMSELVES AND ON BEHALF OF THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, SHALL BE DEEMED TO HAVE CONSENTED TO THE PLAN FOR ALL PURPOSES AND THE RESTRUCTURING EMBODIED HEREIN AND SHALL BE DEEMED TO HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY, AND FOREVER, RELEASED AND DISCHARGED EACH RELEASED PARTY FROM ANY AND ALL CLAIMS, INTERESTS, OBLIGATIONS, RIGHTS, SUITS, DAMAGES, LOSSES, COSTS AND EXPENSES, ACTIONS, CAUSES OF ACTION, REMEDIES, AND LIABILITIES OF ANY KIND OR CHARACTER WHATSOEVER, INCLUDING

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ANY DERIVATIVE CLAIMS ASSERTED OR ASSERTABLE ON BEHALF OF THE DEBTORS, THE REORGANIZED DEBTORS, OR THEIR ESTATES, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, LIQUIDATED OR UNLIQUIDATED, SUSPECTED OR UNSUSPECTED, MATURED OR UNMATURED, FIXED OR CONTINGENT, EXISTING OR HEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE, THAT SUCH ENTITY EVER HAD, NOW HAS OR HEREAFTER CAN, SHALL OR MAY HAVE, OR OTHERWISE WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT (WHETHER INDIVIDUALLY OR COLLECTIVELY OR DIRECTLY OR DERIVATIVELY), AGAINST ANY RELEASED PARTY ARISING FROM OR RELATING TO, DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, THE DEBTORS, THE DEBTORS’ RESTRUCTURING, THE OPERATION OF OR ADMINISTRATION OF THE DEBTORS’ BUSINESS AND ASSETS, THE CASES, THE PURCHASE, SALE OR RESCISSION OF THE PURCHASE OR SALE OF ANY SECURITY OF THE DEBTORS, THE SUBJECT MATTER OF, OR THE TRANSACTIONS OR EVENTS GIVING RISE TO, ANY CLAIM OR EQUITY INTEREST THAT IS TREATED IN THE PLAN, THE BUSINESS OR CONTRACTUAL ARRANGEMENTS AMONG ANY TWO OR MORE OF ANY DEBTOR, ANY REORGANIZED DEBTOR, OR ANY OTHER RELEASED PARTY (AND THE ACTS OR OMISSIONS OF ANY OTHER RELEASED PARTY IN CONNECTION THEREWITH), THE RESTRUCTURING OF CLAIMS AND EQUITY INTERESTS PRIOR TO OR IN THE CASES, THE NEGOTIATION, FORMULATION, OR PREPARATION OF THE PLAN, THE DISCLOSURE STATEMENT, THE OTHER RESTRUCTURING DOCUMENTS OR RELATED AGREEMENTS, INSTRUMENTS, OR OTHER DOCUMENTS, OR ANY OTHER ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE, INCLUDING THE MANAGEMENT AND OPERATION OF THE DEBTORS, TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 12.09 SHALL RELEASE ANY RELEASED PARTY FROM ITS RESPECTIVE RIGHTS AND OBLIGATIONS UNDER THE PLAN, THE RESTRUCTURING DOCUMENTS, OR THE CONFIRMATION ORDER OR LIABILITY FOR ANY ACT OR OMISSION BY SUCH RELEASED PARTY THAT IS FOUND BY A COURT OF COMPETENT JURISDICTION IN A FINAL, NON-APPEALABLE JUDGMENT TO CONSTITUTE FRAUD, WILLFUL MISCONDUCT OR GROSS NEGLIGENCE.

THE FOREGOING RELEASES SHALL BE EFFECTIVE AS OF THE EFFECTIVE DATE WITHOUT FURTHER NOTICE TO OR ORDER OF THE BANKRUPTCY COURT, ACT OR ACTION UNDER APPLICABLE LAW, REGULATION, ORDER, OR RULE OR THE VOTE, CONSENT, AUTHORIZATION OR APPROVAL OF ANY PERSON AND THE CONFIRMATION ORDER WILL PERMANENTLY ENJOIN THE COMMENCEMENT OR PROSECUTION BY ANY PERSON OR ENTITY, WHETHER DIRECTLY, DERIVATIVELY OR OTHERWISE, OF ANY CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION, OR LIABILITIES RELEASED PURSUANT TO THESE RELEASES.

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ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE FOREGOING RELEASES, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED HEREIN, AND FURTHER, SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT EACH SUCH RELEASE IS: (I) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE RELEASED PARTIES; (II) A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY SUCH RELEASE; (III) IN THE BEST INTEREST OF THE DEBTORS AND THEIR ESTATES; (IV) FAIR, EQUITABLE AND REASONABLE; AND (V) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING.

Section 12.10	Waiver of Statutory Limitations on Releases

Each of the parties providing the releases contained above expressly acknowledges that although ordinarily a general release may not extend to Claims or Causes of Action which the releasing party does not know or suspect to exist in its favor, which if known by it may have materially affected its settlement with the party released, they have carefully considered and taken into account in determining to enter into the above releases the possible existence of such unknown losses or claims. Without limiting the generality of the foregoing, each releasing party expressly waives any and all rights conferred upon it by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in its favor at the time of providing the release, which if known by it may have materially affected its settlement with the Protected Party. The releases contained in the Plan are effective regardless of whether those released matters are presently known, unknown, suspected or unsuspected, foreseen or unforeseen.

Section 12.11	Indemnification of the D&O Indemnified Parties

The Reorganized Debtors shall, and the Debtors and their respective Estates shall continue to, indemnify and hold harmless the D&O Indemnified Parties from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against in any way relating to or arising out of such indemnified parties’ relationship to the Debtors or their respective Estates, the Bankruptcy Restructuring, or any action taken or omitted to be taken by each such indemnified party in connection therewith, but in each case only to the extent that (a) the acts, omissions or alleged acts or omissions of such applicable Person were indemnifiable under the Debtors’ prepetition organizational documents (whether in the bylaws, certificates of incorporation, charters, operating agreements, board resolutions, employment contracts or otherwise) and (b) the otherwise indemnifiable expense, liability, loss, or other amount is determined not to be covered under any applicable directors’ and officers’ insurance policy purchased by the Debtors prior to the Effective Date. Notwithstanding anything to the contrary herein, the Reorganized Debtors, the Debtors and their respective Estates shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from such indemnified parties’ fraud, willful misconduct, or gross negligence.

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The Debtors or the Reorganized Debtors, as the case may be, may purchase for the benefit of the D&O Indemnified Parties, a director and officer insurance coverage policy consistent with any existing policies of the Debtors and customary for transactions of this nature and type, without further notice to or order of the Bankruptcy Court.

Section 12.12	Satisfaction of Claims

Except as otherwise provided in the Plan, the rights afforded in the Plan and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Equity Interests of any nature whatsoever against the Debtors or any of their Estates, assets, properties, or interests in property. Except as otherwise provided in the Plan, on the Effective Date, all Claims against and Equity Interests in the Debtors shall be satisfied, discharged, and released in full. Neither the Reorganized Debtors, nor their Affiliates, shall be responsible for any pre-Effective Date obligations of the Debtors, except those expressly assumed by the Reorganized Debtors or their Affiliates, as applicable. Except as otherwise provided herein, all Persons and Entities shall be precluded and forever barred from asserting against Reorganized Debtors and their Affiliates, their respective successors or assigns, or their assets, properties, or interests in property any event, occurrence, condition, thing, or other or further Claims, Equity Interests or Causes of Action based upon any act, omission, transaction, or other activity of any kind or nature that occurred or came into existence prior to the Effective Date, whether or not the facts of or legal bases therefore were known or existed prior to the Effective Date.

Section 12.13	Discharge of Liabilities

Except as otherwise provided in the Plan, upon the occurrence of the Effective Date, the Reorganized Debtors shall be discharged from all Claims and Causes of Action to the fullest extent permitted by, but subject to the limitations of, section 1141 of the Bankruptcy Code, and all Holders of Claims and Equity Interests shall be precluded from asserting against the Reorganized Debtors and their Affiliates, their respective assets, or any property dealt with under the Plan, any further or other Cause of Action based upon any act or omission, transaction, event, thing, or other activity of any kind or nature that occurred or came into existence prior to the Effective Date.

EXCEPT AS OTHERWISE PROVIDED IN THE PLAN, THE REORGANIZED DEBTORS SHALL NOT HAVE, AND SHALL NOT BE CONSTRUED TO HAVE, OR MAINTAIN ANY LIABILITY, CLAIM, OR OBLIGATION, THAT IS BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION, TRANSACTION, EVENT, OTHER OCCURRENCE OR THING OCCURRING OR IN EXISTENCE ON OR PRIOR TO THE EFFECTIVE DATE OF THE PLAN (INCLUDING, WITHOUT LIMITATION, ANY LIABILITY OR CLAIMS ARISING UNDER APPLICABLE NON BANKRUPTCY LAW AS A SUCCESSOR TO THE DEBTORS AND NO SUCH LIABILITIES, CLAIMS, OR OBLIGATIONS FOR ANY ACTS SHALL ATTACH TO THE REORGANIZED DEBTORS).

Notwithstanding anything to the contrary herein, unless Holders of Senior Credit Facility Claims are paid in full in cash in accordance with the Plan, and unless otherwise agreed to by the

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Holders of Senior Credit Facility Claims, all rights and defenses (other than as a direct result of the filing of the chapter 11 cases) of Holders of Senior Credit Facility Claims, including by or through the Senior Credit Facility Agent arising under or related to the Senior Credit Facility, and all Liens, Claims, and encumbrances arising under or related to the Senior Credit Facility are preserved and are not discharged, released, or enjoined under the Plan.

Section 12.14	Integral Part of Plan

Each of the provisions set forth in the Plan with respect to the settlement, release, discharge, exculpation, injunction, indemnification and insurance of, for or with respect to Claims and/or Causes of Action is an integral part of the Plan and essential to its implementation. Accordingly, each Entity that is a beneficiary of such provision shall have the right to independently seek to enforce such provision.

Section 12.15	Third Party Agreements; Subordination

The Plan Distributions to the various classes of Claims and Equity Interests hereunder shall not affect the right of any Person to levy, garnish, attach, or employ any other legal process with respect to such Plan Distributions by reason of any claimed subordination rights or otherwise. All of such rights and any agreements relating thereto shall remain in full force and effect, except as compromised and settled pursuant to the Plan. Plan Distributions to Holders of Claims in classes that are subject to contractual subordination provisions are subject to Distribution in accordance with such contractual subordination provisions as provided in the Plan. Plan Distributions shall be subject to and modified by any Final Order directing distributions other than as provided in the Plan. The right of the Debtors or Reorganized Debtors to seek subordination of any Claim or Equity Interest pursuant to section 510 of the Bankruptcy Code is fully reserved, and the treatment afforded any Claim or Equity Interest that becomes a subordinated Claim or subordinated Equity Interest at any time shall be modified to reflect such subordination. Unless the Confirmation Order provides otherwise, no Plan Distributions shall be made on account of a subordinated Claim or subordinated Equity Interest.

Section 12.16	Binding Effect

The Plan shall be binding upon and inure to the benefit of the Reorganized Debtors, all present and former Holders of Claims against and Equity Interests in the Reorganized Debtors, and their respective successors and assigns, including, but not limited to, the Reorganized Debtors, and all other parties-in-interest in the Cases. Notwithstanding the foregoing, except as expressly set forth herein, the Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order and the Plan is Consummated. Neither the filing of the Plan, any statement or provision contained herein, nor the taking of any action by the Debtors or any other Entity with respect to the Plan shall be or shall be deemed to be an admission or waiver of any rights of: (1) the Debtors with respect to the Holders of Claims or Equity Interests or other Entity; or (2) any Holder of a Claim or an Equity Interest or other Entity prior to the Effective Date.

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Section 12.17	Plan Supplement

Any and all exhibits, lists, or schedules not filed with the Plan or the Disclosure Statement shall be contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court not later than fourteen (14) days prior to the Confirmation Hearing Date or such other filing deadline as may be approved by the Bankruptcy Court. Holders of Claims or Equity Interests may also obtain a copy of the Plan Supplement upon written request to the Debtors. Notwithstanding the foregoing, the Debtors may amend the Plan Supplement, and any attachments thereto, through and including the Confirmation Date.

Section 12.18	Notices

Any notice, request, or demand required or permitted to be made or provided under the Plan to or upon the Debtors or Reorganized Debtors shall be (a) in writing, (b) served by (i) certified mail, return receipt requested, (ii) hand delivery, (iii) overnight delivery service, (iv) first class mail, or (v) facsimile transmission, and (c) deemed to have been duly given or made when actually delivered or, in the case of facsimile transmission, when received and telephonically confirmed, addressed as follows:

If to the Debtors or Reorganized Debtors:

Goodrich Petroleum Corporation

801 Louisiana St, Suite 700

Houston, Texas 77002

Attn: Michael Killelea

Tel:. (713) 780-9494

Fax: (713) 780-9254

with a copy to (which shall not constitute notice):

Harry A. Perrin

Vinson & Elkins LLP

First City Tower

1001 Fannin Street, Suite 2500

Houston, TX 77002-6760

Tel: (713) 758-2222

Fax: (713) 758-2346

Bradley R. Foxman

Vinson & Elkins LLP

Trammell Crow Center

2001 Ross Avenue, Suite 3700

Dallas, TX 75201-2975

Tel: (214) 220-7784

Fax: (214) 220-7716

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Section 12.19	Term of Injunctions or Stay

Unless otherwise provided in the Plan or Confirmation Order, all temporary injunctions or stays provided for in the Cases under sections 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the Confirmation Date (excluding any injunctions or stays contained in the Plan or Confirmation Order), shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or Confirmation Order shall remain in full force and effect in accordance with their terms. All permanent injunctions in existence on the Effective Date shall remain in full force and effect as provided in the order imposing such permanent injunction.

Section 12.20	Setoffs

Except as otherwise expressly provided for in the Plan, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim or Equity Interest, each Reorganized Debtor may setoff against any Allowed Claim or Equity Interest and the Distributions to be made pursuant to the Plan on account of such Allowed Claim or Equity Interest (before such Distribution is made), any Claims, rights, and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the Holder of such Allowed Claim or Equity Interest, to the extent such Claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim or Equity Interest pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor of any such Claims, rights, and Causes of Action that such Reorganized Debtor may possess against such Holder. In no event shall any Holder of Claims or Equity Interests be entitled to setoff any Claim or Equity Interest against any Claim, right, or Cause of Action of the Debtors or Reorganized Debtors, as applicable, unless such Holder has filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any proof of Claim or Equity Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 or otherwise.

Section 12.21	Recoupment

Except as provided in the Plan, any Holder of Claims or Equity Interest shall not be entitled to recoup any Claim or Equity Interest against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any proof of Claim or Equity Interest or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

Section 12.22	Release of Liens

Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable Distributions made pursuant to the Plan and, in the case of a Secured Claim,

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satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Reorganized Debtors or their Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtor and its successors and assigns, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity.

In addition to, and in no way a limitation of, the foregoing, to the extent the Debtors’ property or assets are encumbered by mortgages, security interests or Liens of any nature for which any Holder of such mortgages, security interests or Liens does not have an Allowed Claim against such Debtor or such Debtor’s property, or such Allowed Claim has been satisfied as provided in the Plan or valid mortgage, security interest or Lien, such mortgages, security interests or Liens shall be deemed fully released and discharged for all purposes and such Holder shall execute such documents as reasonably requested by the applicable Reorganized Debtor in form and substance as may be necessary or appropriate to evidence the release of any such mortgages, security interests or Liens of any nature and the applicable Reorganized Debtor as authorized to cause the filings of such documents with any and all governmental or other entities necessary or appropriate to effect such releases. If such Holder fails to execute such documents, the applicable Reorganized Debtor is authorized to execute such documents on behalf of such Holder and to cause the filing of such documents with any or all governmental or other entities as may be necessary or appropriate to effect such releases.

Section 12.23	Dissolution of any Committees

On the Effective Date, any Committee shall dissolve and the members of such Committee shall be released and discharged from all authority, duties, responsibilities and obligations related to and arising from and in connection with the Cases.

Section 12.24	Protection Against Discriminatory Treatment

To the extent provided by section 525 of the Bankruptcy Code and the Supremacy Clause of the United States Constitution, all Entities, including governmental units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend or refuse to renew a license, permit, charter, franchise or other similar grant to, condition such a grant to, or discriminate with respect to such a grant to, the Reorganized Debtors, solely because any Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Cases (or during the Cases but before the Debtors are granted or denied a discharge) or has not paid a debt that is dischargeable in the Cases.

Section 12.25	No Admissions

Notwithstanding anything herein to the contrary, nothing in the Plan shall be deemed as an admission by the Debtors with respect to any matter set forth herein, including liability on any Claim.

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Section 12.26	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of the State of Texas, without giving effect to the principles of conflicts of law thereof, shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control) as well as corporate governance matters with respect to the Debtors; provided, however, that corporate governance matters relating to the Debtors or Reorganized Debtors, as applicable, shall be governed by the laws of the state or county of organization of such Debtor or Reorganized Debtor.

Section 12.27	Further Assurances

The Debtors or the Reorganized Debtors, as applicable, all Holders of Claims receiving Distributions hereunder, and all other Entities shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan, the Restructuring Documents, or the Confirmation Order.

Section 12.28	Tax Reporting and Compliance

The Reorganized Debtors are hereby authorized, on behalf of the Debtors, to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the applicable Debtor for all taxable periods ending after the Petition Date through and including the Effective Date.

Section 12.29	Entire Agreement

Except as otherwise provided herein or therein, the Plan and the Restructuring Documents supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan and the Restructuring Documents.

ARTICLE XIII

CONFIRMATION REQUEST

The Debtors request Confirmation of the Plan under section 1129 of the Bankruptcy Code. If any Impaired Class does not accept the Plan pursuant to section 1126 of the Bankruptcy Code, the Debtors request Confirmation pursuant to section 1129(b) of the Bankruptcy Code. In that event, the Debtors reserve the right to modify the Plan to the extent (if any) that Confirmation of the Plan under section 1129(b) of the Bankruptcy Code requires modification.

[Signature Page Immediately Follows]

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EXHIBIT B TO THE DISCLOSURE STATEMENT

RESTRUCTURING SUPPORT AGREEMENT

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF VOTES WITH RESPECT TO A CHAPTER 11 PLAN OF REORGANIZATION. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. ACCEPTANCES OR REJECTIONS WITH RESPECT TO A CHAPTER 11 PLAN OF REORGANIZATION MAY NOT BE SOLICITED EXCEPT IN ACCORDANCE WITH THE BANKRUPTCY CODE.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (together with all exhibits and attachments hereto, this “Agreement”) is by and among Goodrich Petroleum Corporation, a Delaware corporation (“GDP”) and its subsidiary Goodrich Petroleum Company, L.L.C. (“Goodrich Subsidiary,” together with GDP, “Goodrich”) and each of the holders of GDP’s 8.00% Second Lien Notes and 8.875% Second Lien Notes due in 2018 (the “Notes”) that have executed this Agreement (each, a “Consenting Noteholder”).

RECITALS

WHEREAS, Goodrich contemplates a restructuring (the “Restructuring”) of its liabilities and equity interests to be implemented pursuant to a joint prepackaged plan of reorganization for Goodrich, which plan shall incorporate the terms of the plan term sheet attached hereto as Exhibit A (the “Plan Term Sheet”).

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in alphabetical order below:

“8.00% Second Lien Notes” means indebtedness issued under the Indenture, dated as of March 12, 2015, for the benefit of holders thereunder, by and among GDP, as Issuer, Goodrich Subsidiary as Subsidiary Guarantor, and U.S. Bank, N.A. as Trustee (as amended, supplemented or otherwise modified) in the estimated principal amount of $100 million.

“8.875% Second Lien Notes” means indebtedness issued under the Indenture, dated as of October 1, 2015, for the benefit of holders thereunder, by and among GDP, as Issuer, Goodrich Subsidiary as Subsidiary Guarantor, and U.S. Bank, N.A. as Trustee (as amended, supplemented or otherwise modified) in the estimated principal amount of $75 million.

“8.00% Second Lien Noteholders” means the holders of the 8.00% Second Lien Notes.

“8.875% Second Lien Noteholders” means the holders of the 8.875% Second Lien Notes.

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“8.00% Second Lien Notes Indenture” means that indenture for the 8.00% Second Lien Notes dated March 12, 2015.

“8.875% Second Lien Notes Indenture” means that indenture for the 8.875% Second Lien Notes dated October 1, 2015.

“Affiliate” has the meaning ascribed thereto in the Indentures.

“Agreement” has the meaning set forth in the preamble.

“Agreement Effective Date” has the meaning set forth in paragraph 2 of this Agreement.

“Assumption Agreement” has the meaning set forth in paragraph 6 of this Agreement.

“Ballot” means the ballot distributed with the Disclosure Statement for voting on the Plan.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Houston, Texas.

“Cash Collateral Order” means an order (whether interim or final) of the Bankruptcy Court authorizing Goodrich to use the cash collateral (as defined in the Bankruptcy Code) of Goodrich’s secured creditors and providing adequate protection in a form acceptable to the Majority Consenting Noteholders.

“Chapter 11 Case” means the voluntary chapter 11 proceeding to be commenced by Goodrich for the principal purpose of implementing the Restructuring through the terms of the Plan.

“Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider Confirmation of the Plan pursuant to Section 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

“Confirmation Hearing Date” means the date initially set by the Bankruptcy Court for the Confirmation Hearing.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to Section 1129 of the Bankruptcy Code.

“Consenting Noteholder” has the meaning set forth in the preamble.

“Consenting Noteholder Claims” has the meaning set forth in paragraph 9(a) of this Agreement.

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“Definitive Documents” means the Disclosure Statement, the Plan, the Plan Supplement, the Confirmation Order, the Cash Collateral Order, the Restructuring Support Agreement Assumption Order, the New Organizational Documents, each other document or agreement relating to the Restructuring, the “first day” motions and other pleadings or filings to be made by Goodrich in conjunction with the Chapter 11 Case, and all related implementing documents, agreements, exhibits, annexes and schedules (including any corporate governance documents, management incentive plan documents and documents evidencing the New Equity), in each case in form and substance acceptable to Goodrich and the Majority Consenting Noteholders in their respective sole discretion, and as such documents may be amended, modified or supplemented from time to time in accordance with their respective terms and conditions provided, however, that (i) the Plan shall be consistent with the Plan Term Sheet, and (ii) the Amended Governance Documents (as such term is defined in the Plan) shall have terms and provisions consistent with the Plan and be in form and substance acceptable to the Majority Consenting Noteholders in their respective sole discretion.

“Disclosure Statement” means the disclosure statement in respect of the Plan describing, among other things, the Restructuring and the other transactions contemplated by the Plan.

“Effective Date” means the date on which the Plan, following entry of the Confirmation Order by the Bankruptcy Court, becomes effective in accordance with its terms.

“Indentures” means the 8.00% Second Lien Notes Indenture together with the 8.875% Second Lien Notes Indenture.

“Majority Consenting Noteholders” means, at any time of determination, Consenting Noteholders holding in the aggregate more than 50% in principal amount of the Notes held by all the Consenting Noteholders at such time.

“Management Incentive Plan” shall have the meaning given in the Plan Term Sheet.

“New Equity” shall have the meaning given in the Plan Term Sheet.

“New Organizational Documents” means the charter, bylaws, and other governance and organizational documents for Goodrich as reorganized pursuant to the Plan on the Effective Date.

“Notes” has the meaning set forth in the preamble.

“Noteholders” means the beneficial holders of the Notes.

“Party” or “Parties” shall mean each party or the parties, as applicable, to this Agreement.

“Person” means and includes an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, or any legal entity or association.

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“Petition Date” means the date on which the Chapter 11 Case is commenced in the Bankruptcy Court.

“Plan” means Goodrich’s proposed joint plan of reorganization, including all exhibits and supplements thereto, which plan shall incorporate the terms of the Plan Term Sheet, and which shall be mutually acceptable to Goodrich and the Majority Consenting Noteholders in their respective sole discretion.

“Plan Term Sheet” has the meaning set forth in the recitals.

“Plan Supplement” means the compilation of documents and forms of documents, schedules and exhibits to the Plan to be filed with the Bankruptcy Court not later than fourteen (14) days prior to the Confirmation Hearing Date or such later date as may be approved by the Bankruptcy Court, as they may be altered, amended, modified, or supplemented from time to time, but in all cases in form and substance consistent in all respects with the terms and conditions set forth in this Agreement or otherwise with such terms and conditions which are acceptable to the Debtors and the Majority Consenting Noteholders in their respective sole discretion.

“Restructuring Support Agreement Assumption Order” shall mean an order of the Bankruptcy Court approving the assumption of this Agreement pursuant to Section 365 of the Bankruptcy Code.

“Restructuring” has the meaning set forth in the recitals.

“Solicitation” means the solicitation of votes on the Plan through the distribution of Ballots prior to Petition Date in accordance with Section 1125(b) of the Bankruptcy Code.

“Termination Date” has the meaning set forth in paragraph 5(f) of this Agreement.

“Transfer” has the meaning set forth in paragraph 6 of this Agreement.

“Transferee” has the meaning set forth in paragraph 6 of this Agreement.

2. Agreement Effective Date. This Agreement shall be effective at 12:01 a.m. Central Time on the date on which the following conditions have been satisfied (the “Agreement Effective Date”): (a) Goodrich shall have executed and delivered counterpart signature pages to this Agreement to the Consenting Noteholders; (b) Noteholders holding in the aggregate at least 66.67% of the outstanding principal amount of the Notes and at least 50% of the holders of the Notes under the Indenture as of the date hereof shall have delivered to Goodrich an executed counterpart of this Agreement; and (c) Goodrich shall have paid all outstanding Fees and Expenses (as defined below), including any outstanding Professional Fees (as defined below), in each instance, on or before 5:00 pm March 18, 2016. For the avoidance of doubt, this Agreement (and the rights and obligations of all Parties hereunder) shall not become effective or enforceable against or by any of the Parties until the occurrence of the Agreement Effective Date.

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3. Commitment of Consenting Noteholders. Subject to the occurrence of the Agreement Effective Date and as long as this Agreement has not been terminated pursuant to paragraph 5 of this Agreement, each Consenting Noteholder shall:

(i) Each Consenting Noteholder shall, in the context of a Solicitation, vote all Notes set forth under its name on the signature page hereto beneficially owned by such Consenting Noteholder, to the extent permitted under its applicable investment guidelines, or for which it is the nominee, investment manager, or advisor for beneficial holders thereof, in favor of the Plan in accordance with the applicable procedures set forth in the Disclosure Statement and accompanying voting materials, and return a duly-executed Ballot in connection therewith no later than the deadline for voting on the Plan (except to the extent that the terms of such Plan are inconsistent with the terms contained in the Plan Term Sheet attached hereto);

(ii) not withdraw or revoke its vote;

(iii) following the commencement of the Chapter 11 Case, not (A) object, on any grounds, to confirmation of the Plan, except to the extent that the terms of such Plan are inconsistent with the terms contained in the Plan Term Sheet attached hereto or this Agreement, or (B) directly or indirectly seek, solicit, support, or encourage (x) any objection to the Plan, or (y) any other plan of reorganization or liquidation with respect to Goodrich;

(iv) subject to appropriate confidentiality measures or agreements, cooperate to the extent reasonable and practicable with Goodrich’s efforts to obtain required regulatory approvals of the Restructuring; and

(v) not take any other action, including, without limitation, initiating any legal proceeding, that is inconsistent with, or that would materially delay consummation of, the transactions embodied in the Plan, and upon execution and delivery thereof, the Definitive Documents, in each case except to the extent that the terms of such Plan or Definitive Documents are inconsistent with the terms contained in the Plan Term Sheet attached hereto or this Agreement.

Notwithstanding the foregoing, nothing in this Agreement shall prohibit any Consenting Noteholder from (i) consulting with any Person or appearing as a party-in-interest in any matter in the Chapter 11 Case so long as such consultation, appearance, and the positions advocated in connection therewith are not inconsistent with the terms and conditions of this Agreement, (ii) exercising any rights under any applicable credit agreement, indenture, other loan document or applicable law, or (iii) taking or directing any action relating to maintenance, protection, or preservation of any collateral. In addition, any Consenting Noteholder that becomes subject of any causes of action commenced by any other person in connection with the Chapter 11 Case shall be entitled to assert and prosecute any and all defenses, counterclaims, cross-claims and other claims as such Consenting Noteholder deems necessary or appropriate to defend against such causes of action in its sole discretion.

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4. Goodrich Commitment. Subject to the occurrence of the Agreement Effective Date and as long as this Agreement has not been terminated pursuant to paragraph 5 of this Agreement, Goodrich shall:

(i) commence the Chapter 11 Case on or before April 15, 2016;

(ii) file with the Bankruptcy Court on the Petition Date: (A) the Plan; (B) the Disclosure Statement; and (C) a motion to approve the Restructuring Support Agreement Assumption Order (the “RSA Assumption Motion”);

(iii) support and take all actions reasonably necessary or requested by the Consenting Noteholders to obtain approval of the RSA Assumption Motion as soon as reasonably practicable and in no event later than the date that is thirty-five (35) days after the Petition Date;

(iv) promptly notify the Consenting Noteholders in writing of any governmental or third party complaints, litigations, investigations, or hearings (or communications indicating that the same may be contemplated or threatened);

(v) timely file a formal written response in opposition to any unresolved motion or objection filed with the Bankruptcy Court by any party seeking to object to the RSA Assumption Motion or seeking to overturn the Restructuring Support Agreement Assumption Order;

(vi) timely file a formal written response to any unresolved motion filed with the Bankruptcy Court by a third party seeking the entry of an order (A) directing the appointment of an examiner with expanded powers to operate the Debtors’ businesses pursuant to section 1104 of the Bankruptcy Code or a trustee, (B) converting the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code, or (C) dismissing the Chapter 11 Cases;

(vii) furnish prompt written notice to the Consenting Noteholders of any breach of its obligations, representations, warranties, or covenants set forth in this Agreement, in any event within three (3) business days of such actual knowledge) to the Consenting Noteholders and promptly take all remedial action necessary to cure such breach;

(viii) not file any motion, pleading or other Definitive Documents with the Bankruptcy Court (including any modifications or amendments thereof) that, in whole or in part, is inconsistent in any material respect with this Agreement or the Plan;

(ix) not incur or suffer to exist any material indebtedness, except indebtedness existing and outstanding immediately prior to the date hereof, trade payables, and liabilities arising and incurred in the ordinary course of business;

(x) not incur any material liens or security interests, except in the ordinary course of business;

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(xi) not take or support, directly or indirectly, any action challenging the amount and/or validity of the Notes or any other claims held and asserted by the Consenting Noteholders in the Chapter 11 Case;

(xii) pay in cash (A) prior to the Petition Date, all accrued Fees and Expenses (as defined below) accrued prior to the Petition Date for which invoices or receipts are furnished by the Consenting Noteholders’ Professionals (as defined below) and/or such Consenting Noteholders, and (B) after the Petition Date, subject to the Bankruptcy Court’s approval of this Agreement and any cash collateral or other orders of the Court, all unpaid Fees and Expenses (as defined below) incurred on and after the Petition Date from time to time, but in any event within seven (7) days of delivery to Goodrich of any applicable invoice or receipt;

(A) As used herein, “Fees and Expenses” shall mean (1) all reasonable out-of-pocket expenses incurred by any of the Consenting Noteholders in connection with the Debtors’ restructuring or the Chapter 11 Case and (2) all reasonable fees and out-of-pocket expenses of the Professionals (as defined below) incurred in their representation of the Consenting Noteholders from the date of such Professionals’ respective engagement (which shall not be before March 1, 2016) by such holders through and including the termination of this Agreement (such fees, collectively, the “Professional Fees”).

(B) As used herein, “Professionals” shall mean counsel engaged by any of the Consenting Noteholders or their Affiliates pursuant to a written fee reimbursement agreement between such Consenting Noteholder and Goodrich prior to the Agreement Effective Date, or any financial advisor for the Consenting Noteholders pursuant to an engagement letter entered into prior to the Petition Date.

(xiii) negotiate in good faith each of the documents implementing, achieving, and relating to the Restructuring, including, without limitation, all Definitive Documents, and otherwise support the prompt consummation of the Restructuring as provided in this Agreement;

(xiv) use its commercially reasonable best efforts to (A) obtain prompt confirmation of the Plan by order of the Bankruptcy Court and, following such confirmation, promptly consummate the transactions embodied in the Plan, in each case within the timeframes specified in this Agreement; (B) do all things reasonably necessary and appropriate in furtherance of the transactions embodied in the Plan; (C) obtain any and all required regulatory and/or third-party approvals for the transactions embodied in the Plan; and (D) operate their businesses in the ordinary course based on historic practices, taking into account the Chapter 11 Case and the Restructuring;

(xv) except as the board of directors of Goodrich may determine in its good faith judgment, after receiving the advice of outside counsel, to be required in the exercise of their fiduciary duties under applicable law, not take any action, directly or indirectly, that is inconsistent with, or is intended or is reasonably likely to interfere with

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or impede or materially delay the prompt consummation of, the Restructuring and the transactions embodied in the Plan, including but not limited to, soliciting, encouraging or initiating any offer or proposal from, or entering into any agreement with, any Person or entity concerning any actual or proposed transaction involving any or all of (A) a competing plan of reorganization or other financial and/or corporate restructuring of Goodrich, (B) the issuance, sale or other disposition of any equity or debt interests, or any material assets, of Goodrich or (C) a merger, consolidation, business combination, liquidation, recapitalization, refinancing or similar transaction involving Goodrich (collectively, an “Alternative Transaction”); provided, however, that in no event shall the provisions of this subparagraph prohibit (A) any interactions or communications between Goodrich and any of its stockholders with respect to the Restructuring or any other regulatory or governance matter;

(xvi) so long as the Consenting Noteholders have agreed to comply with any applicable reasonable confidentiality restrictions related thereto, Goodrich shall hold update calls with the Consenting Noteholders upon request to update the Consenting Noteholders on any material and credible Alternative Transaction proposed to Goodrich to keep the Consenting Noteholders informed of any material negotiations, discussions, amendments, modifications, or other matters regarding any such proposed material and credible Alternative Transaction; and

(xvii) subject to the Parties’ prior entry into a reasonably acceptable confidentiality agreement, permit and facilitate any and all due diligence (X) reasonably necessary to consummate the Restructuring and (Y) to enable the Consenting Noteholders to take those steps that are reasonably necessary or appropriate to facilitate the consummation of the Restructuring; including, but not limited to, (i) cooperating fully with the Consenting Noteholders and causing their officers, directors, and advisors to cooperate fully, in furnishing non-privileged information as and when reasonably requested by the Consenting Noteholders including with respect to Goodrich’s financial affairs, finances, financial condition, business, and operations, (ii) authorizing the Consenting Noteholders to meet and/or have discussions with any of their officers, directors, and advisors from time to time as reasonably requested by the Consenting Noteholders to discuss any non-privileged matters regarding Goodrich’s financial affairs, finances, financial condition, business, and operations, (iii) directing and authorizing all such Persons and entities to fully disclose to the Consenting Noteholders all non-privileged information reasonably requested by the Consenting Noteholders regarding Goodrich’s financial affairs, finances, financial condition, business, and operations, and (iv) providing the Consenting Noteholders and Noteholder Advisors with reasonable access to their assets, premises, and operations.

5. Termination.

(a) This Agreement shall terminate in the event that (i) Goodrich and the Majority Consenting Noteholders agree to such termination in writing, or (ii) this Agreement is terminated pursuant to any of the remaining provisions of this paragraph 5.

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(b) Goodrich may terminate this Agreement as to all of the Parties upon three (3) Business Days written notice to the Consenting Noteholders of the occurrence of any of the following events:

(i) Goodrich consummates the offers to exchange its outstanding unsecured bond indebtedness and preferred stock for shares of common stock that were commenced on January 26, 2016 by no later than April 10, 2016;

(ii) Goodrich, the Consenting Noteholders, and the Administrative Agent (as defined in the Plan Term Sheet) do not agree on the treatment of claims under the Senior Credit Facility (as defined in the Plan Term Sheet);

(iii) The Administrative Agent does not agree to any material term, condition, or other agreement contained in the Plan Term Sheet or this Agreement;

(iv) the board of directors of Goodrich determines in good faith and upon advice of counsel that proceeding with the Restructuring, or the confirmation and consummation of the Plan, would be inconsistent with the exercise of its fiduciary duties;

(v) a material breach by any Consenting Noteholder of its respective obligations under this Agreement that would have a material adverse impact on Goodrich or on the prompt confirmation or consummation of the Plan, which material breach is not cured on or within three (3) Business Days after the giving of written notice of such breach to the breaching Consenting Noteholder; provided however Goodrich may not terminate this Agreement if the Consenting Noteholders that remain after excluding such breaching Noteholder still constitute Noteholders holding in the aggregate at least 66.67% of the outstanding principal amount of the Notes and at least 50% of the holders of the Notes under the Indenture as of the date thereof;

(vi) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any non-appealable ruling or order denying any requisite approval of, or enjoining, the consummation of a material portion of the Restructuring or the confirmation or consummation of the Plan;

(vii) the entry of an order by the Bankruptcy Court or any other court with appropriate jurisdiction which would have the effect of materially delaying, preventing, or impeding the Restructuring; or

(viii) any of the Definitive Documents other than the Plan shall fail to be in form and substance acceptable to Goodrich in its sole discretion or shall be modified, amended, reversed, vacated, or stayed without the prior written consent of Goodrich given in its sole discretion.

(c) This Agreement may be terminated as to all of the Parties by the Majority Consenting Noteholders upon three (3) Business Days written notice to Goodrich of the occurrence of any of the following events:

(i) Goodrich, the Consenting Noteholders, and the Administrative Agent do not agree on a treatment of claims under the Senior Credit Facility;

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(ii) Goodrich fails to act in a manner materially consistent with this Agreement or breaches this Agreement;

(iii) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order denying any requisite approval of, or enjoining, the consummation of a material portion of the Restructuring or the confirmation or consummation of the Plan;

(iv) the entry of an order by the Bankruptcy Court or any other court with appropriate jurisdiction invalidating, disallowing, subordinating or limiting in any respect the enforceability, priority or validity of any claims arising under the Notes or liens securing such claims;

(v) the Bankruptcy Court enters an order terminating the Debtors’ exclusive right to file and solicit acceptances of a Chapter 11 plan;

(vi) an examiner with expanded powers or a trustee or receiver shall have been appointed in the Chapter 11 Case, the Chapter 11 Case shall have been converted to cases under Chapter 7 of the Bankruptcy Code, the Chapter 11 Case shall have been dismissed by order of the Bankruptcy Court, or the Bankruptcy Court shall have abstained with respect to the Chapter 11 Case (or Goodrich shall file any motion or pleading requesting or seeking any of the foregoing relief described in this clause (x));

(vii) the Bankruptcy Court enters any order without the consent of Goodrich and the Consenting Noteholders, terminating, annulling, or modifying the automatic stay (as set forth in Section 362 of the Bankruptcy Code) with regard to any material assets of Goodrich;

(viii) the earliest of (a) the filing by Goodrich of any motion, pleading, agreement, or other document with the Bankruptcy Court in support of an Alternative Transaction, (b) the execution and delivery by Goodrich of a definitive agreement relating to an Alternative Transaction, or (c) the public announcement by Goodrich (including in court) of their support for an Alternative Transaction;

(ix) Goodrich files a plan of reorganization other than the Plan, or if the Plan provides, or is amended or modified to provide, for any terms that are not consistent in all respects with this Agreement and the Plan Term Sheet attached hereto;

(x) Goodrich files any motion or pleading that is not consistent in all material respects with this Agreement or the Plan Term Sheet attached hereto;

(xi) this Agreement or any material portion thereof is determined to be not enforceable by any court of competent jurisdiction;

(xii) the Petition Date does not occur on or prior to April 15, 2016;

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(xiii) Goodrich fails to file with the Bankruptcy Court on the Petition Date: (A) the Plan; (B) the Disclosure Statement; and (C) the RSA Assumption Motion, or withdraws or moves to withdraw such documents;

(xiv) Goodrich fails to commence the Solicitation on or before March 28, 2016;

(xv) the Confirmation Order, including all exhibits (which shall include the Plan and its exhibits, appendices, and schedules), schedules, appendices, plan supplement documents, and related documents, each of which shall be in the form and substance acceptable to the Majority Consenting Noteholders, in their sole discretion, shall not have been entered by the Bankruptcy Court within sixty (60) days of the Petition Date;

(xvi) the Effective Date shall not have occurred within ninety (90) days of the Petition Date;

(xvii) any of the Definitive Documents shall fail to be in form and substance acceptable to the Majority Consenting Noteholders in their sole discretion or shall be modified, amended, reversed, vacated, or stayed without the prior written consent of the Majority Consenting Noteholders given in their sole discretion;

(xviii) any party files any motion or pleading that is not consistent in any material respect with this Agreement and such motion or pleading has not been withdrawn or is not otherwise denied by the Bankruptcy Court within twenty (20) business days of receipt of notice by such party that such motion or pleading is inconsistent with this Agreement;

(xix) the Bankruptcy Court otherwise grants relief on a final basis that would have a material adverse effect on the Restructuring;

(xx) the breach or noncompliance in any respect by Goodrich of (or failure to satisfy) any of the obligations, representations, warranties, or covenants of Goodrich as set forth in this Agreement, but solely to the extent such breach or noncompliance is adverse to such Consenting Noteholder or materially affects the ability of Goodrich from consummating the transactions contemplated herein;

(xxi) other than pursuant to any relief sought by Goodrich that is not materially inconsistent with its obligations in this Agreement or the Plan, the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any assets of the Debtors having an aggregate fair market value in excess of $250,000 without the prior written consent of the Majority Consenting Noteholders; or

(xxii) the Majority Consenting Noteholders discover material non-disclosed environmental, plugging and abandonment, or similar liability of Goodrich on or before fifteen (15) days after the Agreement Effective Date.

(d) This Agreement and the obligations of all Parties hereunder shall terminate automatically without any further required action or notice (i) if the Restructuring Support Agreement Assumption Order is not entered by the Bankruptcy Court within thirty-five (35) days of the Petition Date or (ii) on the Effective Date, except for the obligations set forth in paragraph 4(xii).

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(e) Notwithstanding any provision in this Agreement to the contrary, upon the written consent of Goodrich and the Majority Consenting Noteholders given in their sole discretion, the events under this paragraph 5 may be waived, and the dates and deadlines set forth in this paragraph 5 may be extended prior to or upon each such date or deadline, and such later date or deadline agreed to in writing in lieu thereof by Goodrich and the Majority Consenting Noteholders shall be of the same force and effect as the original dates and deadlines as provided herein. Notwithstanding anything to the contrary herein, any right to terminate this Agreement as to the Consenting Noteholders may be exercised only by the Majority Consenting Noteholders on behalf of all Consenting Noteholders, and may not be exercised by one or more individual Consenting Noteholders not constituting the Majority Consenting Noteholders.

(f) The date on which this Agreement is terminated in accordance with the foregoing provisions of this paragraph 5 shall be referred to as the “Termination Date.”

(g) If this Agreement is terminated pursuant to this paragraph 5, then all Parties shall be released from their commitments, undertakings, and agreements under or related to this Agreement, and there shall be no liability or obligation on the part of any Party; provided, however, that each Party shall have all rights and remedies available to it under applicable law for all matters unrelated to this Agreement; and provided, further, however, that no such termination shall relieve any Party of liability for its material breach of this Agreement. Notwithstanding any provision in this Agreement to the contrary, the right to terminate this Agreement under this paragraph 5 shall not be available to any Party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the occurrence of a termination event. If this Agreement may be terminated in accordance with the terms hereof at a time when permission of the Bankruptcy Court is required for the Majority Consenting Noteholders to terminate, or cause the termination of, this Agreement, Goodrich shall not oppose any attempt by such Majority Consenting Noteholders to terminate, or cause the termination of, this Agreement at such time so long as the Majority Consenting Noteholders have complied with the provisions of this Agreement. Furthermore, if this Agreement terminates at a time when permission of the Bankruptcy Court shall be required for the Consenting Noteholders to change or withdraw (or cause to be changed or withdrawn) their votes to accept the Plan, Goodrich shall not oppose any attempt by the Consenting Noteholders to change or withdraw (or cause to be changed or withdrawn) such votes at such time. Upon the Termination Date, unless otherwise agreed to in writing by such Consenting Noteholder, any and all votes, approvals, or consents delivered by such Consenting Noteholder and, as applicable, its Affiliates, subsidiaries, managed funds, representatives, agents, and employees in connection with the Restructuring prior to the Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by Goodrich.

6. Transfer of Notes. If, following the Agreement Effective Date and prior to the Termination Date, a Consenting Noteholder (directly or indirectly) hypothecates, pledges, conveys, transfers, assigns, or sells (collectively, a “Transfer”) all or a part of the Notes held by such Consenting Noteholder to any Person (each such Person, a “Transferee”), such Transferee

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must as a condition precedent to the settlement of such Transfer, execute an assumption in substantially the form set forth hereto as Exhibit B (the “Assumption Agreement”). To the maximum extent permitted by applicable law, any Transfer that is made in violation of the immediately preceding sentence shall be null and void. A Consenting Noteholder shall use commercially reasonable best efforts to cause Goodrich and the Noteholder Advisors to receive (i) notification of such Transfer and (ii) a copy of the executed Assumption Agreement, in each case within three Business Days of the execution of an agreement (or trade confirmation) in respect of such Transfer; provided, however, that a Transfer shall not be effective until notification of such Transfer and a copy of the executed Assumption Agreement are received by Goodrich and the Noteholder Advisors. In the event a sale, transfer, or assignment completed in accordance with this paragraph 6 results in a Consenting Noteholder no longer holding any Notes or rights thereunder, such Consenting Noteholder shall no longer be a Party to this Agreement. No transferring Consenting Noteholder shall have any liability under this Agreement arising from or related to the failure of its transferee to comply with the terms of this Agreement.

Notwithstanding anything to the contrary herein, (i) the foregoing provisions shall not preclude any Consenting Noteholder from settling or delivering securities to settle any confirmed transaction pending as of the date of such Consenting Noteholder’s entry into this Agreement (subject to compliance with applicable securities laws), and (ii) a Qualified Marketmaker (as defined below) that acquires any of the Consenting Noteholder Claims with the purpose and intent of acting as a Qualified Marketmaker for such Consenting Noteholder Claims, shall not be required to execute and deliver to counsel an Assumption Agreement or otherwise agree to be bound by the terms and conditions set forth in this Agreement if such Qualified Marketmaker transfers such Notes (by purchase, sale, assignment, participation, or otherwise) within five (5) business days of its acquisition to a Consenting Noteholder or Transferee (including, for the avoidance of doubt, the requirement that such transferee execute an Assumption Agreement). As used herein, the term “Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims of Goodrich (or enter with customers into long and short positions in claims against Goodrich), in its capacity as a dealer or market maker in claims against Goodrich and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

7. Acquisition of Additional Notes. This Agreement shall in no way be construed to preclude any Consenting Noteholder from acquiring additional Notes; provided, however, that any such additional Notes automatically shall be subject to the terms of this Agreement. A Consenting Noteholder shall notify Goodrich and the Noteholder Advisors, in writing, of any Notes acquired by it within three (3) Business Days of the execution of an agreement (or trade confirmation) in respect of such acquisition.

8. Party Representations. Each of the Parties, severally and not jointly, represents and warrants to each other Party, as of the date of this Agreement, as follows:

(a) Corporate Form. As of the date of this Agreement, (a) such Party is duly organized, validly existing, and in good standing under the laws of the state of its organization; (b) such Party has all requisite corporate, partnership, or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated by, and

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perform its respective obligations under, this Agreement; and (c) the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership, or limited liability company action on its part;

(b) Governmental Consents. The execution and delivery of this Agreement by such Party and the performance of its respective obligations hereunder do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, other than such filings as may be necessary or required in connection with the Chapter 11 Case or by the Securities and Exchange Commission;

(c) Binding Obligation. This Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(d) No Litigation. No litigation or proceeding before any court, arbitrator, or administrative or governmental body is pending against such Party that would adversely affect its ability to enter into this Agreement or perform its obligations hereunder; and

(e) Legal Representation. Such Party has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement and the Plan, and has had the contents hereof fully explained by such counsel and is fully aware of such contents and legal effect.

9. Additional Consenting Noteholder Representations. Each of the Consenting Noteholders, severally and not jointly, represents and warrants to each other Party, as of the date of this Agreement, as follows:

(a) Holdings by Consenting Noteholders. It either (i) is the sole legal and beneficial owner of the principal amount of Notes set forth on such Consenting Noteholder’s signature page to this Agreement and all related claims, rights and causes of action arising out of or in connection with or otherwise relating thereto (for each such Consenting Noteholder, the “Consenting Noteholder Claims”) or (ii) has sole investment or voting discretion with respect to such Notes and Consenting Noteholder Claims and has the power and authority to bind the beneficial owner(s) of such Notes and/or Consenting Noteholder Claims to the terms of this Agreement. It has full and sole power and authority to vote on and consent to matters concerning such Notes and Consenting Noteholder Claims with respect to the Restructuring. The principal amount of Notes set forth on such Consenting Noteholder’s signature page to this Agreement is substantially all of the principal amount of Notes, directly or indirectly, legally or beneficially owned, held, or under the investment or voting discretion by such Consenting Noteholder;

(b) No Encumbrances. Its Notes and Consenting Noteholder Claims are free and clear of any pledge, lien, security interest, charge, claim, voting restriction, right of first refusal or other limitation of any kind, in each case that would materially adversely affect its performance of its respective obligations set forth in this Agreement at the time such obligations are required to be performed;

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(c) Prior Transfers. It has made no prior assignment, sale, grant, pledge, conveyance, or other transfer of, and has not entered into any agreement to assign, sell, grant, pledge, convey or otherwise transfer, in whole or in part, any portion of its right, title, or interests in its Notes or Consenting Noteholder Claims or its voting rights with respect thereto, in each case that would materially adversely affect its performance of its respective obligations set forth in this Agreement at the time such obligations are required to be performed; and

(d) Accredited Investor. It is (i) a sophisticated investor with respect to the transactions described herein with sufficient knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of owning and investing in securities of Goodrich (including any securities that may be issued in connection with the Restructuring), making an informed decision with respect thereto, and evaluating properly the terms and conditions of this Agreement, and it has made its own analysis and decision to enter in this Agreement, (ii) an “accredited investor” within the meaning of Rule 501 of the Securities Act of 1933 (as amended) or a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act of 1933 (as amended) and (iii) acquiring any securities that may be issued in connection with the Restructuring for its own account and not with a view to the distribution thereof. Each Consenting Noteholder hereby confirms that it has made its own decision to execute this Agreement based upon its own independent assessment of documents and information available to it, as it deemed appropriate and sufficient.

10. Further Documentation/Cooperation. Before the filing of and during the Chapter 11 Case, Goodrich shall provide the Noteholder Advisors with drafts of all material motions or applications and other documents Goodrich intends to file with the Bankruptcy Court relating to the Restructuring at least three (3) Business Days before the date when Goodrich intends to file any such document unless such advance notice is impossible or impracticable under the circumstances in which case Goodrich shall notify telephonically or by electronic mail the Noteholder Advisors to advise it of the documents to be filed and the facts that make the provision of advance copies before submission impossible or impracticable.

11. Relationship Among the Parties. Notwithstanding anything herein to the contrary, the duties, agreements, and obligations of the Parties under this Agreement shall be several, not joint. Furthermore, it is understood and agreed that no Consenting Noteholder has any duty of trust or confidence in any form with Goodrich or any other Consenting Noteholder, and there are no commitments among or between them, arising from or in connection with this Agreement. In this regard, it is understood and agreed that any Consenting Noteholder may trade in the Notes or other debt or equity securities of Goodrich without the consent of Goodrich or any other Consenting Noteholder, subject to applicable securities laws and paragraphs 6 and 7 of this Agreement. No Consenting Noteholder shall have any responsibility for any such trading by any other Person or entity by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among or between Consenting Noteholders shall in any way affect or negate the understandings and agreements set forth in this paragraph 11. No Consenting Noteholder shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be part of a “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) with any of the other Consenting Noteholders. Any breach of this Agreement by a Consenting Noteholder shall not result in liability for any other Consenting Noteholder.

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12. Service on an Official Committee. Notwithstanding anything herein to the contrary, if an official committee is appointed in the Chapter 11 Case and a Consenting Noteholder is appointed to and serves on such official committee, then the terms of this Agreement shall not be construed to limit such Consenting Noteholder’s exercise of its fiduciary duties in its role as a member of such committee; provided, however, that serving as a member of such committee shall not relieve the Consenting Noteholder of any obligations under this Agreement; provided, further, that nothing in the Agreement shall be construed as requiring any Consenting Noteholder to serve on any official committee in the Chapter 11 Case.

13. Confidentiality; Disclosure. Goodrich shall keep strictly confidential and shall not, without the prior written consent of the applicable Consenting Noteholder, disclose publicly, or to any person (a) the holdings in Goodrich of any Consenting Noteholder or (b) the identity of any Consenting Noteholder or its controlled affiliates, officers, directors, managers, stockholders, members, employees, partners, representatives or agents as a party to this Agreement, in any public manner, including in any materials used for the Solicitation, the Plan, or any related press release; provided, however, that (x) Goodrich may disclose such names or amounts to the extent that, upon the advice of counsel, it is required to do so by any governmental or regulatory authority (including federal securities laws and regulations), in which case Goodrich, prior to making such disclosure, shall allow the Consenting Noteholder to whom such disclosure relates reasonable time at its own cost to seek a protective order with respect to such disclosures, and (y) Goodrich may disclose the aggregate percentage or aggregate principal amount of outstanding Notes held by the Consenting Noteholders. No Consenting Noteholder, without the prior written consent of Goodrich, make any public announcement or otherwise communicate (other than to decline to comment) with any person with respect to the Restructuring or any of the transactions contemplated hereby or thereby, other than as may be required by applicable law and regulation or by any governmental or regulatory authority.

14. Entire Agreement. This Agreement, including exhibits, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement.

15. No Waiver; Settlement Discussions. If the transactions contemplated herein are not consummated, or following the occurrence of the Termination Date, if applicable, nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their respective rights. This Agreement and the Restructuring are part of a proposed settlement of a dispute among the Parties, and nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms. Except as expressly provided in this Agreement or the exhibits attached hereto, nothing herein is intended to, or does, in any manner, waive, limit, impair, or restrict the ability of each Consenting Noteholder to protect and preserve its respective rights, remedies and interests, including its claims against Goodrich.

16. Amendments, Consents, Waivers. Except as otherwise provided herein, this Agreement may not be modified, amended or supplemented, and no term or condition of this

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Agreement (including, without limitation, any term or condition set forth in the Plan Term Sheet) may be waived, without prior written consent of Goodrich and the Majority Consenting Noteholders; provided, however, that notwithstanding any provision in this Agreement to the contrary, any waiver, amendment or other modification to any term or condition of this Agreement (including, without limitation, any term or condition set forth in the Plan Term Sheet) that would materially, adversely and disproportionately affect one or more Consenting Noteholders as compared to all other Consenting Noteholders shall also require the prior written consent of each disproportionately affected Consenting Noteholder. Any Party’s failure, at any time or times, to require strict performance by the other Parties of any provision of this Agreement shall not waive, affect or diminish any right of such Party thereafter to demand strict compliance and performance therewith. Any suspension or waiver of a breach or other violation of this Agreement shall not suspend, waive or affect any other breach or violation whether the same is prior or subsequent thereto and whether the same or of a different type. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

17. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, seeking an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

18. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to any such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally agrees for itself that any legal action, suit, or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding, may be brought in the United States District Court for the Southern District of New York, and by execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit, or proceeding. Notwithstanding the foregoing consent to jurisdiction in the United States District Court for the Southern District of New York, if the Chapter 11 Case is pending, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

19. Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXHIBITS ATTACHED HERETO.

20. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if (a) delivered personally (with receipt

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confirmed telephonically), (b) delivered by electronic or facsimile transmission (with receipt confirmed telephonically), or (c) delivered by overnight courier (signature required) to the parties at the following addresses, email addresses, or facsimile numbers:

(a)	If to a Consenting Noteholder:

The address set forth beneath such Consenting Noteholder’s name on the signature page below and any applicable Professionals

(b)	If to Goodrich:

Goodrich Petroleum Corporation

Attn: Michael J. Killelea

801 Louisiana St., Suite 700

Houston, TX 77002-6760

Fax: (713) 780-9254

Email: Mike.Killelea@goodrichpetroleum.com

with a copy to:

Harry A. Perrin

Vinson & Elkins LLP

First City Tower

1001 Fannin Street, Suite 2500

Houston, TX 77002-6760

Fax: (713) 758-2346

Email: hperrin@velaw.com

Bradley R. Foxman

Vinson & Elkins LLP

Trammell Crow Center

2001 Ross Avenue, Suite 3700

Dallas, TX 75201-2975

Fax: (214) 220-7716

Email: bfoxman@velaw.com

21. Additional Parties. Without in any way limiting the provisions hereof, additional holders of Notes may elect to become Parties by executing and delivering to Goodrich a counterpart hereof. Such additional holders shall become a Party to this Agreement as a Consenting Noteholder in accordance with the terms of this Agreement.

22. Successors and Assigns. Subject to paragraphs 6 and 7 of this Agreement, neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party hereto, without the prior written consent of the other Parties hereto, and then only to a Person who has agreed to be bound by the provisions of this Agreement. This Agreement is intended to and shall bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators, and representatives.

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23. No Third-Party Beneficiaries. Unless expressly stated herein, the terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

24. Not a Solicitation. This Agreement does not constitute, and shall not be deemed to constitute, either (a) an offer for the purchase, sale, exchange, hypothecation, or other transfer of securities for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934 (or any other applicable federal, state or provincial law or regulation), or (b) a solicitation of votes on a chapter 11 plan of reorganization for purposes of the Bankruptcy Code. Votes from the Consenting Noteholders will not be solicited until they have received a Disclosure Statement and related Ballot in accordance with Section 1125(b) of the Bankruptcy Code.

25. Interpretation/Construction.

(a) Time Periods. If any time period or other deadline provided in this Agreement expires on a day that is not a Business Day, then such time period or other deadline, as applicable, shall be deemed extended to the next succeeding Business Day.

(b) Headings. The headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

(c) Interpretation. For purposes of this Agreement, unless otherwise specified: (i) each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (ii) all references herein to “paragraphs” or “Exhibits” are references to paragraphs or exhibits of this Agreement; and (iii) the words “herein,” “hereof,” “hereunder” and “hereto” refer to this Agreement in its entirety rather than to a particular portion of this Agreement.

(d) Construction. Each Party acknowledges that it has received adequate information to enter into this Agreement, and that this Agreement and the Exhibits attached hereto have been prepared through the joint efforts of all of the Parties. Neither the provisions of this Agreement or the Exhibits attached hereto nor any alleged ambiguity herein or therein shall be interpreted or resolved against any Party on the ground that such Party’s counsel drafted this Agreement or the Exhibits attached hereto, or based on any other rule of strict construction.

26. Survival of Agreement. Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning a possible restructuring of Goodrich and in contemplation of possible Chapter 11 filings by Goodrich, and (a) the exercise of the rights granted in this Agreement (including giving of notice or termination) after the commencement of the Chapter 11 Case shall not be a violation of the automatic stay provisions of Section 362 of the Bankruptcy Code, and (b) Goodrich hereby waives its rights to assert a contrary position in the Chapter 11 Case, if any, with respect to the foregoing.

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27. Severability. If any portion of this Agreement shall be held to be invalid, unenforceable, void or voidable, or violative of applicable law, the remaining portions of this Agreement so far as they may practicably be performed shall remain in full force and effect and binding on the Parties.

28. Time of Essence. Time is of the essence in the performance of each of the obligations of the Parties and with respect to all covenants and conditions to be satisfied by the Parties.

29. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf). Such facsimile or electronic mail signature shall be treated in all respects as having the same effect as an original signature.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

GOODRICH PETROLEUM CORPORATION, a Delaware corporation

By:	/s/ Robert C. Turnham, Jr.
Name:	Robert C. Turnham, Jr.
Title:	President

GOODRICH PETROLEUM COMPANY, LLC, a Louisiana limited liability company

By:	/s/ Robert C. Turnham, Jr.
Name:	Robert C. Turnham, Jr.
Title:	President

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The undersigned agrees to this Restructuring Support Agreement and to become a Consenting Noteholder.

CONSENTING NOTEHOLDER:

Franklin Advisors, Inc. – as investment manager on behalf of certain funds
Name of Consenting Noteholder

By:	/s/ Glenn Voyles
Signature of Authorized Signatory of Consenting Noteholder

Glenn Voyles
Name of Authorized Signatory

VP/Director of Portfolio Management
Title of Authorized Signatory

The undersigned agrees to this Restructuring Support Agreement and to become a Consenting Noteholder.

CONSENTING NOTEHOLDER:

PENN Capital Management
Name of Consenting Noteholder

By:	/s/ Scott D Schumacher
Signature of Authorized Signatory of Consenting Noteholder

Scott D Schumacher
Name of Authorized Signatory

SR Managing Partner
Title of Authorized Signatory

The undersigned agrees to this Restructuring Support Agreement and to become a Consenting Noteholder.

CONSENTING NOTEHOLDER:

KAYNE ANDERSON CAPITAL ADVISORS, L.P. on behalf of Funds in accounts under Management

By:	/s/ Michael O’Neil
Signature of Authorized Signatory of Consenting Noteholder

Michael O’Neil
Name of Authorized Signatory

Chief Compliance Officer
Title of Authorized Signatory

The undersigned agrees to this Restructuring Support Agreement and to become a Consenting Noteholder.

CONSENTING NOTEHOLDER:

COLUMBIA FLEXIBLE CAPITAL INCOME FUND

TRI-CONTINENTAL CORPORATION
Name of Consenting Noteholder

By:	/s/ Kirk M. Moore
Signature of Authorized Signatory of Consenting Noteholder

Kirk M. Moore
Name of Authorized Signatory

Assistant Vice President
Title of Authorized Signatory

The undersigned agrees to this Restructuring Support Agreement and to become a Consenting Noteholder.

CONSENTING NOTEHOLDER:

Jefferies LLC
Name of Consenting Noteholder

By:	/s/ William P. McLoughlin
Signature of Authorized Signatory of Consenting Noteholder

William P. McLoughlin
Name of Authorized Signatory

Senior Vice President
Title of Authorized Signatory

EXHIBIT A

Plan Term Sheet

PRIVILEGED AND CONFIDENTIAL

SUBJECT TO FRE 408

GOODRICH PETROLEUM CORPORATION

Plan Term Sheet

This plan term sheet (the “Term Sheet”) sets forth the principal terms and conditions of a proposed “prepackaged” chapter 11 plan of Goodrich Petroleum Corporation (“Goodrich”) and its affiliated borrower and guarantor Goodrich Petroleum Company, L.L.C. (“Goodrich LLC”, and together with Goodrich, the “Debtors”). The Debtors anticipate potentially filing chapter 11 cases in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). This Term Sheet is not a complete list of all the terms and conditions of the restructuring transaction contemplated herein, and shall not constitute an offer to sell or buy, nor the solicitation of an offer to sell or buy any of the securities referred to herein or the solicitation of acceptances of a chapter 11 plan. Any such offer or solicitation shall only be made in compliance with any applicable securities laws. Without limiting the generality of the foregoing, this Term Sheet and the undertakings contemplated herein are subject in all respects to the negotiation, execution and delivery of mutually acceptable definitive documentation consistent herewith. In the event of an inconsistency between this Term Sheet and the definitive documentation, the provisions of such definitive documentation shall govern. This Term Sheet is proffered in the nature of a settlement proposal in furtherance of settlement discussions and is entitled to protection from any use or disclosure to any party or person pursuant to rule 408 of the Federal Rules of Evidence and other rules of similar import.

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN. ANY SUCH OFFER OR SOLICITATION WILL ONLY BE MADE IN COMPLIANCE WITH ANY APPLICABLE SECURITIES LAWS.

THIS TERM SHEET IS BEING PROVIDED AS PART OF A PROPOSED COMPREHENSIVE COMPROMISE AND SETTLEMENT, EACH ELEMENT OF WHICH IS CONSIDERATION FOR THE OTHER ELEMENTS AND AN INTEGRAL ASPECT OF THE PROPOSED RESTRUCTURING. THE STATEMENTS CONTAINED HEREIN ARE PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE, AND NOTHING IN THIS TERM SHEET SHALL CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, A STIPULATION OR A WAIVER, AND EACH STATEMENT CONTAINED HEREIN IS MADE WITHOUT PREJUDICE, WITH A FULL RESERVATION OF ALL RIGHTS, REMEDIES, CLAIMS AND DEFENSES OF THE LENDERS, DEBTORS, AND ANY CREDITOR PARTY.

TERMS AND CONDITIONS OF THE PLAN
A. Defined Terms and Capital Structure
Debtors and Restructuring

The Debtors will file for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) with the Bankruptcy Court (such filing, the “Chapter 11 Cases”). The date on which the Chapter 11 Cases are commenced shall be the “Petition Date.”

Certain outstanding indebtedness of the Debtors shall be restructured (the “Restructuring”) through a joint prepackaged chapter 11 plan of reorganization, on the terms and subject to the conditions set forth in this Term Sheet (the “Chapter 11 Plan”).

After the Effective Date (as defined below), the Debtors shall be referred to herein collectively as the “Reorganized Debtors,” Goodrich shall be referred to herein as “Reorganized Goodrich, ” and Goodrich LLC shall be referred to herein as “Reorganized Goodrich LLC,” provided, however, that the corporate structure of the Reorganized Debtors shall be acceptable to the Majority Consenting Noteholders (as defined in that certain Restructuring Support Agreement dated March 18, 2016) in their sole discretion.

Plan Filing

The Chapter 11 Plan shall be filed by the Debtors on the Petition Date. The Debtors shall use all commercially reasonable efforts to seek confirmation of the Chapter 11 Plan on or before sixty (60) days after the Petition Date.

Current Capital Structure

The current capital structure of Goodrich and Goodrich LLC is as follows:

(a)    Indebtedness under that certain Second Amended and Restated Credit Agreement (as amended, restated, and modified, “Senior Credit Facility”), dated as of May 5, 2009 among Goodrich LLC as borrower (the “Borrower”), Goodrich as parent guarantor (the “Guarantor”), the lenders from time to time a party thereto (the “Lenders”), and Wells Fargo Bank, N.A., as Administrative Agent (“Administrative Agent”). The Senior Credit Facility is secured by a first priority lien on substantially all assets of the Borrower and the Guarantor. As of March 14 , 2016, the aggregate principal amount outstanding under the Senior Credit Facility, including letters of credit, was approximately $40.25 million;

(b)    Indebtedness (the “8.00% Second Lien Notes”) issued under the Indenture, dated as of March 12, 2015, for the benefit of holders thereunder (the “8.00% Second Lien Noteholders”), by and among Goodrich, as Issuer, Goodrich LLC as Subsidiary Guarantor, and U.S. Bank, N.A. as Trustee (as amended, supplemented or otherwise modified) in the estimated principal amount of $100 million;

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(c)    Indebtedness (the “8.875% Second Lien Notes,” and together with the 8.00% Second Lien Notes, the “Second Lien Notes”) issued under the Indenture, dated as of October 1, 2015, for the benefit of holders thereunder (the “8.875% Second Lien Noteholders,” and together with the 8.00% Second Lien Noteholders, the “Second Lien Noteholders”), by and among Goodrich, as Issuer, Goodrich LLC as Subsidiary Guarantor, and U.S. Bank, N.A. as Trustee (as amended, supplemented or otherwise modified) in the estimated principal amount of $75 million;

(d)    Indebtedness (the “8.875% Senior Notes”) issued under the Indenture, dated as of March 2, 2011, for the benefit of holders thereunder (the “Senior Noteholders”), by and among Goodrich, as Issuer, Goodrich LLC as Subsidiary Guarantor, and U.S. Bank, N.A. as Trustee (as amended, supplemented or otherwise modified) in the estimated principal amount of $116.8 million;

(e)    Indebtedness (the “Convertible Notes”) issued under: (i) the Indenture, dated as of December 6, 2006, for the benefit of holders thereunder, by and among Goodrich, as Issuer, Goodrich LLC as Subsidiary Guarantor, and Wells Fargo Bank, N.A. as Trustee (as amended, supplemented or otherwise modified) in the estimated principal amount of $0.4 million; (ii) the Senior Indenture, dated as of September 28, 2009, for the benefit of holders thereunder, by and among Goodrich, as Issuer, Goodrich LLC as Subsidiary Guarantor, and Wells Fargo Bank, N.A. as Trustee (as amended, supplemented or otherwise modified) in the estimated principal amount of $6.7 million; (iii) the Third Supplemental Indenture, dated as of August 26, 2013, for the benefit of holders thereunder, by and among Goodrich, as Issuer, Goodrich LLC as Subsidiary Guarantor, and Wells Fargo Bank, N.A. as Trustee (as amended, supplemented or otherwise modified) in the estimated principal amount of $94.1 million; and (iv) the Indenture, dated as of September 8, 2015, for the benefit of holders thereunder, by and among Goodrich, as Issuer, Goodrich LLC as Subsidiary Guarantor, and Wilmington Trust, N.A. as Trustee (as amended, supplemented or otherwise modified) in the estimated principal amount of $6.1 million; and

(f)     all preferred and common equity interests in Goodrich (the “Existing Equity”)

New Equity	On the Effective Date, new membership interests in Reorganized Goodrich shall be issued (the “New Equity”) and distributed as described herein.

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Effective Date	The “Effective Date” of the Chapter 11 Plan shall be the date on which all the conditions to consummation of the Chapter 11 Plan have been satisfied in full or waived, and the Chapter 11 Plan becomes effective. On the Effective Date, the Reorganized Debtors shall be reorganized pursuant to the Chapter 11 Plan in accordance with and pursuant to the Bankruptcy Code.
B. Treatment of Certain Claims and Interests
Other Priority Claims

Each holder of an allowed priority claim (other than a priority tax claim or administrative claim) shall receive either: (a) cash equal to the full allowed amount of its claim or (b) such other treatment as may otherwise be agreed to by such holder, the Debtors, and the Majority Consenting Noteholders.

Unimpaired – Deemed to Accept

Other Secured Claims

Each holder of a secured claim (other than a priority tax claim, Senior Credit Facility claim, or Second Lien Notes claim) shall receive, at the Debtors’ election and with the consent of the Majority Consenting Noteholders, either: (a) cash equal to the full allowed amount of its claim, (b) reinstatement of such holder’s claim, (c) the return or abandonment of the collateral securing such claim to such holder, or (d) such other treatment as may otherwise be agreed to by such holder, the Debtors, and the Majority Consenting Noteholders.

Unimpaired – Deemed to Accept

Senior Credit Facility Claims	The claims under the Senior Credit Facility will be treated in a manner and form acceptable to the Administrative Agent, the Majority Consenting Noteholders, and the Debtors.
Second Lien Notes Claims

Second Lien Noteholders shall receive their pro rata share of 100% of the New Equity, subject to dilution from shares issued in connection with the Management Incentive Plan.

Impaired – Entitled to Vote

Unsecured Notes Claims	Holders of the Senior Notes and Convertible Notes shall not receive a distribution under the Chapter 11 Plan. Impaired – Deemed to Reject

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General Unsecured Claims	Holders of general unsecured claims shall not receive a distribution under the Chapter 11 Plan. Impaired – Deemed to Reject
Convenience Class Claims

Holders of general unsecured claims in an allowed amount of less than $10,000 (“Convenience Claims”) shall receive either: (a) cash equal to the full allowed amount of such holder’s claim or (b) such lesser treatment as may otherwise be agreed to by such holder, the Debtors, and the Majority Consenting Noteholders.

Impaired – Deemed to Accept

Equity Interests	Existing Equity shall be cancelled and extinguished, and holders of Existing Equity shall not receive or retain any property or assets on account of such interests. Impaired – Deemed to Reject
C. Other Provisions
Use of Cash Collateral

The Administrative Agent, on behalf of the Lenders, and the Second Lien Noteholders consent to the Debtors’ use of cash collateral, subject to a reasonable budget approved by the Debtors, Administrative Agent, and the Majority Consenting Noteholders and with adequate protection in a form acceptable to the Majority Consenting Noteholders.

Restructuring Timeline	It is anticipated that the Restructuring described herein will take place in accordance with the timeline set forth in Schedule 1 to this Term Sheet.
Conditions Precedent to the Effective Date

The Chapter 11 Plan shall contain customary conditions to effectiveness in form and substance to be agreed upon, including, without limitation:

(i) The order confirming the Chapter 11 Plan (the “Confirmation Order”), in form and substance reasonably acceptable to the Administrative Agent, and to the Debtors and the Majority Consenting Noteholders in their respective sole discretion, shall have been entered, and the Confirmation Order shall have become a final order that is not stayed.

(ii) The definitive documentation relating to the Restructuring (including, for the avoidance of doubt, the terms and conditions of the treatment of the Senior Credit Facility and New Equity) shall be executed, and any conditions precedent to the closing of the Senior Credit Facility shall be satisfied or waived.

5

Releases

The Chapter 11 Plan shall include, to the fullest extent permitted by applicable law, a full release by the Debtors in favor of the Administrative Agent, the Lenders, the Second Lien Noteholders, and their respective equity holders, affiliates, officers, directors, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents, and other representatives from liability for any act or omission in connection with, related to, or arising out of, the Debtors, the Restructuring, the Chapter 11 Cases, the pursuit of confirmation of the Chapter 11 Plan, the consummation of the Chapter 11 Plan, or the administration of the Chapter 11 Cases or the property to be distributed under the Chapter 11 Plan, except for (a) claims resulting from fraud, gross negligence or willful misconduct as determined by a final order of the Bankruptcy Court and (b) obligations under the Chapter 11 Plan and definitive documentation.

The Chapter 11 Plan shall also include, to the fullest extent permitted by applicable law, a full release by third parties in favor of the Debtors, the Administrative Agent, the Lenders, the Second Lien Noteholders, and their respective equity holders, affiliates, officers, directors, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents, and other representatives from liability for any act or omission in connection with, related to, or arising out of, the Debtors, the Restructuring, the Chapter 11 Cases, the pursuit of confirmation of the Chapter 11 Plan, the consummation of the Chapter 11 Plan, or the administration of the Chapter 11 Cases or the property to be distributed under the Chapter 11 Plan, except for (a) claims resulting from fraud, gross negligence or willful misconduct as determined by a final order of the Bankruptcy Court and (b) obligations under the Chapter 11 Plan and definitive documentation; provided that such third parties shall have the opportunity to opt-out of such release.

Injunction and Exculpation	Ordinary and customary injunction and exculpation provisions shall be included in the Chapter 11 Plan and Confirmation Order.
Board Members

The Board of Directors of Reorganized Goodrich shall initially have (A) seven (7) members, with appointment to include the following: (i) Walter G. Goodrich, the Chief Executive Officer of Goodrich, (ii) Robert C. Turnham, Jr., the President of Goodrich, and (iii) any member of the Board of Directors of Goodrich, other than the Chief Executive Officer and President, who is interviewed and approved by the holders of the New Equity, and (B) up to four (4) additional members to be appointed by the holders of the New Equity in accordance with any new or amended charter, certificate of incorporation, certificate of formation, bylaws, or limited liability company agreement (or any other applicable formation or organizational documents) of Reorganized Goodrich to be prepared and filed as provided in Section 4.07 of the Plan.

Executory Contracts and Unexpired Leases	Reorganized Goodrich will assume all executory contracts and all unexpired leases, unless otherwise agreed to by the Administrative Agent, the Majority Consenting Noteholders and the Debtors, provided, however, that the Plan will reject any material contracts identified by the Majority Consenting Noteholders on its Effective Date.

6

Management Incentive Plan

Prior to the Restructuring, the Debtors and the Majority Consenting Noteholders shall negotiate a proposed long-term management incentive plan for Reorganized Goodrich, that provides for salaries, incentive bonuses and long-term equity-linked compensation. Initially, such management incentive plan shall provide for grants of New Equity, in an aggregate amount equal to 9% of the total New Equity. 5% of the New Equity shall be granted upfront and shall be unrestricted, and the remaining 4% of the New Equity shall vest over a three year period, with one-third vesting each year, and be restricted. The additional terms of such on-going, long term equity-based awards shall be approved by the Board of Directors of Reorganized Goodrich. All existing severance agreements and severance plans shall be assumed by Reorganized Goodrich; provided that such severance agreements and severance plans shall be amended (i) such that the transactions contemplated by this Term Sheet shall not constitute a change of control under any such severance agreements or severance plans and shall not otherwise trigger any payments under such agreements and plans, (ii) such that a sale by any owner of New Equity in a transaction after the Effective Date where there is not an actual severance of an officer or employee covered by such severance agreement or severance plan does not constitute a change of control under any such severance agreements or severance plans and shall not otherwise trigger any payments under such agreements and plans, and (iii) to contain such other amendments as may be acceptable to the Debtors and the Majority Consenting Noteholders; provided that no such amendments shall be inconsistent with this Term Sheet.

Other Provisions	Other provisions set forth in the Chapter 11 Plan and any related disclosure statement shall be reasonably acceptable to the Administrative Agent, the Debtors, and the Majority Consenting Noteholders; provided that no provision in the Chapter 11 Plan or any related disclosure statement may be materially inconsistent with the terms in this Term Sheet.

7

PRIVILEGED AND CONFIDENTIAL

SUBJECT TO FRE 408

Schedule 1

Restructuring Timeline

1.	Solicitation of Votes: March 23-25, 2016

2.	Petition Date: April 15, 2016

3.	Confirmation Hearing: May 20-31, 2016

4.	Exit Chapter 11: June 9-15, 2016

EXHIBIT B

Assumption Agreement

Reference is hereby made to that certain Restructuring Support Agreement (as such agreement may be amended, modified, or supplemented from time to time, the “Restructuring Support Agreement “) by and among Goodrich Petroleum Corporation, a Delaware corporation (“GDP”) and its subsidiary Goodrich Petroleum Company, L.L.C. (“Goodrich Subsidiary,” together with GDP, “Goodrich”) and each of the holders of GDP’s 8.00% Second Lien Notes and 8.875% Second Lien Notes due in 2018 (the “Notes”) that have executed the Restructuring Support Agreement (each, a “Consenting Noteholder”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Restructuring Support Agreement. As a condition precedent to becoming the beneficial holder or owner of [        ] dollars ($        ) in [        ] Notes (the “Acquired Notes”), the undersigned (the “Transferee”) hereby agrees to become bound by the terms, conditions, and obligations set forth in the Restructuring Support Agreement. This Assumption Agreement shall take effect and shall become an integral part of the Restructuring Support Agreement immediately upon its execution and the Transferee shall be deemed to be bound by all of the terms, conditions, and obligations of the Restructuring Support Agreement as of the date thereof.

Transferee hereby represents that, after giving effect to its acquisition of the Acquired Notes, Transferee, together with its Affiliates, directly or indirectly, legally or beneficially owns or holds $[        ] in principal amount of the Notes.

IN WITNESS WHEREOF, the ASSUMPTION AGREEMENT has been duly executed by the undersigned as of the date specified below.

Date:            , 2016

TRANSFEREE

Name of Transferee

Signature of Authorized Signatory of Transferee

(Type or Print Name and Title of Authorized Signatory)

Address of Transferee:

Attn:

Tel:

Fax:

Email Address:

EXHIBIT C TO THE DISCLOSURE STATEMENT

FINANCIAL PROJECTIONS

FINANCIAL PROJECTIONS1

Goodrich Petroleum Corporation (“Goodrich”) and its subsidiary Goodrich Petroleum Company, L.L.C. (“Goodrich Subsidiary,” together with Goodrich the “Company”) believe that the Joint Chapter 11 Plan of Reorganization (the “Plan”) is feasible as required by section 1129(a)(11) of the Bankruptcy Code, because Confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Company or any successor to the Company. In connection with the planning and development of a plan of reorganization and for purposes of determining whether the Plan will satisfy this feasibility standard, the Company has analyzed their ability to satisfy their financial obligations while maintaining sufficient liquidity and capital resources.

In connection with the Disclosure Statement, the Company’s senior management team (“Management”) prepared financial projections (the “Projections”) for the seven quarters ending December 31, 2017 (the “Projection Period”). The Projections are based on a number of assumptions made by Management with respect to the future performance of the Reorganized Company’s operations.

THESE FINANCIAL PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH PUBLISHED GUIDELINES OF THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS FOR PREPARATION AND PRESENTATION OF PROSPECTIVE FINANCIAL INFORMATION.

ALTHOUGH MANAGEMENT HAS PREPARED THE PROJECTIONS IN GOOD FAITH AND BELIEVES THE ASSUMPTIONS TO BE REASONABLE, THE COMPANY AND THE REORGANIZED COMPANY CAN PROVIDE NO ASSURANCE THAT SUCH ASSUMPTIONS WILL BE REALIZED. AS DESCRIBED IN DETAIL IN THE DISCLOSURE STATEMENT, A VARIETY OF RISK FACTORS COULD AFFECT THE REORGANIZED COMPANY’S FINANCIAL RESULTS AND MUST BE CONSIDERED. ACCORDINGLY, ANY REVIEW OF THE PROJECTIONS SHOULD TAKE INTO ACCOUNT THE RISK FACTORS SET FORTH IN THE DISCLOSURE STATEMENT AND THE ASSUMPTIONS DESCRIBED HEREIN, INCLUDING ALL RELEVANT QUALIFICATIONS AND FOOTNOTES.

General Assumptions

a.	Methodology

Management developed a 5-year business plan for the Projection Period based on forecasted production estimates of the Company’s oil and gas reserves, estimated commodity pricing, and estimated future incurred operating, capital expenditure and overhead costs.

[1]	Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Disclosure Statement for the Company’s Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code to which these Financial Projections are attached.

b.	Emergence Date

Emergence from Chapter 11 is assumed to occur on June 1, 2016.

c.	Operations

These Projections incorporate the Company’s production estimates and planned revenue reflected in their forecasted capital plan for the Projection Period. The production estimates are based on Management’s best efforts to forecast the decline curves for their existing proved developed producing wells, as well as new wells brought online during the Projection Period. The actual production from new and existing wells could vary considerably from the assumptions used to prepare the production forecast contained herein. The Company has also assumed reductions for operating costs and general and administrative expenses during the Projection Period. Management believes the forecasted cost reduction initiatives are achievable through price concessions and operational improvements. Material changes in the Company’s actual production results and their ability to reduce costs would have a material impact on the Projections.

Assumptions With Respect to the Financial Projections

a.	Net Production

Oil and gas production volumes are estimates based on decline curves for existing producing wells and wells scheduled to be drilled and completed during the Projection Period.

b.	Average Realized Pricing

Commodity pricing is based on the historical 14-day average of New York Mercantile Exchange (“NYMEX”) strip pricing for crude oil and natural gas as of March 11, 2016. Management estimates realized pricing based on forecasted oil and gas differentials on a field basis.

	Quarter Ending
	6/30/16	9/30/16	12/31/16	3/31/17	6/30/17	9/30/17	12/31/17
Oil ($/bbl)	$40.36	$42.67	$43.90	$44.74	$45.46	$46.10	$46.73
Gas ($/mcf)	$1.05	$1.80	$2.07	$2.41	$2.23	$2.30	$2.40

c.	Operating Expenses

Operating expenses are estimates based on historical realized costs and targeted near-term and longer-term projected cost savings.

d.	Production Taxes

Production taxes include severance and ad valorem taxes, and the amounts are based on production volumes and Management estimates of future tax obligations.

e.	Corporate General & Administrative Expenses (“Corporate G&A”)

Corporate G&A is primarily comprised of senior management and other personnel costs, rent, insurance, and corporate overhead necessary to manage the business and comply with public company reporting and other regulatory requirements. Projected Corporate G&A is based on current development plans, and includes certain adjustments for cost reduction initiatives.

f.	Earnings Before Interest, Taxes, Depreciation, Amortization and Exploration (“EBITDAX”)

EBITDAX is anticipated to remain steady over the forecast period due to the following factors:

•	Decreasing production as a result of a reduced drilling and completion schedule

•	Improving commodity prices based on strip price forecasts, which as of March 11, 2016 were increasing over the projection period

•	Reduced operating and Corporate G&A expenses based on cost savings targeted by the Company

g.	Capital Expenditures

Capital Expenditures are $3.5 million and $2.1 million in 2016 and 2017, respectively. No developmental capital expenditures are assumed over the Projection Period.

h.	Changes in Working Capital

Management projects a decrease in net working capital during the nine months ending December 31, 2016 of $3.6 million. Working capital outflows in 2017 will total $0.2 million.

i.	Other Expenses

Management projects approximately $3.7 million in restructuring related fees during Q2’16.

j.	Capital Structure and Liquidity

The below projections assume that the post-petition capital structure will include $40 million of debt, including revolving credit facility debt of $30 million, at a weighted average interest rate of LIBOR + 7.00% and that all pre-petition debt except for the revolving credit facility and will be either terminated or exchanged for equity. Pursuant to Section 4.4 of the Plan and in connection with the potential treatment of the Senior Credit Facility Claims, the Debtors may incur additional financing and/or issue debt or equity securities to pay down all or a portion of the Senior Credit Facility Claims. The terms of such financing and/or debt or equity securities along with updated financial projections will be set forth in the Plan Supplement.

Reorganized Debtors Financial Projections

	2016E				2017E				FY Ending
	1QE	2QE	3QE	4QE	1QE	2QE	3QE	4QE	2016E	2017E
Operating Assumptions

Production Volumes:
Natural Gas (Mcf)	1,567,170	1,494,050	1,374,663	1,258,260	1,134,239	1,062,913	1,000,136	934,850	5,694,143	4,132,138
Crude Oil (Bbls)	151,369	137,806	124,221	112,697	101,370	95,171	89,922	84,515	526,093	370,978

Total Production (Mcfe)	2,475,387	2,320,886	2,119,989	1,934,442	1,742,459	1,633,939	1,539,668	1,441,940	8,850,704	6,358,006

Realized Prices
Natural Gas (per Mcf)	$1.28	$1.05	$1.80	$2.07	$2.41	$2.23	$2.30	$2.40	$1.55	$2.34
Crude Oil (per Bbl)	$29.30	$40.36	$42.67	$43.90	$44.74	$45.46	$46.10	$46.73	$39.06	$45.76

EBITDAX	($1.2)	$1.1	$2.1	$2.0	$1.9	$1.4	$1.1	$0.9	$4.0	$5.3

Cash Flow Projections ($ in millions)

Sources:
Net Revenue	6.5	7.2	7.8	7.6	7.3	6.8	6.5	6.3	29.2	26.9
Proceeds from Draw on Credit Facility	13.0	—	—	—	—	—	—	—	13.0	—
Decrease in Working Capital	—	—	4.2	2.4	—	2.4	0.0	1.1	6.6	3.5

Total Sources	$19.5	$7.2	$12.0	$10.0	$7.3	$9.1	$6.5	$7.4	$48.8	$30.4

Uses:
G&A	4.5	3.0	2.7	2.6	2.3	2.3	2.3	2.3	12.9	9.2
LOE	2.2	1.9	1.9	1.9	1.9	1.9	1.9	1.9	7.9	7.7
Production and Other Taxes	0.8	0.8	0.9	0.9	0.9	1.0	1.0	1.0	3.3	4.0
Transportation	0.3	0.3	0.2	0.2	0.2	0.2	0.2	0.1	1.0	0.7
Restructuring Expenses	6.5	3.7	—	—	—	—	—	—	10.2	—
Exploration Expenses	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.9	0.9
Capital Expenditures	1.5	0.9	0.6	0.5	0.5	0.6	0.5	0.4	3.5	2.1
Cash Interest	0.3	0.5	0.8	0.8	0.8	0.8	0.8	0.8	2.4	3.2
Increase in Working Capital	5.2	3.0	—	—	3.7	—	—	—	8.2	3.7

Total Uses:	$21.5	$14.3	$7.4	$7.2	$10.6	$7.0	$6.9	$6.8	$50.3	$31.4

Total Cash Flow	(1.9)	(7.1)	4.6	2.9	(3.3)	2.1	(0.4)	0.6	(1.6)	(1.0)

Cash and Cash Equivalents:
Beginning of Period	$11.8	$9.8	$2.7	$7.4	$10.2	$7.0	$9.1	$8.7	$11.8	$10.2
End of Period	9.8	2.7	7.4	10.2	7.0	9.1	8.7	9.3	10.2	9.3

EXHIBIT D TO THE DISCLOSURE STATEMENT

LIQUIDATION ANALYSIS

LIQUIDATION ANALYSIS1

Introduction

Under the “best interests” of creditors test set forth in section 1129(a)(7) of the Bankruptcy Code, the Bankruptcy Court may not confirm a plan of reorganization unless each holder of a claim or interest who fails to vote in favor of the plan receives or retains property of a value, as of the effective date of the plan, that is not less than the amount such holder would receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code. To assess whether the Plan satisfies the “best interests” of creditors test, the Company, with the assistance of Lazard Frères and Co. (“Lazard”), have prepared the following hypothetical liquidation analysis (the “Liquidation Analysis”). The Liquidation Analysis is based on certain assumptions discussed in the Disclosure Statement and in the accompanying notes to the Liquidation Analysis.

Statement of Limitations:

The determination of the costs of, and proceeds from, the hypothetical liquidation of the Company’s assets in a chapter 7 case is an uncertain process involving the extensive use of significant estimates and assumptions that, although considered reasonable by the Company based upon their business judgment and input from their advisors, are inherently subject to significant business, economic, and competitive uncertainties and contingencies beyond the control of the Company, their management and their advisors. Inevitably, some assumptions in the Liquidation Analysis would likely not materialize in an actual chapter 7 liquidation, and unanticipated events and circumstances could materially affect the ultimate results in a chapter 7 liquidation, including but not limited to the uncertainty of the currently volatile oil and gas pricing environment. The Liquidation Analysis was prepared for the sole purpose of generating a reasonable good faith estimate of the proceeds that would be generated if the Company’s assets were liquidated in accordance with chapter 7 of the Bankruptcy Code. The Liquidation Analysis is not intended and should not be used for any other purpose. The underlying financial information in the Liquidation Analysis was not compiled or examined by independent accountants. NEITHER THE COMPANY NOR THEIR ADVISORS MAKE ANY REPRESENTATION OR WARRANTY THAT THE ACTUAL RESULTS WOULD OR WOULD NOT APPROXIMATE THE ESTIMATES AND ASSUMPTIONS REFLECTED IN THE LIQUIDATION ANALYSIS. ACTUAL RESULTS COULD VARY MATERIALLY.

THE RECOVERIES SHOWN DO NOT CONTEMPLATE A SALE OR SALES OF THE COMPANY’S ASSETS ON A GOING CONCERN BASIS. WHILE THE COMPANY MAKES NO ASSURANCES, IT IS POSSIBLE THAT PROCEEDS RECEIVED FROM SUCH GOING CONCERN SALE(S) WOULD BE MORE THAN IN THE HYPOTHETICAL LIQUIDATION, THE COSTS ASSOCIATED WITH THE SALE(S) WOULD BE LESS, FEWER CLAIMS WOULD BE ASSERTED AGAINST THE BANKRUPTCY ESTATES AND/OR CERTAIN ORDINARY COURSE CLAIMS WOULD BE ASSUMED BY THE BUYER(S).

[1]	Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Disclosure Statement for the Company’s Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code to which this Liquidation Analysis is attached.

In preparing the Liquidation Analysis, the Company estimated Allowed Claims based upon a review of the Company’s financial statements to account for estimated liabilities, as necessary. In addition, the Liquidation Analysis includes estimates for Claims not currently asserted, but which could be asserted and allowed in a chapter 7 liquidation, including unpaid chapter 11 Administrative Claims, and chapter 7 administrative claims such as wind down costs, trustee fees, and tax liabilities. To date, the Bankruptcy Court has not estimated or otherwise fixed the total amount of Allowed Claims used for purposes of preparing this Liquidation Analysis. Therefore, the Company’s estimate of Allowed Claims set forth in the Liquidation Analysis should not be relied on for any other purpose, including for determining the value of any distribution to be made on account of Allowed Claims and Interests under the Plan.

NOTHING CONTAINED IN THE LIQUIDATION ANALYSIS IS INTENDED TO BE OR CONSTITUTES A CONCESSION OR ADMISSION BY THE COMPANY. THE ACTUAL AMOUNT OF ALLOWED CLAIMS IN THE CHAPTER 11 CASES COULD MATERIALLY DIFFER FROM THE ESTIMATED AMOUNTS SET FORTH IN THE LIQUIDATION ANALYSIS.

Chapter 7 Date and Appointment of a Chapter 7 Trustee:

The Liquidation Analysis has been prepared assuming that the Company’s chapter 11 cases are converted to Chapter 7 cases on or about June 1, 2016 (the “Chapter 7 Date”). Except as otherwise noted herein, the Liquidation Analysis is based upon the unaudited consolidated balance sheets of the Company as of December 31, 2015, and those values, in total, are assumed to be representative of the Company’s assets and liabilities as of the Chapter 7 Date. It is assumed that, on the Chapter 7 Date, the Bankruptcy Court appoints a Chapter 7 trustee (the “Trustee”) who would sell all the Company’s major assets and distribute the cash proceeds, net of liquidation-related costs, to creditors in accordance with relevant law. There can be no assurance that the recoveries realized from the sale of the assets would, in fact, approximate the amounts reflected in this Liquidation Analysis. Under section 704 of the Bankruptcy Code, a trustee must, among other duties, collect and convert the property of the estate as expeditiously as possible (generally at distressed prices), taking into account the best interests of stakeholders.

Global Notes & Assumptions:

The Liquidation Analysis should be read in conjunction with the following notes and assumptions:

1.	The Liquidation Analysis assumes that the Company would be liquidated in a jointly administered and substantively consolidated proceeding.

2.

Additional unsecured claims. The cessation of business in a liquidation is likely to trigger certain Claims that otherwise would not exist under a Plan absent a liquidation. Examples of these kinds of Claims include various potential employee Claims (for such items as severance and potential WARN Act liabilities), tax liabilities, Claims related to the rejection of unexpired leases and executory contracts, bonding or letters of credit for plugging and abandoning (“P&A”) liabilities, and other potential Allowed Claims. These additional Claims could be significant; some may be administrative expenses, others may be entitled to priority in payment over General Unsecured Claims. These administrative and priority Claims will need to be paid in full before any balance of liquidation proceeds would be available to pay General Unsecured Claims or to make any distribution in respect of equity interests. No adjustment has been made for these potential Claims.

3.	Dependence on unaudited financial statements. This Liquidation Analysis contains numerous estimates. Proceeds available for recovery are based upon the unaudited financial statements and balance sheets of the Company as of as of December 31, 2015, unless otherwise noted.

4.	Preference or fraudulent transfers. No recovery or related litigation costs have been attributed to any potential avoidance actions under the Bankruptcy Code, including potential preference or fraudulent transfer actions due to, among other issues, the costs of such litigation, potential defenses to such actions, the uncertainty of the outcome, and anticipated disputes regarding these matters.

5.	Chapter 7 liquidation costs and length of liquidation process. The Company has assumed that liquidation would occur over approximately four months in order to pursue orderly sales of substantially all the remaining oil and gas assets, monetize and collect receivables as well as other assets on the balance sheet, and otherwise administer and close the estates. In an actual liquidation, the wind down process and time period(s) could vary significantly, thereby impacting recoveries. For example, the uncertain duration and potential outcomes of the process to liquidate and allow Claims, including priority, contingent, litigation, rejection, and other Claims could substantially impact both the timing and the amounts of the distributions of asset proceeds to creditors. Accordingly, there can be no assurance that the values reflected in this Liquidation Analysis would be realized if the Company was, in fact, to undergo such liquidation. Pursuant to section 726 of the Bankruptcy Code, the allowed administrative expenses incurred by the Chapter 7 Trustee, including expenses associated with selling the Company’s assets, would be entitled to payment in full prior to any distributions to Chapter 11 Administrative Claims and Other Priority Claims. The estimates used in the Liquidation Analysis for these expenses include estimates for operational expenses and certain legal, accounting and other professionals, as well as an assumed 3% fee payable to a Chapter 7 trustee based on the amount of liquidated assets. Assumes all assets have been encumbered to the Senior Credit Facility and Second Lien Notes subject to liens granted prior to the petition date or subject to cash collateral liens for adequate protection.

6.	Distribution of net proceeds. Professional fees, trustee fees, Chapter 11 Administrative Claim amounts, Priority Claim amounts, and other such claims that may arise in a liquidation scenario would be paid in full from the liquidation proceeds before the balance of those proceeds will be made available to pay General Unsecured Claims. Under the absolute priority rule, no junior creditor would receive any distribution until all senior creditors are paid in full, and no equity holder would receive any distribution until all creditors are paid in full. The assumed distributions to creditors as reflected in the Liquidation Analysis are estimated in accordance with the absolute priority rule.

Conclusion:

As summarized below, the Liquidation Analysis shows, and the Company has therefore concluded, that Confirmation of the Plan will provide creditors with a recovery that is not less than the recovery they would receive in connection with a liquidation of the Company under Chapter 7 of the Bankruptcy Code.

NET PROCEEDS AVAILABLE FOR DISTRIBUTION

$ in millions
			Potential Recovery
Gross Liquidation Proceeds:	Notes	Est. Book Value 6.1.16 [1]	Recovery Estimate (%)		Recovery Estimate ($)
			Low	High	Low	High
Assets
Cash and Cash Equivalents	[2]	5.3	100%	100%	$5.3	$5.3
Accounts Receivable	[3]	7.0	75%	100%	5.3	7.0
Inventory	[4]	6.3	50%	75%	3.1	4.7
Prepaid and Other Current Assets	[5]	1.8	50%	75%	0.9	1.3
Oil and Gas Properties, Net	[6]	71.0	72%	80%	51.0	57.0
Other PP&E, Net	[7]	0.4	4%	18%	0.0	0.1

Total Assets		$91.7	72%	82%	$65.6	$75.4

Less: Liquidation Adjustments	[8]
Estate Wind-Down Costs	[9]				(9.0)	(7.0)
Retention Costs	[10]				(2.9)	(1.8)
Wind-Down Professional Fees	[11]				(2.8)	(2.7)
Ch. 7 Trustee Fees	[12]				(2.1)	(1.8)

Total Liquidation Adjustments					(16.8)	(13.3)

Potential Recovery					$48.8	$62.1

Midpoint Recovery Assumed for Claims Analysis						$55.4

SUMMARY OF ESTIMATED CLAIMS RECOVERY

	Notes	Claims Estimate	Recovery Estimate ($)	Recovery Estimate (%)
Ad Valorem Tax Claims	[13]	$0.8	$0.8	100%
Class 1 - RBL Claims	[14]	42.0	42.0	100%
Class 2 - Other Secured Claims	[15]	0.8	0.8	100%
Class 3 - Second Lien Claims	[16]	190.3	11.9	6%
Class 4 - Senior Notes and General Unsecured Claims	[17]	282.3	0.0	0%
Class 5 - Preferred Stock	[18]	296.4	0.0	0%
Class 6 - Stock Interest	[19]	NA	0.0	0%

Total Estimated Claims and Recoveries		$812.4	$55.4

Notes to Liquidation Analysis:

1.	Except as noted herein, the Liquidation Analysis was developed using the unaudited balance sheets for the Company as of December 31, 2015. Historical balance sheet amounts, unless otherwise noted herein, are intended to be proxies for actual balances on the date of a hypothetical liquidation.
2.	Cash consists of all of the Company’s cash balances estimated as of June 1, 2016. Cash is assumed to be fully recoverable.
3.	Accounts Receivable include estimated amounts related to the sale of oil and gas, amounts due from joint interest billing partners, aged receivables from state governments, and other receivables. Accounts Receivable balances are assumed to be 75% to 100% recoverable.
4.	Inventory primarily includes equipment for future drilling and completion activities. It is assumed there is a 50% to 75% recovery for this category.
5.	Prepaid and other current assets consist of prepaid rent, prepaid directors’ compensation, directors’ insurance, and general liability insurance. Prepaid assets are assumed to be 50% to 75% recoverable.
6.

Oil and Gas Properties. Given the daily production and depletion of the oil and gas assets, we expect the Trustee will pursue a prudent, prompt, and broad marketing of the assets over a four month period of time, with the divestiture directed by a qualified investment bank or firm that specializes in managing oil and gas acquisitions and divestitures. It is also assumed that the Trustee will not incur additional risk or have access to capital necessary to continue development, drilling, or completion of the oil and gas assets other than to the extent necessary to maintain material portions of value. The net cash flows (revenue derived from production less production taxes, operating costs, and capital costs) projected by management are based on the price deck outlined in sections (A) and

(B) and were discounted by 10% in order to estimate the present value of the future net cash flows (“PV10”) of the Proved Developed Producing (“PDP”) reserves as of June 1, 2016. The resulting recovery estimates for PDP reserves indicate a range of approximately $51 – $57 million. Due to the distressed nature of the liquidation sales, zero recovery is assumed for Proved Developed Non Producing (“PDNP”), Proved Undeveloped (“PUD”), probable and possible reserves.
7.	Other PP&E includes $0.4 million of furniture, fixtures, equipment and other miscellaneous items. Assumed recovery for this category is solely based on liquidation of furniture, fixtures, equipment, and other miscellaneous items.
8.	It is assumed that the lenders agree to the stated liquidation adjustment fees or would assume similar costs in a foreclosure.
9.	The Liquidation Analysis assumes the chapter 7 liquidation process will take four months to complete. Corporate payroll and operating costs during the liquidation are based on the assumption that certain limited functions would be required during the liquidation process for an orderly wind-down of the business and sale and transfer of oil and gas assets. Examples of such costs incurred during a chapter 7 liquidation would include, but are not limited to, expenses associated with: (i) safe and regulatory-compliant production; (ii) shutting down operations; (iii) salary or hourly compensation and retention or bonus program to maintain key production management, HSE, regulatory, payables, receivables, cash management, and accounting employees to assist in the wind-down; (iv) occupancy expenses; and (v) insurance costs. These expenses are estimated to be $7.0 - $9.0 million in aggregate over the four-month liquidation period.
10.	It is assumed that all employees not retained for the wind-down process were terminated on the Chapter 7 Date. Severance costs are estimated at 25 – 40% of projected 2016 base labor expenses and payroll taxes, excluding overtime, benefits, and bonuses.
11.	Compensation for the Chapter 7 trustee’s professionals (counsel and other legal, financial, and professional services) during the Chapter 7 case is estimated to be the sum of 1% of the value received for oil and gas properties for investment banking services, $2.0 million of attorney fees related to the sale of oil and gas properties, and 2% of all recoveries from sources other than cash and oil and gas properties.
12.	Compensation for the Chapter 7 trustee would be limited to fee guidelines in section 326(a) of the Bankruptcy Code. The Company has assumed trustee fees of 3% of the gross proceeds (excluding cash) from the liquidation.

13.	Tax Claims include $0.7 million of property ad valorem taxes and $0.1 million of other taxes.
14.	Class 1 – Senior Credit Facility Claims consist of $40.0 million of utilization on the Senior Credit Facility and estimated claims of $2.0 million for accrued professional fees.
15.	Class 2 - Other secured claims are assumed to be 20% of trade payables on the Effective Date. Other secured claims represent M&M liens.
16.	Class 3 – Second Lien Notes Claims are estimated to include $175 million of principal value on the 8% and 8.875% Second Lien Notes and $15.3 million of accrued and unpaid interest through October 1, 2016.
17.	Class 4 - Senior Notes and General Unsecured Claims consists of $253.8 million of Unsecured Notes principal value and $8.0 million of accrued and unpaid interest. The balance also includes $20.5 million of other General Unsecured Claims, primarily consisting of accounts payable, accrued expenses, certain employee claims, and an estimate for litigation claims as of the Chapter 7 Date.
18.	Class 5 – Preferred Stock Claims are estimated to be $296.4 million, including the outstanding balance of Series B, C, D, and E preferred stock. The balance includes unpaid dividends leading up to the Chapter 11 Petition Date.
19.	Class 6 claims are projected to receive zero recovery.

EXHIBIT E TO THE DISCLOSURE STATEMENT

VALUATION ANALYSIS

.VALUATION ANALYSIS1

Solely for the purposes of the Joint Chapter 11 Plan of Reorganization (the “Plan”) of Goodrich Petroleum Corporation (“Goodrich”) and its subsidiary Goodrich Petroleum Company, L.L.C. (“Goodrich Subsidiary,” together with Goodrich the “Company”) and the Solicitation and Disclosure Statement for the Plan (the “Disclosure Statement”), Lazard Frères & Co. LLC (“Lazard”), as investment banker to the Company, has estimated a range of total enterprise value (the “Enterprise Value”) and implied equity value (the “Equity Value”) of the Company, and its successors, after the Plan becomes effective (the “Reorganized Company”) on a going concern basis and pro forma for the transactions contemplated by the Plan.

For purposes of the Plan, the estimated range of reorganization value of the Reorganized Company is assumed to be approximately $50 million to $100 million (with a midpoint estimate of approximately $75 million) as of an assumed Effective Date of June 1, 2016. The valuation analysis herein is based on information as of the date of the Disclosure Statement and is based on reserve information, development schedules, and financial information provided by the Company’s management, as well as the Financial Projections attached to the Disclosure Statement as Exhibit C (collectively with the reserve information, development schedules and financial information, the “Projections”). The valuation estimates set forth herein represent a valuation of the Reorganized Company based on the application of standard valuation techniques, including risked net asset value analysis, public comparable company analysis, and precedent transaction analysis. For purposes of this valuation, it has been assumed that no material changes that would affect estimated value occur between the date of the Disclosure Statement and the assumed Effective Date. Lazard’s estimated range of reorganization value does not constitute an opinion as to fairness from a financial point of view of the consideration to be received under the Plan or of the terms and provisions of the Plan.

THE ASSUMED RANGE OF THE REORGANIZATION VALUE, AS OF AN ASSUMED EFFECTIVE DATE OF JUNE 1, 2016, REFLECTS WORK PERFORMED BY LAZARD ON THE BASIS OF INFORMATION IN RESPECT OF THE BUSINESS AND ASSETS OF THE COMPANY AVAILABLE TO LAZARD AS OF MARCH 11, 2016. IT SHOULD BE UNDERSTOOD THAT, ALTHOUGH SUBSEQUENT DEVELOPMENTS MAY AFFECT LAZARD’S CONCLUSIONS, LAZARD DOES NOT HAVE ANY OBLIGATION TO UPDATE, REVISE OR REAFFIRM ITS ESTIMATE.

Based upon the estimated range of reorganization value of the Reorganized Company of between $50 million and $100 million and assumed net debt of $34.7 million (assuming a debt balance of $40 million and a pro forma cash balance of $5.32 million as of June 1, 2016), the imputed range of Equity Value for the Reorganized Company is between approximately $15.3 million and $65.3 million, with a midpoint estimate of $40.3 million.

[1]	Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Disclosure Statement for the Company’s Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code to which this Valuation Analysis is attached.
[2]	The Company may pay a portion of this estimated cash balance to the Holders of Senior Credit Facility Claims in connection with the potential treatment of the Senior Credit Facility Claims. In such event, the Company will file an updated version of this Exhibit E in the Plan Supplement.

The assumed range of reorganization Enterprise Value and Equity Value was based on the Projections, as set forth previously.

LAZARD DID NOT INDEPENDENTLY VERIFY THE PROJECTIONS IN CONNECTION WITH LAZARD’S ESTIMATES OF THE REORGANIZATION VALUE AND EQUITY VALUE, AND NO INDEPENDENT VALUATIONS OR APPRAISALS OF THE COMPANY WERE SOUGHT OR OBTAINED IN CONNECTION HEREWITH. ESTIMATES OF THE REORGANIZATION VALUE AND EQUITY VALUE DO NOT PURPORT TO BE APPRAISALS OR NECESSARILY REFLECT THE VALUES THAT MAY BE REALIZED IF ASSETS ARE SOLD AS A GOING CONCERN, IN LIQUIDATION, OR OTHERWISE. IN THE CASE OF THE REORGANIZED COMPANY, THE ESTIMATES OF THE REORGANIZATION VALUE PREPARED BY LAZARD REPRESENT THE HYPOTHETICAL REORGANIZATION VALUE OF THE REORGANIZED COMPANY. SUCH ESTIMATES WERE DEVELOPED SOLELY FOR PURPOSES OF THE FORMULATION OF THE PLAN AND THE ANALYSIS OF IMPLIED RELATIVE RECOVERIES TO CREDITORS THEREUNDER. SUCH ESTIMATES REFLECT COMPUTATIONS OF THE RANGE OF THE ESTIMATED REORGANIZATION VALUE OF THE REORGANIZED COMPANY THROUGH THE APPLICATION OF VARIOUS VALUATION TECHNIQUES AND DO NOT PURPORT TO REFLECT OR CONSTITUTE APPRAISALS, LIQUIDATION VALUES, OR ESTIMATES OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN, WHICH MAY BE SIGNIFICANTLY DIFFERENT THAN THE AMOUNTS SET FORTH HEREIN.

THE VALUE OF AN OPERATING BUSINESS IS SUBJECT TO NUMEROUS UNCERTAINTIES AND CONTINGENCIES WHICH ARE DIFFICULT TO PREDICT AND WILL FLUCTUATE WITH CHANGES IN FACTORS AFFECTING THE FINANCIAL CONDITION AND PROSPECTS OF SUCH A BUSINESS. AS A RESULT, THE ESTIMATE OF THE RANGE OF ENTERPRISE VALUE OF THE REORGANIZED COMPANY SET FORTH HEREIN IS NOT NECESSARILY INDICATIVE OF ACTUAL OUTCOMES, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SET FORTH HEREIN. BECAUSE SUCH ESTIMATES ARE INHERENTLY SUBJECT TO UNCERTAINTIES, NEITHER THE COMPANY, LAZARD, NOR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR THEIR ACCURACY. IN ADDITION, THE VALUATION OF NEWLY ISSUED SECURITIES IS SUBJECT TO ADDITIONAL UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT. ACTUAL MARKET PRICES OF SUCH SECURITIES AT ISSUANCE WILL DEPEND UPON, AMONG OTHER THINGS, PREVAILING INTEREST RATES, CONDITIONS IN THE FINANCIAL AND COMMODITY MARKETS, THE ANTICIPATED INITIAL SECURITIES HOLDINGS OF PREPETITION CREDITORS, SOME OF WHICH MAY PREFER TO LIQUIDATE THEIR INVESTMENT RATHER THAN HOLD IT ON A LONG-TERM BASIS, AND OTHER FACTORS WHICH GENERALLY INFLUENCE THE PRICES OF SECURITIES.

Lazard assumed that the Projections were reasonably prepared in good faith and on a basis reflecting the Company’s most accurate currently available estimates and judgments as to the future operating and financial performance of the Reorganized Company. The estimated

Enterprise Value and Equity Value ranges assume the actual performance of the Reorganized Company will correspond to the Projections in all material respects. If the business performs at levels below or above those set forth in the Projections, such performance may have a materially negative or positive impact, respectively, on Enterprise Value and Equity Value. In estimating the Enterprise Value, Lazard: (a) reviewed certain historical financial information of the Company for recent years and interim periods; (b) reviewed certain internal financial and operating data of the debtors, including the Projections; (c) discussed the Company’s operations and future prospects with the senior management team and third-party advisors; (d) reviewed certain publicly available financial data for, and considered the market value of, public companies that Lazard deemed generally relevant in analyzing the value of the Reorganized Company; (e) considered certain economic and industry information relevant to the operating businesses; and (f) conducted such other studies, analyses, inquiries, and investigations as it deemed appropriate. Lazard assumed and relied on the accuracy and completeness of all financial and other information furnished to it by the Company’s management as well as publicly available information.

The estimated ranges of Enterprise Value and Equity Value do not constitute a recommendation to any holder of Allowed Claims as to how such person should vote or otherwise act with respect to the Plan. Lazard has not been asked to and does not express any view as to what the trading value of the Reorganized Company’s securities would be on issuance or at any time.

Lazard did not estimate the value of any tax attributes nor did it estimate the impact of any cancellation of indebtedness income on the Reorganized Company’s projections. Any changes to the assumptions on the availability of tax attributes or the impact of cancellation of indebtedness income on the Reorganized Company’s projections could materially impact Lazard’s valuation analysis.

THE ESTIMATES OF THE REORGANIZATION VALUE AND EQUITY VALUE DETERMINED BY LAZARD REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE IMPUTED ESTIMATE OF THE RANGE OF THE REORGANIZATION EQUITY VALUE OF THE REORGANIZED COMPANY ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET TRADING VALUE. ANY SUCH TRADING VALUE MAY BE MATERIALLY DIFFERENT FROM THE IMPUTED ESTIMATE OF THE REORGANIZATION EQUITY VALUE RANGE FOR THE REORGANIZED COMPANY ASSOCIATED WITH LAZARD’S VALUATION ANALYSIS.

LAZARD IS ACTING AS INVESTMENT BANKER TO THE COMPANY, AND WILL NOT BE RESPONSIBLE FOR AND WILL NOT PROVIDE ANY TAX, ACCOUNTING, ACTUARIAL, LEGAL, OR OTHER SPECIALIST ADVICE.